Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

November 29, 2017

among

WEIGHT WATCHERS INTERNATIONAL, INC.,

as Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as the Administrative Agent and an Issuing Bank

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners,

CITIBANK, N.A.,

as Syndication Agent,

BANK OF AMERICA, N.A.,

as Documentation Agent

and

KEYBANK NATIONAL ASSOCIATION

and

SUNTRUST BANK,

as Co-Managers

THE LOANS ISSUED PURSUANT TO THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME. BEGINNING NO LATER THAN 10 DAYS AFTER THE ISSUE DATE OF ANY SUCH LOAN FOR U.S. FEDERAL INCOME TAX PURPOSES, A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF SUCH LOAN BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE FOLLOWING ADDRESS: WEIGHT WATCHERS INTERNATIONAL, INC., 675 AVENUE OF AMERICAS, 6TH FLOOR, NEW YORK, NEW YORK 10010, ATTENTION: CHIEF FINANCIAL OFFICER.

i

SCHEDULES:

Schedule 1.02	—	Existing Letters of Credit
Schedule 2.01	—	Commitments
Schedule 3.08	—	Subsidiaries
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.06	—	Asset Sales
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.10	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A-1	—	Form of Assignment and Assumption
Exhibit A-2	—	Form of Assignment and Assumption (Affiliated Lender)
Exhibit B	—	Form of Guarantee and Collateral Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	Form of Term Note
Exhibit E	—	Form of Revolving Note
Exhibit F	—	Form of Closing Certificate
Exhibit G	—	Form of Solvency Certificate
Exhibit H	—	Form of Specified Discount Prepayment Notice
Exhibit I	—	Form of Specified Discount Prepayment Response
Exhibit J	—	Form of Discount Range Prepayment Notice
Exhibit K	—	Form of Discount Range Prepayment Offer
Exhibit L	—	Form of Solicited Discounted Prepayment Notice
Exhibit M	—	Form of Solicited Discounted Prepayment Offer
Exhibit N	—	Form of Acceptance and Prepayment Notice
Exhibit O-1	—	Form of Tax Certificate for Non-U.S. Lenders that are not Partnerships
Exhibit O-2	—	Form of Tax Certificate for Non-U.S. Lenders that are Partnerships
Exhibit O-3	—	Form of Tax Certificate for Non-U.S. Participants that are not Partnerships
Exhibit O-4	—	Form of Tax Certificate for Non-U.S. Participants that are Partnerships
Exhibit P	—	Form of Intercompany Subordinated Note
Exhibit Q-1	—	Form of Equal Priority Lien Intercreditor Agreement
Exhibit Q-2	—	Form of Junior Priority Lien Intercreditor Agreement
Exhibit R	—	Form of Notice of Borrowing

CREDIT AGREEMENT dated as of November 29, 2017 (this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”; as hereinafter further defined), the LENDERS (as hereinafter defined) party hereto, JPMORGAN CHASE BANK, N.A., as the Administrative Agent and an Issuing Bank, Bank of America, N.A., as an Issuing Bank, and Citibank N.A., as an Issuing Bank.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptable Reinvestment Commitment” means a binding commitment of the Borrower or any Restricted Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of an Asset Sale Prepayment Event or Casualty Prepayment Event.

“Acceptance and Prepayment Notice” means a written notice from the Borrower accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit N.

“Acceptance Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Accounting Change” means any change in accounting principles or the application thereof required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Acquired Person” has the meaning provided in Section 6.01(i)(i)(D).

“Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger, consolidation, contribution or otherwise, of (a) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person or (b) the Equity Interest of any other Person such that such other Person becomes a Restricted Subsidiary.

“Additional Lender” has the meaning provided in Section 2.20(f).

“Additional Revolving Lender” means, at any time, any bank, financial institution or other institutional lender or investor that agrees to provide any portion of any Incremental Revolving Commitment or Incremental Revolving Commitment Increase pursuant to an Incremental Amendment in accordance with Section 2.20; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent and, if such Additional Revolving Lender will provide an Incremental Revolving Commitment Increase, each Issuing Bank (such approval in each case not to be unreasonably withheld or delayed) and the Borrower, in each case, to the extent any such approvals would otherwise be required for an assignment to a Revolving Lender pursuant to Section 9.04(b)(i).

“Additional Term Lender” means, at any time, any bank, financial institution or other institutional lender or investor that agrees to provide any portion of any Incremental Term Loan or Incremental Term Loan Commitment pursuant to an Incremental Amendment in accordance with Section 2.20; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Borrower, in each case, to the extent any such approval would otherwise be required for an assignment to a Lender of Term Loans pursuant to Section 9.04(b)(i).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, notwithstanding the foregoing, in the case of Initial Term Loans, the Adjusted LIBO Rate shall at no time be less than 0.75% per annum.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, at any time, a Non-Debt Fund Affiliate or a Debt Fund Affiliate.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Agreement” has the meaning assigned to such term in the preamble hereto.

“AHYDO Catch-Up Payment” shall mean any payment with respect to any obligations of the Borrower or any Restricted Subsidiary, including subordinated debt obligations to avoid the application of Section 163(e)(5) of the Code thereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% per annum, (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% per annum; provided that, for purposes of this definition, Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or, if the LIBO Screen Rate is not available for such one month maturity, the Interpolated Rate) at approximately 11:00 a.m., London time, on such day for deposits in Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively; provided, further, that, notwithstanding the foregoing, in the case of Initial Term Loans, the Alternate Base Rate shall at no time be less than 1.75% per annum.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010 and similar laws, rules and regulations of any jurisdiction applicable to Borrower or any of the Restricted Subsidiaries.

“Anticipated Cure Deadline” has the meaning assigned to such term in Section 7.02(b).

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Applicable Percentage” means, (a) at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, (b) at any time with respect to any Lender with an Incremental Revolving Commitment of any Class, the percentage of the aggregate Incremental Revolving Commitments of such Class represented by such Lender’s Incremental Revolving Commitment at such time and (c) at any time with respect to any Lender with an Extended Revolving Commitment of any Class, the percentage of the aggregate Extended Revolving Commitments of such Class represented by such Lender’s Extended Revolving Commitment at such time; provided that, at any time any Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments, Incremental Revolving Commitments or Extended Revolving Commitments, as applicable, (disregarding any such Defaulting Lender’s Commitment) represented by such Lender’s Revolving Commitment, Incremental Revolving Commitment or Extended Revolving Commitment, as applicable. If the applicable Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the applicable Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any Initial Term Loan, (i) 3.75% per annum in the case of an ABR Loan, and (ii) 4.75% per annum in the case of a Eurocurrency Loan, (b) with respect to any Revolving Loan made with respect to Revolving Commitments established on the Effective Date or the Revolving Commitment Fee with respect to such Revolving Commitments, the applicable rate per annum set forth below, based upon the Consolidated First Lien Leverage Ratio as set forth in the most recent Compliance Certificate delivered to the Administrative Agent pursuant to

Section 5.01(d); provided that, for the purposes of clause (b), until the date of the delivery of the consolidated financial statements pursuant to Section 5.01(a) or 5.01(b) as of and for the first full fiscal quarter ended after the Effective Date, the Applicable Rate shall be based on the rates per annum set forth in Category 1:

Consolidated First Lien Leverage Ratio	ABR Spread for Revolving Loans	Eurocurrency Spread for Revolving Loans	Revolving Commitment Fee
Category 1 Greater than or equal to 3.75 to 1.00	1.75%	2.75%	0.50%

Category 2 Less than 3.75 to 1.00 but greater than or equal to 3.25 to 1.00	1.50%	2.50%	0.40%

Category 3 Less than 3.25 to 1.00 but greater than or equal to 2.75 to 1.00	1.25%	2.25%	0.35%

Category 4 Less than 2.75 to 1.00 but greater than or equal to 1.00 to 1.00	1.00%	2.00%	0.25%

Category 5 Less than 1.00 to 1.00	0.75%	1.75%	0.25%

and (c) with respect to any Incremental Revolving Facility, Incremental Term Loan Facility, Extended Revolving Facility or Extended Term Facility, the rate set forth in the applicable Incremental Amendment or Extension Amendment.

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Consolidated First Lien Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(d) of the Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate for Revolving Loans and the Revolving Commitment Fee, at the option of the Administrative Agent or the Required Revolving Lenders, shall be based on the rates per annum set forth in Category 1 (i) at any time that an Event of Default under Section 7.01(a) has occurred and is continuing and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter, the Category otherwise determined in accordance with this definition shall apply) or (ii) if the Borrower fails to deliver the Compliance Certificate required to be delivered pursuant to Section 5.01(d) within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Applicable Tax Owner” means the applicable direct or indirect equity owner of a Lender to which the applicable U.S. federal withholding tax relates.

“Approved Bank” means any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARTAL” means Artal Holdings Sp. z.o.o., Succursale de Luxembourg.

“Asset Sale Prepayment Event” means any Disposition (or series of related Dispositions) of any business unit, asset or property of the Borrower or any Restricted Subsidiary (including any Disposition of any Equity Interests of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary, but not, for the avoidance of doubt, in connection with a Casualty Prepayment Event) made pursuant to clauses (a)(i), (f), (g), (k) and (l) of Section 6.06 or made in violation of Section 6.06.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A-1 or Exhibit A-2, as appropriate, or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed or engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to

(a)    the sum (without duplication) of:

(i)    the amount (which shall not be less than zero) equal to 50% of the Cumulative Consolidated Net Income of the Borrower and the Restricted Subsidiaries; plus

(ii)    to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of all Returns received by the Borrower or any Restricted Subsidiary from any Investment (which amounts when combined with any amount in respect of such Investment set forth in clause (iii) or (iv) below shall not exceed the original amount of such Investment (valued at the time such Investment was made)) to the extent such Investment was made by using the Available Amount during the period from the Business Day immediately following the Effective Date through the Available Amount Reference Time;

(iii)    to the extent not already included in the calculation of Consolidated Net Income or applied to prepay the Term Loans in accordance with Section 2.11(b) or to prepay, repurchase, redeem, defease or make any similar payment of any Permitted Additional Debt, any Credit Agreement Refinancing Indebtedness or other Indebtedness, the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Disposition of its ownership interest in any Investment (which amounts when combined with any amount in respect of such

Investment set forth in clause (ii) above or clause (iv) below shall not exceed the original amount of any such Investment (valued at the time such Investment was made)) to any Person other than to the Borrower or a Restricted Subsidiary and to the extent such Investment was made by using the Available Amount during the period from the Business Day immediately following the Effective Date through the Available Amount Reference Time;

(iv)    to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of all cash or Cash Equivalent repayments of principal received by the Borrower or any Restricted Subsidiary from any Investment (which amounts when combined with any amount in respect of such Investment set forth in clause (ii) or (iii) above shall not exceed the original amount of such Investment (valued at the time such Investment was made)) to the extent such Investment was made by using the Available Amount during the period, from the Business Day immediately following the Effective Date through the Available Amount Reference Time in respect of loans made by the Borrower or any Restricted Subsidiary that constituted Investments; and

(v)    to the extent not already included in the calculation of Consolidated Net Income, the amount of any Investment of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary pursuant to Section 5.13 or that has been merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries pursuant to Section 6.05 or the amount of assets of an Unrestricted Subsidiary Disposed of to the Borrower or any of its Restricted Subsidiaries, in each case following the Effective Date and through the Available Amount Reference Time, in each case, such amount not to exceed the lesser of (x) the Fair Market Value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to giving pro forma effect to such re-designation or merger, amalgamation or consolidation or Disposal of assets and (y) the amount originally invested from the Available Amount by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary;

minus

(b)    the sum of, without duplication and without taking into account the proposed portion of the amount calculated above to be used at the applicable Available Amount Reference Time:

(i)    the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary using the Available Amount pursuant to Section 6.04, in each case after the Effective Date and prior to the Available Amount Reference Time;

(ii)    the aggregate amount of any Restricted Payments made by the Borrower using the Available Amount pursuant to Section 6.07 after the Effective Date and prior to the Available Amount Reference Time; and

(iii)    the aggregate amount of prepayments, repurchases, redemptions, defeasances, acquisitions and other similar payments made by the Borrower or any Restricted Subsidiary using the Available Amount pursuant to Section 6.10 after the Effective Date and prior to the Available Amount Reference Time.

“Available Amount Reference Time” has the meaning assigned to such term in the definition of the term “Available Amount”.

“Available Equity Amount” means, at any time (the “Available Equity Amount Reference Time”), an amount equal at such time to

(a)    the sum of, without duplication:

(i)    the aggregate amount of cash and the Fair Market Value of marketable securities or other property, in each case, contributed to the capital of the Borrower or the proceeds received by the Borrower from the issuance of any Equity Interests (or Incurrences of Indebtedness that have been converted into or exchanged for Qualified Equity Interests), in each case during the period after the Effective Date through and including the Available Equity Amount Reference Time and to the extent Not Otherwise Applied and excluding (for the avoidance of doubt):

(A)    all proceeds from the issuance of Disqualified Equity Interests,

(B)    any Excluded Contribution, and

(C)    any Cure Amount;

(ii)    to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of all Returns (to the extent made in cash or Cash Equivalents) received by the Borrower or any Restricted Subsidiary on Investments made using the Available Equity Amount during the period after the Effective Date through and including the Available Equity Amount Reference Time (which shall not exceed the original amount of such Investment (valued at the time of such Investment was made));

(iii)    (x) the Fair Market Value or (y) if the Fair Market Value of such Term Loans cannot be ascertained, the Fair Market Value shall be the purchase price of such Term Loans (which, in the case of each of clause (x) or (y), shall not in any event be calculated in excess of par) of Term Loans contributed directly or indirectly by the Controlling Shareholder or a Non-Debt Fund Affiliate to the Borrower during the period after the Effective Date through and including the Available Equity Amount Reference Time, provided that such Term Loans are cancelled following such contribution;

(iv)    the greater of $75,000,000 and 5.5% of Consolidated Total Assets of the Borrower and the Restricted Subsidiaries; and

(v)    to the extent not already included in the calculation of Consolidated Net Income or the Available Amount, the aggregate amount (which amount shall not be less than zero) of any Declined Amounts retained by the Borrower or any Restricted Subsidiary during the period after the Effective Date through and including the Available Equity Amount Reference Time;

minus

(b)    the sum of, without duplication and without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time:

(i)    the aggregate amount of any Permitted Investments made by the Borrower or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 6.04 after the Effective Date and prior to the Available Equity Amount Reference Time;

(ii)    the aggregate amount of any Restricted Payments made by the Borrower using the Available Equity Amount pursuant to Section 6.07 after the Effective Date and prior to the Available Equity Amount Reference Time; and

(iii)    the aggregate amount of prepayments, repurchases, redemptions, defeasances, acquisitions and other similar payments made by the Borrower or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 6.10 after the Effective Date and prior to the Available Equity Amount Reference Time.

“Available Equity Amount Reference Time” has the meaning assigned to such term in the definition of the term “Available Equity Amount”.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time) and as interpreted by a Lender’s primary U.S. federal bank regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement and shall include any Successor Borrower pursuant to Section 6.05(a), to the extent applicable.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Eurocurrency Revolving Loan Borrowing, $1,000,000 and (b) in the case of an ABR Revolving Loan Borrowing, $500,000.

“Borrowing Multiple” means (a) in the case of a Eurocurrency Revolving Loan Borrowing, $500,000 and (b) in the case of an ABR Revolving Loan Borrowing, $500,000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or other government action to remain closed; provided that if such day relates to any interest rate settings as to a Eurocurrency Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, “Business Day” also means any such day on which commercial banks in New York are open and on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any Person in respect of any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as a liability) incurred by such Person during such period that, in accordance with GAAP, are or should be included in “capital expenditures,” “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person, (b) all Capitalized Software Expenditures and Capitalized Research and Development Costs during such period and (c) all fixed asset additions financed through Financing Lease Obligations Incurred by the Borrower or any Restricted Subsidiary and recorded on the balance sheet in accordance with GAAP during such period.

“Capitalized Research and Development Costs” means, for any period, all research and development costs that are, or are required to be, in accordance with GAAP, reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Collateral” has the meaning assigned to such term in the definition of “Cash Collateralize.”

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a perfected first priority security interest) cash or deposit account balances in Dollars (“Cash Collateral”), at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Banks (which documents are hereby consented to by the Lenders) (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means:

(a)    Dollars;

(b)    other currencies held by the Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business;

(c)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof as a full faith and credit obligation of the U.S. government, with average maturities of 24 months or less from the date of acquisition;

(d)    certificates of deposit, time deposits and eurodollar time deposits with average maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with average maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100.0 million in the case of U.S. banks or other U.S. financial institutions and $100.0 million (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions;

(e)    repurchase obligations for underlying securities of the types described in clauses (c), (d) and (h) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (4) above, in each case, with average maturities of 36 months after the date of creation thereof;

(g)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(h)    securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having average maturities of not more than 36 months from the date of acquisition thereof;

(i)    readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any participating member state of the EMU) having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

(j)    Indebtedness or Preferred Equity Interests issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

(k)    Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(l)    investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (d) above, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (k) of this definition;

(m)    in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (l) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings, described in such clauses or equivalent ratings from comparable foreign Rating Agencies and (ii) other short term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (l) of this paragraph; and

(n)    investment funds investing 90% of their assets in securities of the types described in clauses (a) through (l) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above; provided that such amounts are converted into any currency or securities listed in clauses (a) through (d) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under the Loan Documents regardless of the treatment of such items under GAAP.

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services or for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Services” means (a) commercial debt or credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft and electronic or automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services.

“Casualty Prepayment Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure, condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of any equipment, fixed assets or Real Property (including any improvements thereon) of the Borrower or any Restricted Subsidiary.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code and any direct or indirect Subsidiary thereof.

“Change in Control” means:

(a)    the occurrence of a “change of control” or any comparable term, under, and as defined in, the documentation governing any Material Indebtedness; or

(b)    the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Borrower (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Borrower, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate or appoint a majority of the directors of the Borrower.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Borrower (or, for the avoidance of doubt, any Successor Borrower) beneficially owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by any other member of such group for purposes of determining whether a Change in Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person (the “Subject Person”) held by a parent of such Subject Person unless it owns more than 50% of the total voting power of the Voting Stock of such parent.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption of any Requirement of Law, (b) any change in any Requirement of Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Pub. L. No. 111-203) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans, Initial Term Loans, Incremental Term Loans or Extended Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Incremental Revolving Commitment (of the same series), Extended Revolving Commitment (of the same series), Initial Term Commitment, or Incremental Term Loan Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Incremental Term Loans, Extended Term Loans, Incremental Revolving Commitments (and Incremental Revolving Loans made pursuant thereto) and Extended Revolving Commitments (and Extended Revolving Loans made pursuant thereto) that have different terms and conditions shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended (unless as otherwise indicated).

“Collateral” has the meaning assigned to such term or any similar term in each of the Security Documents; provided, that with respect to any Mortgages, “Collateral” shall mean “Mortgaged Property” or “Trust Property” as defined therein or any comparable term describing the assets and rights subject to such Mortgage.

“Collateral and Guarantee Requirement” means, at any time, and subject to applicable limitations set forth in this Agreement or any other Loan Document, the requirement that:

(a)    the Administrative Agent shall have received from the Borrower and each of its Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that is required to become a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee and Collateral Agreement, in substantially the form specified therein (with such changes as may be reasonably acceptable to the Administrative Agent), duly executed and delivered on behalf of such Person, together with, in the case of any such Loan Documents executed and delivered after the Effective Date, but only to the extent reasonably requested by the Administrative Agent, documents of the type referred to in Section 4.01(c);

(b)    all outstanding Equity Interests of each Restricted Subsidiary (other than any Excluded Equity Interests) owned by any Loan Party shall have been pledged pursuant to the Guarantee and Collateral Agreement and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated share powers or other instruments of transfer with respect thereto endorsed in blank;

(c)    (i) except with respect to intercompany Indebtedness (other than owing by any Unrestricted Subsidiary), if any Indebtedness for borrowed money in a principal amount in excess of $10,000,000 (individually) is owing to any Loan Party and such Indebtedness is evidenced by a promissory note, the Administrative Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all Indebtedness of the Borrower and each of its Restricted

Subsidiaries that is owing to any Loan Party (or Person required to become a Loan Party) shall be evidenced by the Intercompany Subordinated Note, and the Administrative Agent shall have received such Intercompany Subordinated Note duly executed by the Borrower, each such Restricted Subsidiary and each such other Loan Party, together with undated instruments of transfer with respect thereto endorsed in blank (it being understood that any Restricted Subsidiary not a signatory to the Intercompany Subordinated Note on the Effective Date may execute a joinder to the Intercompany Subordinated Note at any time after the Effective Date by providing written notice to the Administrative Agent and delivering such joinder to the Administrative Agent in order to become a party thereto, together with an undated instrument of transfer with respect thereto endorsed in blank);

(d)    all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property security agreements, required to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e)    the Administrative Agent shall have received, to the extent customary and appropriate (as determined by the Administrative Agent in its reasonable discretion) in the applicable jurisdiction,

(i)    counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property

(ii)    the Flood Documentation,

(iii)    a fully paid policy or policies of title insurance (or an unconditional commitment to issue such policy or policies) in an amount not to exceed the Fair Market Value of the Mortgaged Property as reasonably determined by the Borrower issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent available in the relevant jurisdiction at commercially reasonable rates,

(iv)    such legal opinions of local counsel in the jurisdiction in which a Mortgage is granted as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, and

(v)    a Survey (provided, however, that a Survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary,

(x)    Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents,

(y)    no Loan Party shall be required to perfect the security interests in any property (other than Real Property) purported to be created by the Security Documents other than by

(i)    filings pursuant to the Uniform Commercial Code,

(ii)    filings with United States’ federal governmental offices with respect to Intellectual Property,

(iii)    in the case of Collateral that constitutes Tangible Chattel Paper, Instruments, Certificated Securities or Negotiable Documents (each as defined in the Uniform Commercial Code), in each case, to the extent included in the Collateral and required by the Guarantee and Collateral Agreement or any other applicable Security Document, delivery to the Administrative Agent, together with undated share powers or other instruments of transfer with respect thereto endorsed in blank, to be held in its possession in the United States,

(iv)    in the case of Collateral that constitutes Commercial Tort Claims (as defined in the Uniform Commercial Code) taking the actions specified by Section 4.04 of the Guarantee and Collateral Agreement, and

(v)    in the case of pledged Collateral constituting Uncertificated Securities (as defined in the Uniform Commercial Code) to the extent such Uncertificated Securities do not constitute General Intangibles perfected pursuant to filings pursuant to the Uniform Commercial Code, taking such actions as may be required by Section 5.11, and

(z)    no Loan Party shall be required to (1) complete any filings or other action with respect to the perfection of any Liens required to be granted pursuant to the terms of the Collateral and Guarantee Requirement in any jurisdiction outside of the United States, (2) deliver Certificated Securities, if any, representing or evidencing the Equity Interests of an Immaterial Subsidiary or any Minority Investment or (3) except as described in clauses (b) and (c) above, take actions to perfect by Control (as defined in the Uniform Commercial Code), including delivering agreements or other control or similar arrangements with respect to deposit accounts, commodity accounts, securities accounts, collateral accounts, letter of credit rights or other assets requiring perfection by control (other than as required by clauses (b) and (c) of this definition), (d) in no event shall landlord lien waivers, bailee letters, estoppels and collateral access letters be required to be delivered and (e) in no event shall the Collateral include any Excluded Assets and no Loan Party shall be deemed to have granted a security interest in any of such Loan Party’s rights or interests in any Excluded Assets. Notwithstanding anything herein or in any other Loan Document to the contrary, the Loans Parties shall not be required to take any action intended to cause Excluded Assets to constitute Collateral (but without limitation of any of the requirements set forth in the definition of Excluded Subsidiary). The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Restricted Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Effective Date) where it reasonably determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents, and each Lender hereby consents to any such extensions of time.

“Co-Managers” means KeyBank National Association and SunTrust Bank, each in its capacity as a co-manager.

“Commitment” means, with respect to any Lender, its Revolving Commitment, Incremental Revolving Commitment of any Class, Extended Revolving Commitment of any Class, Initial Term Commitment, Incremental Term Loan Commitment of any Class, or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate of a Financial Officer required to be delivered pursuant to Section 5.01(d).

“Consolidated Debt” means, as of any date of determination, (a) the sum of (without duplication) the aggregate principal amount of all Indebtedness of the types set forth in clauses (a), (b), (e) and (g) (but, in the case of clause (g), only to the extent of unreimbursed drawings under any letter of credit) of the definition of “Indebtedness” of the Borrower and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP on such date less (b) the Unrestricted Cash of the Borrower and its Restricted Subsidiaries on such date.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)    without duplication and to the extent already deducted (and not added back) or not included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(a)    Consolidated Interest Expense of such Person for such period and, to the extent not reflected in Consolidated Interest Expense, any losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Swap Obligations or such derivative instruments, and bank and letter of credit fees, debt rating monitoring fees and costs of surety bonds in connection with financing activities, plus items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a) through (n) thereof,

(b)    provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital, and foreign withholding taxes of such Person paid or accrued during such period (including in respect of repatriated funds), including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest relating to such taxes or arising from any tax examinations, and the net tax expense associated with any adjustment made pursuant to clauses (i) through (xvi) of the definition of “Consolidated Net Income” and (without duplication) any payments to a Parent Entity pursuant to Section 6.07(i),

(c)    the total amount of depreciation and amortization expense (including amortization of deferred financing fees or costs, internal labor costs, debt issuance costs, commissions, fees and expenses, Capital Expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs) and intangible assets established through purchase accounting of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP,

(d)    any other non-cash charges, including any write offs, write downs, expenses, losses or items and any non-cash impact of recapitalization or purchase accounting and accounting changes or restatements (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(e)    the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, excluding cash distributions in respect thereof,

(f)    (i) any charges, costs, expenses, accruals or reserves in connection with the rollover or acceleration of Equity Interests held by directors, officers, managers and/or employees of such Person or any of its Restricted Subsidiaries or Parent Entities, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such period and (ii) the amount of fees, expenses and indemnities paid to directors, including of the Issuer or any Parent Entity thereof,

(g)    Losses or discounts on sales of receivables and related assets in connection with any permitted receivables financing,

(h)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (3) below for any previous period and not added back,

(i)    any costs or expenses incurred by such Person or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of such Person or net proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interests),

(j)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature,

(k)    with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (b) and (c) above relating to such joint venture corresponding to such Person and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary),

(l)    [reserved], plus

(m)    adjustments consistent with Regulation S-X of the Securities Act, plus

(2)    without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to any Specified Event (as defined below) projected by such Person in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of such Person), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of such Person or any of its Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or such Person) with respect to any Investment, Disposition, Incurrence or repayment of Indebtedness, Restricted Payment, New Project, Subsidiary designation, restructuring, cost saving initiative or other initiative (collectively, a “Specified Event”), whether initiated, before, on or after the Effective Date, within 24 months after such Specified Event (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (i) such cost savings are reasonably quantifiable and factually supportable (whether or not permitted to be added back under the rules and regulations of the SEC), (ii) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (2) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (1) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (iii) the share of any such cost savings, expenses and charges with respect to a joint venture that are to be allocated to such Person or any of its Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Test Period; provided, further, all add-backs to Consolidated EBITDA made pursuant to this paragraph (2), when combined with any add-backs made to Consolidated Net Income pursuant to clause (i)(B) of the definition thereof, shall not exceed 10% of Consolidated EBITDA (determined prior to giving effect to such add-backs) for any Test Period;

less

(3)    without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(a)    non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period, and

(b)    the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary added (and not deducted) in such period from Consolidated Net Income, in each case, as determined on a consolidated basis for such Person and its Restricted Subsidiaries. For purposes of calculating Consolidated EBITDA in connection with any Limited Condition Transaction, the

Consolidated EBITDA of such Person and its Restricted Subsidiaries shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.11.

provided that

(I)    there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis, and

(II)    there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.

Notwithstanding anything to the contrary contained herein and subject to adjustment as provided in clauses (I) and (II) above of the immediately preceding proviso with respect to acquisitions and Dispositions occurring prior to, on or following the Effective Date and, without duplication of any adjustments already included in the amounts below, other adjustments contemplated by Section 1.11, clause (2) above and under the foregoing proviso and adjustments as provided under clause (c) above, Consolidated EBITDA shall be deemed to be $61,400,000, $44,800,000, $113,400,000, and $108,600,000, respectively, for the fiscal quarters ended December 31, 2016, April 1, 2017, July 1, 2017 and September 30, 2017.

“Consolidated First Lien Debt” means, Consolidated Debt that is secured by Liens on the Collateral that do not rank junior in priority to the Liens on the Collateral securing the Secured Obligations.

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of the last day of the most recently ended Test Period on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period, in each case of the Borrower and the Restricted Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person and its Restricted Subsidiaries, the sum of (1) cash interest expense (including that attributable to Financing Lease Obligations), net of (i) cash interest income and (ii) non-cash interest income resulting from the amortization of original issue premium from the Incurrence of Indebtedness of such Person and its Restricted Subsidiaries, of such Person and its Restricted Subsidiaries with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus (2) non-cash interest expense resulting solely from (i) the amortization of original issue discount from the Incurrence of Indebtedness of such Person and its Restricted Subsidiaries at less than par, other than with respect to Indebtedness Incurred in connection with the Transactions, and (ii) pay-in-kind interest expense of such Person and its Restricted Subsidiaries but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than specifically referred to in clause (2) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of Indebtedness or obligations under Swap Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (c) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (d) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any permitted receivables financing, (e) any cash interest expense consisting of “additional interest” or “special interest” for failure to timely comply with registration rights obligations, (f) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to any acquisition or Investment, (g) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, (h) penalties and interest relating to taxes, (i) accretion or accrual of discounted liabilities not constituting Indebtedness, (j) any interest expense attributable to a Parent Entity resulting from push-down accounting, (k) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, all as calculated on a consolidated basis in accordance with GAAP, (l) any capitalized interest, whether paid in cash or otherwise, and any other non-cash interest expense, (m) any expensing of bridge, arrangement, structuring, commitment or other financing fees or closing payments (excluding, for the avoidance of doubt, any commitment fees), and (n) any lease, rental or other expense in connection with Non-Financing Lease Obligations.

For purposes of this definition, interest on a financing or capital lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such financing or capital lease in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person for such period, determined on a consolidated basis, excluding (and excluding the effect of), without duplication:

(i)    (A) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items) (other than restructuring charges, accruals or reserves and related costs described in clause (B) below), severance, relocation costs, integration and plants’ or facilities’ opening costs and other business optimization expenses (including related to new product or service introductions and other strategic or cost savings initiatives), any expense or charge related to the refresh, renovation or remodeling of stores or the introduction of new store concepts, signing costs, recruitment, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities or bases and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and (B) restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, provided that all add-backs to Consolidated Net Income made pursuant to this clause (i)(B), when combined with any add-backs made to Consolidated EBITDA pursuant to paragraph (2) of the definition thereof, shall not exceed 10% of Consolidated EBITDA (determined prior to giving to effect to such add-backs) for any Test Period,

(ii)    the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income, whether effective through a cumulative effect adjustment or a retroactive application,

(iii)    the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not the Borrower a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to the referent Person or a Restricted Subsidiary thereof during such period,

(iv)    any costs, fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any Acquisition, Investment, recapitalization, Disposition, spin-off transaction, Incurrence or repayment of Indebtedness, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification Topic 805—Business Combinations and gains or losses associated with FASB Accounting Standards Codification Topic 460—Guarantees), including (i) such fees, expenses or charges relating to the Transactions, including all Transaction Expenses and (ii) any amendment or modification of this Agreement, the other Loan Documents, the Senior Unsecured Notes or any other Indebtedness,

(v)    any income (loss) for such period attributable to the early extinguishment of Indebtedness, Swap Obligations or other derivative instruments (including deferred financing costs written off and premiums paid),

(vi)    (i) expenses and costs that result from the issuance, rollover, acceleration or payment of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements, including with respect to any profits-interest relating to membership interests or partnership interests in any limited liability company or partnership or any such charge or expense arising from grants of stock appreciation or similar rights, options, restricted stock or equity incentive programs, and (ii) the amount of payments made to option, phantom equity or profits interests holders of such Person or any of its Parent Entities in connection with, or as a result of, any distribution made to equity holders of such Person or its Parent Entities, which payments are being made to compensate such option, phantom equity or profits interests holders as though they were equity holders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case, to the extent permitted under this Agreement (including expenses relating to distributions made to equity holders of such Person or any of its Parent Entities resulting from the application of FASB Accounting Standards Codification Topic 718—Compensation—Stock Compensation),

(vii)    any income (loss) attributable to deferred compensation plans or trusts,

(viii)    any gain (loss) on asset sales, disposals or abandonments (other than (i) asset sales, disposals or abandonments in the ordinary course of business and (ii) unless the Borrower otherwise elects, assets held for sale) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(ix)    any non-cash gain (loss) attributable to the mark to market movement in the valuation of Swap Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments in such period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(x)    any non-cash gain (loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Obligations for currency exchange risk and revaluations of intercompany balances and other balance sheet items),

(xi)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(xii)    any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities),

(xiii)    solely for the purpose of determining the amount available under clause (a)(i) of the definition of “Available Amount,” the net income for such period of any Restricted Subsidiary (other than any Loan Party) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its Organizational Documents, any instrument, or Requirements of Law applicable to that Restricted Subsidiary or its stockholders (other than: (A) restrictions that have been legally waived or released, (B) restrictions pursuant to this Agreement and (C) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Loan Documents (as determined by the Borrower in good faith)), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or released (or the Borrower reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release); provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(xiv)    any non-cash interest expense or non-cash interest income, in each case, to the extent that there is no associated cash disbursement or receipt,

(xv)     realized or unrealized foreign exchange gains or losses resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the balance sheet of such Person and its Restricted Subsidiaries, and

(xvi)    income or expense related to changes in the fair value of contingent liability in connection with earn-out obligations and similar liabilities in connection with any Acquisition or Investments permitted hereunder.

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method or purchase accounting, including applying acquisition method or purchase accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries), as a result of any acquisition or Investment consummated prior to the Effective Date and any other acquisition (by merger, consolidation, amalgamation or otherwise) or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from liability, casualty or business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any permitted Disposition hereunder (net of any amount so added back in any prior period to the extent not so reimbursed within a two year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Secured Debt” means, Consolidated Debt that is secured by Liens on any asset or property of the Borrower or any Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the most recently ended Test Period on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period, in each case of the Borrower and the Restricted Subsidiaries.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the most recently ended Test Period on or prior to such date of determination.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt as of the last day of the most recently ended Test Period on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period, in each case of the Borrower and the Restricted Subsidiaries.

“Consolidated Working Capital” mean, at any date, the excess of (a) the sum of all amounts (excluding all cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date less (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including (for purposes of both clauses (a) and (b)) current and long-term deferred revenue but excluding (for purposes of both clauses (a) and (b) above, as applicable), without duplication, (i) the current portion of any Consolidated Debt, (ii) all Indebtedness (including LC Exposure) under the Revolving Facility, any Incremental Revolving Facility, any Extended Revolving Facility or any other revolving credit facility that is effective in reliance on Section 6.01(o), to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) non-cash compensation costs and expenses, (vi) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date, (vii) the effects from applying recapitalization or purchase accounting, (viii) any earn out obligations until 30 days after such obligation becomes contractually due and payable and any earn-out obligation that becomes contractually due and payable to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment thereof are in escrow through customary arrangements and (ix) any asset or liability in respect of net obligations of such Person in respect of Swap Agreements entered into in the ordinary course of business; provided that Consolidated Working Capital shall be calculated without giving effect to (x) the depreciation of the Dollar relative to other foreign currencies or (y) changes to Consolidated Working Capital resulting from non-cash charges and credits to consolidated current assets and consolidated current liabilities (including, without limitation, derivatives and deferred income tax).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Secured Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other Persons.

“Controlling Shareholder” means ARTAL, the Invus Group, LLC, Invus L.P. or any investment or similar affiliated fund managed by ARTAL, the Invus Group, LLC, Invus L.P. or any of their respective Affiliates (in each case, other than any operating portfolio companies).

“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Credit Agreement Refinancing Indebtedness” means

(a)    Permitted Equal Priority Refinancing Debt,

(b)    Permitted Junior Priority Refinancing Debt or

(c)    Permitted Unsecured Refinancing Debt;

provided that, in each case, such Indebtedness is Incurred to Refinance, in whole or in part, existing Term Loans or existing Revolving Loans (or unused Revolving Commitments), any then-existing Incremental Revolving Loans (or unused Incremental Revolving Commitments), any then-existing Extended Revolving Loans (or unused Extended Revolving Commitments), or any Loans under any then-existing Incremental Term Loan Facility (or, if applicable, unused Commitments thereunder) (“Refinanced Debt”); provided, further, that

(i)     except for any of the following that are only applicable to periods after the Latest Maturity Date, the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts, maturity and prepayment or redemption premiums and terms) (when taken as a whole) are determined by the Borrower to be either (A) consistent with market terms and conditions and conditions at the time of Incurrence or effectiveness (as determined by the Borrower in good faith) or (B) not materially more restrictive on the Borrower and the Restricted Subsidiaries than those applicable to the Refinanced Debt, when taken as a whole (provided that if the documentation governing such Credit Agreement Refinancing Indebtedness contains a Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant, the Administrative Agent shall be given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant for the benefit of each Facility (provided, however, that if (x) both the Refinanced Debt and the related Credit Agreement Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) the applicable Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant shall only be required to be included in this Agreement for the benefit of each Revolving Facility hereunder (and not for the benefit of any term loan facility hereunder) and such Credit Agreement Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant benefiting only such Revolving Facilities)); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees),

(ii)     any such Indebtedness which Refinances, in whole or in part, existing Term Loans, shall have a final maturity date that is no earlier than the earlier of (x) the final maturity date of the Refinanced Debt and (y) the Latest Maturity Date, and shall have a Weighted Average Life to Maturity equal to or greater than the lesser of (1) the Weighted Average Life to Maturity of the Refinanced Debt and (2) the greatest Weighted Average Life to Maturity of any Class of Term Loans remaining outstanding immediately after giving effect to such Refinancing; provided that the foregoing requirements of this clause (ii) shall not apply to the extent such Indebtedness (1) constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (ii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges or (2) is subject to Customary Escrow Provisions (but only for so long as such Indebtedness is so subject),

(iii)     any such Indebtedness which Refinances any existing Revolving Loans (or unused Revolving Commitments), any then-existing Incremental Revolving Loans (or unused Incremental Revolving Commitments) or any then-existing Extended Revolving Loans (or unused Extended Revolving Commitments) shall have a maturity that is no earlier than the earlier of (x) the maturity of such Refinanced Debt and (y) the Latest Maturity Date, and shall not require any mandatory commitment reductions prior to the maturity of such Refinanced Debt,

(iv)     such Indebtedness shall not have a greater principal amount (or, if higher, shall not have a greater accreted value, if applicable) than the principal amount (or, if higher, accreted value, if applicable) of the Refinanced Debt plus accrued interest, dividends, fees and premiums (including tender premiums) (if any) thereon, defeasance costs, underwriting discounts and fees and expenses (including OID, closing payments, upfront fees and similar fees) associated with the Refinancing plus an amount equal to any existing commitments unutilized and letters of credit undrawn plus an amount equal to any dollar for dollar usage of any other basket set forth in Section 6.01,

(v)     such Refinanced Debt shall be repaid, repurchased, redeemed, defeased, acquired or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (including tender premiums) (if any) in connection therewith shall be paid substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is Incurred or made effective, and if such Refinanced Debt consists of Revolving Loans (or unused Revolving Commitments), Incremental Revolving Loans (or unused Incremental Revolving Commitments) or Extended Revolving Loans (or unused Extended Revolving Commitments), shall be accompanied by a permanent reduction of Revolving Commitments, Incremental Revolving Commitments or Extended Revolving Commitments, as applicable, in an equivalent amount,

(vi)     the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Commitments, Incremental Revolving Commitments or Extended Revolving Commitments, as applicable, being replaced plus undrawn letters of credit plus an amount equal to a dollar for dollar usage of any other basket set forth in Section 6.01,

(vii)     in the case of any such Indebtedness in the form of bonds, notes or debentures or which Refinances, in whole or in part, existing Term Loans, the terms thereof shall not require any mandatory repayment, redemption, repurchase, acquisition or defeasance (other than Indebtedness that is subject to Customary Escrow Provisions and otherwise other than (x) in the case of bonds, notes or debentures, customary change of control, asset sale event or casualty, eminent domain or condemnation event offers, AHYDO Catch-Up Payments and customary acceleration any time after an event of default and (y) in the case of any term loans, mandatory prepayments that are on terms (when taken as a whole) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Refinanced Debt (when taken as a whole and as determined by the Borrower in its sole discretion; provided that the Borrower may provide written notice to the Administrative Agent of such determination not less than one Business Day prior to the Incurrence of such Credit Agreement Refinancing Indebtedness and such determination by the Borrower shall be deemed conclusive) prior to the maturity date of the Refinanced Debt),

(viii) any Credit Agreement Refinancing Indebtedness may not be guaranteed by any Subsidiaries of the Borrower that do not guarantee the Secured Obligations, and

(ix) any Credit Agreement Refinancing Indebtedness may not be secured by any assets that do not secure the Secured Obligations.

“Credit Extension” means the making of a Borrowing or Letter of Credit Extension.

“Cumulative Consolidated Net Income” means, as at any date of determination, Consolidated Net Income for the period (taken as one accounting period) commencing on October 1, 2017 and ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b).

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Deadline” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Customary Escrow Provisions” shall mean customary prepayment or redemption terms relating to Escrowed Proceeds under escrow arrangements.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the Incurrence of secured Indebtedness the Liens on the Collateral securing which Indebtedness are, or are intended to rank, equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies), at the option of the Borrower and the Administrative Agent acting together in good faith, either (i) any intercreditor agreement substantially in the form of the Equal Priority Lien Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the Incurrence of secured Indebtedness the Liens on the Collateral securing which Indebtedness ranks, or is intended to rank, junior in priority to the Liens on the Collateral securing the Secured Obligations, at the option of the Borrower and the Administrative Agent acting together in good faith, either (i) an intercreditor agreement substantially in the form of the Junior Priority Lien Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Secured Obligations.

“Debt Fund Affiliate” means any Affiliate of the Borrower (other than the Borrower or any Subsidiary) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and that exercises investment discretion independent from the private equity business of the Controlling Shareholder.

“Debt Incurrence Prepayment Event” means any Incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, but excluding any Indebtedness permitted to be Incurred under Section 6.01 (other than Incremental Term Loans Incurred in reliance on clause (i)(x) of the proviso to Section 2.20(b) and, to the extent relating to Term Loans, Credit Agreement Refinancing Indebtedness).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning set forth in Section 2.11(d)(ii).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time, subject to Section 2.22(b), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to an Issuing Bank in respect of a Letter of Credit or make any other payment due hereunder (each, a “funding obligation”), (ii) any Lender that has notified the Administrative Agent, the Borrower or an Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, (iii) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided that, in each case neither the reallocation of funding obligations provided for in Section 2.22(a)(ii) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender) or (v) any Lender that has become, or a Parent Company of which has become, the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Banks and the Lenders of the applicable Class.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender with respect to the Issuing Banks, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Designated Non-Cash Consideration” means the Fair Market Value of consideration that is not deemed to be cash or Cash Equivalents pursuant to Section 6.06(l) and that is received by the Borrower or its Restricted Subsidiaries in connection with a Disposition pursuant to Section 6.06(l) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, setting forth the basis of such valuation (less the amount of the amount of cash or Cash Equivalents received in connection with a subsequent Disposition, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit J.

“Discount Range Prepayment Offer” means the written offer by a Term Lender, substantially in the form of Exhibit K, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” has the meaning assigned to such term in Section 6.06. The terms “Disposal”, “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)    matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)    is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)    is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any subsidiary or parent entity of such Person, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale”, “casualty event”, “eminent domain” or “condemnation event” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations then due and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of an officer’s, director’s employee’s or consultant’s termination, death or disability.

“Disqualified Lenders” means (a) such Persons that have been specified in writing to the Administrative Agent and the Joint Bookrunners on or prior to November 15, 2017 as being “Disqualified Lenders,” (b) those Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower from time to time to the Administrative Agent after the Effective Date and (c) in the case of each of clauses (a) and (b), any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the Persons referenced in clause (b) above) that are either (i) identified in writing to the Administrative Agent by the Borrower on or prior to November 15, 2017 or from time to time after the Effective Date or (ii) clearly identifiable as such solely on the basis of the similarity of such Affiliate’s name to an entity identified on the list of Disqualified Lenders; provided that no supplement to the list of Disqualified Lenders described in clause (b) shall apply retroactively to disqualify any Person that shall have previously acquired an assignment, participation or other interest in any Loan or Commitment that was effective prior to the effective date of such supplement; provided, further that any supplement (or other modification) to the list of Disqualified Lenders shall only become effective three Business Days after such Person is identified in writing to the Administrative Agent by email to JPMDQ_Contact@jpmorgan.com.

“Documentation Agent” means Bank of America, N.A., in its capacity as a documentation agent.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any Person established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and the Initial Term Loans are funded, which date was November 29, 2017.

“Effective Yield” means, as to any Indebtedness, the effective yield paid by the Borrower on such Indebtedness as determined by the Borrower and the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate “floors” (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that the “Adjusted LIBO Rate” or similar component of such formula is included in the calculation of “Effective Yield”) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of Incurrence thereof and, if applicable, assuming any commitments were fully drawn) payable generally to Lenders (in their capacity as such) or other institutions providing such Indebtedness, but excluding any bridge, commitment, arrangement, structuring, closing payment or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders (in their capacity as such) and, if applicable, ticking fees accruing prior to the funding of such Indebtedness and customary consent or amendment fees for an amendment paid generally to consenting Lenders (in their capacity as such) (and regardless of whether any such fees are paid to, or shared in whole or in part with, any Lender); provided that, with respect to any Indebtedness that includes a “floor”, (a) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Elected Payments” has the meaning set forth in Section 2.11(c).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Defaulting Lender, any Disqualified Lender or, except as contemplated by Section 2.11(a)(ii) or Section 9.04(g), the Borrower or any of its Subsidiaries.

“Embargoed Person” means (a) any country, region or territory that is itself the subject or target of any comprehensive Sanctions imposed, administered or enforced from time to time by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom (each, a “Sanctioned Country”) (at the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria) or (b) any Person that (i) listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (ii) resides, is organized or chartered, or operates in, a Sanctioned Country and (iii) is owned 50% or greater by any Person or Persons described in the preceding clauses (b)(i) and (b)(ii) or is owned or controlled by the government of a country, region or territory described in the preceding clause (a).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the Environment, to preservation or reclamation of natural resources, to the Release or threatened Release of Hazardous Material or to the extent relating to exposure to Hazardous Material, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equal Priority Lien Intercreditor Agreement” means an Equal Priority Lien Intercreditor Agreement substantially in the form of Exhibit Q-1 to this Agreement to be entered into among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral that ranks, or is intended to rank, equal in priority with the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies), with any immaterial changes and material changes thereto in light of the prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including membership interests and partnership interests) and, except to the extent constituting Indebtedness, any and all warrants, rights or options to purchase, acquire or exchange any of the foregoing.

“Equityholding Vehicle” means any Parent Entity of the Borrower and any equityholder thereof through which former, current or future officers, directors, employees, managers or consultants of the Borrower or any of its Subsidiaries or Parent Entities hold capital stock of such Parent Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to a Plan, a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Euro” and “€” mean the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount equal to the excess of:

(a)    the sum, without duplication, of:

(i)    Consolidated Net Income of the Borrower for such Excess Cash Flow Period;

(ii)    an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period, and excluding amortization of a prepaid cash item that was paid in a prior period;

(iii)    without duplication, decreases in Consolidated Working Capital, decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue, in each case, as of the end of such Excess Cash Flow Period from the Consolidated Working Capital, long-term accounts receivable and deferred revenue as of the beginning of such period for such period (except as a result of an accounting reclassification of items from short-term to long-term or vice versa) (other than any such decreases or increases, as applicable, arising from acquisitions or Dispositions outside the ordinary course of business by the Borrower or any of its Restricted Subsidiaries completed during such period or the application of recapitalization or purchase accounting);

(iv)    an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(v)    the amount deducted as income tax expense in determining Consolidated Net Income in such Excess Cash Flow Period; and

(vi)    cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent not otherwise included in such Consolidated Net Income; over

(b)    the sum, without duplication, of:

(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (i) through (xvi) of the definition of “Consolidated Net Income”, but excluding any such non-cash credits representing an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be added to Excess Cash Flow in such future period,

(ii)    without duplication of amounts deducted pursuant to clause (ix) below in prior Excess Cash Flow Periods, the amount of Capital Expenditures or acquisitions of Intellectual Property made in cash during such Excess Cash Flow Period, except to the extent financed with the proceeds of Incurrences of Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business,

(iii)    the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Financing Lease Obligations, (B) all principal repayments of Term Loans, Permitted Additional Debt and Credit Agreement Refinancing Indebtedness (or, in any such case, any Permitted Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof), in each case to the extent such payments are permitted hereunder and actually made and (C) the amount of any mandatory prepayment of Term Loans actually made pursuant to Section 2.11(b) and any mandatory redemption, repurchase, defeasance, prepayment, acquisition or similar payment of Permitted Additional Debt or Credit Agreement Refinancing Indebtedness (or, in any such case, any Permitted Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) and pursuant to the corresponding provisions of the governing documentation thereof, in each such case from the proceeds of any Disposition and that resulted in an increase to Consolidated Net Income (and have not otherwise been excluded under the definition thereof) and not in excess of the amount of such increase, but excluding (1) Specified Voluntary Prepayments and all other prepayments, repurchases, defeasances, acquisitions, redemptions and/or similar payments of Term Loans, Permitted Additional Debt or Credit Agreement Refinancing Indebtedness (or, in any such case, any Permitted Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) or Junior Financing and (2) all prepayments of revolving credit loans and swingline loans (other than the Loans) except to the extent there is an equivalent permanent reduction in commitments thereunder), made during such Excess Cash Flow Period, in each case except to the extent financed by the Incurrence of long-term Indebtedness of the Borrower or the Restricted Subsidiaries or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business,

(iv)    an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)    without duplication, increases in Consolidated Working Capital, increases in long-term accounts receivable and decreases in the long-term portion of deferred revenue, in each case, as of the end of such period from the Consolidated Working Capital, long-term accounts receivable and deferred revenue as of the beginning of such period (except as a result of an accounting reclassification of items from short-term to long-term or vice versa) (other than any such increases or decreases, as applicable, arising from acquisitions or Dispositions outside the ordinary course of business by the Borrower and the Restricted Subsidiaries during such period or the application of recapitalization or purchase accounting),

(vi)    without duplication of amounts deducted pursuant to clause (ix) below in prior Excess Cash Flow Periods, the amount of Investments and Permitted Business Acquisitions made pursuant to Section 6.04 (other than Investments made pursuant to Sections 6.04(b), (c), (d), (j), (k), (l), (m), (q), (r), (s), (t), (u), (x), (bb), (cc), (dd), (ee), (hh) and (ii)) during such Excess Cash Flow Period, except to the extent that such Investments or Permitted Business Acquisitions were financed with the proceeds of the Incurrence of Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving Indebtedness), or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business,

(vii)    the amount of Restricted Payments (other than Restricted Investments) paid during such Excess Cash Flow Period pursuant to Section 6.07 (other than Section 6.07(f)), except to the extent that such Restricted Payments were financed with the proceeds of Incurrence of Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business,

(viii)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period that are made in connection with any redemption, repurchase, defeasance, acquisition or prepayment or similar payment of Indebtedness, except to the extent that such payments were financed with the proceeds of Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business,

(ix)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Excess Cash Flow Period, relating to Permitted

Business Acquisitions (or Investments similar to those made for Permitted Business Acquisitions), Capital Expenditures (including Capitalized Software Expenditures) or acquisition of Intellectual Property, in each case, to be consummated or made during the following Excess Cash Flow Period (except to the extent financed with the proceeds of Incurrence of Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than revolving Indebtedness), or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries); provided that, to the extent the aggregate amount of cash actually utilized to finance such Permitted Business Acquisitions (or Investments similar to those made for Permitted Business Acquisitions), Capital Expenditures (including Capitalized Software Expenditures) or acquisitions of Intellectual Property during the following Excess Cash Flow Period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such following Excess Cash Flow Period,

(x)    cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, except to the extent that such payments were financed by the proceeds of Incurrence of Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside of the ordinary course of business,

(xi)    the aggregate amount of expenditures (other than expenditures constituting Investments, Restricted Payments or payments on any Indebtedness) actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent that such payments were financed by the proceeds of Incurrence of Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside of the ordinary course of business,

(xii)    the amount of taxes, including penalties and interest, paid in cash during such Excess Cash Flow Period,

(xiii)    cash expenditures in respect of Swap Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income, and

(xiv)    non-recurring charges incurred in connection with a Franchise Acquisition.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower beginning with the Fiscal Year ending on or about December 29, 2018.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (with respect to the definitions of “Change in Control” and “Permitted Holder” only, as in effect on the Effective Date).

“Excluded Assets” means:

(a)    (i) any fee-owned Real Property with a Fair Market Value of less than $10,000,000; provided, Fair Market Value of any such fee-owned Real Property shall be determined at the time of acquisition thereof, or, if acquired prior to the date the applicable Person became a Loan Party, the date such Person became a Loan Party, or, to the extent that any improvements are constructed on any such Real Property after the date of acquisition, on the date of “substantial completion” or similar timing, as determined by the Borrower in consultation with the Administrative Agent, of such improvement, (ii) any leasehold interests of a Loan Party (as tenant, lessee, ground lessee, sublessor, subtenant or sublessee) in Real Property and (iii) any fee-owned Real Property with improvements that are located in an area determined by the Federal Emergency Management Agency to have special floor hazards that would otherwise become subject to a Lien pursuant to Section 5.11(c) hereof;

(b)    motor vehicles, aircraft, aircraft engines and other assets subject to certificates of title or ownership to the extent a security interest therein cannot be perfected by a filing of a UCC financing statement;

(c)    any asset (including Equity Interests) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations (i) is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law) or (ii) would result in the forfeiture of any Grantor’s (as defined in the Guarantee and Collateral Agreement) rights in the asset (including, but not limited to, any legally effective prohibition or restriction);

(d)    any Excluded Equity Interests;

(e)    any property to the extent that such grant of a security interest in or Lien on such property requires a consent not obtained of any Governmental Authority pursuant to any Requirements of Law and any Governmental Authority licenses or state or local Governmental Authority franchises, charters or authorizations, to the extent the grant of a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted by such license, franchise, charter or authorization (other than to the extent that any such requirement, prohibition or restriction would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law);

(f)    any contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document to which any Loan Party is a party or any asset, right or property of a Grantor (as defined in the Guarantee and Collateral Agreement) that is subject to a purchase money security interest, Financing Lease Obligation, similar arrangement or contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document (which shall include any property that is subject to a Lien permitted pursuant to the following clauses of Section 6.02: (a), (c), (e) (but only in the case of clauses (a), (c) and (j) of Section 6.02) and (j)) (and accessions and additions to such assets, rights or property, replacements and products thereof and customary security deposits, related contract rights and payment intangibles) and any of its rights or interests thereunder, in each case only to the extent and for so long as the grant of such security interest or Lien in such contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or such asset, right or property is prohibited by or constitutes or results or would constitute or result in the invalidation, violation, breach, default, forfeiture or unenforceability of any right, title or interest of such Grantor (as defined in the Guarantee and Collateral Agreement) under such contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or purchase money, capital lease or similar arrangement or contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or creates or would create a right of termination in favor of any other party thereto (other than the Borrower or any Wholly Owned Restricted Subsidiary), or requires consent not obtained of any third party (it being understood and agreed that no Loan Party or Restricted Subsidiary shall be required to seek any such consent), after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and Requirements of Law, other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or any similar Requirements of Law notwithstanding such prohibition;

(g)    those assets as to which the Borrower and the Administrative Agent shall reasonably determine in writing that the costs or other consequences of obtaining or perfecting such a security interest are excessive in relation to the value of the security interest to be afforded thereby;

(h)    any intent-to-use trademark application filed in the United States Patent and Trademark Office to the extent that an amendment to allege use or a verified statement of use with respect to such intent-to-use application has not been filed with and accepted by the United States Patent and Trademark Office, but only to the extent that the grant of a Lien thereon would invalidate or otherwise impair such trademark application, and

(i)    any property to the extent a security interest in such property would result in material adverse tax consequences to the Borrower or any Subsidiary of the Borrower as reasonably determined by the Borrower in consultation with the Administrative Agent.

“Excluded Contribution” means the Net Cash Proceeds, the Fair Market Value of marketable securities or the Qualified Proceeds, in each case received by the Borrower from capital contributions to the common Equity Interests of the Borrower or sales or issuances of common Equity Interests of the Borrower permitted hereunder, in each case, after the Effective Date (other than any amount to the extent used in the Cure Amount), Not Otherwise Applied and designated by the Borrower to the Administrative Agent as an Excluded Contribution within 10 Business Days of the date such capital contributions are made or the date the applicable Equity Interests is issued or sold.

“Excluded Equity Interests” means:

(a)    any Equity Interest as to which the Borrower and the Administrative Agent reasonably determine in writing that the costs or other consequences of pledging such Equity Interest are excessive in relation to the value of the security interest to be afforded thereby,

(b)    (i) solely in the case of any pledge of the Equity Interests of any Foreign Subsidiary or FSHCO to secure the Secured Obligations, any Equity Interests that are Voting Stock of a first-tier Foreign Subsidiary or a first-tier FSHCO in excess of 65%, or (ii) Equity Interests of any direct or indirect Subsidiary of a Foreign Subsidiary or FSHCO,

(c)    any Margin Stock,

(d)    Equity Interests of any Person, other than any Wholly Owned Restricted Subsidiary, to the extent, and for so long as, the pledge of such Equity Interests is prohibited by the terms of any Contractual Obligation, Organizational Document, joint venture agreement or shareholders’ agreement applicable to such Person, or creates an enforceable right of termination with respect to the foregoing in favor of any other party thereto (other than the Borrower or any Wholly Owned Restricted Subsidiary),

(e)    the Equity Interests of any Unrestricted Subsidiary or of any Special Purpose Subsidiary,

(f)    any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent and confirmed in writing by notices to the Administrative Agent,

(g)    the Equity Interests in any Minority Investment,

(h)    any Equity Interests to the extent, and for so long as, the pledge thereof would be prohibited by any Requirements of Law (including any requirement to obtain the consent of any Governmental Authority to such pledge unless such consent has been obtained) (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law), and

(i)    any other Equity Interests that constitute Excluded Assets.

“Excluded Subsidiary” means

(a)    any Subsidiary that is not a Wholly Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Subsidiary Loan Party pursuant to the requirements of Section 5.10 (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(b)    any Subsidiary that is prohibited by (x) Requirements of Law or (y) Contractual Obligation from guaranteeing the Secured Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (y), such Contractual Obligation existed on the Effective Date or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Effective Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired,

(c)    any Domestic Subsidiary that is (i) a FSHCO or (ii) a direct or indirect Subsidiary of a Foreign Subsidiary,

(d)    any Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Secured Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (d) exceeds 7.5% of the consolidated revenues of the Borrower and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any of the other clauses of this definition, except for this clause (d), for the Test Period most recently ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (d) exceeds 7.5% of the aggregate amount of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition, except for this clause (d), as at the end of the Test Period most recently ended on or prior to the date of determination),

(e)    any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (confirmed in writing by notice to the Borrower), the cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,

(f)    each Foreign Subsidiary and each Unrestricted Subsidiary,

(g)    each other Restricted Subsidiary acquired pursuant to an Acquisition or other Investment and financed with secured Indebtedness Incurred pursuant to Section 6.01(h) and the Liens securing which are permitted by Section 6.02(c) (and, for the avoidance of doubt, not Incurred in contemplation of such Acquisition or other Investment), and each Restricted Subsidiary acquired in such Acquisition or other Investment that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Restricted Subsidiary is a party prohibits such Subsidiary from guaranteeing the Secured Obligations,

(h)    any Subsidiary to the extent that the guarantee of the Secured Obligations would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent, and confirmed in writing by notice to the Borrower,

(i)    any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same, which efforts may be requested by the Administrative Agent,

(j)    any Subsidiary that does not have the legal capacity to provide a guarantee of the Secured Obligations (provided that the lack of such legal capacity does not arise from any action or omission of the Borrower or any other Loan Party) and

(k)    any Special Purpose Subsidiary.

“Excluded Swap Obligation” means, with respect to any Subsidiary Loan Party or the Borrower, (a) any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (any such obligation, a “Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Subsidiary Loan Party or the Borrower pursuant to the Guarantee of, or the grant by such Subsidiary Loan Party or the Borrower of a security interest to secure, such Swap Obligation (or any guarantee pursuant to the Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Loan Party’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving pro forma effect to any applicable keep well, support, or other agreement for the benefit of such Loan Party and any and all applicable guarantees of such Loan Party’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Party is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement to which the relevant Loan Parties are party, governing such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes), including, for the avoidance of doubt, any backup withholding with respect to any such Taxes, as a result of (i) such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office in, the jurisdiction imposing such Tax or (ii) any other present or former connection between such recipient and the jurisdiction imposing such Tax, other than any connections arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents, (b) any branch profits Tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any Tax that is attributable to a recipient’s failure to comply with Section 2.17(e), (d) any U.S. federal withholding Tax imposed pursuant to a Requirement of Law in effect at the time a Lender or Issuing Bank, as applicable, acquires an interest in a Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or Section 9.02(c) (or, in the case of any Lender which is a flow-through entity for U.S. federal income tax purposes, the later date (if any) on which the Applicable Tax Owner acquired its indirect interest in this Agreement) or designates a new lending office, except to the extent that such Lender (or Applicable Tax Owner) or Issuing Bank (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a) and (e) any withholding Tax imposed pursuant to FATCA.

“Existing Credit Agreement” means the Borrower’s Credit Agreement dated as of April 2, 2013, as amended.

“Existing Credit Agreement Refinancing” means the payment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement, the termination of commitments thereunder and the discharge and release of all Guarantees and Liens existing in connection therewith.

“Existing Hedge Banks” means each of (i) HSBC Bank USA, N.A. and (ii) The Royal Bank of Nova Scotia.

“Existing Master Swap Agreement” means each Master Agreement governing Swap Obligations of the Borrower and the Restricted Subsidiaries which is in effect on the Effective Date with a counterparty that is an Existing Hedge Bank.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Borrower under the Existing Credit Agreement that (a) is outstanding on the Effective Date and (b) is listed on Schedule 1.02.

“Expected Cure Amount” has the meaning assigned to such term in Section 7.02(b).

“Extended Revolving Commitment” has the meaning assigned to such term in Section 2.21(a).

“Extended Revolving Facility” means each Class of Extended Revolving Commitments made pursuant to Section 2.21(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.21(a).

“Extended Term Facility” means each Class of Extended Term Loans made pursuant to Section 2.21(a).

“Extended Term Loan Commitment” has the meaning assigned to such term in Section 2.21(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Extending Term Lender” has the meaning assigned to such term in Section 2.21(a).

“Extension” has the meaning assigned to such term in Section 2.21(a).

“Extension Offer” has the meaning assigned to such term in Section 2.21(a).

“Facility” means the Initial Term Loan Facility, any Incremental Term Loan Facility, the Revolving Facility, any Incremental Revolving Facility, any Extended Revolving Facility and any Extended Term Facility, as the context may require.

“Fair Market Value” means, with respect to any asset or property or group of assets or property on any date of determination, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations issued thereunder or published administrative guidance issued pursuant thereto, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing, and any laws, fiscal or regulatory legislation, rules, guidance notes, or official administrative practices adopted pursuant to any such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Federal Reserve” means the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Financial Covenant” means the covenant set forth in Section 6.11.

“Financial Covenant Event of Default” has the meaning assigned to such term in Section 7.01(d).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or other financial officer of the Borrower.

“Financing Lease Obligation” means, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP as in effect on the Effective Date.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and the Existing Credit Agreement Refinancing.

“First Lien Obligations” means the Secured Obligations, any Permitted Additional Debt Obligations (other than any Permitted Additional Debt Obligations that are unsecured or are secured by a Lien on the Collateral ranking (or intended to rank) junior in priority to the Lien on the Collateral securing the Secured Obligations), any Permitted Equal Priority Refinancing Debt, collectively, and any other Indebtedness secured by a Lien on any or all of the Collateral that ranks, or is intended to rank, on an equal priority with the Liens securing the Secured Obligations.

“Fiscal Year” means the four fiscal quarter period of the Borrower ending on the Saturday closest to December 31 (i.e., the “2017 Fiscal Year” refers to the Fiscal Year ended on December 30, 2017).

“Flood Documentation” means, with respect to each Mortgaged Property located in the United States or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.03 hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee and (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iv) be otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and any and all official rulings and interpretations thereunder or thereof.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Franchise Acquisition” means the acquisition of any “Weight Watchers” franchise by the Borrower or one of its Restricted Subsidiaries.

“FSHCO” means any direct or indirect Domestic Subsidiary that has no material assets other than capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) and, if any, Indebtedness of one or more CFCs.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, it being understood that, for purposes of this Agreement, all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Effective Date, among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit B.

“Hazardous Materials” means any substance, material, pollutant, contaminant, chemical, waste, compound or constituent in any form, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes regulated pursuant to or under any Environmental Law.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Identified Qualifying Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such determination date were less than 5.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were less than 5.0% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Immediate Family Members” means with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing an individual’s household (other than an unrelated tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning set forth in Section 2.20(g).

“Incremental Base Amount” shall mean, as of any date of determination,

(a)    $250,000,000, plus

(b)    the aggregate principal amount of (i) Term Loans voluntarily prepaid prior to such date pursuant to Section 2.11(a) and (ii) the aggregate amount of cash consideration paid by any Purchasing Borrower Party to effect any assignment to it of Term Loans pursuant to Section 9.04(g), but only to the extent that such Term Loans have been canceled, plus

(c)    all permanent reductions of Revolving Commitments, Extended Revolving Commitments and Incremental Revolving Commitments pursuant to Section 2.08(b) effected prior to such date (for the avoidance of doubt, excluding any such commitment reductions required by the proviso to Section 2.20(b) or in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness Incurred to Refinance any Revolving Commitments, Incremental Revolving Commitments and/or Extended Revolving Commitments), plus

(d)    all voluntary redemptions, prepayments, repurchases, defeasances, acquisitions or similar payments or permanent reductions of commitments of all other Indebtedness constituting First Lien Obligations, in each case to the extent such Indebtedness was initially Incurred in reliance on Section 6.01(h)(i)(B)(I), Section 6.01(i)(i)(B)(I), Section 6.01(o)(i)(A) or Section 6.01(p)(i),

in each case of clauses (b), (c) and (d), except to the extent financed by the Incurrence of long term Indebtedness (including, for the avoidance of doubt, any such Indebtedness Incurred under a revolving credit facility, Incurred as Permitted Additional Debt or otherwise Incurred under Section 2.20), or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business, minus

(e)    the aggregate principal amount of Indebtedness incurred pursuant to Section 2.20(b)(A), Section 6.01(h)(i)(B)(I), Section 6.01(i)(i)(B)(I), Section 6.01(o)(i)(A) and Section 6.01(p)(i).

“Incremental Commitments” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facilities” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.20(g).

“Incremental Limit” has the meaning assigned to such term in Section 2.20(b).

“Incremental Ratio Debt Amount” has the meaning assigned to such term in Section 2.20(b) and in Section 6.01(o).

“Incremental Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Commitment Increase Lender” has the meaning assigned to such term in Section 2.20(i).

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Facility” means each Class of Incremental Revolving Commitments made pursuant to Section 2.20(a).

“Incremental Revolving Loans” means any loan made to the Borrower under a Class of Incremental Revolving Commitments or any Incremental Revolving Commitment Increase.

“Incremental Term Loan Commitment” means the Commitment of any Lender to make Incremental Term Loans of a particular Class pursuant to Section 2.20(a).

“Incremental Term Loan Facility” means each Class of Incremental Term Loans made pursuant to Section 2.20.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Incur” means to create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 6.01:

(a)    amortization of debt discount or the accretion of principal with respect to a non interest bearing or other discount security;

(b)    the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and

(c)    the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” of any Person means, without duplication:

(a)    all obligations of such Person for borrowed money;

(b)    all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)    all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) current trade or other ordinary course payables or liabilities or accrued expenses (but not any refinancings, extensions, renewals, or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof except if such trade or other ordinary course payables or liabilities or accrued expenses bear interest, (ii) any earn-out or similar obligation, unless such obligation has not been paid within 30 days after becoming due and payable and becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business);

(e)    all Financing Lease Obligations of such Person;

(f)    net obligations under any Swap Agreements;

(g)    the maximum amount (after giving pro forma effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(h)    all obligations of such Person with respect to Disqualified Equity Interests;

(i)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; and

(j)    all Guarantees by such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (iii) amounts owed to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any other Acquisition permitted under the Loan Document, (iv) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (v) Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale Leasebacks (except resulting in Financing Lease Obligations), (vi) customary obligations under employment agreements and deferred compensation arrangements, (vii) post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled, in each case, to the extent contingent and (viii) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower or any Restricted Subsidiary solely by reason of “pushdown” accounting under GAAP.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Debt of such Person and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net Swap Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (i) above shall, unless such Indebtedness has been assumed by such Person, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in similar businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Industrial Revenue Bond” shall mean any industrial revenue bond, industrial development bond or similar financings or programs; provided, that, to the extent the Borrower or its Restricted Subsidiaries enter into a Sale Leaseback with a Governmental Authority in connection with an Industrial Revenue Bond, the associated lease shall be deemed an operating lease notwithstanding anything to the contrary herein and any investment or other obligations of the Borrower or its Restricted Subsidiaries in connection therewith shall not be deemed to constitute Indebtedness thereunder.

“Information” has the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” means the Confidential Information Memorandum dated November 2017 relating to the Loan Parties and the Financing Transactions.

“Initial Revolving Facility” means the Revolving Commitments as of the Effective Date.

“Initial Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s Initial Term Commitment as of the Effective Date is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Initial Term Commitments on the Effective Date is $1,540,000,000.

“Initial Term Lender” means a Lender with an Initial Term Commitment or an outstanding Initial Term Loan.

“Initial Term Loan” has the meaning assigned to such term in Section 2.01(a).

“Initial Term Loan Facility” means the initial term loan facility with respect to the Initial Term Commitments and Initial Term Loans borrowed on the Effective Date.

“Initial Term Maturity Date” means the seventh anniversary of the Effective Date; provided that if such date is not a Business Day, the “Initial Term Maturity Date” will be the next Business Day immediately following such date.

“Intellectual Property” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Intercompany Subordinated Note” means a promissory note substantially in the form of Exhibit P.

“Interest Coverage Ratio” means as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recent Test Period ended on or prior to such date of determination to (b) Consolidated Interest Expense for such period, in each case of the Borrower and the Restricted Subsidiaries; provided that, for purposes of calculating the Interest Coverage Ratio for any period ending prior to the first anniversary of the Effective Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Effective Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Effective Date through the date of determination.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurocurrency Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Notice of Borrowing (or, if agreed to by each Lender participating therein, twelve months or any such other period may be agreed by each such Lender); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the maturity date for the applicable Class of Loans. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such Interest Period and (b) the applicable LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing repayments of principal and payments of interest in respect of such Investment (to the extent any such aggregate payments to be deducted do not exceed the original principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair

Market Value (as determined in good faith by a Financial Officer) of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of a Permitted Business Acquisition shall be the Permitted Business Acquisition Consideration, minus (i) the amount of any portion of such Investment that has been repaid to the investor as a repayment of principal or a return of capital, and of any payments or other amounts actually received by such investor representing interest, dividends, or other distributions or similar payments in respect of such Investment (to the extent the amounts referred to in clause (i) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer. For the avoidance of doubt, if the Borrower or any Restricted Subsidiary issues, sells or otherwise Disposes of any Equity Interest of a Person that is a Restricted Subsidiary in a transaction otherwise permitted by this Agreement such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be a new Investment at such time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (with a stable outlook or better) and BBB- (or the equivalent) (with a stable outlook or better) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” mean, (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests at least a 95% of its assets in investments of the type described in clauses (a) and (b) above, which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“IRS” means the U.S. Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A., (c) Citibank, N.A. and (d) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners” means JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. each in its capacity as a joint bookrunner and joint lead arranger.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Junior Financing” means any Indebtedness of the Borrower or any Restricted Subsidiary that is unsecured or secured by Liens on the Collateral ranking, or intended to rank, junior in priority to the Liens on the Collateral securing the Secured Obligations.

“Junior Financing Documentation” means any document or instrument issued or executed with respect to any Junior Financing.

“Junior Priority Lien Intercreditor Agreement” means a Junior Priority Lien Intercreditor Agreement substantially in the form of Exhibit Q-2 to this Agreement, entered into among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral ranks, or is intended to rank, junior in priority to the Liens on the Collateral securing the Secured Obligations, with such modifications thereto as the Administrative Agent may reasonably agree.

“Latest Maturity Date” means, with respect to any Incurrence, extension or other obtaining of Indebtedness or any issuance of Equity Interests, in each case at any date of determination, the latest maturity or expiration date applicable to any Facility outstanding hereunder as determined on the date of any such Incurrence, issuance, extension or obtaining, including the latest maturity or expiration date of any Incremental Term Loan, any Extended Term Loan, any Incremental Revolving Loan, any Extended Revolving Loan, any Incremental Revolving Commitment or any Extended Revolving Commitment.

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. With respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

“LCT Acquisition” has the meaning assigned to such term in the definition of the term “Limited Condition Transaction”.

“LCT Election” has the meaning assigned to such term in Section 1.10.

“LCT Redemption” has the meaning assigned to such term in the definition of the term “Limited Condition Transaction”.

“LCT Test Date” has the meaning assigned to such term in Section 1.10.

“Lender Insolvency Event” means that such Lender or its Parent Company is the subject of a proceeding under any Debtor Relief Laws, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment under any Debtor Relief Laws.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Amendment or an Extended Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means for any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Maturity Date” shall mean the date that is five Business Days prior to the Revolving Maturity Date.

“Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if no LIBO Screen Rate shall be available at such time for such Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the LIBO Rate, determined as provided above, would otherwise be less than zero, then the LIBO Rate shall be deemed to be zero for all purposes of this Agreement.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) for a period equal in length to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01 or LIBOR02) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. The term “London interbank offered rate” as used in this definition may be amended to refer to, with only the consent of the Administrative Agent and the Borrower, a comparable successor rate, provided that the Lenders shall have received at least five Business Days’ prior written notice of such amendment from the Administrative Agent and the Administrative Agent shall not have received, within five Business Days of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such successor rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or extended title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall a Non-Financing Lease Obligation or an agreement to sell, or the license or sublicense of Intellectual Property in the ordinary course of business, be deemed to constitute a Lien.

“Limited Condition Transaction” means any (i) Investment or Acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise) by the Borrower and/or one or more of its Restricted Subsidiaries permitted by this Agreement that the Borrower or any Restricted Subsidiary is contractually committed to consummate (it being understood such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and the consummation of which is not conditioned on the availability of, or on obtaining, third party financing (each of the transactions described in this clause (i), an “LCT Acquisition”) or (ii) redemption, repurchase, defeasance, satisfaction and discharge or prepayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment (each of the transactions described in this clause (ii), an “LCT Redemption”).

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any applicable Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Guarantee and Collateral Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any proceeding under any applicable Debtor Relief Law, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Security Documents, any Customary Intercreditor Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(k) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Management Plan” means an equity plan or program for the sale or issuance of Equity Interests of a Restricted Subsidiary in an amount not to exceed 5% of the outstanding common Equity Interests of such Restricted Subsidiary to local management or a plan or program in respect of Restricted Subsidiaries of the Borrower whose principal business is conducted outside of the United States.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, Lenders having, as applicable, Revolving Exposures, Term Loans and unused Commitments of such Class representing more than 50% of the aggregate Revolving Exposures, Term Loans and unused Commitments of such Class; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of the Required Lenders.

“Management Investors” means the officers, directors and employees of the Borrower and the Restricted Subsidiaries who become investors in the Borrower.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Federal Reserve.

“Master Agreement” has the meaning assigned to such term in the definition of the term “Swap Agreement”.

“Material Adverse Effect” means any event, development or circumstance or condition that would materially adversely affect (a) the business, operations or the financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under the Loan Documents; or (c) the rights and remedies available to the Lenders or the Administrative Agent under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations) of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be its Swap Termination Value.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“MFN Exception” has the meaning assigned to such term in Section 2.20(c).

“MFN Protection” has the meaning assigned to such term in Section 2.20(c).

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.21(b).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns capital stock.

“MNPI” means any material information with respect to the Borrower or any of its Subsidiaries or any of their respective securities for purposes of United States federal securities laws that is not publicly available and has not been made available to investors in the Borrower’s public securities.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, security deed, hypothec, charge or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations (provided, that in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage, documentary, intangible taxes or other similar mortgage taxes or recording fees, such Mortgage shall only secure an amount not to exceed the Fair Market Value of the Mortgaged Property as reasonably determined by Borrower). Each Mortgage shall be entered into by the owner of a Mortgaged Property in favor of the Administrative Agent and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower with such provisions as may be required by local laws.

“Mortgaged Property” means each parcel of Real Property and the improvements thereon owned in fee by a Loan Party (unless such parcel is an Excluded Asset) and with respect to which a Mortgage is granted.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Necessary Cure Amount” has the meaning assigned to such term in Section 7.02(b).

“Net Cash Proceeds” means with respect to any Prepayment Event, Incurrence of Indebtedness, any issuance of Equity Interests or any capital contribution or any Disposition of any Investment (including any Designated Non-Cash Consideration):

(a)    the gross cash proceeds (including payments from time to time in respect of installment or earn-out obligations, if applicable, but only as and when received and, with respect to any Casualty Prepayment Event, any insurance proceeds, eminent domain awards or condemnation awards in respect of such Casualty Prepayment Event) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, Incurrence of Indebtedness, issuance of Equity Interests, receipt of a capital contribution or Disposition of any Investment, less

(b)    the sum of:

(i)    in the case of any Prepayment Event or such Disposition, the amount, if any, of all taxes paid or estimated to be payable by any Parent Entity, the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event or such Disposition (including withholding taxes imposed on the repatriation of any such Net Cash Proceeds),

(ii)    in the case of any Prepayment Event or such Disposition, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any amounts deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event or such Disposition and (y) retained by the Borrower or any of the Restricted Subsidiaries, including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event or such Disposition occurring on the date of such reduction,

(iii)    in the case of any Prepayment Event or such Disposition (other than a Receivables Prepayment Event), the amount of any principal amount, premium or penalty, if any, interest or other amounts on any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event or such Disposition to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event or such Disposition and such Indebtedness is actually so repaid (other than Indebtedness outstanding under the Loan Documents or otherwise subject to a Customary Intercreditor Agreement and any costs associated with the unwinding of any Swap Obligations in connection with such transaction),

(iv)    in the case of any Asset Sale Prepayment Event, the amount of any proceeds of such Asset Sale Prepayment Event that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 5.02); provided that:

(A)    the Borrower or the applicable Restricted Subsidiary shall comply with the Collateral and Guarantee Requirement with respect to such reinvestment if applicable,

(B)    any portion of such proceeds that has not been so reinvested within the Reinvestment Period (or, if made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period, within 180 days after the end of the Reinvestment Period) shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on (1) the last day of the Reinvestment Period or (2) in the case of any such proceeds made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period, the 180th day after the end of the Reinvestment Period and (y) be applied to the prepayment of Term Loans in accordance with Section 2.11(b) or to the prepayment, repurchase, defeasance, acquisition or redemption of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 2.11(b), and

(C)    any proceeds subject to an Acceptable Reinvestment Commitment that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment contemplated by such Acceptable Reinvestment Commitment is not made) shall be applied to the prepayment of Term Loans in accordance with Section 2.11(b) or to the prepayment, repurchase, defeasance, acquisition or redemption of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 2.11(b), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the end of the Reinvestment Period,

(v)    in the case of any Casualty Prepayment Event, the amount of any proceeds of such Casualty Prepayment Event that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 5.02), including for the repair, restoration or replacement of the asset or assets subject to such Casualty Prepayment Event; provided that:

(A)    the Borrower or the applicable Restricted Subsidiary shall comply with the Collateral and Guarantee Requirement with respect to such reinvestment if applicable,

(B)    any portion of such proceeds that has not been so reinvested within the Reinvestment Period (or, if made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period, within 180 days after the end of the Reinvestment Period) shall (x) be deemed to be Net Cash Proceeds of a Casualty Prepayment Event occurring on (1) the last day of the Reinvestment Period or (2) in the case of any such proceeds made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period, the 180th day after the end of the Reinvestment Period and (y) be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance, acquisition or redemption of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 2.11(b), and

(C)    any proceeds subject to an Acceptable Reinvestment Commitment that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment, repair, restoration or replacement contemplated by such Acceptable Reinvestment Commitment is not made) shall be applied to the prepayment of Term Loans in accordance with Section 2.11(b) or to the prepayment, repurchase, defeasance, acquisition or redemption of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case to the extent permitted under Section 2.11(b), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the end of the Reinvestment Period,

(vi)    in the case of any Asset Sale Prepayment Event or Casualty Prepayment Event by any non-Wholly Owned Restricted Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof,

(vii)    in the case of any Prepayment Event, Incurrence of Indebtedness, Disposition, issuance of Equity Interests or receipt of a capital contribution, the reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees or commissions), issuance costs, discounts and other costs and expenses (and, in the case of the Incurrence of any Indebtedness the proceeds of which are required to be used to prepay any Class of Loans and/or reduce any Class of Commitments under this Agreement, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction), and payments made in order to obtain a necessary consent required by Requirements of Law, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above, and

(viii)    in the case of any Asset Sale Prepayment Event or Disposition, any amounts funded into escrow established pursuant to the documents evidencing any such Asset Sale Prepayment Event or Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale Prepayment Event or Disposition until such amounts are released to the Borrower or a Restricted Subsidiary;

provided that, in the case of any Asset Sale Prepayment Event or Casualty Prepayment Event, (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $20,000,000 and (y) no such net cash proceeds in any calendar year shall constitute Net Cash Proceeds with respect to any applicable Prepayment Event until the aggregate amount of all such net cash proceeds exceed $50,000,000 (and then only with respect to the amount in excess of $50,000,000).

For purposes of calculating the amount of Net Cash Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any of its Subsidiaries or Parent Entities shall be disregarded.

“New Project” means (a) each facility or operating location which is either a new facility, location or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, location or office owned by the Borrower or its Restricted Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Debt Fund Affiliate” means any Affiliate of the Borrower (other than the Borrower or any Restricted Subsidiary) that is not a Debt Fund Affiliate.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Financing Lease Obligations” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP as in effect on the Effective Date. For avoidance of doubt, (i) a straight-line or operating lease shall be considered a Non-Financing Lease Obligation and (ii) if the Borrower or its Restricted Subsidiaries enter into a Sale Leaseback with a Governmental Authority in connection with an Industrial Revenue Bond, the associated lease shall be deemed to be a Non-Financing Lease Obligation notwithstanding anything to the contrary herein.

“Non-Guarantor” means any Restricted Subsidiary that is not a Loan Party or that does not become a Loan Party in accordance with Section 5.11 (after giving effect to any applicable grace periods or extensions of time periods included therein to allow such Restricted Subsidiary to become a Loan Party in accordance with the terms thereof).

“Non-Guarantor Cap” means (a) the greater of (x) $60,000,000 and (y) 5.0% of Consolidated Total Assets of the Borrower (measured as of the date such Indebtedness is Incurred based upon the Section 5.01 Financials which have most recently been delivered on or prior to such date) minus (b) the aggregate principal amount of Indebtedness then outstanding and Incurred by a Non-Guarantor pursuant to Sections 6.01(h), (i) and (p).

“Non-Guarantor Casualty Prepayment Event” has the meaning set forth in Section 2.11(h).

“Non-Guarantor Disposition” has the meaning set forth in Section 2.11(h).

“Not Otherwise Applied” shall mean, with reference to any Net Cash Proceeds of any cash capital contribution, net proceeds of any non-cash capital contribution or the Net Cash Proceeds from the sale or issuance of any Qualified Equity Interests that is proposed to be applied to a particular use or transaction, that such amount was not previously applied or is not simultaneously being applied, to any other use, payment or transactions other than such particular use, payment or transaction.

“Notice of Borrowing” means a notice of borrowing substantially in the form of Exhibit R hereto or such other form as may be reasonably acceptable to the Administrative Agent.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“OFAC” has meaning set forth in the definition of “Embargoed Person.”

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Open Market Purchase” has the meaning assigned to such term in Section 9.04(g).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and by-laws or other organizational or governing documents of such Person (including any limited liability company or operating agreement).

“Other Taxes” means all present or future recording, stamp, documentary, or similar excise or other Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment of a Loan or Commitment (“Assignment Taxes”), but only to the extent such Assignment Taxes are not imposed in respect of an assignment made at the request of the Borrower and are imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than any connections arising solely from such assignor or assignee having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Federal Reserve), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the equity interests of such Lender.

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Borrower.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Participating Member State” means each state as described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Additional Debt” means

(i)    secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens on the Collateral ranking equal in priority to Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) or by Liens on the Collateral ranking junior in priority to the Liens on the Collateral securing the Secured Obligations) or

(ii)     secured or unsecured loans (which loans, if secured, may be secured by Liens on the Collateral ranking equal in priority to Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) or by Liens on the Collateral ranking junior in priority to the Liens on the Collateral securing the Secured Obligations), in each case Incurred by the Borrower or a Subsidiary Loan Party; provided that

(a)     the terms of such Indebtedness or commitments do not provide for maturity or any scheduled amortization or mandatory repayment, mandatory redemption, mandatory commitment reduction, mandatory offer to purchase or sinking fund obligation prior to the Latest Maturity Date, other than, subject (except, in the case of any such Indebtedness or commitments that constitute, or are intended to constitute, other First Lien Obligations) to the prior repayment or prepayment of, or the prior offer to repay or prepay (and to the extent such offer is accepted, the prior repayment or prepayment of) the Loan Document Obligations, customary prepayments, commitment reductions, repurchases, redemptions, defeasances, acquisitions or satisfactions and discharges, or offers to prepay, reduce, redeem, repurchase, defease, acquire or satisfy and discharge upon, a change of control, asset sale event or casualty, eminent domain or condemnation event, or on account of the accumulation of excess cash flow (in the case of loans or commitments), AHYDO Catch-Up Payments and customary acceleration rights upon an event of default; provided that the foregoing requirements of this clause (a) shall not apply to the extent such Indebtedness or commitments either are subject to Customary Escrow Provisions (but only for so long as such Indebtedness is so subject) or that constitute a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (a) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, provided, further, that any such Indebtedness that is a First Lien Obligation may participate on a pro rata basis or less than pro rata basis (but not, except in the case of any Refinancing of such Indebtedness, on a greater than a pro rata basis) in any mandatory prepayments with the Term Loans hereunder,

(b)     except for any of the following that are applicable only to periods following the Latest Maturity Date, the covenants, events of default, Subsidiary guarantees and other terms for such Indebtedness or commitments (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, funding discounts, original issue discounts and redemption or prepayment terms and premiums), when taken as a whole, are determined by the Borrower to not be materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement, when taken as a whole (other than covenants, events of default, subsidiary guarantors and other terms that are applicable after the Latest Maturity Date or added for the benefit of each Facility, including, if the documentation governing such Indebtedness or commitments contains any Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant, the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant for the benefit of each Facility (provided, however, that, if (x) the documentation governing the Permitted Additional Debt that includes a Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, then this Agreement shall be amended to include such Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Indebtedness or commitments shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness or the providing of such commitments, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or commitments or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)),

(c)     if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary “high yield” subordination of such Indebtedness to the Secured Obligations,

(d)     any Permitted Additional Debt may not be guaranteed by any subsidiaries of the Borrower that do not guarantee the Secured Obligations,

(e)     any secured Permitted Additional Debt Incurred may not be secured by any assets that do not secure the Secured Obligations and shall be subject to an applicable Customary Intercreditor Agreement and

(f)     any Permitted Additional Debt in the form of loans secured by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) shall be subject to the MFN Protection set forth in Section 2.20(c) (but subject to the MFN Exception to such MFN Protection) as if such Permitted Additional Debt were an Incremental Term Loan.

“Permitted Additional Debt Documents” means any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Permitted Additional Debt by any Loan Party.

“Permitted Additional Debt Obligations” means, if any secured Permitted Additional Debt has been Incurred by or provided to any Loan Party and is outstanding, the collective reference to (a) the due and punctual payment of (i) the principal of, and premium on, if any, and interest at the applicable rate provided in the applicable Permitted Additional Debt Documents (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) on any such Permitted Additional Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, redemption or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any applicable Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Loan Party to any of the Permitted Additional Debt Secured Parties under the applicable Permitted Additional Debt Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any Loan Party under or pursuant to applicable Permitted Additional Debt Documents.

“Permitted Additional Debt Secured Parties” means the holders from time to time of the secured Permitted Additional Debt Obligations (and any representative on their behalf).

“Permitted Business Acquisition” means any Acquisition (including any Franchise Acquisition) by the Borrower or any of the Restricted Subsidiaries, so long as (a) such Acquisition and all transactions related thereto shall be consummated in all material respects in accordance with all Requirements of Law, (b) such Acquisition involves the acquisition of such Person, or the assets of such Person, as the case may be, whose business constitutes a business permitted by Section 5.15, (c) if such Acquisition involves the acquisition of Equity Interests of a Person that upon such Acquisition would become a Subsidiary, such Acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and, to the extent required by the Collateral and Guarantee Requirement, a Subsidiary Loan Party, (d) to the extent set forth in the definition of the term “Collateral and Guarantee Requirement” and within the time frames set forth in Section 5.10, such Acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired and (e) subject to Section 1.10, both immediately prior to and after giving pro forma effect to such Acquisition, no Event of Default under either Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) shall have occurred and be continuing.

“Permitted Business Acquisition Consideration” means in connection with any Permitted Business Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Business Acquisition at the time such Permitted Business Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable in cash for such Permitted Business Acquisition, whether payable at or prior to the consummation of such Permitted Business Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness assumed in connection with such Permitted Business Acquisition; provided, in each case, that any such future payment that is subject to a contingency shall be considered Permitted Business Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Business Acquisition) to be established in respect thereof by the Borrower or its Restricted Subsidiaries.

“Permitted Cure Securities” means Qualified Equity Interests of the Borrower in the form of common equity or in such other form as is reasonably acceptable to the Administrative Agent, in each case, issued pursuant to Section 7.02.

“Permitted Equal Priority Refinancing Debt” mean any secured Indebtedness Incurred by the Borrower and/or any Subsidiary Loan Party in the form of one or more series of senior secured notes, bonds, debentures or loans; provided that

(a)    such Indebtedness is secured by Liens on all or a portion of the Collateral on an equal priority basis with the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral,

(b)    such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness”,

(c)    such Indebtedness is not at any time guaranteed by any Subsidiaries of the Borrower other than Subsidiaries that are Subsidiary Loan Parties and

(d)    the holders of such Indebtedness (or their representative) and the Administrative Agent shall become parties to a Customary Intercreditor Agreement.

“Permitted Holder” means (i) the Controlling Shareholder, (ii) the Management Investors and their Immediate Family Members (including any Management Investors (or their Immediate Family Members) holding Equity Interests through an Equityholding Vehicle), (iii) Oprah Winfrey and her Affiliates and Immediate Family Members, (iv) the heirs, executors and administrators of the estate of any such individual referred to in the foregoing clause (ii) and clause (iii) hereof, (v) any trust for the benefit of any such individual referred to in the foregoing clause (ii) and clause (iii), (vi) upon the death of any such individual referred to in the foregoing clause (ii) and clause (iii), any Person who was an Affiliate of such person that upon his or her death directly or indirectly owns Equity Interests in any Parent Entity of the Borrower, the Borrower or any Subsidiary, (vii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing Permitted Holders are members and any member of such group; provided, that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, such Controlling Shareholder or Management Investors (including such Equityholding Vehicle), collectively, own, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Borrower held by such group and (viii) any Permitted Plan.

“Permitted Investment” has the meaning assigned to such term in Section 6.04.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness Incurred by the Borrower and/or any Subsidiary Loan Party in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that

(a)     such Indebtedness is secured by Liens on all or a portion of the Collateral on a junior priority basis to the Liens on the Collateral securing the Secured Obligations and any other First Lien Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral,

(b)     such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on the Collateral that ranks junior in priority to the Liens on the Collateral securing the Secured Obligations and any other First Lien Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”),

(c)     the holders of such Indebtedness (or their representative) and the Administrative Agent shall become parties to a Customary Intercreditor Agreement, and

(d)     such Indebtedness is not at any time guaranteed by any Subsidiaries of the Borrower other than Subsidiaries that are Subsidiary Loan Parties.

“Permitted Plan” means any employee benefits plan of the Borrower or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness Incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that

(A)    the principal amount (or, if higher, accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or, if higher, accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to the consummation of such Refinancing except by an amount equal to the unpaid accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including OID, closing payments, upfront fees and similar fees) incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder,

(B)    if the Indebtedness being Refinanced is Indebtedness permitted by Section 6.01(a), (b), (o) or (dd), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that any Loan Party may be added as an additional direct or contingent obligor in respect of such Permitted Refinancing Indebtedness),

(C)    such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the earlier of (x) the final maturity date of the Refinanced Indebtedness and (y) the Latest Maturity Date, and shall have a Weighted Average Life to Maturity equal to or greater than the lesser of (1) the Weighted Average Life to Maturity of the Refinanced Indebtedness and (2) the greatest Weighted Average Life to Maturity of any Class of Term Loans the outstanding; provided that the foregoing requirements of this clause (C) shall not apply to the extent such Indebtedness either is subject to Customary Escrow Provisions (but only for so long as such Indebtedness is so subject) or constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (C) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges,

(D)    to the extent such Refinanced Indebtedness is subordinated in right of payment to the Secured Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Secured Obligations on terms in all material respects at least as favorable, taken as a whole, to the Lenders (as determined in good faith by the Borrower) as those contained in the documentation governing the Refinanced Indebtedness (except, for the avoidance of doubt, to the extent permitted by dollar for dollar usage of any other basket set forth in Section 6.01),

(E)    (1) if such Refinanced Indebtedness is secured by any Collateral on an equal priority basis to the Secured Obligations, the Permitted Refinancing Indebtedness shall be secured on an equal or junior priority basis by the Collateral to the Secured Obligations or shall be unsecured, (2) if such Refinanced Indebtedness is secured by any Collateral on a junior priority basis to the Secured Obligations, the Permitted Refinancing Indebtedness shall be secured on a junior priority basis by the Collateral to the Secured Obligations or shall be unsecured and (3) if such Refinanced Indebtedness is secured by assets not constituting Collateral or is unsecured, the Permitted Refinancing Indebtedness shall be secured by assets not constituting Collateral or be unsecured (except, for the avoidance of doubt, in the case of each of clauses (1), (2) and (3), to the extent of any dollar for dollar usage of any other basket set forth in Section 6.01 and lien basket set forth in Section 6.02),

(F)    [reserved],

(G)    if such Refinanced Indebtedness is subject to a Customary Intercreditor Agreement and is secured by any Collateral, a Senior Representative validly acting on behalf of holders of such Permitted Refinancing Indebtedness shall become party to a Customary Intercreditor Agreement and

(H)     except for any of the following that are only applicable to periods after the Latest Maturity Date, the terms and conditions contained in the documentation governing such Permitted Refinancing Indebtedness, taken as a whole, are determined by the Borrower to either (1) be consistent with market terms and conditions and conditions at the time of incurrence, issuance or effectiveness or (2) not be materially more restrictive on the obligor or obligors of such Indebtedness than the terms and conditions, taken as a whole, contained in the documentation governing such Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates (including through fixed exchange rates), interest rate margins, rate floors, fees, funding discounts, original issue discount and redemption or prepayment terms and premiums) (provided that, such terms and conditions shall not be deemed to be “more restrictive” solely as a result of the inclusion in the documentation governing such Permitted Refinancing Indebtedness of a Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant for the benefit of each Facility (provided, however, that if (x) the documentation governing the Permitted Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant shall only be included in this Agreement for the benefit of each Revolving Facility hereunder (and not for the benefit of any term loan facility hereunder) and such Permitted Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant benefiting only such Revolving Facilities)); provided, that a certificate of Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (H) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness Incurred by the Borrower and/or any Subsidiary Loan Party in the form of one or more series of senior, senior subordinated or subordinated unsecured notes, bonds, debentures or loans; provided that (a) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (b) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Borrower other than Subsidiaries that are Subsidiary Loan Parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“Pledged Collateral” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Preferred Equity Interests” mean any Equity Interests with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” means any Asset Sale Prepayment Event, Casualty Prepayment Event, Debt Incurrence Prepayment Event or Receivables Prepayment Event.

“Prepayment Percentage” has the meaning assigned to such term in Section 2.11(b)(i).

“Previously Absent Financial Maintenance Covenant” means, at any time (x) any financial maintenance covenant that is not included in this Agreement at such time and (y) any financial maintenance covenant that is included in this Agreement at such time but with covenant levels in this Agreement that are less restrictive (as reasonably determined by the Borrower) on the Borrower and the Restricted Subsidiaries.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Entity” means any Acquired Entity or Business, any Sold Entity or Business, any Converted Restricted Subsidiary or any Converted Unrestricted Subsidiary.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Purchasing Borrower Party” mean the Borrower or any Restricted Subsidiary that makes a purchase of Loans pursuant to Section 9.04(g).

“Qualified Equity Interests” means with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Qualified Proceeds” means assets that are used or useful in, or Equity Interests of any Person engaged in, a similar business; provided that the Fair Market Value of any such assets or Equity Interests shall be determined by the Borrower in good faith.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Rating Agency” shall mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Initial Term Loans and/or the Borrower and/or any other Person, instrument or security publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Receivables Prepayment Event” means any Disposition made pursuant to Section 6.06(d)(ii).

“Redemption Notice” has the meaning set forth in Section 6.10(a)(v).

“Reference Rate” means, on any day, an interest rate per annum equal to the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to ICE Benchmark Administration Limited’s “LIBOR” rate (or by reference to the rates provided by any Person that take over the administration of such rate if ICE Benchmark Administration Limited is no longer making a “LIBOR” rate available) for deposits in Dollars (as set forth on the Bloomberg screen displaying such “LIBOR” rate (or, in the event such rate does not appear on a Bloomberg page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, in each case as selected by the Administrative Agent)) for a period equal to three-months. The term “LIBOR” as used in this definition may be amended to refer to, with only the consent of the Administrative Agent and the Borrower, a comparable successor rate, provided that the Lenders shall have received at least five Business Days’ prior written notice of such amendment from the Administrative Agent and the Administrative Agent shall not have received, within five Business Days of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such successor rate.

“Refinance” has the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Refunding Equity Interests” has the meaning set forth in Section 6.07(a).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” has the meaning assigned to such term in Regulation T of the Federal Reserve.

“Regulation U” has the meaning assigned to such term in Regulation U of the Federal Reserve.

“Regulation X” has the meaning assigned to such term in Regulation X of the Federal Reserve.

“Reinvestment Period” means, with respect to any Asset Sale Prepayment Event or Casualty Prepayment Event, the day which is 12 months after the receipt of cash proceeds by the Borrower or any Restricted Subsidiary from such Asset Sale Prepayment Event or Casualty Prepayment Event.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and controlling persons of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) and including within, from or into any building, or any structure, facility or fixture.

“Repricing Transaction” means, with respect to the Initial Term Loans, (a) the Incurrence by the Borrower of any term loans (including, without limitation, any new or additional term loans under this Agreement, whether Incurred directly or by way of the conversion of Initial Term Loans into a new Class of replacement term loans under this Agreement) that is broadly marketed or syndicated to banks, financial institutions and/or other institutional lenders or investors in financings similar to the Initial Term Loan Facility provided for in this Agreement (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Initial Term Loans of the respective equivalent Type, but excluding Indebtedness Incurred in connection with a Change in Control (or transaction that if consummated would constitute a Change in Control) or Transformative Acquisition (or transaction that if consummated would constitute a Transformative Acquisition) and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (b) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a Change in Control (or transaction that if consummated would constitute a Change in Control) or Transformative Acquisition (or transaction that if consummated would constitute a Transformative Acquisition) and, in the case of any transaction under either clause (a) or clause (b) above, the primary purpose of which is to lower the Effective Yield on the Initial Term Loans. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders. Solely for purposes of this definition, Revolving Exposures shall be deemed to include all Extended Revolving Loans of all Classes, all Incremental Revolving Loans of all Classes and any letter of credit exposure, in each case then outstanding under the related Commitments.

“Required Percentage” means, with respect to each Excess Cash Flow Period, 75%; provided that if the Consolidated First Lien Leverage Ratio at the end of any Excess Cash Flow Period, is (i) less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00, the Required Percentage shall be 50%, (ii) less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, the Required Percentage shall be 25% or (iii) less than or equal to 3.00 to 1.00, the Required Percentage shall be 0%.

“Required Reimbursement Date” has the meaning assigned to such term in Section 2.05(f).

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of the Required Revolving Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, chief accounting officer, chief operating officer, president, vice president, chief financial officer, treasurer or assistant treasurer, general counsel, secretary or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any director, manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investments” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 6.07.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other similar amount received or realized in respect thereof.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments in accordance with the terms of this Agreement.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption or pursuant to an Incremental Revolving Commitment Increase and (c) established pursuant to an Incremental Amendment or Extension Amendment. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $150,000,000.

“Revolving Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the aggregate outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Facility” means the Initial Revolving Facility and any other Revolving Commitments.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loans” means Loans made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means the fifth anniversary of the Effective Date; provided that, if such date is not a Business Day, the “Revolving Maturity Date” will be the next Business Day immediately following such date.

“S&P” means S&P Global Ratings, and any successor to its rating agency business.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or Disposed of.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” has the meaning assigned to such term in the definition of the term “Embargoed Person”.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Section 5.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 5.01(a) or 5.01(b).

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of the Borrower and the Restricted Subsidiaries (unless otherwise elected by the Borrower, or any Restricted Subsidiary, as applicable) in respect of any Cash Management Services provided to the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date (or who becomes a Lender or an Affiliate of a Lender within 30 days of the Effective Date) or (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or shall become a Lender or an Affiliate of a Lender after it has incurred such obligations.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations.

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of the Borrower and the Restricted Subsidiaries (unless otherwise elected by the Borrower, or any Restricted Subsidiary, as applicable) under (i) each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date (or who becomes a Lender or an Affiliate of a Lender within 30 days of the Effective Date) or (c) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into or shall become a Lender or an Affiliate of a Lender after it has entered into such agreement and (ii) the Existing Master Swap Agreements (but only with respect to such obligations owed to the Existing Hedge Banks and any Affiliates thereof). Secured Swap Obligations shall in no event include any Excluded Swap Obligations.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” means the Guarantee and Collateral Agreement, each Mortgage and each other security agreement, pledge agreement or other agreement or document executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.10, 5.11 or 5.14 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Unsecured Notes” means the 8.625% Senior Notes due 2025 of the Borrower issued pursuant to that certain indenture, dated as of the Effective Date, by and among the Borrower, the guarantors party thereto and The Bank of New York Mellon, as trustee.

“Significant Subsidiary” means, at any date of determination, (a) any Restricted Subsidiary whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such date of determination were equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, (b) any Restricted Subsidiary whose gross revenues (when combined with the gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for such Test Period were equal to or greater than 10.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP or (c) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total assets or gross revenues (when combined with the total assets or gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted Subsidiary (when combined with the total assets or gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in clause (h) or (i) of Section 7.01 would constitute a “Significant Subsidiary” under clause (a) or (b) above.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Notice” means a written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer” means the written offer by each Term Lender, substantially in the form of Exhibit M, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solvent” and “Solvency” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis on the Effective Date after giving effect to the Transactions, that (a) each of the Fair Value and the Present Fair Saleable Value of the assets of the Borrower and its Restricted Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (b) the Borrower and its Restricted Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (c) the Borrower and its Restricted Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature. Defined terms used in the foregoing definition shall have the meanings set forth in the solvency certificate delivered on the Effective Date pursuant to Section 4.01(h).

“Special Purpose Subsidiary” means any (a) not-for-profit Subsidiary, (b) captive insurance company or (c) any other Subsidiary formed for a specific bona fide purpose not including substantive business operations and that does not own any material assets, in each case, that has been designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Notice” means a written notice of the Borrower of a Discounted Term Loan Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit H.

“Specified Discount Prepayment Response” means the written response by each Term Lender, substantially in the form of Exhibit I, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Event” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.

“Specified Voluntary Prepayment” means any prepayment of Term Loans (and, to the extent the Revolving Commitments or Incremental Revolving Commitments are permanently reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans or Incremental Revolving Loans) made pursuant to Section 2.11(a)(i) or (ii), excluding any such prepayment funded with the proceeds of issuances of Equity Interests or Incurrences of Indebtedness (other than revolving Indebtedness). The amount of any Specified Voluntary Prepayment shall for all purposes of this Agreement be deemed to be the amount expended by the Borrower in making such Specified Voluntary Prepayment.

“Spot Rate” means on any day, with respect to any currency, the rate at which such currency may be exchanged into another currency, which shall be the Historical Exchange Rate on the immediately prior day as determined by OANDA Corporation and made available on its website at http://www.oanda.com/convert/fxhistory; provided that, if at the time of such determination, for any reason, no such rate is being so determined and made available by OANDA Corporation, the Spot Rate shall be such other spot rate as determined and made available by such other financial institution as shall be reasonably agreed by the Borrower and the Administrative Agent.

“Stated Amount” of any Letter of Credit mean, unless otherwise specified herein, the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application or other agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving pro forma effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Federal Reserve to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through subsidiaries has more than a 50% equity interest at the time.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to a Guarantee and Collateral Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.05(a).

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days (or such earlier period as the Administrative Agent may agree) prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the title insurance company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association/National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the title insurance company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the standard survey-related endorsements.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” shall mean any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Citibank, N.A., in its capacity as a syndication agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means an Initial Term Commitment, an Incremental Term Loan Commitment or an Extended Term Loan Commitment, as the context may require.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” means (a) with respect to the Initial Term Loans, the Initial Term Maturity Date and (b) with respect to each Class of Incremental Term Loans and Extended Term Loans, the maturity date set forth in the applicable Incremental Amendment or Extension Amendment.

“Term Loans” means Initial Term Loans, Extended Term Loans and Incremental Term Loans, as the context may require.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.01(a) or 5.01(b) or, prior to the first such requirement, the four quarter period ended September 30, 2017. A Test Period may be designated by reference to the last day thereof (i.e. the September 30, 2017 Test Period refers to the period of four consecutive fiscal quarters of the Borrower ended September 30, 2017), and a Test Period shall be deemed to end on the last day thereof.

“Tighter Financial Maintenance Covenant” means, at any time any financial maintenance covenant that is included in this Agreement at such time but with covenant levels that are more restrictive (as reasonably determined by the Borrower) on the Borrower and the Restricted Subsidiaries than the covenant levels in this Agreement.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Controlling Shareholder, the Borrower, any of their Subsidiaries or any of their Affiliates in connection with the Transactions and the other transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the consummation of the transactions contemplated by this Agreement, (b) the Financing Transactions, (c) the issuance of the Senior Unsecured Notes, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the Transaction Costs.

“Transformative Acquisition” means any Acquisition by the Borrower and the Subsidiary Loan Parties that either (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such Acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such Acquisition, would not provide the Borrower and the Subsidiary Loan Parties with adequate flexibility under this Agreement for the continuation or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Treasury Equity Interests” has the meaning set forth in Section 6.07(a).

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York, except as context may otherwise require.

“Unrestricted Cash” means, as of any date of determination, cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries on such date that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Effective Date.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(C).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Voting Stock” means, with respect to any Person, shares of such Person’s Equity Interests that is at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary that is a Wholly Owned Subsidiary of the Borrower.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares, (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law or (c) shares sold pursuant to Local Management Plans) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Power” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan Borrowing”).

SECTION 1.03. Terms Generally. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)    The term “including” is by way of example and not limitation.

(d)    Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h)    Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)    The word “will” shall be construed to have the same meaning as the word “shall.”

(k)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l)    References to Organizational Documents, agreements (including the Loan Documents) and other contractual obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Agreement.

(m)    Excepted as expressly provided for herein, references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

SECTION 1.04. Accounting Terms; GAAP.

(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Borrower’s historical financial statements, except as otherwise specifically prescribed herein; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any Accounting Change occurring after the Effective Date on the operation of such provision and (ii) if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Effective Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted as if such Accounting Change had not occurred until such notice shall has been withdrawn or such provision amended in accordance herewith, but only to the extent that, without material burden or expense, the Borrower, its auditors and/or its financial systems are capable of interpreting such provisions as if such Accounting Change had not occurred.

(b)    Where reference is made to “the Borrower and its Restricted Subsidiaries, on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(c)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825-Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value” as defined therein and (ii) all leases and obligations under any leases of any Person that are or would be characterized as operating leases and/or operating lease obligations in accordance with GAAP on January 1, 2016 (whether or not such operating leases and/or operating lease obligations were in effect on such date) shall continue to be accounted for as Non-Financing Lease

Obligations (and not as Financing Leases and/or Financing Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized as Financing Leases and/or Financing Lease Obligations.

(d)    For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Consolidated Net Income of such Person or business shall not be excluded from the calculation of Consolidated Net Income until such Disposition shall have been consummated.

SECTION 1.05. Currency Translation. For purposes of any determination under Article V, Article VI (other than the Financial Covenant) or Article VII or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts Incurred, outstanding or proposed to be Incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article VI or Article VII with respect to the amount of any Indebtedness, Lien, Investment, Disposition or Restricted Payment or payment under Section 6.10 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is Incurred or made or Disposition or Restricted Payment or payment under Section 6.10 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, if such Indebtedness is Incurred (and, if applicable, any associated Lien granted) under a particular basket to Refinance other Indebtedness denominated in a foreign currency that was originally Incurred under the same basket, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or, if higher, the aggregate issue price or accreted amount, if applicable) of such Refinanced Indebtedness (and, if applicable, any associated Lien granted) does not exceed the principal amount (or, if higher, the aggregate issue price or accreted amount, if applicable) of such Indebtedness being Refinanced and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.05 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be Incurred or made or Disposition or Restricted Payment or payment under Section 6.10 made at any time under such Sections. For purposes of the Financial Covenant, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Sections 5.01(a) or (b).

SECTION 1.06. [Reserved].

SECTION 1.07. Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.08. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.09. Timing of Payment or Performance. Unless otherwise specified (including pursuant to Section 2.18), when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 1.10. Limited Condition Transactions.

(a)    In connection with any action being taken in connection with a Limited Condition Transaction, solely for purposes of determining compliance with any provision of this Agreement that requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the LCT Test Date applicable to such Limited Condition Transaction. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any Default, Event of Default or specified Event of Default occurs following the relevant LCT Test Date and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b)    In connection with any action being taken in connection with a Limited Condition Transaction, solely for purposes of:

(i)    determining compliance with any provision of this Agreement which requires the calculation of the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Total Leverage Ratio, or the Interest Coverage Ratio (but, for the avoidance of doubt, not for purposes of determining whether the Borrower has actually complied with the Financial Covenant in Section 6.11); or

(ii)    determining the amount or availability of any baskets set forth in this Agreement based on any financial ratio or metric (including baskets measured as a percentage of Consolidated Total Assets or Consolidated EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of compliance with such provision or basket hereunder shall be deemed to be the date (the “LCT Test Date”) that is (x) in the case of an LCT Acquisition (including any LCT Redemption consummated in connection with an LCT Acquisition), the date on which the definitive acquisition agreements for such Limited Condition Transaction are entered into or (y) in connection with any other LCT Redemption, the date of irrevocable notice of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment to the relevant debt holders of their agent or representative, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Test Period most recently ended on or prior to the applicable LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, on or prior to the date of consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such ratio or basket has been satisfied in connection with such Limited Condition Transaction. If the Borrower has made an LCT Election for any

Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or test with respect to the Incurrence of Indebtedness or Liens, or the making of distributions or Restricted Payments, Investments, payments pursuant to Section 6.10, Dispositions, mergers, Dispositions of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or test shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated. For the avoidance of doubt, this Section 1.10 shall not apply to Section 4.02 for purposes of any Credit Extension under any Revolving Facility.

SECTION 1.11. Pro Forma and Other Calculations.

(a)    Notwithstanding anything to the contrary herein, financial ratios and tests (including measurements of Consolidated Total Assets or Consolidated EBITDA), including the Interest Coverage Ratio, Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio and Consolidated Total Leverage Ratio, shall be calculated in the manner prescribed by this Section 1.11; provided that, notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.11, when calculating the Consolidated First Lien Leverage Ratio for purposes of (i) the definition of “Applicable Rate,”, (ii) calculating the covenant in Section 6.11 (ii) Section 2.11(b) and Section 2.11(c) the events described in this Section 1.11 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided, however, that for purposes of any determination under Section 2.11(c), Consolidated First Lien Debt shall be determined after giving pro forma effect to any (A) voluntary prepayments of Term Loans made pursuant to Section 2.11(a), (B) secured Permitted Additional Debt and secured Credit Agreement Refinancing Indebtedness constituting First Lien Obligations voluntarily prepaid, repurchased, defeased, acquired, redeemed or similarly paid, (C) the aggregate principal amount of Term Loans assigned to any Purchasing Borrower Party (or, if lower, the aggregate amount of cash consideration paid by any Purchasing Borrower Party) pursuant to Section 9.04(g), but only to the extent that such Term Loans have been cancelled and (D) the aggregate amount of all permanent reductions of Revolving Commitments, Extended Revolving Commitments, Incremental Revolving Commitments pursuant to Section 2.08(b) (for the avoidance of doubt, excluding any such commitment reductions required by the proviso to Section 2.20(b) or in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness Incurred to Refinance any Revolving Commitments, Incremental Revolving Commitments and/or Extended Revolving Commitments), in each case, after the end of the Borrower’s most recently ended full fiscal year and prior to the date of the applicable payment to be made pursuant to such Section 2.11(c) assuming such prepayments had been made on the last day of such fiscal year. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which Section 5.01 Financials have been delivered. For purposes of calculating Interest Coverage Ratio, Consolidated First Lien Leverage ratio, Consolidated Secured Leverage Ratio and Consolidated Total Leverage Ratio in connection with an Incurrence of Indebtedness for purposes of Section 2.20 and Sections 6.01(h), (i), (o) and (p), all commitments with respect to such Indebtedness so Incurred shall be deemed fully drawn with respect to such Indebtedness Incurred in reliance upon such ratios (but not, for the avoidance of doubt, with respect to any Indebtedness Incurred prior to such applicable Incurrence) and such ratios shall be calculated without netting the cash proceeds of such Indebtedness being Incurred.

(b)    For purposes of calculating any financial ratio or test (including Consolidated Total Assets or Consolidated EBITDA), Specified Events (with any Incurrence or Refinancing of any

Indebtedness in connection therewith to be subject to clause (d) of this Section 1.11) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Events (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Event) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets or “unrestricted” cash and Cash Equivalents, on the last day of the applicable Test Period). If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Event that would have required adjustment pursuant to this Section 1.11, then such financial ratio or test (including Consolidated Total Assets and Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.11.

(c)    Whenever pro forma effect or a determination of pro forma compliance (or words to similar effect) is to be given to a Specified Event, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and may include, for the avoidance of doubt and without duplication, the amount of “run rate” cost savings, operating expense reductions and cost synergies and other synergies projected by the Borrower in good faith to result from any Specified Event, in each case, as calculated in accordance with and permitted by, clause (2) of the definition of Consolidated EBITDA.

(d)    In the event that the Borrower or any Restricted Subsidiary Incurs (including by assumption or guarantee) or Refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such Incurrence or Refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Interest Coverage Ratio (or similar ratio), in which case such Incurrence or Refinancing of Indebtedness will be given effect, as if the same had occurred on the first day of the applicable Test Period); provided that, with respect to any Incurrence of Indebtedness permitted by the provisions of this Agreement in reliance on the pro forma calculation of the Interest Coverage Ratio, Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio and/or Consolidated Total Leverage Ratio, as applicable, shall not give pro forma effect to any Indebtedness being Incurred (or expected to be Incurred) substantially simultaneously or contemporaneously with the Incurrence of any such Indebtedness in reliance on any “basket” set forth in this Agreement (including the Incremental Base Amount, any “baskets” measured as a percentage of Consolidated Total Assets or Consolidated EBITDA) including any Borrowing under any Revolving Facility or, except to the extent expressly required to be calculated otherwise in Section 2.20 or Section 6.01(h), (i), (o) or (p), any revolving or delayed draw facility.

(e)    Whenever pro forma effect is to be given to a pro forma event, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest Swap Agreements applicable to such Indebtedness). To the extent interest expense generated by Swap Obligations that have been terminated is included in Consolidated Interest Expense prior to the date of the event for which the calculation of the Interest Coverage Ratio is being made, Consolidated Interest Expense shall be adjusted to exclude such expense. Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. Interest on

Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Restricted Subsidiary may designate. For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the date of the event for which the calculation of the Interest Coverage Ratio is being made, except as set forth in Section 1.11(d).

(f)    Any such pro forma calculation may include, without duplication, (1) all adjustments of the type described in clause (a)(viii) of the definition of “Consolidated EBITDA” to the extent such adjustments continue to be applicable to such Test Period, and (2) adjustments calculated in accordance with Regulation S-X under the Securities Act.

(g)    For purposes of determining compliance with Article VI hereof, in the event that an item of Indebtedness, a Lien, a Disposition, an Investment, a Restricted Payment, or a transaction limited by Section 6.07 meets the criteria of more than one of the categories of exceptions described in each applicable Section of such Article VI, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify all or a portion of such item of Indebtedness (or any portion thereof and including as between the Incremental Base Amount and the Incremental Ratio Debt Amount), Lien, Disposition, Investment, Restricted Payment, or a transaction limited by Section 6.10 in a manner that complies with the applicable Section of Article VI and will only be required to include the amount and type of such Indebtedness, Lien, Disposition, Investment, Restricted Payment, or transaction limited by Section 6.10 in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents and any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness will be deemed to have been Incurred in reliance only on the exception set forth in Section 6.01(b) (but without limiting the right of the Borrower to classify and reclassify, or later divide, classify or reclassify, Indebtedness incurred under Section 2.20 or Section 6.01(o) as between the Incremental Base Amount and the Incremental Ratio Debt Amount), and all Indebtedness outstanding in respect of the Senior Unsecured Notes and any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness will be deemed to have been Incurred in reliance only on the exception set forth in Section 6.01(dd).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Initial Term Lender agrees to make a loan (an “Initial Term Loan”) to the Borrower on the Effective Date denominated in Dollars in a principal amount not exceeding its Initial Term Commitment and (b) each Revolving Lender agrees to make Revolving Loans to the Borrower denominated in Dollars from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b)    Subject to Section 2.14, each Revolving Loan Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurocurrency Borrowing under Section 2.03 and provided an indemnity letter extending the benefits of Section 2.16 to Lenders in respect of such Borrowings.

(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurocurrency Borrowings outstanding, which total may be increased after the Effective Date upon agreement of the Borrower and the Administrative Agent to the extent that any new Classes of Loans, whether pursuant to Section 2.20 or 2.21, or otherwise, are created under this Agreement. Notwithstanding anything to the contrary herein, an ABR Revolving Loan Borrowing may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

SECTION 2.03. Requests for Borrowings. To request a Revolving Loan Borrowing or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the Business Day of such proposed Borrowing; provided that any such notice of such ABR Revolving Loan Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Notice of Borrowing shall, only in the case of Revolving Loan Borrowings, be irrevocable and shall be confirmed promptly by hand delivery, email of a “pdf” or facsimile to the Administrative Agent of a written Notice of Borrowing signed by the Borrower. Each such telephonic and written Notice of Borrowing shall specify the following information:

(i)    whether the requested Borrowing is to be a Borrowing of Revolving Loans, a Borrowing of Term Loans or a Borrowing of any other Class (specifying the Class thereof);

(ii)    the aggregate amount of such Borrowing;

(iii)    the date of such Borrowing, which shall be a Business Day;

(iv)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Loan Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Notice of Borrowing in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit denominated in Dollars for the Borrower’s own account (or for the account of any other Subsidiary of the Borrower so long as the Borrower and such other Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the fifth Business Day prior to the Revolving Maturity Date. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (e) and (f) of this Section), to be a Letter of Credit issued hereunder for the account of the Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and no Issuing Bank shall issue, any Letter of Credit the proceeds of which would be made available to any Person (i) for the purpose of funding any activity or business of or with any Embargoed Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, except, in each instance, to the extent permitted for a person required to comply with Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)    Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least three Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If reasonably requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments, (ii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit, (iii) unless otherwise agreed by such Issuing Bank, the portion of the aggregate LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed its LC Commitment and (iv) the conditions set forth in Section 4.02 shall have been satisfied. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or (ii) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure.

(c)    Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section.

(d)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Letter of Credit Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date except to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed.

(e)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, in the event that any LC Disbursement is not reimbursed by the Borrower, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower as provided in paragraph (f) of this Section in Dollars, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of

Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any issuance, amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Issuing Bank shall notify the Borrower of such LC Disbursement in accordance with the provisions of Section 2.05(h) and the Borrower shall reimburse such LC Disbursement by paying, whether with its own funds, with the proceeds of Revolving Loans or any other source, to the Administrative Agent the amount of such LC Disbursement (in Dollars) (i) within one Business Day of the date that the Borrower receives notice of such LC Disbursement, if the Issuing Bank provides such notice to the Borrower prior to 11:00 a.m. New York City time on such date or (ii) if such notice is received after such time, on the second Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, the “Required Reimbursement Date”), with interest on the amount of such LC Disbursement payable from and including the date of such LC Disbursement to but excluding the Required Reimbursement Date at a rate per annum described in Section 2.05(i). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in Dollars, and in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders nor any Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or wilful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery, e-mail of a “pdf” or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section.

(i)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement by the Required Reimbursement Date, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing or (ii) as of the fifth Business Day prior to the Revolving Maturity Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding Cash Collateral pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01. Each such deposit of Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent or the Issuing Bank, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender).

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Cash Equivalents and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary in this Agreement, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within one Business Day after all Events of Default are no longer continuing or after the termination of Defaulting Lender status, as applicable.

(k)    Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder. The Borrower shall provide notice to the Administrative Agent of the designation of any additional Issuing Bank.

(l)    Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero or Cash Collateralized in full. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit. The Borrower shall provide notice to the Administrative Agent of the termination of the appointment of any Issuing Bank.

(m)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank (other than the Administrative Agent) shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) within three Business Days prior to the last Business Day of each March, June, September and December, a list of all Letters of Credit issued by it that are outstanding at such time and the amount outstanding, (iv) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (v) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (vi) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

SECTION 2.06. Funding of Borrowings.

(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 1:00 p.m. (or, in the case of an ABR Loan to be funded on a same-day basis, the later of (i) 1:00 p.m. and (ii) two hours following delivery by the Borrower of the applicable Notice of Borrowing), New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and/or such other account otherwise designated by the Borrower in the applicable Notice of Borrowing; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)    The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, except with respect to Section 2.22, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07. Interest Elections.

(a)    Each Revolving Loan Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Revolving Loan Notice of Borrowing would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)    if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of the same duration as that of the previous Eurocurrency Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a)    Unless previously terminated, (i) the Initial Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments; provided further, that (1) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments at its direction (including, for the avoidance of doubt, to the Commitments with respect to any Class of Extended Revolving Commitments without any termination or reduction of the Commitments with respect to any existing Revolving Commitments of the same specified original Revolving Commitment Class) and (2) in connection with the establishment on any date of any Extended Revolving Commitments pursuant to Section 2.21, the original Revolving Commitments of any one or more Lenders providing any such Extended Revolving Commitments on such date shall be reduced in an amount equal to the amount of specified original Revolving Commitments so extended on such date (or, if agreed by the Borrower and the Lenders providing such Extended Revolving Commitments, by any greater amount so long as (a) a proportionate reduction of the existing Revolving Commitments of the same specified original Revolving Commitment Class has been offered to each Lender to whom the applicable Revolving Extension Request has been made (which may be conditioned upon such Lender becoming an Extending Lender), and (b) the Borrower prepays the original Revolving Loans of such Class owed to such Lenders providing such Extended Revolving Commitments to the extent necessary to ensure that after giving pro forma effect to such repayment or reduction, the original Revolving Loans of such Class are held by the Lenders of such Class on a pro rata basis in accordance with their original Revolving Commitments of such Class after giving pro forma effect to such reduction) (provided that (x) after giving pro forma effect to any such reduction and to the repayment of any Loans made on such date, the aggregate amount of the revolving credit exposure of any such Lender does not exceed the Revolving Commitment thereof (such revolving credit exposure and Revolving Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 2.18) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving pro forma effect to any conversion or exchange pursuant to Section 2.21 of Revolving Commitments and Revolving Loans into Extended Revolving Commitments and Extended Revolving Loans respectively, and prior to any reduction being made to the Commitment of any other Lender).

(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders within such Class in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Initial Term Loan of such Lender as provided in Section 2.10.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain the Register in accordance with Section 9.04.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e)    Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit D or E, as applicable.

SECTION 2.10. Amortization of Term Loans.

(a)    Subject to adjustment pursuant to Section 2.11(a)(ii)(F) and Section 2.11(f), the Borrower shall repay Initial Term Loans on the last Business Day of each March, June, September and December (commencing with March 30, 2018) in the principal amount of Initial Term Loans equal to (i) the aggregate outstanding principal amount of Initial Term Loans immediately after closing on the Effective Date multiplied by (ii) 1.25%.

(b)    To the extent not previously paid, (i) all Initial Term Loans shall be due and payable on the Initial Term Maturity Date and (ii) all other Term Loans shall be due and payable on the applicable Term Loan Maturity Date.

SECTION 2.11. Prepayment of Loans.

(a)    (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing at par in whole or in part, subject to the requirements of this Section; provided that in the event that, on or prior to the date that is 12 months following the Effective Date, the Borrower (x) makes any optional prepayment of Initial Term Loans incurred on the Effective Date in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Initial Term Lender, (I) in the case of clause (x), a prepayment premium of 1.00% of the amount of the Initial Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1.00% of the aggregate amount of the applicable Initial Term Loans outstanding immediately prior to such amendment. Each prepayment in respect of any Class of Term Loans pursuant to this Section 2.11(a)(i) shall be applied to reduce the installments of principal in such order as the Borrower may determine and may be applied to any Class of Term Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an original Term Loan Class pursuant to this Section 2.11(a)(i) without any requirement to prepay Extended Term Loans that were converted or exchanged from such original Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 2.11(a)(i) without any requirement to prepay Term Loans of an original Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the installments of principal in direct order of maturity and/or a pro-rata basis among Term Loan Classes. All prepayments under this Section 2.11(a)(i) shall also be subject to the provisions of Sections 2.11(f) and 2.11(g). At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11(a)(i), such prepayment shall not be applied to any Loan of a Defaulting Lender.

(ii)    Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Event of Default has occurred and is continuing and (y) no proceeds of Revolving Loans are used for this purpose, the Borrower may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently cancelled and the Register updated to reflect such cancellation (calculated on the par amount thereof) immediately upon acquisition by the Borrower) on the following basis:

(A)    The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least five (5) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of a Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B)    (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2)    Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such Specified Discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)    If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this subsection (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent

shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(C)    (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be submitted with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) (it being understood that different Submitted Discounts may be specified in respect of different portions of the Submitted Amount) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)    The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3)    If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(D)    (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)    The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent

setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)    Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this subsection (D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each

Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(E)    In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of such fees and expenses from the Borrower as may be separately agreed between the Borrower and the Auction Agent in connection therewith.

(F)    If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s office in Same Day Funds not later than 12:00 noon (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Term Loans on a pro rata basis across such installments (including the installment due on the Term Loan Maturity Date of such Class). The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G)    To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)    Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)    Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J)    The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b)    (i) On each occasion that a Prepayment Event (other than a Receivables Prepayment Event) occurs, the Borrower shall, within five Business Days after the receipt of Net Cash Proceeds therefrom, offer to prepay (or, in the case of a Debt Incurrence Prepayment Event, prepay), in accordance with Section 2.11(d), Term Loans in an aggregate amount equal to 100% (the “Prepayment Percentage”) of the amount of such Net Cash Proceeds; provided, that, in the case of Net Cash Proceeds from an Asset Sale Prepayment Event or a Casualty Prepayment Event, the Borrower may use a portion of such Net Cash Proceeds to prepay, redeem, defease or repurchase any Indebtedness secured by a Lien on Collateral ranking equal in priority to the to the Liens on such Collateral securing the Secured Obligations (but without regard to the control of remedies), to the extent that the applicable documentation with respect to such Indebtedness requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, acquire or make similar payment or defease such Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of such Indebtedness constituting First Lien Obligations and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, acquire or make similar payment or defease exists and the denominator of which is the sum of the outstanding principal amount of such Indebtedness and the outstanding principal amount of Term Loans.

(ii) On each occasion that a Receivables Prepayment Event occurs, the Borrower shall within five Business Days after the receipt of Net Cash Proceeds therefrom, offer to prepay, in accordance with Section 2.11(d), Term Loans in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.

(c)    Following the end of each Fiscal Year of the Borrower, commencing with the first Excess Cash Flow Period, the Borrower shall offer to prepay Term Loans in accordance with Section 2.11(d) in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such Excess Cash Flow Period; provided that (i) such amount shall be reduced (without duplication) by (x) the aggregate amount of Specified Voluntary Prepayments made and (y) the aggregate principal amount of Term Loans assigned to any Purchasing Borrower Party (or, if lower, the aggregate amount of cash consideration paid by any Purchasing Borrower Party) pursuant to Section 9.04(g) (but only to the extent that such Term Loans have been cancelled), in each case (1) during such Excess Cash Flow Period or (2) at the election of the Borrower, on or before the date such prepayment is due pursuant to this clause (c) (any such elected payments following such Excess Cash Flow Period, “Elected Payments”), (ii) such amount shall be reduced by the portion of Excess Cash Flow applied (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, redeem, repurchase or defease Indebtedness constituting First Lien Obligations on a no more than pro rata basis with the Term Loans and (iii) such amount shall be increased by the aggregate amount of any Elected Payments made during such Excess Cash Flow Period. Each prepayment pursuant to this paragraph shall be offered to be made within ten (10) days after the date financial statements are required to be delivered pursuant to Section 5.01(a) with respect to the Excess Cash Flow Period for which Excess Cash Flow is being calculated; provided further that if the applicable amount of any prepayment of Term Loans in accordance with the foregoing is less than $10,000,000, the amount payable under this Section 2.11(c) shall be deemed to be $0.

(d)    (i) Subject to clause (ii) of this Section 2.11(d) and the provisos to each of Section 2.11(b)(i) and (c), (A) each prepayment of Term Loans required by Sections 2.11(b) and (c) (other than in connection with a Debt Incurrence Prepayment Event referred to in the parenthetical in the definition of such term) shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the applicable remaining installments of principal due in respect of each such Class of Term Loans, shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled installments of principal within each such Class in accordance with Section 2.11(f) and (B) each prepayment of Term Loans required by Section 2.11(b) in connection with a Debt Incurrence Prepayment Event referred to in the parenthetical in the definition of such term shall be allocated to any Class of Term Loans outstanding as directed by the Borrower, shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled installments of principal within each such Class in accordance with Section 2.11(f); provided that, with respect to the allocation of such prepayments under clause (A) above only between an original Term Loan Class and Extended Term Loans of the same original Class, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any such Class any such mandatory prepayment under such clause (A) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining installments of principal due in respect thereof, of the Term Loans of the original existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the original existing Term Loan Class have otherwise been repaid in full).

(ii)    With respect to each such prepayment required by Section 2.11(b) and (c) (other than any Debt Incurrence Prepayment Event), (A) the Borrower will, not later than the date specified in such Sections for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Lender of Term Loans and the Administrative Agent will promptly provide such notice to each Lender of Term Loans, (B) other than if such prepayment arises due to a Debt Incurrence Prepayment Event, each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent and the Borrower within five Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any Term Loans until the date that is specified in clause (C) below) (such amounts, the “Declined Amounts”), (C) the Borrower will make all such prepayments not so refused upon the tenth Business Day after the Lender received first notice of prepayment from the Administrative Agent and (D) thereafter, Declined Amounts shall be retained by the Borrower.

(e)    The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment under Section 2.11(a)(i) (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment, which shall be a Business Day. Each such notice shall specify the prepayment date and principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(f)    Any prepayment of a Term Loan Borrowing of any Class (i) pursuant to Section 2.11(a)(i) or pursuant to a Debt Incurrence Prepayment Event shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (or, absent such direction, in direct order of maturity) and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) pursuant to Section 2.11(b) (other than a Debt Incurrence Prepayment Event) or Section 2.11(c) shall be applied, subject to Section 2.11(d), to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section in direct order of maturity and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made.

(g)    (i) With respect to each prepayment of Revolving Loans, Extended Revolving Loans and Incremental Revolving Loans elected by the Borrower pursuant to Section 2.11(a)(i), the Borrower may designate (A) the Class and Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (B) the Revolving Loans, Extended Revolving Loans or Incremental Revolving Loans to be prepaid; provided that (x) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of such Class (except that any prepayment made in connection with a reduction of the Commitments of such Class pursuant to Section 2.08(b) shall be applied pro rata based on the amount of the reduction in the Commitments of such Class of each applicable Lender), and (y) notwithstanding the provisions of the preceding clause (x), at the option of the Borrower, no prepayment made pursuant to Section 2.11(a)(i) of Revolving Loans, Extended Revolving Loans or Incremental Revolving Loans shall be applied to the Loans of any Defaulting Lender.

(ii)    With respect to each mandatory reduction and termination of Revolving Commitments, Incremental Revolving Commitments or Extended Revolving Commitments required by clause (ii) of the proviso to Section 2.20(b), the Borrower may designate (A) the Classes of Commitments to be reduced and terminated and (B) the corresponding Classes of Loans to be prepaid; provided that (x) any such reduction and termination shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within any such Class, and (y) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or cash collateralization of letters of credit made on the date of each such reduction and termination in accordance with this Agreement, the aggregate amount of such Lenders’ credit exposures shall not exceed the remaining Commitments of such Lenders’ in respect of the Class reduced and terminated. In connection with any such termination or reduction, to the extent necessary, the participations hereunder in outstanding Letters of Credit may be required to be reallocated and related loans outstanding prepaid and then reborrowed, in each case in the manner contemplated by the last three sentences of Section 2.20(c) (as modified to account for a termination or reduction, as opposed to an increase, of such Commitment).

(h)    Notwithstanding any other provisions in Sections 2.11(b) and (c), (A) to the extent that any or all of the Net Cash Proceeds of any Asset Sale Prepayment Event by a Non-Guarantor giving rise to a prepayment event pursuant to Section 2.11(b) (a “Non-Guarantor Disposition”), the Net Cash Proceeds of any Casualty Prepayment Event from a Non-Guarantor giving rise to a prepayment event pursuant to Section 2.11(b) (a “Non-Guarantor Casualty Prepayment Event”), or any portion Excess Cash Flow attributable to the operations of a Non-Guarantor are prohibited or delayed by applicable local law from being repatriated to the United States or from being distributed to a Loan Party, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable

Non-Guarantor so long, but only so long, as the applicable local law will not permit repatriation to the United States or distribution to a Loan Party (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Non-Guarantor to promptly take all actions reasonably required by the applicable local law to permit such repatriation or distribution), and once such repatriation or distribution of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation or distribution will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation or distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation or distribution of any of or all the Net Cash Proceeds of any Non-Guarantor Disposition, any Non-Guarantor Casualty Prepayment Event or any portion of Excess Cash Flow attributable to the operations of a Non-Guarantor would have material adverse tax consequences (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or such portion Excess Cash Flow, the Net Cash Proceeds or portion of Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Non-Guarantor unless and until such material adverse tax consequences would no longer result from such repatriation or distribution.

SECTION 2.12. Fees.

(a)    The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee (the “Revolving Commitment Fee”), which shall accrue at the Applicable Rate with respect to Revolving Commitment Fees on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued Revolving Commitment Fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on January 4, 2018. All Revolving Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Revolving Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b)    The Borrower agrees to pay (i) to the Administrative Agent in Dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in Dollars a fronting fee, which shall accrue at the rate of 0.125% per annum (or such other amount as may be separately agreed between the Borrower and each applicable Issuing Bank) on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard costs with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and excluding the last Business Day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on January 4, 2018; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after receipt of a reasonably detailed invoice therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    The Borrower agrees to pay on the Effective Date to each Term Lender party to this Agreement as an Initial Term Lender on the Effective Date, an upfront payment in an amount equal to 2.00% of the stated principal amount of such Term Lender’s Initial Term Loan. Such payment shall be made to each Term Lender out of the proceeds of such Term Lender’s Initial Term Loan as and when funded on the Effective Date. Such upfront payments will be in all respects fully earned, due and payable upon the funding of the Initial Term Loans on the Effective Date.

(d)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e)    Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12, nor shall any such amounts accrue.

SECTION 2.13. Interest.

(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Notwithstanding the foregoing, during the continuance of any Event of Default pursuant to Section 7.01(a), (b), (h) or (i), if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate when such rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees to do promptly thereafter, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Notice of Borrowing requests a Eurocurrency Borrowing in Dollars, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Notice of Borrowing that is pending when such notice is received.

SECTION 2.15. Increased Costs.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate payable pursuant to Section 2.13(b));

(ii)    subject any Lender, Issuing Bank or the Administrative Agent to any Tax (other than any Indemnified Taxes and any Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans or ABR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making or maintaining any Eurocurrency Loan or ABR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or the Administrative Agent of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, such Issuing Bank or the Administrative Agent, the Borrower will pay to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or the Administrative Agent, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b)    If any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on a Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c)    A certificate of a Lender, an Issuing Bank or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company or the Administrative Agent, as the case may be, in reasonable detail as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, such Issuing Bank or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)    Notwithstanding the foregoing, no Lender or Issuing Bank shall be entitled to seek compensation under this Section 2.15 based on the occurrence of a Change in Law arising solely from the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III or, in each case, any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Issuing Bank, as applicable, is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.15.

(e)    Failure or delay on the part of any Lender, Issuing Bank or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, such Issuing Bank’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, an Issuing Bank or the Administrative Agent pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender, such Issuing Bank or the Administrative Agent, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s, such Issuing Bank’s or the Administrative Agent’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto

(including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss (excluding loss of anticipated profits), cost and expense that such Lender actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain Eurocurrency Loans. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand.

SECTION 2.17. Taxes.

(a)    Unless required by applicable Requirements of Law, any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, provided that if any applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings of Indemnified Taxes applicable to additional amounts payable under this Section 2.17), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)    Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c)

(i)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent, such Lender or such Issuing Bank, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(ii)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after written demand therefor, for the full amount of (A) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligations of the Loan Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(d)    As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Each Lender shall, at such times as are reasonably requested by Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by Requirements of Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents (including, in the case of a Lender seeking exemption from the withholding imposed under FATCA, any documentation necessary to prevent such withholding). In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law, or reasonably requested by the Borrower or the Administrative Agent, as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below in this Section 2.17(e)) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Notwithstanding the foregoing, the completion, execution and submission of such documentation (other than documentation set forth in Section 2.17(e)(i), 2.17(e)(ii)(A) through (D) and 2.17(e)(iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i)    Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Requirements of Law or upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly signed copies of IRS Form W-9 (or any successor forms) certifying that such Lender is a United States person exempt from U.S. federal backup withholding.

(ii)    Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Requirements of Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)    in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or W-8BEN-E, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty,

(B)    two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit O-1, O-2, O-3 or O-4, as applicable (any such certificate a “U.S. Tax Compliance Certificate”), or any other form approved by the Administrative Agent with the written consent of the Borrower (not to be unreasonably withheld or delayed), to the effect that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(D)    to the extent a Lender is not the beneficial owner of the applicable Loan (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of the Lender, each accompanied by a Form W-8ECI, W-8EXP, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s)), or

(E)    any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii)    If a payment made to a Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times required by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation required by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any form or documentation that such Lender is not legally eligible to deliver.

(f)    If the Administrative Agent, an Issuing Bank or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent, such Lender or such Issuing Bank, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund or credit received from the relevant taxing authority (provided that the Administrative Agent, such Lender or such Issuing Bank may delete any information therein that the Administrative Agent, such Lender or such Issuing Bank deems confidential). Notwithstanding anything to the contrary, this clause (f) shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to Taxes which it deems confidential).

(g)    For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and the term “Requirements of Law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)    The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in Same Day Funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Eurocurrency Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan, all reimbursements of any LC Disbursements, all payments of accrued interest payable on a Loan or LC Disbursement and all other payments under each Loan Document shall be made in Dollars except as otherwise expressly provided herein.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    Except as otherwise permitted hereunder, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any of its Loans of any Class or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements and accrued interest thereon than the proportion received by any other relevant Lender in respect of such other Lenders’ Loans of such Class or participation in LC Disbursements, as applicable, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class or participations in LC Disbursements from the relevant Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class or participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment by the Borrower or any Loan Party made pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents (including the application of funds arising from the existence of a Defaulting Lender and as contemplated by Sections 2.11(a)(ii) and 9.04(g)), (B) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in LC Disbursements to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts (at the expense of the Borrower) to designate a different Lending Office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or eliminate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be disadvantageous in any material economic, legal or regulatory respect to such Lender.

(b)    If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate at par, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts due and payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20. Incremental Credit Extensions.

(a)    The Borrower may at any time or from time to time after the Effective Date, by written notice delivered to the Administrative Agent request (i) one or more additional Classes of term loans or additional or increases in term loans of the same Class of any existing Class of term loans, in each case, in Dollars or any other currency (the “Incremental Term Loans”), (ii) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase”) or (iii) one or more additional Classes of revolving credit commitments (the “Incremental Revolving Commitments,” and, together with the Incremental Term Loans and the Incremental Revolving Commitment Increases, the “Incremental Facilities” and the commitments in respect thereof are referred to as the “Incremental Commitments”); provided that, subject to Section 1.10, at the time that any such Incremental Term Loan, Incremental Revolving Commitment Increase or Incremental Revolving Commitment is made or effected (and after giving pro forma effect thereto), except as set forth in the proviso to clause (b) below, no Event of Default (or, in the case of the Incurrence or provision of any Incremental Facility in connection with an Acquisition, no Event of Default under Section 7.01(a), (b), (h) or (i)) shall have occurred and be continuing.

(b)    Each tranche of Incremental Term Loans, each tranche of Incremental Revolving Commitments and each Incremental Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $5,000,000 (it being understood that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth below) (and in minimum increments of $1,000,000 in excess thereof), and, subject to the proviso at the end of this Section 2.20(b), the aggregate amount of the Incremental Term Loans, Incremental Revolving Commitment Increases and the Incremental Revolving Commitments (after giving pro forma effect thereto and the use of the proceeds thereof) Incurred pursuant to this Section 2.20(b), shall not exceed, as of the date of Incurrence of such Indebtedness or commitments, the sum of

(A)    the Incremental Base Amount plus

(B)    an aggregate amount of Indebtedness, such that, subject to Section 1.10, after giving pro forma effect to such Incurrence (and after giving pro forma effect to any Specified Event to be consummated in connection therewith and assuming that all Incremental Revolving Commitment Increases, Incremental Revolving Commitments and other Incremental Commitments then outstanding and Incurred under this clause (B) were fully drawn), the Borrower would be in compliance with a Consolidated First Lien Leverage Ratio as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Incremental Facility, calculated on a pro forma basis, as if such Incurrence (and such Specified Events) had occurred on the first day of such Test Period, that is no greater than 3.00:1.00 (this clause (B), the “Incremental Ratio Debt Amount” and, together with the Incremental Base Amount, the “Incremental Limit”);

provided that

(i)     Incremental Term Loans may be Incurred without regard to the Incremental Limit, without regard to whether an Event of Default has occurred and is continuing and without regard to the minimums set forth in the first part of this Section 2.20(b), to the extent that the Net Cash Proceeds from such Incremental Term Loans on the date of Incurrence of such Incremental Term Loans (or substantially concurrently therewith) are used to either (x) prepay Term Loans and related amounts in accordance with the procedures set forth in Section 2.11(b) and/or (y) permanently reduce the Revolving Commitments, Extended Revolving Commitments or Incremental Revolving Commitments (and, if applicable, repay or reduce any related revolving exposure thereunder) in accordance with the procedures set forth in Section 2.11(g)(ii) (and any such Incremental Term Loans shall be deemed to have been Incurred pursuant to this proviso), and

(ii)    Incremental Revolving Commitments may be provided without regard to the Incremental Limit, without regard to whether an Event of Default has occurred and is continuing and without regard to the minimums set forth in the first part of this Section 2.20(b), to the extent that the existing Revolving Commitments, Extended Revolving Commitments or other Incremental Revolving Commitments, as applicable, shall be permanently reduced (and, if applicable, any related revolving exposure repaid or reduced) in accordance with Section 2.11(g)(ii) by an amount equal to the aggregate amount of Incremental Revolving Commitments so provided (and any such Incremental Revolving Commitments shall be deemed to have been Incurred pursuant to this proviso).

(c)    The Incremental Term Loans

(A)    shall rank equal in right of payment and security with the Initial Term Loans, shall be secured only by all or a portion of the Collateral securing the Secured Obligations and shall only be guaranteed by the Loan Parties,

(B)    shall not mature earlier than the Initial Term Maturity Date,

(C)    shall not have a shorter Weighted Average Life to Maturity than the then remaining Weighted Average Life to Maturity of the Initial Term Loans,

(D)    any Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not, except in the case of any Refinancing of such Indebtedness, on a greater than a pro rata basis) in any mandatory prepayments of the Term Loans hereunder, as specified in the applicable Incremental Amendment,

(E)    shall have a maturity date (subject to clause (B)), an amortization schedule (subject to clause (C)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, AHYDO Catch-Up Payments, funding discounts, original issue discounts and prepayment terms (subject to clause (D)) and premiums for the Incremental Term Loans as determined by the Borrower and the lenders of the Incremental Term Loans; provided that, in the event that the Effective Yield for any Incremental Term Loans (other than Incremental Term Loans established pursuant to the proviso of Section 2.20(b) (the “MFN Exception”)) is greater than the Effective Yield for the Initial Term Loans by more than 0.50%, then the Applicable Rates for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans are equal to the Effective Yield for the Incremental Term Loans minus 0.50% (this proviso, the “MFN Protection”); provided, further, that, with respect to any Incremental Term Loans that do not bear interest at a rate determined by reference to the Adjusted LIBO Rate, for purposes of calculating the applicable increase (if any) in the Applicable Rates for the Initial Term Loans in the immediately preceding proviso, the Applicable Rate for such Incremental Term Loans shall be deemed to be the interest rate (calculated after giving pro forma effect to any increases required pursuant to the immediately succeeding proviso) of such Incremental Term Loans less the then applicable Reference Rate, and

(F)    may otherwise have terms and conditions different from those of the Initial Term Loans; provided that (x) except with respect to matters contemplated by clauses (B), (C), (D) and (E) above, any differences shall not be materially more restrictive on the Borrower and its Restricted Subsidiaries (when taken as a whole) than the terms contained in this Agreement (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date or added for the benefit of all Facilities) and (y) the documentation governing any Incremental Term Loans may include (I) any Previously Absent Financial Maintenance Covenant or (II) any Tighter Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant, as applicable, for the benefit of each Facility.

(d)    The Incremental Revolving Commitment Increase shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Facility being increased (it being understood that, if required to consummate an Incremental Revolving Commitment Increase, the interest rate margins, rate floors and undrawn commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders participating in the Incremental Revolving Commitment Increase (without any requirement to pay such upfront or similar fees to any existing Revolving Lenders)).

(e)    The Incremental Revolving Commitments

(A)    shall rank equal in right of payment and security with the Revolving Loans, shall be secured only by all or a portion of the Collateral securing the Secured Obligations and shall only be guaranteed by the Loan Parties,

(B)    shall not mature earlier than the Revolving Maturity Date and shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Maturity Date,

(C)    shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, undrawn commitment fees, funding discounts, AHYDO Catch-Up Payments, original issue discounts, maturity, prepayment terms and premiums and commitment reduction and termination terms as determined by the Borrower and the lenders of such commitments,

(D)    shall contain borrowing, repayment and termination of commitment procedures as determined by the Borrower and the lenders of such commitments,

(E)    may include provisions relating to letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Amendment) to the terms relating to the Letters of Credit with respect to any then existing Class of Revolving Commitments or otherwise reasonably acceptable to the Administrative Agent (it being understood that no Issuing Bank shall be required to act as “issuing bank” under any Incremental Revolving Facility without its written consent), and

(F)    may otherwise have terms and conditions different from those of the Initial Revolving Facility; provided that

(x)    except with respect to matters contemplated by clauses (B), (C), (D) and (E) above, any differences shall not be materially more restrictive on the Borrower and its Restricted Subsidiaries (when taken as a whole) than the terms contained in this Agreement (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date or added for the benefit of all Facilities), and

(y)     the documentation governing any Incremental Revolving Commitments may include any Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant for the benefit of each Facility (provided, further, however, that, if the applicable Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such Revolving Facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Financial Maintenance Covenant or Tighter Financial Maintenance Covenant shall be automatically included in this Agreement only for the benefit of each Revolving Facility hereunder (and not for the benefit of any term loan facility hereunder)).

(f)    Each notice from the Borrower pursuant to this Section 2.20 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, Incremental Revolving Commitment Increases or Incremental Revolving Commitments. Incremental Term Loans may be made, and Incremental Revolving Commitment Increases and Incremental Revolving Commitments may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld or delayed), by any existing Lender (it being understood that no existing Lender with an Initial Term Loan Commitment will have an obligation to make a portion of any Incremental Term Loan, no existing Lender with a Revolving Commitment will have any obligation to provide a portion of any Incremental Revolving Commitment Increase and no existing Lender with a Revolving Commitment will have an obligation to provide a portion of any Incremental Revolving Commitment) or by any other bank, financial institution, other institutional lender or other investor (any such other bank, financial institution or other investor being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Commitment Increases or such Incremental Revolving Commitments if such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender; provided, further, that, solely with respect to any Incremental Revolving Commitment Increases or Incremental Revolving Commitments, the Issuing Bank shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s providing such Incremental Revolving Commitment Increases or Incremental Revolving Commitments if such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(g)    Commitments in respect of Incremental Term Loans, Incremental Revolving Commitment Increases and Incremental Revolving Commitments shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including (i) in connection with an Incremental Revolving Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders, (ii) to make amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary (including to increase the Effective Yield of the applicable Class of Term Loans and adjustments to Section 2.10(a)) to ensure that any applicable Class of Incremental Term Loans are “fungible” with such existing Class of Term Loans for United States federal income tax purposes, which shall include any amendments that do not reduce the ratable amortizations received by each Lender hereunder, (iii) to add or extend “soft call” or add or extend any other “call protection”, in either case for the benefit of any existing Class of Term Loans or Revolving Loans and/or (iv) add or modify any provisions pursuant to Section 2.20(c)(F) and Section 2.20(e)(F)). The effectiveness of any Incremental Amendment (an “Incremental Facility Closing Date”) and the occurrence of any Credit Extension pursuant to such Incremental Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans, Incremental Revolving Commitment Increases and Incremental Revolving Commitments for any purpose not prohibited by this Agreement; provided, however, that the proceeds of any Incremental Term Loans Incurred, and any Incremental Revolving Commitments provided, in either case as described in the proviso to Section 2.20(b), shall be used in accordance with the terms thereof.

(h)    No Lender shall be obligated to provide any Incremental Term Loans, Incremental Revolving Commitment Increases or Incremental Revolving Commitments unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans, Incremental Revolving Commitment Increases or Incremental Revolving Commitments.

(i)    Upon each increase in the Revolving Commitments of any Class pursuant to this Section, each Lender with a Revolving Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment Increase (each, an “Incremental Revolving Commitment Increase Lender”) in respect of such increase, and each such Incremental Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving pro forma effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender with a Revolving Commitment of such Class (including each such Incremental Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Commitments of such Class of all Lenders represented by such Lender’s Revolving Commitment of such Class. If, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 2.16. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(j)    This Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary. For the avoidance of doubt, any provisions of this Section 2.20 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Incremental Commitment without such Lender’s consent.

SECTION 2.21. Maturity Extension.

(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to any or all Lenders of a Class of Term Loans or a Class of Revolving Commitments or a Class of Incremental Revolving Commitments (provided that the Borrower shall promptly provide notice of such offer to the Administrative Agent and, in the case of any offer not made to all Lenders of a Class, the Administrative Agent may inform each Lender of such applicable Class of such offer and, to the extent so informed, the Lenders of such Class shall be able to accept or reject such offer on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Commitments of such Class) and on the same terms of as the Lender offered such Extension Offer), the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Commitments and otherwise modify the terms of such Term Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (each, an “Extension”), so long as the following terms are satisfied: the Revolving Commitment or Incremental Revolving Commitment of any Lender that agrees to an Extension with respect to such Commitment extended pursuant to an Extension (an “Extended Revolving Commitment”, any such loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a Class of Commitment (or related outstandings, as the case may be) with substantially the same terms as the original Class of Commitments being extended (and related outstandings); provided that

(w)     all or any of the final maturity dates of such Extended Revolving Commitments may be delayed to later dates than the final maturity dates of the original Class of Commitments from which such Extended Revolving Commitments were extended,

(x)    (1) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Revolving Commitments may be different than those of the original Class of Commitments from which such Extended Revolving Commitments were extended and/or (2) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (1) and

(y)    (1) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Commitments may be different than those of the original Class of Commitments from which such Extended Revolving Commitments were extended and (2) the Extension Offer may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided further that, notwithstanding anything to the contrary in this Section 2.21, Section 2.11(g) or otherwise,

(I)    the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Loans under any Extended Revolving Commitments shall be made on a pro rata basis with any borrowings and repayments of the Loans of the of the original Class of Commitments from which such Extended Revolving Commitments were extended (the mechanics for which may be implemented through the applicable Extension Offer and may include technical changes related to the borrowing and repayment procedures of the of the original Class of Commitments from which such Extended Revolving Commitments were extended),

(II)    assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the assignment and participation provisions set forth in Section 9.04 and

(III)    subject to the applicable limitations set forth in Section 2.08(b) and Section 2.11(g)(ii), permanent repayments of Loans (and corresponding permanent reduction in the related Extended Revolving Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof and (B) the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans” and any such commitment to provide such Extended Term Loans, an “Extended Term Loan Commitment”) shall have substantially the same terms as the Class of Term Loans subject to such Extension Offer;

provided that

(w)    the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of the original Class of Term Loans from which such Extended Term Loans were extended (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.10 or in the Extension Offer or the Incremental Amendment, as the case may be, with respect to the original Class of Term Loans from which such Extended Term Loans were extended),

(x)    (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the original Class of Term Loans from which such Extended Term Loans were extended and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Offer,

(y)    subject to the provisions set forth in Section 2.11, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof and

(z)    the Extension Offer may provide for other covenants and terms that apply to any period after the Latest Maturity Date.

If the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer, with any allocated amounts in excess of any applicable Lender’s actual holdings of record to be reallocated pro rata across the remaining Lenders of the applicable Class of Term Loans or Revolving Loans who have accepted such Extension Offer. All documentation in respect of such Extension shall be consistent with the foregoing and any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(b)    With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”), which condition may be waived by the Borrower, to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion) of Term Loans or Revolving Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.21.

(c)    No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Commitments (or any portion thereof) and (B) with respect to any Extension of the Revolving Commitments, the consent of the Issuing Bank to the extent that such Issuing Bank is materially adversely affected or is being asked to extend its role in connection with Letters of Credit beyond the then-applicable Revolving Maturity Date. All Extended Term Loans, Extended Revolving Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Loan Document Obligations that are secured by Liens on the Collateral that are equal in priority to the Liens on the Collateral securing the Secured Obligations. Each of the parties hereto hereby agrees that the Administrative Agent and the Borrower may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21 and any Extension (including any amendments necessary to treat the Loans and Commitments subject thereto as Extended Term Loans, Extended Revolving Loans and/or Extended Revolving Commitments and as a separate Class hereunder of Loans and Commitments, as the case may be). In addition, if so provided in such amendment and with the consent of each Issuing Bank, participations in

Letters of Credit expiring on or after the Revolving Maturity Date with respect to such Class in respect of the Revolving Loans and Revolving Commitments of such applicable Class shall be re-allocated from Lenders holding such applicable Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment; provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding such applicable Revolving Commitments, be deemed to be participation interests in respect of such applicable Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d)    In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.21.

(e)    In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans or the Extended Revolving Commitments, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Offer, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such applicable Extension, as the case may be, which Corrective Extension Agreement shall (i) provide for the extension of Term Loans under the original Class of Term Loans, or Revolving Commitments, Incremental Term Loan Commitments or Incremental Revolving Commitments (and related exposure) of any Class, as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Commitments (and related revolving credit exposure) of the applicable Extension series into which such other Term Loans or commitments were initially extended, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree, and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) as the Administrative Agent and the Borrower shall reasonably determine are necessary to give effect to the foregoing provisions of this Section 2.21(e).

(f)    This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22. Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Requirements of Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii)    Reallocation of Payments. Any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be, applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then-current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct; provided that, if such payment is the payment of the principal amount of any Loan or the payment of any amount constituting LC Disbursements, such payment shall be applied solely to pay the relevant Loans of, and unreimbursed LC Disbursements owed to, the relevant non-Defaulting Lenders or Issuing Banks prior to being applied in the manner set forth in this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. A Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall not be entitled to receive or accrue any Letter of Credit fees as provided in Section 2.12(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure of such Defaulting Lender:

(A)    the LC Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders of the applicable Class pro rata in accordance with their respective Commitments of such Class; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Exposure and total LC Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, and

(B)    to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure cannot be so reallocated, whether by reason of the proviso in clause (A) above or otherwise, the Borrower will, not later than two Business Days after demand by the Administrative Agent (at the direction of any Issuing Bank), (a) Cash Collateralize the obligations of the Borrower to the applicable Issuing Banks in respect of such LC Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure, or (b) make other arrangements satisfactory to the Administrative Agent, and to the applicable Issuing Banks, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender.

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Lender should no longer be deemed to be a Defaulting Lender (provided that, solely with respect to a Defaulting Lender that is a Revolving Lender, each Issuing Bank must also so agree in writing in their sole discretion), the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which shall include arrangements with respect to the return to the Borrower of any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23. Illegality. If after the Effective Date it becomes unlawful, or any Governmental Authority after the Effective Date has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans denominated in Dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Powers. The Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and, if applicable, with respect to the Borrower and the Subsidiary Loan Parties, in good standing (or similar status, to the extent such status exists under the laws of any such jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets necessary for the conduct of business, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, and the Borrowings hereunder (a) have been duly authorized by all organizational action required to be obtained by the Loan Parties and (b) will not (i) (A) violate any provision of any Requirement of Law or violate the Organizational Documents of any Loan Party, (B) violate any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) violate, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any indenture, certificate of designation for preferred stock, agreement or any other instrument to which any Loan Party is a party or by which any of them or their property is or may be bound, where any such conflict, violation, breach or default referred to in this clause (i) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Financing Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages and other Liens granted under the Loan Documents, (d) such as have been made or obtained and are in full force and effect and (e) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Administrative Agent (for delivery to the Lenders) (i) the audited consolidated balance sheets of the Borrower as at January 2, 2016 and December 31, 2016 and the related audited consolidated statements of net income, comprehensive income, changes in total deficit and cash flows of the Borrower for the fiscal years ended January 2, 2016 and December 31, 2016 and (ii) the unaudited consolidated balance sheet of the Borrower as at September 30, 2017 and the related unaudited consolidated statements of net income, comprehensive income and cash flows of the Borrower for the nine months ended September 30, 2017, in each such case which have been prepared in accordance with GAAP applied consistently throughout the periods involved except to the extent provided in the notes thereto and subject, in the case of the unaudited financial information, to changes resulting from audit, normal year-end audit adjustments and to the absence of footnotes, and present fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries, as of and for the periods ended on such dates set forth on such financial statements.

SECTION 3.06. No Material Adverse Change or Material Adverse Effect. Since December 31, 2016, there have been no events, developments or circumstances that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07. Title to Properties. The Borrower and the Restricted Subsidiaries have good and valid record fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (excluding Intellectual Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted, to utilize such properties and assets for their intended purposes or except where the failure to have such title, interests or easements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets held in fee simple are free and clear of Liens, other than Liens permitted by Section 6.02.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Effective Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect Subsidiary of the Borrower. Except as set forth on Schedule 3.08, as of the Effective Date, all of the issued and outstanding Equity Interests of each Subsidiary of the Borrower is owned directly by the Borrower or by a Subsidiary of the Borrower.

SECTION 3.09. Litigation; Compliance with Laws.

(a)    As of the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or the Financing Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of any Borrowing after the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such Person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    None of the Borrower, the Restricted Subsidiaries or their respective properties or assets is in violation of (nor, to the knowledge of the Borrower, will the continued operation of their material properties and assets as currently conducted violate) any Requirement of Law (including any zoning, building, ordinance, code or approval or any building permit) or, any restriction on recordation of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, in any such case where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a)    None of the Borrower or the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that would result in a violation of Regulation T, U or X of the Federal Reserve.

SECTION 3.11. Investment Company Act. None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time.

SECTION 3.12. Use of Proceeds. The Borrower will use the proceeds of (a) the Initial Term Loans borrowed hereunder on the Effective Date, together with the proceeds from borrowings of a portion of the Revolving Facility on the Effective Date, the proceeds of the Senior Unsecured Notes and cash on hand, to (i) to consummate the Existing Credit Agreement Refinancing and (ii) pay Transaction Costs and (b) the Revolving Loans and Letters of Credit for working capital requirements and other general corporate purposes of the Borrower or its Subsidiaries, including the financing of Acquisitions, other Investments and Restricted Payments on account of the Equity Interests of the Borrower (or any Parent Entity thereof), in each case permitted hereunder.

SECTION 3.13. Taxes.

(a)    Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, each of the Borrower and each of its Restricted Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and (ii) has timely paid or caused to be timely paid all Taxes due and payable by it (whether or not shown on a Tax return and including in its capacity as a withholding agent), except Taxes that are being contested in good faith by appropriate proceedings in accordance with Section 5.04 and for which the Borrower or its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

(b)    Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Effective Date, with respect to each of the Borrower and each of its Restricted Subsidiaries, there are no claims being asserted in writing with respect to any Taxes and no audits or other proceedings with respect to Taxes.

SECTION 3.14. No Material Misstatements.

(a)    The written factual information (other than information of a general economic or industry specific nature, projections and forward-looking information) (the “Information”) concerning the Borrower, the Restricted Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Financing Transactions, when taken as a whole (giving effect to all supplements and updates thereto), and taken together with any reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, as the case may be, is or will be at the time furnished correct in all material respects and does not or will not at the time furnished contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b)    Any projections and other forward-looking information prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Financing Transactions, together with all supplements and updates thereto, have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the Effective Date; it being understood that such projections and other forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that actual results may differ from such projections and other forward-looking information and that such differences may be material and that no assurance can be given that such projections and other forward-looking information will be realized.

SECTION 3.15. ERISA.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal, state and foreign laws.

(b)    Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

SECTION 3.16. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (i) the Borrower and each Restricted Subsidiary, and their respective operations and properties, (a) are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses and other approvals required under any Environmental Law, (b) have not become subject to any Environmental Liability, and (c) have not received written notice of any claim with respect to any Environmental Liability, (ii) to the knowledge of the Borrower and each Restricted Subsidiary, there are no circumstances, conditions or occurrences that would reasonably be expected to give rise to any Environmental Liability of the Borrower or any Restricted Subsidiary, or with respect to their respective operations and properties, and (iii) to the knowledge of the Borrower or any Restricted Subsidiary, no other Person has caused, or permitted to occur, any Release, or treated or disposed of, or arranged for treatment or disposal of, any Hazardous Materials.

SECTION 3.17. Security Documents.

(a)    Valid Liens. Each Security Document delivered pursuant to Sections 4.01, 5.10, 5.11 and 5.14 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein, and (i) when financing statements and other filings in appropriate form are filed in, or recorded by, the offices required by the applicable Requirement of Law and (ii) upon the taking of possession by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession (which possession shall be given to the Administrative Agent to the extent possession by the Administrative Agent is required by the Loan Documents), the Liens created by the Security Documents shall constitute perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing and recording financing statements or possession (to the extent possession is required by the Loan Documents), as the case may be, in each case prior to all Liens, and subject to no Liens, in each case, other than Liens permitted under Section 6.02, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) implied covenants of good faith and fair dealing.

(b)    PTO Filing; Copyright Office Filing. When the Guarantee and Collateral Agreement, or an appropriate short form document or instrument specified in the Guarantee and Collateral Agreement, is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings and recordations together with the financing statements filed in the offices required by the applicable Requirement of Law may perfect such interests, the Liens created by such Guarantee and Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Guarantee and Collateral Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Guarantee and Collateral Agreement) registered with the United States Copyright Office, as the case may be, in each case free and clear of Liens other than Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on Patents, Trademarks and Copyrights acquired, registered or applied for by the grantors thereof after the Effective Date).

(c)    Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, prior to all Liens, other than the Liens permitted under Section 6.02, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.18. Solvency. After giving effect to the consummation of the Transactions, on the Effective Date, the Borrower, together with its Restricted Subsidiaries on a consolidated basis, is Solvent.

SECTION 3.19. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Restricted Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirements of Law dealing with such matters; (c) all payments due from the Borrower or any of the Restricted Subsidiaries or for which any claim may be made against the Borrower or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary to the extent required by GAAP; and (d) the Borrower and the Restricted Subsidiaries are in compliance with all Requirements of Law, agreements, policies, plans and programs relating to employment and employment practices.

SECTION 3.20. Senior Debt. The Loan Document Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any Indebtedness that is subordinated in right of payment to the Loan Document Obligations.

SECTION 3.21. Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, license or possess the valid right to use, all Intellectual Property used in or reasonably necessary for the operation of their businesses as currently conducted, and, without conflict with the Intellectual Property rights of any Person, in each case, except, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect; provided, however, to the extent the foregoing representation and warranty relates to infringement, misappropriation or a violation of Intellectual Property rights held by a Person, it shall be considered qualified by the knowledge of the Borrower or any Restricted Subsidiary. To the knowledge of the Borrower, no Intellectual Property, advertising, product, process, method, substance, part or other material used by the Borrower or any Restricted Subsidiary, or the operation of its business as currently conducted, infringes upon, misappropriates or violates any Intellectual Property rights held by any Person except for such infringements, misappropriations or violations, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary, which claim or litigation, individually or in the aggregate, if subject to an adverse ruling against the Borrower or any Restricted Subsidiary, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.22. Anti-Corruption, Anti-Money Laundering and Economic Sanctions Laws.

(a)    The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Restricted Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions. To the extent applicable, each of the Borrower and its Restricted Subsidiaries and, to the knowledge of the Borrower, each of their respective officers, directors and employees, is in compliance, in all material respects, with any applicable Anti-Corruption Laws or any applicable Sanctions that in each case are binding on them. None of (A) the Borrower, its Restricted Subsidiaries or, to the knowledge of the Borrower, any of their respective officers, directors or employees or (B) to the knowledge of the Borrower, any agent of the Borrower or any Restricted Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is an Embargoed Person.

(b)    No part of the proceeds of the Loans will be used for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

(c)    No part of the proceeds of the Loans will be used to lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person, except to the extent permitted for a Person required to comply with Sanctions.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b)    The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Simpson Thacher & Bartlett LLP, counsel for the Loan Parties, and (ii) Hunton & Williams LLP, special Virginia counsel for the Borrower. Each such opinion shall be in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(c)    The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit F or such other form reasonably acceptable to the Administrative Agent with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d)    The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and, to the extent such concept exists, incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment and (iv) to the extent such concept exists in the applicable jurisdiction, a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e)    The Administrative Agent shall have received or, upon the initial borrowings on the Effective Date, will receive, all fees and other amounts previously agreed in writing by the Joint Bookrunners and the Borrower to be due and payable on the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be so reimbursed or paid (which amounts may be offset against the proceeds of the initial Credit Extensions).

(f)    The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Liens permitted by Section 6.02; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (a) the execution and delivery of the Guarantee and Collateral Agreement by the Loan Parties, (b) creation of and perfection of security interests in the Equity Interests of the Borrower’s Domestic Subsidiaries that are not Excluded Subsidiaries and (c) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in the assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within a period specified therefor in Schedule 5.14 or such later date as the Administrative Agent and the Borrower may mutually agree).

(g)    The Arrangers shall have received the financial statements of the Borrower as described in Section 3.05.

(h)    The Lenders shall have received a certificate from the chief financial officer of the Borrower in the form of Exhibit G certifying as to the Solvency of the Borrower and its Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(i)    The Administrative Agent shall have received at least three Business Days prior to the Effective Date all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least 10 Business Days prior to the Effective Date by the Administrative Agent or that the Administrative Agent shall have reasonably determined is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(j)    The Administrative Agent shall have received a customary insurance certificate in form and substance reasonably satisfactory to the Administrative Agent; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts to cause this condition to be satisfied on the Effective Date, the requirements of this clause (j) shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 5.14 or such later date as the Administrative Agent and the Borrower may mutually agree).

(k)    Prior to or substantially contemporaneously with the initial funding of Loans on the Effective Date, the Existing Credit Agreement Refinancing shall have occurred, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(l)    Prior to or substantially contemporaneously with the initial funding of Loans on the Effective Date, the issuance of the Senior Unsecured Notes in an aggregate principal amount of $300,000,000 shall have occurred, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on November 29, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than in connection with any Incremental Facilities (except to the extent set forth in Section 2.20)), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)    The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be before and after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit and to the application of proceeds therefrom, as though made on and as of such date; provided that, to the extent that such representations and warranties specifically refer to an earlier date or period, they shall be true and correct in all material respects as of such earlier date or period; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be (after giving effect to such qualification).

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

(c)    The Administrative Agent shall have received a Notice of Borrowing in accordance with Article II hereof.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due and liabilities under Secured Cash Management Obligations and Secured Swap Obligations) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated (or Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a)    on or before the date that is 90 days after the end of each Fiscal Year of the Borrower, an audited consolidated balance sheet and related audited consolidated statements of net income, comprehensive income, changes in total deficit and cash flows of the Borrower as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification and without qualification as to the scope of audit (other than a “going concern” statement solely with respect to, or expressly resulting solely from, an upcoming maturity date of any Indebtedness under the Loan Documents, including pursuant to Sections 2.20 and 2.21, Indebtedness Incurred pursuant to Section 6.01(i), Section 6.01(o) and Section 6.01(p), and/or any Credit Agreement Refinancing Indebtedness, Permitted Additional Debt or Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) any such Indebtedness));

(b)    commencing with the financial statements for the fiscal quarter ending on or about March 31, 2018, on or before the date that is 45 days after the end of each of the first three fiscal quarters each Fiscal Year, an unaudited consolidated balance sheet and related unaudited consolidated statements of net income, comprehensive income and cash flows of the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the Fiscal Year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d)    simultaneously with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth (A) a reasonably detailed calculation of the Consolidated First Lien Leverage Ratio as at the end of such Test Period and (B) any additional reasonably detailed calculations required to establish whether the Borrower was in compliance with the provisions of the Financial Covenant as at the end of such Test Period, in each case beginning with the fiscal period ending on or about March 31, 2018 (but only if the Financial Covenant shall have been applicable at the end of such Test Period), (iii) in the case of financial statements delivered under paragraph (a) above, (A) beginning with the financial statements for the 2018 Fiscal Year, setting forth a reasonably detailed calculation of Excess Cash Flow for such Fiscal Year and (B) setting forth a reasonably detailed calculation of the Available Amount and Available Equity Amount as of the end of such Fiscal Year, and (iv) certifying that all information required to have been delivered to the Administrative Agent on or prior to the date of such certificate pursuant to Sections 5.05(b) and 5.11(c) and Sections 3.03(a), 4.04 and 4.05(d)(iii) of the Guarantee and Collateral Agreement has been so delivered;

(e)    not later than five days after the delivery of financial statements for each Fiscal Year under paragraph (a) above, but only if the Financial Covenant shall have been applicable at the end of such Fiscal Year, a customary certificate of the accounting firm that reported on such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default relating to the Financial Covenant and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)    promptly upon filing thereof, (x) copies of any annual, quarterly and other regular, material periodic and special reports (including on Form 10-K, 10-Q or 8-K but excluding any such other periodic or special reports that are filed in the ordinary course given the nature of the business of the Borrower and its Subsidiaries) and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or any analogous Governmental Authority in any relevant jurisdiction (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentiality with the SEC or any analogous Governmental Authority in any relevant jurisdiction) and (y) copies of all financial statements, proxy statements and material reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement); and

(g)    promptly following any request therefor but subject to the limitations set forth in Section 5.07 and Section 9.12, such other reasonably available information regarding the operations, business affairs and financial condition of the Borrower and its Restricted Subsidiaries, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Restricted Subsidiaries by furnishing (1) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a Parent Entity thereof) filed with the SEC or (2) such financial information of a Parent Entity of the Borrower; provided that in any such case (i) to the extent such information relates to a Parent Entity of the Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or any qualification as to the scope of such audit (other than a “going concern” statement solely with respect to, or expressly resulting solely from, an upcoming maturity date of any Indebtedness under the Loan Documents, including pursuant to Sections 2.20 and 2.21, Indebtedness Incurred pursuant to Section 6.01(i), Section 6.01(o) and Section 6.01(p), and/or any Credit Agreement Refinancing Indebtedness, Permitted Additional Debt or Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) any such Indebtedness).

Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Bookrunners may make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information that may be classified as MNPI at the time of such offering by the Borrower of public securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking or otherwise designating in writing Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Bookrunners, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked or otherwise designated in writing as “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Joint Bookrunners may treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02. Existence; Business and Properties. The Borrower will, and will cause each Restricted Subsidiary to:

(a)    Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (i) except as otherwise permitted under Section 6.05, and (ii) except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries, to the extent they exceed estimated liabilities, are acquired by the Borrower or a Restricted Subsidiary in such liquidation or dissolution.

(b)    Except as would not reasonably be expected to have a Material Adverse Effect or as otherwise permitted under Section 6.06, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.03. Insurance. The Borrower will, and will cause each Restricted Subsidiary to:

(a)    Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including self-insurance which, in the good-faith judgment of management of the Borrower, the Borrower believes is reasonable and prudent in light of the size and nature of its business), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses.

(b)    Subject to Section 5.14, cause all such liability insurance policies (which, for the avoidance of doubt, shall not include any officers’ and directors’ liability insurance policies) of the Loan Parties to name the Administrative Agent as additional insured and all such property and property casualty insurance policies of the Loan Parties to be endorsed or otherwise amended to include appropriate additional loss payable endorsements including with respect to Mortgaged Properties, a customary lender’s additional loss payable endorsement.

(c)    In addition, use commercially reasonable efforts to cause each such insurance policy of the Loan Parties to provide that it shall not be canceled, lapsed (including for nonrenewal) or terminated upon less than 30 days’ prior written notice (or 10 days’ prior written notice in the case of any failure to pay any premium due thereunder) thereof by the insurer to the Administrative Agent and to deliver to the Administrative Agent, prior to the cancellation, lapse (including for nonrenewal) or termination of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto.

(d)    If any improvements located on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.04. Payment of Taxes and Obligations, etc. The Borrower will, and will cause each Restricted Subsidiary to, pay all of its obligations in respect of Taxes, assessments and other governmental charges (including in its capacity as withholding agent), before the same shall become delinquent or in default, except where the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP or except where the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.05. Notices of Material Events.

(a)    Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(i)    the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(ii)    the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Restricted Subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(iii)    the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(b)    The Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number (if any) or Federal taxpayer identification number.

(c)    Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.01(d), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower specifying any change in the identity of the Guarantors (as defined in the Guarantee and Collateral Agreement), Restricted Subsidiaries, Significant Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries, as of the end of such fiscal year or quarter, as the case may be, from the Guarantors, Restricted Subsidiaries, Significant Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries, respectively, provided to the Administrative Agent on the Effective Date or the most recent fiscal year or quarter, as the case may be.

SECTION 5.06. Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to comply with all Requirements of Law applicable to it or its property, except in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower and the Restricted Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain all financial records in all material respects in accordance with GAAP. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Lenders to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.07 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Administrative Agent or the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 5.01 or this Section 5.07, neither of Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Requirements of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.08. Use of Proceeds. The Borrower will, and will cause each Restricted Subsidiary to, use the proceeds of the Loans and the Letters of Credit only as contemplated in Section 3.12.

SECTION 5.09. Compliance with Environmental Laws. The Borrower (i) will, and will make commercially reasonable efforts to cause each Restricted Subsidiary to, comply with all Environmental Laws applicable to its operations and properties and comply with and obtain and renew all permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Additional Subsidiaries. If (i) any additional Restricted Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Effective Date or (ii) if any Restricted Subsidiary ceases to be an Excluded Subsidiary, the Borrower will, within 45 days (or such longer period as the Administrative Agent may reasonably agree) after such newly formed or acquired Restricted Subsidiary is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Subsidiary, notify the Administrative Agent thereof, and will (x) cause such Restricted Subsidiary to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and (y) cause each Loan Party to satisfy the Collateral and Guarantee Requirement with respect to any Equity Interest other than Excluded Equity Interests in or the Indebtedness of such Restricted Subsidiary owned by such Loan Party.

SECTION 5.11. Further Assurances.

(a)    Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Security Documents, the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and/or amendments thereto and other documents), that may be required under any applicable Requirement of Law and that the Administrative Agent or the Required Lenders may request, to create and cause the Collateral and Guarantee Requirement to be and remain satisfied and perfected, all at the expense of the Loan Parties.

(b)    Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Security Documents, promptly upon reasonable request by the Administrative Agent, the Borrower will, and will cause each Loan Party to, (i) correct any defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral or Guarantee or other document or instrument relating to any Collateral or Guarantee, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral or Guarantee, to the extent required.

(c)    Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Security Documents, if, after the Effective Date, any material assets (including any owned Real Property or improvements thereto or any interest therein (unless such Real Property is an Excluded Asset)) with a Fair Market Value in excess of $10,000,000 (determined at the time of acquisition thereof, or, if acquired prior to the date the applicable Person became a Loan Party, the date such Person becomes a Loan Party, or, to the extent that any improvements are constructed on any such Real Property after the date of acquisition, on the date of “substantial completion” or similar timing, as determined by the Borrower in consultation with the Administrative Agent, of such improvements) are acquired by the Borrower or any other Loan Party (or, in the case of a Person that became a Loan Party after the Effective Date, after the date it became a Loan Party) (other than (x) assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or (y) Excluded Assets), the Borrower will notify the Administrative Agent thereof simultaneously with the delivery of the certificate of a Financial Officer pursuant to Section 5.01(d) with respect to the financial statements delivered pursuant to Section 5.01(a) or (b), and, if requested by the Administrative Agent, within 60 days of acquisition thereof (or, in the case of Real Property, 90 days) (or, in each case, such longer period as the Administrative Agent may agree in its sole discretion) the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations (provided, however, that, in the event any Real Property subject to a Mortgage under this Section is located in a jurisdiction that imposes mortgage recording taxes or any similar fees or charges, such Mortgage shall only secure an amount equal to the Fair Market Value (determined as set forth above) of such Real Property) and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and to cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties.

SECTION 5.12. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the facilities under this Agreement by each of S&P and Moody’s, but in any event, not a specific rating.

SECTION 5.13. Designation of Subsidiaries. The Borrower may at any time after the Effective Date designate (x) any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or (y) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a pro forma basis, no Event of Default shall have occurred and be continuing and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary (A) if it is a “Restricted Subsidiary” for the purpose of any third party Material Indebtedness for borrowed money of the Borrower pursuant to which a Subsidiary may be designated an “Unrestricted Subsidiary” or (B) unless each Subsidiary of such Subsidiary has been designated as an “Unrestricted Subsidiary” in accordance with this Section. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the Incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in such Unrestricted Subsidiary in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 5.14. Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.15. Business of the Borrower and the Restricted Subsidiaries. The Borrower will not, nor will it permit any Restricted Subsidiary to, engage at any time in any business or business activity other than (i) any business or business activity conducted by any of them on the Effective Date and any business or business activities incidental or related thereto, (ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto or (iii) any business or business activity that the senior management of the Borrower deems beneficial for the Borrower or such Restricted Subsidiary.

SECTION 5.16. Fiscal Year. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of the Restricted Subsidiaries’, fiscal years to end on the Saturday closest to December 31 of each year and (b) each of its, and each of the Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to, and consent by, the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due and liabilities under Secured Cash Management Obligations and Secured Swap Obligations) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (or Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness, except:

(a)    Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(b)    (i) Indebtedness created hereunder and under the other Loan Documents, including any Indebtedness created under Section 2.20 or 2.21 hereof and (ii) (A) any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness and (B) any Permitted Refinancing Indebtedness to Refinance (in whole or in part) any such Credit Agreement Refinancing Indebtedness;

(c)    Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party owing to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Restricted Subsidiary that is owing to any Loan Party shall be evidenced by the Intercompany Subordinated Note;

(d)    Indebtedness of the Borrower and the Restricted Subsidiaries pursuant to Swap Agreements to the extent that, at the time entered into, such Swap Agreements were (i) in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency risks) or (ii) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary;

(e)    Obligations in respect of Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and otherwise in connection with deposit accounts, in each case, incurred in the ordinary course of business;

(f)    (i) Indebtedness constituting reimbursement obligations in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, or consistent with past practice, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance) and (ii) Indebtedness supported by Letters of Credit or other letters of credit under similar facilities in an amount not to exceed the Stated Amount of such Letters of Credit or stated amount of such other letters of credit under such similar facilities;

(g)    Indebtedness in respect of contracts (including trade contracts and government contracts), statutory obligations, performance bonds, bid bonds, custom bonds, stay and appeal bonds, surety bonds, indemnity bonds, judgment bonds, performance and completion and return of money bonds and guarantees, financial assurances, bankers’ acceptance facilities and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case not in connection with the borrowing of money, including those incurred to secure health, safety and environmental obligations;

(h)    (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger, consolidation or amalgamation with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Effective Date as the result of an Acquisition or Indebtedness of any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary; provided that;

(A)    subject to Section 1.10, before and after giving pro forma effect thereto, no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing;

(B)    as of the date that any such Person becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger, consolidation or amalgamation with such a Person or any of its Subsidiaries) or the date that any such assets are acquired by the Borrower or any Restricted Subsidiary and after giving pro forma effect thereto, the aggregate principal amount of Indebtedness then outstanding pursuant to this Section 6.01(h) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the sum of

(I)     the Incremental Base Amount plus

(II)    subject to Section 1.10, an aggregate amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness and to such Acquisition, Investment, any Specified Event to be consummated in connection therewith, the Borrower and the Restricted Subsidiaries shall be in compliance on a pro forma basis with a Consolidated Total Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment or Specified Event had occurred on the first day of such Test Period, of not greater than 4.50:1.00;

(C)    such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof;

(D)    such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) (except, for the avoidance of doubt, to the extent permitted by dollar for dollar usage of any other basket set forth in Section 6.01); and

(E)    (x) the Equity Interests of such Person is pledged to the Administrative Agent to the extent required under Section 5.10 and Section 5.11 and (y) such Person executes a supplement to each applicable Security Document (or alternative guarantee and security arrangements in relation to the Secured Obligations) and a counterpart signature page to the Intercompany Subordinated Note, in each case to the extent required under Section 5.10 or Section 5.11, as applicable; provided that the requirements of this clause (E) shall not apply to any Indebtedness of the type that could have been Incurred under Section 6.01(j); and

(ii)    any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

provided, that the at the time of Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions occurring in connection therewith and use of proceeds thereof, the aggregate principal amount of such Indebtedness so Incurred under this Section 6.01(h) by Non-Guarantors does not exceed the then-available Non-Guarantor Cap;

(i)    (i) Indebtedness of the Borrower or any Restricted Subsidiary Incurred to finance an Acquisition or similar Investment; provided that,

(A)    subject to Section 1.10, before and after giving pro forma effect thereto, no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing;

(B)    as of the date of such Incurrence and after giving pro forma effect thereto, and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding pursuant to this Section 6.01(i), does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the sum of

(I)    the Incremental Base Amount plus

(II)    subject to Section 1.10, an aggregate amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness and to such Acquisition, Investment, any Specified Event to be consummated in connection therewith, the Borrower and the Restricted Subsidiaries shall be in compliance on a pro forma basis with a Consolidated Total Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment or Specified Event had occurred on the first day of such Test Period, of not greater than 4.50:1.00;

(C)    if such Indebtedness is Incurred by a Restricted Subsidiary that is not a Subsidiary Loan Party, such Indebtedness shall not be guaranteed in any respect by the Borrower or any other Subsidiary Loan Party (except, for the avoidance of doubt, to the extent permitted by dollar for dollar usage of any other basket set forth in Section 6.01);

(D)    (x) the Equity Interests of any Person acquired in such Permitted Business Acquisitions or Investments permitted under Section 6.04 (other than 6.04(r) or 6.04(s)) (the “Acquired Person”) is pledged to the Administrative Agent to the extent required under the Collateral and Guarantee Requirement and (y) such Acquired Person executes a supplement to each of the Guarantee and the Collateral Agreement and a counterpart signature page to the Intercompany Subordinated Note (or alternative guarantee and security arrangements in relation to the Secured Obligations), in each case, to the extent required under the Collateral and Guarantee Requirement; and

(E)    the terms of such Indebtedness shall be consistent with the requirements set forth in clause (a), clause (b) and, if applicable, clause (f) of the definition of “Permitted Additional Debt”; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and

(ii)    any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

provided, that the at the time of Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions occurring in connection therewith and use of proceeds thereof, the aggregate principal amount of such Indebtedness so Incurred under this Section 6.01(i) by Non-Guarantors does not exceed the then-available Non-Guarantor Cap.

(j)    (i) Indebtedness (including Financing Lease Obligations and other Indebtedness arising under mortgage financings and purchase money Indebtedness) the proceeds of which are used to finance the acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement of fixed or capital assets or otherwise Incurred in respect of Capital Expenditures and other Financing Lease Obligations; provided that such Indebtedness is Incurred concurrently with or within 365 days after the date of substantial completion of the applicable acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement or the making of the applicable Capital Expenditure; provided, further, that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to this clause (j)(i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness pursuant to clause (j)(ii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed an amount equal to the greater of (x) $75,000,000 and (y) 5.5% of Consolidated Total Assets of the Borrower for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Section 5.01 Financials most recently delivered on or prior to such date); and

(ii)    any Permitted Refinancing Indebtedness Incurred to Refinance Indebtedness incurred pursuant to clause (i) above;

(k)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, deferred purchase price, payment obligations in respect of any non-compete, consulting or similar arrangement, contingent earnout obligations or similar obligations, in each case entered into in connection with the Permitted Business Acquisitions, other Investments and the Disposition of any business, assets or Equity Interests permitted hereunder, other than Guarantees Incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition, but including in connection with Guarantees, letter of credit, surety bonds on performance bonds securing the performance of the Borrower or any such Restricted Subsidiary pursuant to such agreements;

(l)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations, termination fees or similar obligations contained in supply or manufacturing arrangements, in each case, in the ordinary course of business;

(m)    (i) Indebtedness representing deferred compensation or stock based or similar compensation to officers, directors, managers, employees, consultants or independent contractors of the Borrower (or any Parent Entity thereof or any Equityholding Vehicle) and the Restricted Subsidiaries Incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of the Borrower (or any Parent Entity thereof or any Equityholding Vehicle) or the Restricted Subsidiaries under deferred compensation arrangements to their employees, officers, directors, managers, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with Acquisitions or any other Investment expressly permitted under Section 6.04 (other than 6.04(r) or 6.04(s)) or Section 6.07 (other than 6.07(a)(ii));

(n)    [reserved];

(o)    (i) Indebtedness in respect of Permitted Additional Debt that at the time of Incurrence or provision thereof and after giving pro forma effect thereto and such other transactions being consummated in connection therewith shall not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the sum of :

(A)    the Incremental Base Amount plus

(B)    an aggregate amount of Indebtedness, such that, after giving pro forma effect to such Incurrence (and after giving pro forma effect to any Specified Event to be consummated in connection therewith and assuming that all Incremental Revolving Commitment Increases and Incremental Revolving Commitments then outstanding and Incurred under Section 2.20(b)(B) were fully drawn), the Borrower would be in compliance with:

(1)    if such Indebtedness constitutes First Lien Obligations, a Consolidated First Lien Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Permitted Additional Debt, calculated on a pro forma basis, as if such Incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater than 3.00:1.00,

(2)    if such Indebtedness is secured by a Lien on the Collateral that does not constitute First Lien Obligations, a Consolidated Secured Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Permitted Additional Debt, calculated on a pro forma basis, as if such Incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater than 4.50:1.00, and

(3)    with respect to any Indebtedness not of the type described in subclauses (1) or (2) above, a Consolidated Total Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Permitted Additional Debt, calculated on a pro forma basis, as if such Incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater 4.50:1.00

(clauses (A), (B) and (C) hereunder, the “Incremental Ratio Debt Amount”);

provided, that, subject to Section 1.10, no Event of Default (or, in the case of the Incurrence or provision of Permitted Additional Debt in connection with an Acquisition, no Event of Default under either Section 7.01(a), (b), (h) or (i)) shall have occurred and be continuing at the time of the Incurrence or provision of any such Indebtedness or after giving pro forma effect thereto; and

(ii)    any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(p)    additional senior, senior subordinated or subordinated Indebtedness of the Borrower and the Restricted Subsidiaries, and Permitted Refinancing Indebtedness thereof, in an aggregate principal amount, determined as of the date of the Incurrence of such Indebtedness and giving pro forma effect thereto and the use of the proceeds thereof, not to exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the sum of

(i)    the Incremental Base Amount, plus

(ii)    an amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness and any Specified Event to be consummated in connection therewith, the Borrower and Restricted Subsidiaries shall be in compliance on a pro forma basis with a Consolidated Total Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition or similar Investment or Specified Event had occurred on the first day of such Test Period, of not greater than 4.50:1.00;

provided, that (x) the terms of such Indebtedness shall be consistent with the requirements of clause (a) and clause (b) and, if applicable, clause (f) of the proviso of the definition of “Permitted Additional Debt”; (y) at the time of Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions occurring in connection therewith and use of proceeds thereof, the aggregate principal amount of such Indebtedness so Incurred under this Section 6.01(p) by Non-Guarantors does not exceed the then-available Non-Guarantor Cap and (z) to the extent secured, such Indebtedness shall only be secured by Liens permitted pursuant to Section 6.02(ii);

(q)    Except as otherwise limited by clauses (a), (b), (h), (i), (o), (p), (v) and (dd), Guarantees Incurred by (i) any Restricted Subsidiary in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be Incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of any Restricted Subsidiary that is permitted to be Incurred under this Agreement; provided that (A) Guarantees Incurred by the Borrower or any Subsidiary Loan Party in respect of Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 6.04 and (B) if the applicable Indebtedness is subordinated to the Secured Obligations, any such Guarantees shall be subordinated to the Secured Obligations;

(r)    Guarantees incurred in the ordinary course of business in respect of obligations (not constituting Indebtedness) to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(s)    (i) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable Incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(t)    unsecured Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Immediate Family Members) of the Borrower (or any Parent Entity or Equityholding Vehicle), any of its Subsidiaries, in each case, to finance the retirement, acquisition, repurchase or redemption of Equity Interests of the Borrower (or any Parent Entity thereof or any Equityholding Vehicle to the extent such Parent Entity or any Equityholding Vehicle uses the proceeds to finance the purchase or redemption (directly or indirectly) of its Equity Interests) or the Equity Interests of the Borrower, in each case to the extent permitted by Section 6.07 (other than 6.07(a)(ii)); provided that, any such Indebtedness shall reduce availability under Section 6.07 to the extent of any amounts incurred from time to time under this Section 6.01(t), whether or not outstanding, except in respect of amounts forgiven or cancelled without payment being made;

(u)    unsecured Indebtedness in the amount of any Excluded Contribution to the extent not counted for purposes of the Available Equity Amount or Cure Amount; provided that, the maturity date of such Indebtedness is not earlier than the Latest Maturity Date;

(v)    Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided, that at the time of Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions occurring in connection therewith and the use of proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding under this Section 6.01(v) shall not exceed the greater of (x) $45,000,000 and (y) 3.5% of Consolidated Total Assets of the Borrower (measured as of the date such Indebtedness is Incurred based upon the Section 5.01 Financials most recently delivered on or prior to such date);

(w)    other Indebtedness of the Borrower and the Restricted Subsidiaries; provided, that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this Section 6.01(w) shall not exceed the greater of (x) $100,000,000 and (y) 7.5% of Consolidated Total Assets of the Borrower (measured as of the date such Indebtedness is Incurred based upon the Section 5.01 Financials most recently delivered on or prior to such date);

(x)    [reserved];

(y)    Indebtedness in respect of surety bonds or commercial letters of credit obtained in the ordinary course of business;

(z)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(aa)    customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(bb)    endorsement of instruments or other payment items for deposit in the ordinary course of business;

(cc)    obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(dd)    unsecured Indebtedness of the Borrower and the Subsidiary Loan Parties in connection with (i) the Senior Unsecured Notes and any Guarantees thereof; provided that the aggregate principal amount of Indebtedness outstanding under this Section (dd)(i) shall not exceed $300,000,000, and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(ee)    Indebtedness incurred or assumed in connection with a Franchise Acquisition in an amount not to exceed $30,000,000 per Franchise Acquisition; and

(ff)    all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the clauses of this Section 6.01.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (ff) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been Incurred in reliance only on the exception in Section 6.01(b) and all Indebtedness outstanding under the Senior Unsecured notes will be deemed to have been Incurred in reliance only on the exception in Section 6.01(dd). The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 6.01.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including the Borrower or any Restricted Subsidiary of the Borrower) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)    Liens on property or assets of the Restricted Subsidiaries existing on the Effective Date or pursuant to agreements in existence on the Effective Date and set forth on Schedule 6.02 or, to the extent not listed in such Schedule, such property or assets have a Fair Market Value that does not exceed $10,000,000 in the aggregate; provided that (i) such Liens do not extend to any other property or asset of the Borrower or any Restricted Subsidiary other than (A) after acquired property that is affixed or incorporated into the property covered by such Liens or financed by Indebtedness permitted by Section 6.01 and (B) the proceeds and products thereof and (ii) such Liens shall secure only those obligations that they secure on the Effective Date and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 6.01(a) and shall not subsequently apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(b)    any Lien created (i) under the Loan Documents (including in respect of Cash Collateral) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage, (ii) the Permitted Additional Debt Documents securing Permitted Additional Debt Obligations permitted to be incurred under Section 6.01(o) (provided that such Liens do not extend to any assets that are not Collateral) and (iii) the documentation governing any Credit Agreement Refinancing Indebtedness (provided that such Liens do not extend to any assets that are not Collateral); provided that, (A) in the case of Liens described in subclause (ii) or (iii) above securing Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness that constitute, or are intended to constitute, First Lien Obligations, the applicable Permitted Additional Debt Secured Parties or parties to such Credit Agreement Refinancing Indebtedness (or a representative thereof on behalf of such holders) shall have entered into with the Administrative Agent, a Customary Intercreditor Agreement, which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations or Credit Agreement Refinancing shall have the same priority ranking as the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) and (B) in the case of Liens described in subclause (ii) or (iii) above securing Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness that do not constitute, or are not intended to constitute, First Lien Obligations, the applicable Permitted Additional Debt Secured Parties or parties to such Credit Agreement Refinancing Indebtedness (or a representative thereof on behalf of such holders) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent, which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations or Credit Agreement

Refinancing Indebtedness, as applicable, shall rank junior in priority to the Liens on the Collateral securing the Secured Obligations and any other First Lien Obligations (without any further consent of the Lenders, the Administrative Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 6.02(b));

(c)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Effective Date; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property that is (x) affixed or incorporated into the property covered by such Lien or (y) if the Indebtedness and other obligations secured by such Lien require or include a pledge of after-acquired property pursuant to their terms, such property; it being understood that such requirement (i) was in effect at the time such property was acquired or such Person became a Restricted Subsidiary and (ii) shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the Indebtedness secured thereby is permitted under Section 6.01(h) or 6.01(j);

(d)    Liens for Taxes, assessments or other governmental charges or levies that are either not yet overdue by more than 30 days or thereafter payable without penalty, or that are being contested in compliance with Section 5.04;

(e)    the modification, Refinancing, replacement, extension or renewal (or successive modifications, Refinancings, replacements, extensions or renewals) of any Lien permitted by clauses (a), (c), (j), (t), (ii) and (gg) of this Section 6.02 upon or in the same assets theretofore subject to such Lien other than

(i)    after-acquired property that is affixed or incorporated into the property covered by such Lien,

(ii)    in the case of Liens permitted by clauses (a), (c), (ii) or (gg) of this Section 6.02, after-acquired property subject to a Lien securing Indebtedness permitted under Section 6.01, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and

(iii)    the proceeds and products thereof;

(f)    landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s, construction or other like Liens arising in the ordinary course of business or securing obligations that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(g)    (i) deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security or similar laws or regulations (other than in respect of employee benefit plans subject to ERISA or similar state, local or foreign laws) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(h)    deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Financing Lease Obligations), tenders, statutory obligations, surety, customs, and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(i)    (i) zoning restrictions, survey exceptions, easements, trackage rights, encroachments, protrusions, leases (other than Financing Lease Obligations), licenses, special assessments, rights-of-way, restrictions on, or agreements dealing with, the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar charges or encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) ground leases or subleases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(j)    Liens securing Indebtedness permitted pursuant to Section 6.01(j) (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that

(i)    such Liens attach concurrently with or within 365 days after the acquisition, lease, repair, replacement, restoration, construction, expansion or improvement (as applicable) of the property subject to such Liens or the making of the applicable Capital Expenditures,

(ii)    other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and ancillary rights thereto and the proceeds and the products thereof and customary security deposits, related contract rights and payment intangibles and other assets related thereto and

(iii)    with respect to Financing Lease Obligations, such Liens do not at any time extend to, or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits, related contract rights and payment intangibles), other than the assets subject to such Financing Lease Obligations and ancillary rights thereto; provided that individual financings of equipment provided by a single lender may be cross collateralized to other financings of equipment provided solely by such lender;

(k)    [reserved];

(l)    Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(m)    Liens disclosed by any title insurance policies required to be delivered on or subsequent to the Effective Date and pursuant to Section 5.10, 5.11 or 5.14 and reasonably acceptable to the Administrative Agent and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n)    any interest or title of a lessor, sublessor, licensor or sublicensor under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary as lessee, sublessee, sublessor, licensor or sublicensor in the ordinary course of business;

(o)    Liens that are contractual rights of set-off (i) relating to the establishment of depository or custody relations with banks not given in connection with the Incurrence of Indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business; provided, that Liens permitted pursuant to this clause (o) may be first priority Liens and not subject to any Lien or security interest securing the Secured Obligations;

(p)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(q)    Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(g) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(r)    licenses, sublicenses or cross-licenses of Intellectual Property in the ordinary course of business, to the extent that grant of such license does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(s)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t)    Liens on the assets of a Restricted Subsidiary that is not a Loan Party that secure Indebtedness of such Restricted Subsidiary that is permitted to be Incurred under Section 6.01;

(u)    Liens solely on any earnest money deposits of cash or Cash Equivalents made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or to secure any letter of credit, bank guarantee or similar instrument issued or posted in respect thereof;

(v)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods or other property and bailee arrangements entered into in the ordinary course of business;

(w)    Lien arising by operation of Requirements of Law under Article 2 of the Uniform Commercial Code (or any similar provision under any other Requirements of Law) in favor of a seller or buyer of goods;

(x)    [reserved];

(y)    Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary in favor of the Borrower or any Subsidiary Loan Party and Liens securing Indebtedness or other obligations of any Restricted Subsidiary that is not a Subsidiary Loan Party in favor of any Restricted Subsidiary that is not a Subsidiary Loan Party;

(z)    Liens arising from precautionary Uniform Commercial Code financing statements or similar filings or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(aa)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb)    leases, subleases, licenses and sublicenses not constituting Financing Lease Obligations of Real Property granted to others in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(cc)    [reserved];

(dd)    [reserved];

(ee)    Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 or Section 6.07 to be applied against the purchase price for such Investment (or to secure letters of credit, bank guarantee or similar instruments posted or issued in respect thereof), and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.06 (other than Section 6.06(b)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ff)    Liens on Equity Interests of Joint Ventures (other than a Restricted Subsidiary of the Borrower) or Unrestricted Subsidiaries securing obligations of such Joint Venture or Unrestricted Subsidiaries;

(gg)    receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(hh)    Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(ii)    Liens not otherwise permitted by this Section 6.02; provided that, at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, the aggregate principal amount of Indebtedness and other obligations then outstanding and secured thereby (when aggregated with the principal amount of Indebtedness secured by Liens Incurred in reliance on, and then outstanding under, Section 6.02(e) above in respect of a Refinancing of Indebtedness previously secured under this Section 6.02(ii)) does not exceed, except as contemplated by the definition of

“Permitted Refinancing Indebtedness”, the greater of (x) $125,000,000 and (y) 10.0% of Consolidated Total Assets of the Borrower (measured as of such date such Liens are Incurred based upon the Section 5.01 Financials most recently delivered on or prior to such date); provided that, if such Liens are consensual Liens secured by Collateral (other than cash or Cash Equivalents), such Liens shall rank junior to the Liens on the Collateral securing the Secured Obligations on the terms set forth in a Customary Intercreditor Agreement. Without any further consent of the Lenders, the Administrative Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 6.02(ii);

(jj)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01;

(kk)    Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.04;

(ll)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(mm)    agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(nn)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes;

(oo)    Liens securing surety bonds and commercial letters of credit permitted pursuant to Section 6.01(y);

(pp)    Liens securing Swap Agreements submitted for clearing in accordance with Requirements of Law;

(qq)    [reserved];

(rr)    Utility and similar deposits in the ordinary course of business;

(ss)    Liens arising in connection with rights of dissenting equityholders pursuant to Requirements of Law;

(tt)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(uu)    with respect to any Foreign Subsidiary, Liens arising mandatorily by legal requirements (and not as a result of under-capitalization of such Foreign Subsidiary); and

(vv)    Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose.

SECTION 6.03. [Reserved].

SECTION 6.04. Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to make any Investment in any other Person, except (each of the following exceptions, “Permitted Investments”):

(a)    Investments (i) existing or contemplated on the Effective Date or (ii) made pursuant to binding agreements in effect on the Effective Date, in each case to the extent listed on Schedule 6.04 and (iii) in the case of each of clauses (i) and (ii), any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this Section 6.04(a) is not increased at any time above the amount of such Investments or binding agreements existing or contemplated on the Effective Date, except pursuant to the terms of such Investment or binding agreements existing or so contemplated as of the Effective Date (including as a result of the accrual or accretion of original issue discount or the issuance of payment-in-kind obligations) or as otherwise permitted by this Section 6.04 or Section 6.07 (other than 6.07(d));

(b)    (i) Investments by or among the Borrower or any Subsidiary Loan Party in the Borrower or any Subsidiary Loan Party, (ii) Investments by any Restricted Subsidiary that is not a Subsidiary Loan Party in the Borrower or any other Restricted Subsidiary and (iii) Investments by the Borrower or any Subsidiary Loan Party in any Restricted Subsidiary that is not a Subsidiary Loan Party as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of any such Investment (as so valued) made pursuant to this clause (iii) shall not cause the aggregate amount of all such Investments made pursuant to this clause (iii) measured at the time such Investment is made to exceed the greater of (x) $100,000,000 and (y) 7.5% of Consolidated Total Assets of the Borrower (measured as of such date such Investment is made based upon the Section 5.01 Financials most recently delivered on or prior to such date);

(c)    Investments in assets constituting, or at the time of making such Investments were, cash or Cash Equivalents;

(d)    Investments arising out of the receipt by the Borrower or any Restricted Subsidiary of noncash consideration from Dispositions permitted under Section 6.05 or Section 6.06;

(e)    (A) loans and advances to officers, managers, directors, employees, and consultants of the Borrower or any of its Restricted Subsidiaries (i) to finance the purchase of Equity Interests of the Borrower or any of its Restricted Subsidiaries; provided that the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash as common equity, (ii) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses or payroll expenses, in each case incurred in the ordinary course of business, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above; provided that after giving effect to the making of any such loan or advance, the aggregate principal amount of all loans and advances outstanding under this Section 6.04(e)(iii) shall not exceed the greater of $15,000,000 and 1.0% of Consolidated Total Assets of the Borrower (measured as of the date such Investment is made based upon the Section 5.01 Financials most recently delivered on or prior to such date) (calculated without regard to write-downs or write-offs thereof), and (B) advances of payroll payments and expenses to employees, consultants or independent contractors or other advances of salaries or compensation to employees, managers, consultants or independent contractors, in each case in the ordinary course of business;

(f)    Investments consisting of advances, loans, rebates and extensions of credit in the nature of accounts receivable, notes receivable security deposits and prepayments (including prepayments of expenses) arising and trade credit granted in the ordinary course of business or consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other deposits, prepayments and other credits to suppliers in the ordinary course of business or consistent with past practice;

(g)    Investments in Swap Agreements permitted by Section 6.01(d) and Cash Management Agreements permitted by Section 6.01;

(h)    Investments resulting from pledges and deposits referred to in Sections 6.02(g), (h), (o), (p), (s), (u), (v), (aa), (ee), (gg), (hh), (kk) and (nn);

(i)    extensions of trade credit, asset purchases (including purchases of inventory, Intellectual Property, supplies, material or equipment or other similar assets), the lease or sublease of any asset and the licensing or sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(j)    Investments received (i) in connection with, or as a result of, any bankruptcy, workout, reorganization or recapitalization of suppliers, trade creditors or customers or in settlement or compromise of delinquent obligations and disputes with, or judgments against, or other disputes with, customers, trade creditors or suppliers, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor or supplier, (ii) in satisfaction of judgments against other Persons, (iii) as a result of the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Person who are not Affiliates;

(k)    Investments of a Restricted Subsidiary or held by a Person acquired after the Effective Date or of a Person merged into or consolidated or amalgamated with the Borrower or a Restricted Subsidiary in accordance with Section 6.05 after the Effective Date to the extent that (i) such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation;

(l)    Investments received substantially contemporaneously in exchange for, or the payment of which is made with, Equity Interests of the Borrower; provided that (i) no Change in Control would result therefrom, and (ii) such Equity Interests do not constitute Disqualified Equity Interests;

(m)    Guarantees by the Borrower or any Restricted Subsidiary of leases or subleases (other than Financing Lease Obligations), Contractual Obligations or other obligations of the Borrower or any Restricted Subsidiary, in each case that do not constitute Indebtedness and are entered into in the ordinary course of business;

(n)    [reserved];

(o)    Investments constituting Permitted Business Acquisitions;

(p)    any additional Investments (including Investments in Minority Investments, Investments in Unrestricted Subsidiaries and Investments in Joint Ventures or similar entities that do not constitute Restricted Subsidiaries), as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 6.04(p) measured at the time such Investment is made to exceed, after giving pro forma effect to such Investment, the sum of (i) an amount not to exceed (A) the greater of (x) $50,000,000 and (y) 3.75% of Consolidated Total Assets of the Borrower (measured as of such date such Investments is made based upon the Section 5.01 Financials most recently delivered on or prior to such date), less (B) the aggregate amount of Restricted Payments made in reliance on Section 6.07(f)(iv), less (C) the aggregate amount of prepayments, redemptions, repurchases, defeasances and other payments in respect of Junior Financings made in reliance on Section 6.10(a)(iii)(D), (ii) the Available Equity Amount at such time and (iii) the Available Amount at such time;

(q)    Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices and loans;

(r)    Investments consisting of Indebtedness, fundamental changes, Dispositions, Restricted Payments (other than Restricted Investments) and debt payments permitted under Sections 6.01, 6.05, 6.06, 6.07 and 6.10(a);

(s)    the forgiveness or conversion to Qualified Equity Interests of any Indebtedness owed by the Borrower or any Restricted Subsidiary and permitted by Section 6.01;

(t)    Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Restricted Subsidiary comply with the requirements of Section 5.11, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 6.04, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 5.11 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(u)    Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by the Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the intercompany Investment being invested in one or more Loan Parties;

(v)    Investments consisting of earnest money deposits required in connection with purchase agreements or other Permitted Business Acquisitions;

(w)    contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any of its Restricted Subsidiaries;

(x)    intercompany Investments, reorganizations and related activities among the Borrower and the Restricted Subsidiaries related to tax planning and reorganization (it being understood that the contribution of the Equity Interests of one or more “first-tier” Foreign Subsidiaries to any other

Foreign Subsidiary that is a Restricted Subsidiary shall be permitted) (i) contemplated as of the Closing Date or (ii) so long as after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not impaired in any material respect;

(y)    deposits in the ordinary course of business to secure the performance of Non-Financing Lease Obligations or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(z)    Investments made in the ordinary course of business in connection with (i) obtaining, maintaining or renewing client and customer contracts and (ii) loans or advances made to, and guarantees with respect to obligations of, independent operators, distributors, suppliers, licensors, sublicensors, licensees and sublicensees;

(aa)    additional Investments so long as, subject to Section 1.10, (x) no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to such Investment, the Borrower and the Restricted Subsidiaries would be in compliance, on a pro forma basis, with a Consolidated Total Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of the making of such Investment, as if such Investment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 4.50:1.00;

(bb)    to the extent not required to be applied to prepay the Term Loans in accordance with Section 2.11(b), Investments made in accordance with the definition of “Net Cash Proceeds” with the proceeds received in connection with a Casualty Prepayment Event;

(cc)    any Investment in any Subsidiary or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(dd)    Investments in deposit accounts and securities accounts in the ordinary course of business;

(ee)    Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04;

(ff)    any additional Investments (including Investments in Minority Investments, Investments in Unrestricted Subsidiaries and Investments in Joint Ventures or similar entities that do not constitute Restricted Subsidiaries), as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 6.04(ff) measured at the time such Investment is made to exceed, after giving pro forma effect to such Investment, an amount equal to the greater of (i) $50,000,000 and (ii) 3.75% of Consolidated Total Assets of the Borrower (measured as of such date such Investments is made based upon the Section 5.01 Financials most recently delivered on or prior to such date);

(gg)    Term Loans repurchased by the Borrower or a Restricted Subsidiary pursuant to, and subject to, cancellation in accordance with this Agreement;

(hh)    guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(ii)    acquisitions by the Borrower of obligations of one or more directors, officers, employees, member or management or consultants of the Borrower or its Subsidiaries in connection with such Person’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such Person in connection with the acquisition of any such obligations; and

(jj)    Investments made to acquire, purchase, repurchase, redeem, acquire or retire Equity Interests of the Borrower (or any Parent Entity thereof) owned by any employee stock ownership plan or key employee stock ownership plan of the Borrower (or any Parent Entity thereof).

SECTION 6.05. Fundamental Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)    any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may Dispose of all or substantially all of its business units, assets or other properties to another Person; provided that,

(i)    the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where the Borrower is not the continuing or surviving Person, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) or in connection with a Disposition of all or substantially all of the Borrower’s assets, the transferee of such assets or properties, shall, in each case, be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”),

(ii)    the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and

(iii)    if such merger, amalgamation, consolidation or Disposition involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition is not a Restricted Subsidiary of the Borrower (A) subject to Section 1.10, no Event of Default under Section 7.01(a) or (b), (h) or (i) has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) each other Loan Party, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have confirmed by a supplement to the Guarantee and Collateral Agreement that its Guarantee and such Subsidiary Loan Party’s obligations shall apply to the Successor Borrower’s obligations under this Agreement, (C) (1) each Subsidiary Loan Party, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have by a supplement to the Loan Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and (2) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation or Disposition and any supplements to the Loan Documents preserve the enforceability of the Guarantee and Collateral Agreement and the perfection of the Liens on the Collateral under the Security Documents, (E) if reasonably requested by the Administrative Agent, the Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation or Disposition does not breach or result in a default under this Agreement or any other Loan Document, and (F) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Business Acquisition” or is otherwise permitted under Section 6.04 (other than 6.04(d) or 6.04(r)) or Section 6.07 (other than 6.07(e) and 6.07(s)); provided, further, that, if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement (provided, further, that, in the event of a Disposition of all or substantially all of the Borrower’s assets or property to a Successor Borrower (which is not the Borrower) as set forth above and notwithstanding anything to the contrary in Section 9.04(a), if the original Borrower retains any assets or property other than immaterial assets or property after such Disposition, such original Borrower shall remain obligated as a co-Borrower along with the Successor Borrower hereunder);

(b)    any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries of the Borrower or any Restricted Subsidiary may Dispose of all or substantially all of its business units, assets and other properties; provided that, (i) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or the transferee of such assets or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation or the transferee of such assets and properties (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Subsidiary Loan Parties, (A) a Subsidiary Loan Party shall be the continuing or surviving Person or the transferee of such assets or (B) the Person formed by or surviving any such merger, amalgamation or consolidation or the transferee of such assets (if other than a Subsidiary Loan Party) shall execute a supplement to the Guarantee and Collateral Agreement and any applicable Mortgage, and a joinder to the Intercompany Subordinated Note, each in form and substance reasonably satisfactory to the Administrative Agent in order for the surviving or continuing Person or transferee to become a Subsidiary Loan Party and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Subordinated Note, (iii) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Restricted Subsidiaries, if the surviving Person formed by or surviving any such merger, amalgamation or consolidation or the transferee of such assets and properties is the Borrower or a Restricted Subsidiary, then any Indebtedness of the Borrower or any Restricted Subsidiary assumed by such surviving Person or the transferee of such assets and properties shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 6.01 of this Agreement (without giving effect to Section 6.01(i)), and (iv) if such merger, amalgamation, consolidation or Disposition involves a Restricted Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition, is not a Restricted Subsidiary of the Borrower (or, in the case of clause (B), involves any Person that is not a Loan Party), (A) subject to

Section 1.10, no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer stating that such merger, amalgamation, consolidation or Disposition and such supplements to any Loan Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Security Documents, and (C) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Business Acquisition” or is otherwise permitted under Section 6.04 (other than 6.04(d) or 6.04(r)), Section 6.06 (other than 6.06(b)) or Section 6.07 (other than 6.07(e) and 6.07(s));

(c)    any Restricted Subsidiary that is not a Subsidiary Loan Party may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Subsidiary Loan Party or any other Restricted Subsidiary of the Borrower;

(d)    any Subsidiary Loan Party may (i) merge, amalgamate or consolidate with or into any other Subsidiary Loan Party, (ii) merge, amalgamate or consolidate with or into any other Restricted Subsidiary which is not a Subsidiary Loan Party; provided that if such Subsidiary Loan Party is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be an “Investment” and shall be permitted under Section 6.04 (other than 6.04(d) or 6.04(r)) and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary Loan Party;

(e)    any Restricted Subsidiary may liquidate or dissolve or change its legal form if (x) the Borrower determines in good faith that such liquidation or dissolution or change of legal form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) any assets or business not otherwise Disposed of or transferred in accordance with Section 6.04 (other than 6.04(d), 6.04(k), 6.04(r) and 6.04(ee)), Section 6.06 or Section 6.07 (other than 6.07(e) and 6.07(s)), or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or (1) if such Restricted Subsidiary is a Subsidiary Loan Party, another Subsidiary Loan Party and (2) if such Restricted Subsidiary is not a Subsidiary Loan Party, another Restricted Subsidiary after giving effect to such liquidation or dissolution or change of legal form; and

(f)    the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, amalgamation or Disposition, the purpose of which is to (i) effect a Disposition (other than a Disposition of all or substantially all the assets of the Borrower and the Restricted Subsidiaries, taken as a whole) permitted pursuant to Section 6.06 (other than Section 6.06(b)), (ii) reorganize or reincorporate any such Person in the United States, any state thereof, the District of Columbia or, other than the Borrower, any territory thereof, or (iii) convert into a Person organized or existing under the laws of the jurisdiction of organization of such Person or another jurisdiction of the United States, any state thereof, the District of Columbia or, other than the Borrower, any territory thereof; provided that, with respect to any of the actions described in clauses (ii) and (iii) above, the Borrower or applicable Restricted Subsidiary shall have complied with Section 5.11 and the foregoing provisions of Sections 6.05(a) and 6.05(b), as applicable.

SECTION 6.06. Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, (i) convey, sell, lease, assign, transfer, license or otherwise dispose of any of its property, business or assets (including receivables and including pursuant to a Sale Leaseback), whether now owned or hereafter acquired (each, a “Disposition”), or (ii) sell to any Person any shares owned by it of any of their respective Subsidiaries’ Equity Interests, except that this Section shall not prohibit the following:

(a)    the Borrower and the Restricted Subsidiaries may sell, lease, assign, transfer, license, abandon, allow the expiration or lapse of, or otherwise Dispose of, the following:

(i)    obsolete, worn-out, damaged, uneconomic, no longer commercially desirable, used or useful or necessary for the operation of the Borrower’s and its Subsidiaries’ business, surplus assets, rights and properties and other assets, rights and properties that are no longer used,

(ii)    inventory, equipment, service agreements, product sales, securities and goods held for sale or other immaterial assets in the ordinary course of business,

(iii)    cash, Cash Equivalents and Investment Grade Securities in the ordinary course of business,

(iv)    books of business, client lists or related goodwill in connection with the departure of related employees or producers in the ordinary course of business, and

(v)    any such other assets or Equity Interests to the extent that the aggregate Fair Market Value of such assets sold in any single transaction or series of related transactions does not exceed the greater of (x) $50,000,000 and (y) 3.75% of Consolidated Total Assets of the Borrower (measured as of the date such assets are Disposed based upon the Section 5.01 Financials most recently delivered on or prior to such date);

(b)    Dispositions that otherwise constitute Liens permitted by Section 6.02, Investments permitted by Section 6.04, fundamental change transactions permitted by Section 6.05 or Restricted Payments permitted by Section 6.07;

(c)    any swap of assets (including any like-kind exchanges) in exchange for other assets of comparable or greater value or usefulness to the business of the Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by the management of the Borrower, or to the extent that (i) such assets are exchanged for credit against the purchase price of similar or replacement assets or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement assets;

(d)    (i) Dispositions of, discounts, forgiveness or write offs of accounts receivable, notes receivable or other current assets in the ordinary course of business or convert accounts receivable to notes receivable or make other Dispositions of accounts receivable in connection with the compromise or collection thereof and (ii) sales or transfers accounts receivable so long as the Net Cash Proceeds of any sale or transfer pursuant to this clause (ii) are offered to prepay the Term Loans pursuant to Section 2.11(b)(ii);

(e)    (i) enter into non-exclusive licenses, sublicenses or cross-licenses of Intellectual Property including in connection with a research and development agreement in which the other party receives a license to Intellectual Property that results from such agreement, (ii) exclusively license, sublicense or cross-license Intellectual Property if done in the ordinary course of business (including in connection with the entry into, or performance of, any franchise agreements or similar arrangement or contract) or if done on terms customary for companies in the industry in which the Borrower and its Restricted Subsidiaries engage, to the extent that such license, sublicense or cross-license does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole and (iii) assign, lease, sublease, license or sublicense any real or personal property or terminate or allow to lapse any such assignment, lease, sublease, license or sublicense, other than any Intellectual Property or Equity Interests, in the ordinary course of business;

(f)    any Disposition of the Equity Interests in, Indebtedness of, or other securities issued by, Unrestricted Subsidiaries;

(g)    Dispositions of Investments (including Equity Interests) in joint ventures (other than a Subsidiary) to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(h)    the unwinding or termination of Swap Agreements or Cash Management Agreements permitted hereunder pursuant to their terms;

(i)    Dispositions of properties, rights or assets (including the Disposition or issuance of any Equity Interests) (i) to a Loan Party, (ii) by a Restricted Subsidiary that is not a Subsidiary Loan Party to another Restricted Subsidiary that is not a Subsidiary Loan Party and (iii) by a Loan Party to a Restricted Subsidiary that is not a Subsidiary Loan Party to the extent permitted by Section 6.04 (other than 6.04(d) and 6.04(r)); provided that, if the transferor of such property, right or asset is the Borrower or a Subsidiary Loan Party and the transferee thereof is a Restricted Subsidiary that is not a Subsidiary Loan Party, then the Indebtedness of such transferor assumed by such transferee shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 6.01 (without giving effect to Section 6.01(h));

(j)    transfers of property subject to Casualty Prepayment Events (including foreclosures, condemnation, expropriation, forced disposition, eminent domain or any similar action with respect to assets) upon receipt of the net cash proceeds of such Casualty Prepayment Event;

(k)    Dispositions listed on Schedule 6.06 and Dispositions of (i) non-core or obsolete assets acquired in connection with Permitted Business Acquisitions or other Investments that are not used or useful in, or are surplus to, the business of the Borrower and the Restricted Subsidiaries and (ii) other assets acquired in connection with Permitted Business Acquisitions or other Investments permitted under this Agreement for Fair Market Value; provided that any such Dispositions referred to in this clause (k) shall be made or contractually committed to be made within 365 days of the date such assets were acquired by the Borrower or such Restricted Subsidiary;

(l)    Dispositions not otherwise permitted under this Section 6.06; provided that

(i)    such Disposition shall be for no less than the Fair Market Value of such property at the time of such Disposition,

(ii)    with respect to any Disposition pursuant to this Section 6.06(l) for a purchase price in excess of the greater of (x) $50,000,000 and (y) 3.75% of Consolidated Total Assets of the Borrower (measured as of the date such assets are Disposed based upon the Section 5.01 Financials most recently delivered on or prior to such date), the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, for the purposes of determining what constitutes cash under this clause (ii),

(A)    any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto or if accrued or incurred subsequent to the date of such balance sheets, such liabilities would have been shown on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto as if such accrual or incurrence had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than Junior Financing or other liabilities that are by their terms subordinated in right of payment in cash to the Secured Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash or Cash Equivalents,

(B)    any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash or Cash Equivalents, and

(C)    any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of the applicable Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of the greater of (x) $50,000,000 and (y) 3.75% of Consolidated Total Assets of the Borrower (measured as of the date such assets are Disposed based upon the Section 5.01 Financials most recently delivered on or prior to such date), with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents, and

(iii)    any non-cash proceeds received in the form of Indebtedness or Equity Interests are pledged to the Administrative Agent to the extent required under the Collateral and Guarantee Requirement;

(m)    issue directors’ qualifying shares and shares issued to foreign nationals, in each case as required by Requirements of Law;

(n)    enter into any netting arrangement of accounts receivable between or among the Borrower and its Restricted Subsidiaries or among Restricted Subsidiaries of the Borrower made in the ordinary course of business;

(o)    allow the lapse of, abandon, cancel or cease to maintain or cease to enforce Intellectual Property rights that are no longer (i) used, useful or necessary for, (ii) economically practicable or commercially reasonable to maintain or (iii) in the best interest of or material for the operation of the Borrower’s and the Restricted Subsidiaries’ businesses (including by allowing any registrations or any applications for registration thereof to lapse), in each case in the ordinary course of business or in the reasonable business judgment of the Borrower;

(p)    surrender, terminate or waive any contract rights or surrender, waive, settle, modify, compromise or release any contract rights, litigation claims or any other claims of any kind (including in tort) in the ordinary course of business;

(q)    the Borrower may issue Qualified Equity Interests and, to the extent permitted by Section 6.01, Disqualified Equity Interests;

(r)    to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a similar business;

(s)    terminate or otherwise collapse its cost sharing agreements with the Borrower or any Restricted Subsidiary and settle any crossing payments in connection therewith;

(t)    convert any intercompany Indebtedness to Equity Interests; provided, that such conversion shall not build the Available Equity Amount or any other basket capacity hereunder;

(u)    transfer any intercompany Indebtedness (i) to a Loan Party, (ii) from a Restricted Subsidiary that is not a Subsidiary Loan Party to another Restricted Subsidiary that is not a Subsidiary Loan Party and (iii) from a Loan Party to a Restricted Subsidiary that is not a Subsidiary Loan Party to the extent permitted by Section 6.04 (other than 6.04(d) and 6.04(r)), in each under clauses (ii) and (iii) subject to applicable subordination terms if Indebtedness of a Loan Party is transferred to a Restricted Subsidiary that is not a Loan Party;

(v)    settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Restricted Subsidiary in the ordinary course of business, subject to applicable subordination terms;

(w)    settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of any Parent Entity, the Borrower or any Subsidiary or any of their successors or assigns;

(x)    surrender or waive contractual rights and settle or waive contractual or litigation claims; and

(y)    Dispositions of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (x) above.

SECTION 6.07. Limitations on Restricted Payments. The Borrower will not pay any dividends (other than dividends payable solely in the Qualified Equity Interests of the Borrower) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Equity Interests or the Equity Interests of any Parent Entity now or hereafter outstanding (or any options or warrants or stock appreciation or similar rights issued with respect to any of its Equity Interests), or set aside any funds for any of the foregoing purposes (but excluding, in each case, the payment of compensation in the ordinary course of business to equity holders of any such Equity Interests who are employees of the Borrower or any Restricted Subsidiary), or permit the Borrower or any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the Equity Interests of any Parent Entity of the Borrower or the Equity Interests of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation or similar rights issued with respect to any of the Equity Interests of any Parent Entity of the Borrower or the Equity Interests of the Borrower) or make any Restricted Investment (all of the foregoing, “Restricted Payments”); provided that:

(a)    (i) the Borrower may (or may pay Restricted Payments to permit any Parent Entity thereof or any Equityholding Vehicle to) redeem, repurchase, retire or otherwise acquire in whole or in part any Equity Interests (“Treasury Equity Interests”) of the Borrower or any Restricted Subsidiary or any Equity Interests of any Parent Entity or Equityholding Vehicle, in exchange for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from equity contributions or sales or issuances (other than to the Borrower or a Restricted Subsidiary) of Equity Interests of the Borrower or any Parent Entity or Equityholding Vehicle to the extent contributed to the Borrower (in each case other than Disqualified Equity Interests, “Refunding Equity Interests”) made within 120 days of such contribution or sale or issuance of Refunding Equity Interests and (ii) the Borrower and any Restricted Subsidiary may pay Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 6.01) of such Person;

(b)    [reserved];

(c)    the Borrower may acquire, retire, purchase or redeem any of its Equity Interests (or any options or warrants or equity appreciation rights or similar securities issued with respect to any of such Equity Interests) held by future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower (or any Parent Entity) and the Subsidiaries of the Borrower, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation or similar rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreements or equity holders’ agreement (including, for the avoidance of doubt, any principal or interest payable on any Indebtedness Incurred by the Borrower in connection with any such redemption, acquisition, retirement or repurchase); provided that, the aggregate amount of all cash paid in respect of all such shares of Equity Interests (or any options or warrants or stock appreciation rights or similar securities issued with respect to any of such Equity Interests) so acquired, retired, purchased or redeemed does not exceed the sum of:

(i)    $25,000,000 in any calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 6.07(c)(i) before giving pro forma effect to any carry forward, may be carried forward to the two immediately succeeding calendar years (but not any other) and utilized to make payments pursuant to this Section 6.07(c) (any amount so carried forward shall be deemed to be used last in the subsequent calendar year), plus

(ii)    all proceeds obtained by the Borrower after the Effective Date from the sale of such Equity Interests to other future, current or former officers, managers, consultants, employees, directors and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) in connection with any plan or agreement referred to above in this clause (c), plus

(iii)    all Net Cash Proceeds obtained from any key-man life insurance policies received by the Borrower after the Effective Date, less the amount of any previous Restricted Payments made pursuant to clauses (i) through (iii) of this Section 6.07(c); and provided, further, that, the cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, or any of the Restricted Subsidiaries in connection with a redemption, acquisition, retirement or repurchase of its Equity Interests will not be deemed to constitute a Restricted Payment for purposes of this Agreement;

(d)    (i) to the extent constituting Restricted Payments (other than Restricted Investments), the Borrower and any Restricted Subsidiary may make Investments permitted by Section 6.04 (other than 6.04(a) and 6.04(r)) and (ii) each Restricted Subsidiary may make Restricted Payments to the Borrower and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

(e)    to the extent constituting Restricted Payments, the Borrower and any Restricted Subsidiary may enter into and consummate transactions expressly permitted by any provision of Section 6.05 (other than 6.05(a)(iii)(F), 6.05(b)(iv)(C) and 6.05(e)) and 6.06 (other than 6.06(b)), and the Borrower may pay Restricted Payments to any Parent Entity thereof as and when necessary to enable such Parent Entity to effect the transactions permitted by such section;

(f)    in addition to the foregoing Restricted Payments

(i)    the Borrower may make additional Restricted Payments, so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to such Restricted Payment, the Borrower would be in compliance, on a pro forma basis, with a Consolidated Total Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of making of such Restricted Payment, as if such Restricted Payment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 3.50:1.00,

(ii)    the Borrower may make additional Restricted Payments in an aggregate amount not to exceed an amount equal to the Available Amount at the time such Restricted Payment is paid, so long as, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to such Restricted Payment, the Borrower would be in compliance, on a pro forma basis, with a Consolidated Total Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of payment of such Restricted Payment, as if such Restricted Payment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 4.00:1.00,

(iii)    the Borrower may make additional Restricted Payments in an aggregate amount not to exceed an amount equal to the Available Equity Amount at the time such Restricted Payment is paid, and

(iv)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments; provided that the amount of any such Restricted Payment shall not cause the aggregate amount of all Restricted Payments made pursuant to this Section 6.07(f)(iv) measured at the time such Restricted Payment is made to exceed, after giving pro forma effect to such Restricted Payment, an amount equal to (A) the greater of (x) $50,000,000 and (y) 3.75% of Consolidated Total Assets of the Borrower (measured as of such date such Restricted Payment is made based upon the Section 5.01 Financials most recently delivered on or prior to such date), less (B) the aggregate amount of Investments made in reliance on Section 6.04(p)(i), less (C) the aggregate amount of prepayments, redemptions, repurchases, defeasances and other payments in respect of Junior Financings made in reliance on Section 6.10(a)(iii)(D);

(g)    any Person may make Restricted Payments to minority shareholders of any Subsidiary that is acquired pursuant to a Permitted Business Acquisition or similar Investment permitted by Section 6.04 pursuant to appraisal or dissenters’ rights with respect to shares of such Subsidiary held by such shareholders;

(h)    any Person may make noncash repurchases of Equity Interests deemed to occur upon exercise of options of warrants if such Equity Interests represent all or a portion of the exercise price of such options and warrants;

(i)    the Borrower may make and pay Restricted Payments:

(i)    to the extent the Borrower is filing an income tax return as a member of a consolidated, combined, unitary or aggregate group with a Parent Entity, the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower to pay) any tax liability in respect of income attributable to the Borrower and its Subsidiaries, but not in excess of the tax liability that the Borrower would incur if it filed tax returns as the parent of a consolidated, combined, unitary or aggregate group for itself and its Subsidiaries (and net of any payment already made and to be made by the Borrower or its Subsidiaries to a taxing authority to satisfy such tax liability); provided that a Restricted Payment attributable to any taxes attributable to an Unrestricted Subsidiary shall be permitted only to the extent such Unrestricted Subsidiary distributed cash to the Borrower or its Restricted Subsidiaries;

(ii)    [reserved];

(iii)    the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower to pay) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain its (or any of its Parent Entities’) corporate or other legal existence;

(iv)    the proceeds of which shall be used to make Investments contemplated by Section 6.04(e);

(v)    the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower to pay) fees and expenses (other than to Affiliates of the Borrower) related to any successful or unsuccessful equity issuance or offering or Incurrence of Indebtedness, Refinancing, Disposition or acquisition or Investment transaction permitted by this Agreement; and

(vi)    to the extent not constituting a Restricted Investment, the proceeds of which shall be used to finance Investments that would otherwise be permitted to be made pursuant to Section 6.04 (other than 6.04(a) or 6.04(ee)) or as a Restricted Investment pursuant to Section 6.07 if made by the Borrower or a Restricted Subsidiary; provided that

(A)    such Restricted Payment shall be made substantially concurrently with the closing of such Investment,

(B)    such Parent Entity shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or one of the Restricted Subsidiaries and such contribution shall be Not Otherwise Applied or (B) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Borrower or one of the Restricted Subsidiaries (to the extent permitted by Section 6.05 (other than 6.05(a)(iii)(F), 6.05(b)(iv)(C) and 6.05(e))) in order to consummate such Investment, and

(C)    such Parent Entity and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have otherwise given such consideration or made such payment in compliance with this Agreement;

(j)    the Borrower may (or may make Restricted Payments to allow any Parent Entity to) (i) pay cash in lieu of the issuance of fractional shares in connection with any Restricted Payment (including in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests), share split, reverse share split or combination thereof or any Acquisition or other Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(k)    the payment of Restricted Payments within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 6.07;

(l)    to the extent constituting Restricted Payments, the Borrower and any Restricted Subsidiary may enter into and consummate transactions expressly permitted by any provision of Section 6.05, and the Borrower may make Restricted Payments to any Parent Entity thereof as and when necessary to enable such Parent Entity to effect the transactions permitted by such section;

(m)    the Borrower and its Restricted Subsidiaries may pay Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any future, current or former employee, director, manager, consultant or independent contractor (or any of their respective Immediate Family Members) of the Borrower or any Subsidiary of the Borrower in connection with the exercise or vesting of Equity Interests or other equity awards or any repurchases, redemptions, acquisitions, retirements or withholdings of Equity Interests in connection with any exercise of Equity Interests or other equity options or warrants or the vesting of Equity Interests or other equity awards if such Equity Interests represent all or a portion of the exercise price of, or withholding obligation with respect to, such options or, warrants or other Equity Interests or equity awards;

(n)    to the extent permitted by Section 6.04, any Restricted Subsidiary that is not a Wholly Owned Subsidiary may repurchase its Equity Interests from any owner of the Equity Interests of such Restricted Subsidiary that is not the Borrower or a Restricted Subsidiary; and

(o)    the Borrower may make payments described in Sections 6.08(a), (c), (e), (f), (h), (k) and (s);

(p)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments constituting non-extraordinary dividends on its Equity Interests; and

(q)    the Borrower may make payments made to optionholders or holders of profits interests of the Borrower in connection with, or as a result of, any distribution being made to shareholders of the Borrower (to the extent such distribution is otherwise permitted hereunder), which payments are being made to compensate such optionholders or holders of profits interests as though they were shareholders at the time of, and entitled to share in, such distribution (it being understood that no such payment may be made to an optionholder or holder of profits interests pursuant to this clause to the extent such payment would not have been permitted to be made to such optionholder or holder of profits interests if it were a shareholder pursuant to any other paragraph of this Section 6.07, and any payment hereunder shall reduce payments available under such other paragraph);

(r)    the Borrower may pay Restricted Payments to pay for the redemption, acquisition, retirement or repurchase, in each case for nominal value, of Equity Interests of the Borrower from a former investor of a business acquired in an Acquisition or other Investment or a current or former employee, officer, director, manager or consultant of a business acquired in an Acquisition or other Investment (or their Controlled Investment Affiliates or Immediate Family Members), which Equity Interests was issued as part of an earn-out or similar arrangement in the acquisition of such business, and which redemption, acquisition, retirement or repurchase relates the failure of such earn-out to fully vest;

(s)    the Borrower may make payments or distributions to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest) in connection with any permitted Acquisitions or similar Investments or transfer of assets that complies with Section 6.05 (other than 6.05(a)(iii)(F), 6.05(b)(iv)(C) and 6.05(e));

(t)    the Borrower may make Restricted Payments in an aggregate amount that does not exceed the aggregate amount of Excluded Contributions received since the Effective Date and Not Otherwise Applied (for the avoidance of doubt, not otherwise building Available Equity Amount, constituting a Cure Amount or used to incur Indebtedness); and

(u)    the Borrower may make distributions, by Restricted Payment or otherwise, or other transfer or Disposition of shares of Equity Interests of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are Cash Equivalents).

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For the avoidance of doubt, this Section 6.07 shall not restrict the making of any AHYDO Catch-Up Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any of the Restricted Subsidiaries permitted to be incurred under the terms of this Agreement. Indebtedness Incurred under Section 6.01(t) shall reduce availability under this Section 6.07 in an amount equal to the aggregate principal amount incurred from time to time under Section 6.01(t), whether or not outstanding, except in respect of amounts forgiven or cancelled without payment being made.

SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, involving aggregate payments or consideration for any such transaction or series of related transactions in excess of $20,000,000 unless such transaction is upon terms substantially as favorable to the Borrower or such Restricted Subsidiary, as applicable, as would be obtainable at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, except for:

(a)    the indemnification and expense reimbursement of the Controlling Shareholder and its Affiliates in connection with the management or monitoring of, or the provision of other services rendered to, the Borrower or any of its Subsidiaries;

(b)    any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower;

(c)    loans or advances to officers, directors, employees or consultants of the Borrower or any of the Restricted Subsidiaries to the extent permitted by Section 6.04(e);

(d)    transactions among the Borrower and the Restricted Subsidiaries and transactions among the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary as a result of any such transactions;

(e)    so long as no Event of Default has occurred and is continuing or would be caused thereby, the Borrower and its Restricted Subsidiaries may pay annual management, consulting, monitoring and advisory fees to the Controlling Shareholder in an aggregate total amount in any Fiscal Year not to exceed the greater of (i) $1,000,000 and (ii) 1.0% of Consolidated EBITDA for the relevant period;

(f)    the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any agreements set forth on Schedule 6.08 and any amendment thereto or replacement agreement which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any replacement agreement entered into after the Effective Date shall only be permitted by this clause (f) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or replacement agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date;

(g)    transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(h)    employment agreements and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with present or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Borrower;

(i)    Restricted Payments permitted by, and complying with the provisions of, Section 6.07;

(j)    any purchase by the Controlling Shareholder or any director, officer, employee or consultant of the Borrower of Equity Interests Borrower or any contribution by a Parent Entity to, or purchases of, Equity Interests of the Borrower;

(k)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, payments (including reimbursement of out-of-pocket costs and expenses) by the Borrower or any of the Restricted Subsidiaries to the Controlling Shareholder made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures (and whether or not consummated or completed), which payments are approved by the majority of the Board of Directors of the Borrower, in good faith;

(l)    transactions with Wholly Owned Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by other companies in the industry in which the Borrower and its Subsidiaries engage;

(m)    any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary, as applicable, as would be obtainable at such time in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(n)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Restricted Subsidiaries;

(o)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by other companies in the industry in which the Borrower and its Subsidiaries engage;

(p)    equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by the Borrower permitted under Section 6.07;

(q)    [reserved];

(r)    any agreements or arrangements between a third party and an Affiliate of the Borrower that are acquired or assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Borrower or any Restricted Subsidiary; provided that (A) such acquisition or merger is permitted under this Agreement and (B) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 6.08;

(s)    the payment of fees and reasonable out-of-pocket costs to, and indemnities to, directors, managers, officers, employees and consultants of the Borrower and the Restricted Subsidiaries in the ordinary course of business; and

(t)    licenses, sublicenses and cross-licenses involving any Intellectual Property of the Borrower or any Restricted Subsidiary between the Borrower and the Restricted Subsidiaries in the ordinary course of business, or otherwise in compliance with the terms of this Agreement and on terms that are fair to the Borrower or the Restricted Subsidiaries.

SECTION 6.09. [Reserved].

SECTION 6.10. Limitation on Modifications and Payments of Junior Financing; Restrictive Agreements. The Borrower will not, and will not permit any of the Restricted Subsidiaries to:

(a)    prepay, repurchase, redeem or otherwise defease or make similar payments in respect of any Junior Financing prior to its stated maturity (it being understood that payments of regularly scheduled interest, fees, expenses, indemnification obligations and, so long as no Event of Default under Section 7.01(a), (b), (h) or (i) is continuing or would result therefrom, AHYDO Catch-Up Payments shall be permitted); provided, however, the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem, defease, acquire or otherwise make payments on any such Junior Financing

(i)    with the proceeds of any Permitted Refinancing Indebtedness in respect of such Indebtedness,

(ii)    by converting or exchanging any such Indebtedness to Qualified Equity Interests of the Borrower, and

(iii)    (A) so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) after giving pro forma effect to such prepayment, repurchase, redemption, defeasance, acquisition or other payment, the Borrower would be in compliance, on a pro forma basis, with a Consolidated Total Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of any such payment, as if such prepayment, repurchase, redemption, defeasance, acquisition or other payment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 4.50:1.00 after giving pro forma effect thereto,

(B)    in an aggregate amount not to exceed the Available Amount at the time of such prepayment, repurchase, redemption, defeasance, acquisition or other payment, so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) after giving pro forma effect to such prepayment, repurchase, redemption, defeasance, acquisition or other payment, the Borrower would be in compliance, on a pro forma basis, with a Consolidated Total Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of such prepayment, repurchase, redemption, defeasance, acquisition or other payment, as if such prepayment, repurchase, redemption, defeasance, acquisition or other payment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 4.00:1.00,

(C)    in an aggregate amount not to exceed the Available Equity Amount at the time of such prepayment, redemption, repurchase, defeasance, acquisition or other payment, and

(D)    in an aggregate amount that shall not cause the aggregate amount of all such prepayments, repurchases, redemptions, defeasances, acquisitions or other payments made pursuant to this Section 6.10(a)(iii)(D) measured at the time such prepayment, repurchase, redemption, defeasance, acquisition or other payment is made to exceed, after giving pro forma effect thereto, an amount equal to (A) the greater of (x) $50,000,000 and (y) 3.75% of Consolidated Total Assets of the Borrower (measured as of such date such prepayment, repurchase, redemption, defeasance, acquisition or other payment is made based upon the Section 5.01 Financials most recently delivered on or prior to such date), less (B) the aggregate amount of Investments made in reliance on Section 6.04(p)(i), less (C) the aggregate amount of Restricted Payments made in reliance on Section 6.07(f)(iv),

(iv)    of Indebtedness acquired pursuant to Section 6.01(h), so long as such purchase, repurchase, redemption, defeasance or other acquisition or similar payment is made or deposited with a trustee or other similar representative of the holders of such Junior Financing contemporaneously with, or substantially simultaneously with, the closing of the Acquisition under which such Junior Financing is Incurred and

(v)    within 60 days of the date of the Redemption Notice if, at the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (the “Redemption Notice”), such payment, redemption, repurchase, retirement termination or cancellation would have complied with another provision of this Section 6.10(a); provided that such payment, redemption, repurchase, retirement termination or cancellation shall reduce capacity under such other provision.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 6.10 shall prohibit (i) the repayment, prepayment, repurchase, redemption or other payment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Administrative Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 6.01 after giving pro forma effect to such transfer.

(b)    The Borrower will not, and will not permit any of the Restricted Subsidiaries to, amend or modify any provision of the documentation governing any Junior Financing (including any Permitted Refinancing Indebtedness in respect thereof), other than amendments or modifications that, when taken as a whole, (A) are not in any manner materially adverse to the Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c)    The Borrower will not, nor will it permit any Restricted Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the ability of any Restricted Subsidiary that is not a Subsidiary Loan Party to pay dividends or distributions or make other distributions on its Equity Interests to the Borrower or any Loan Party that is a direct or indirect parent of such Restricted Subsidiary or (ii) the ability of the Borrower or any Loan Party to create, incur, assume or permit to exist Liens on the property of such Person pursuant to the Security Documents to secure the Secured Obligations, in each case, other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)    restrictions imposed by applicable Requirements of Law;

(B)    contractual encumbrances or restrictions (1) in effect on the Effective Date with respect to Liens permitted under Section 6.02(a) or as otherwise disclosed on Schedule 6.10, (2) on the granting of Liens pursuant to any documentation governing any Indebtedness (including any Permitted Refinancing Indebtedness in respect thereof) incurred in compliance with Section 6.01, in each case, no less favorable, when taken as a whole, to the Lenders than those restrictions set forth in the Loan Documents, or (3) pursuant to documentation related to any permitted amendment, modification, renewal, increase, supplement or other refinancing of any Indebtedness existing on the Effective Date that does not expand the scope of any such encumbrance or restriction in any material respect or make such restriction more onerous in any material respect than those prior to such amendment, modification, renewal, increase, supplement or other refinancing;

(C)    any restriction on the Equity Interests or assets of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of such Equity Interests or assets permitted under Section 6.06 pending the closing of such sale or Disposition;

(D)    customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures;

(E)    (i) any restrictions imposed by any agreement relating to Indebtedness permitted by Section 6.01 and secured by a Lien permitted by Section 6.02 (other than Section 6.02(y)) to secure such Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness, and (ii) restrictions imposed by other Indebtedness, Disqualified Equity Interests or preferred stock permitted to be incurred subsequent pursuant to Section 6.01 and either (x) the provisions relating to such encumbrance or restriction contained in such Indebtedness, Disqualified Equity Interests or preferred stock are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Effective Date or (y) any such encumbrance or restriction contained in such Indebtedness, Disqualified Equity Interests or preferred stock does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to make scheduled payments of cash interest on the Loans when due;

(F)    customary provisions contained in leases, subleases, licenses, sublicenses or cross licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(G)    customary provisions restricting subletting or assignment of any lease governing a leasehold or subleasehold interest;

(H)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I)    customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.06 applicable to the asset to be sold pending the consummation of such sale;

(J)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(K)    customary provisions contained in leases, subleases, licenses, sublicenses, cross licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such agreements;

(L)    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;

(M)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated; and

(N)    customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation.

SECTION 6.11. Consolidated Leverage Ratio. Solely with respect to the Revolving Facility and subject to the following proviso, the Borrower will not permit the Consolidated First Lien Leverage Ratio as of the last day of any Test Period (commencing with the Test Period ending on or about March 31, 2018, if applicable) ending on any date set forth below to be greater than the ratio set forth below opposite such date; provided, however, that the Borrower shall be required to be in compliance with this Section 6.11 with respect to any Test Period only if the sum of (A) the aggregate principal amount of all Revolving Loans plus (B) the aggregate LC Exposure (other than (i) Letters of Credit Cash Collateralized in an amount equal to the Stated Amount thereof and (ii) without duplication of amounts described in clause (i) above, Letters of Credit the aggregate Stated Amount of which do not exceed $5,000,000), in each case outstanding on the last day of such Test Period, exceeds 33 1/3% of the amount of the aggregate Revolving Commitments in effect on such date.

Test Period Ending	Ratio
on or prior to December 31, 2018	5.00:1.00
on January 1, 2019 through and including December 31, 2019	4.25:1.00
on January 1, 2020 and thereafter	3.75:1.00

To the extent compliance with this Section 6.11 is being calculated as of a date that is prior to the first test date under this Section 6.11 in order to determine the permissibility of an action by the Borrower or any of its Restricted Subsidiaries, such compliance shall be tested for such purpose as if such first test date had occurred.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a)    any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Loan Parties in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)    the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) (with respect to the Borrower), 5.05(a)(i), 5.08 or Article VI; provided that with respect to the covenant contained in Section 6.11, (i) an Event of Default pursuant to failure to perform the covenant contained in Section 6.11 (a “Financial Covenant Event of Default”) shall not occur until the expiration of the 15th Business Day subsequent to the date the certificate calculating compliance with Section 6.11 as of the last day of any fiscal quarter is required to be delivered pursuant to Section 5.01(d)(ii) (without giving pro forma effect to any grace period for such delivery) with respect to such fiscal quarter or fiscal year, as applicable and (ii) any default under Section 6.11 shall not constitute an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Loans and the Revolving Commitments, until the date on which the Revolving Loans (if any) have been accelerated, and the Revolving Commitments have been terminated, in each case, by the Required Revolving Lenders;

(e)    the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent at the direction of the Required Lenders to the Borrower;

(f)    the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period set forth in the instrument or agreement under which such Indebtedness was created);

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods set forth in the instrument or agreement under which such Indebtedness was created having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, in each case prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination or similar events (other than defaults or events of default) under the documents governing Swap Agreements, (iii) any Indebtedness that becomes due as a result of a Refinancing thereof permitted under Section 6.01 or (iv) any Indebtedness required to be (or for which an offer is required to) prepaid, repurchased, redeemed or defeased in connection with any asset sale event, casualty or condemnation event, change of control, result of excess cash flow or similar event;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or any Significant Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Significant Subsidiary (except, in the case of any Significant Subsidiary, in a transaction permitted by Section 6.05); and such appointment, proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)    the failure by the Borrower or any Restricted Subsidiary to pay one or more final judgments entered against the Borrower or any Restricted Subsidiary for the payment of money aggregating in excess of $75,000,000 (to the extent not covered by insurance, or if covered by insurance, to the extent to which the insurer has denied coverage in writing), which judgments are not discharged or effectively satisfied, vacated, discharged, waived, stayed or bonded pending appeal for a period of 60 consecutive days from the entry thereof, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(k)    (i) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l)    any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any portion of the Collateral with a value in excess of $20,000,000, with the priority required by the applicable Security Document, except (i) as a result of a transaction permitted under or consented to under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents, to the extent the Loan Parties are otherwise in compliance with their collateral and related notification requirements under the Loan Documents, to file and maintain proper Uniform Commercial Code or similar statements (including continuation statements) or (iii) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(m)    any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason cease to be, or be asserted in writing by any Loan Party not to be, a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder; or

(n)    a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default with respect to the Borrower described in paragraph (h) or (i) of this Section, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, (B) if such event is a Financial Covenant Event of Default, any or all of the following actions may be taken upon the direction of the Required Revolving Lenders: (i) the Administrative Agent shall, by notice to the Borrower, declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate, or (ii) the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement in respect of the Revolving Commitments or Revolving Loans or to the Revolving Lenders in their capacities as such to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (C) if such event is any other Event of Default or if the Required Revolving Lenders have delivered any direction pursuant to the preceding clause (B) at any time when a Financial Covenant Event of Default has occurred and is continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 7.02. Right to Cure.

(a)    Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower and the Restricted Subsidiaries reasonably expect to fail (or have failed) to comply with the Financial Covenant as of the last day of any Test Period, at any time after the beginning of the last fiscal quarter of such Test Period until the expiration of the 15th Business Day subsequent to the date on which the financial statements with respect to such fiscal quarter (or the Fiscal Year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable (the “Cure Deadline”), the Borrower (or any Parent Entity thereof) shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to (or in the case of any Parent Entity of the Borrower receive Equity Interests in the Borrower for its capital contributions to) the capital of the Borrower as cash common equity (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Cash Proceeds of such issuance or contribution (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the Financial Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i)    Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter Test Period that contains such fiscal quarter, solely for the purpose of measuring the Consolidated First Lien Leverage Ratio for purposes of the Financial Covenant and, subject to clause (c) below, not for any other purpose under this Agreement, by an amount equal to the Cure Amount (but not in excess of the Necessary Cure Amount);

(ii)    if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower and its Restricted Subsidiaries), the Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Covenant, the Borrower and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement; and

(iii)    Consolidated Debt with respect to any Test Period subsequent to the Test Period for which the Cure Amount is deemed applied that includes such fiscal quarter with respect to which such Cure Amount is received by the Borrower shall be decreased solely to the extent proceeds of the Cure Amount are applied to prepay any Indebtedness (provided that any such Indebtedness so prepaid shall be a permanent repayment of such Indebtedness and termination of commitments thereunder) included in the calculation of Consolidated Debt.

(b)    Notwithstanding anything herein to the contrary,

(i)    in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised,

(ii)    during the term of this Agreement, the Cure Right shall not be exercised more than five times,

(iii)    for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant as of the end of such fiscal quarter (such amount, the “Necessary Cure Amount”); provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter, then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying with the Financial Covenant for such fiscal quarter (such amount, the “Expected Cure Amount”),

(iv)    there shall be no pro forma or other reduction in Indebtedness (by netting or otherwise) with the proceeds of any Cure Amount for determining compliance with the Financial Covenant for the fiscal quarter in which such Cure Amount increased the Consolidated EBITDA pursuant to clause (a)(i) above, and

(v)    upon receipt by the Administrative Agent of written notice, prior to the expiration of the 15th Business Day subsequent to the due date for delivery of the relevant financial statements pursuant to Section 5.01(a) or (b) (the “Anticipated Cure Deadline”) that the Borrower is considering the exercise of the Cure Right, the Lenders shall not be permitted to exercise any remedies under Section 7.01 or otherwise under the Loan Documents, including accelerating Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the Financial Covenant until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline (it being understood and agreed that no Revolving Lender or Issuing Bank shall be required to make any Credit Extension until the failure to comply with the requirements of the Financial Covenant shall have been cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline (or waived in accordance with Section 9.02)).

Notwithstanding any other provision in this Agreement to the contrary, but subject to clause (c) below, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any financial ratio based condition, pricing or any basket under Article VI of this Agreement.

(c)    Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is (i) greater than the Necessary Cure Amount, then such difference may be used for the purposes of determining any baskets (other than any previously contributed Cure Amounts), with respect to the covenants contained in the Loan Documents, the Available Amount or the Available Equity Amount and any pricing provisions and (ii) less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Borrower must receive the cash proceeds of Permitted Cure Securities or a cash capital contribution to the Borrower, which cash common equity proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.

ARTICLE VIII

Administrative Agent

SECTION 8.01. Appointment and Authority.

(a)    Each of the Lenders and the Issuing Banks hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Joint Bookrunners, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (except as expressly set forth in this Article).

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Banks for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent and the term “Lender”, “Lenders”, “Issuing Bank” or “Issuing Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(b)    shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Requirements of Law;

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment); provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank;

(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan

Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (vii) satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent;

(f)    shall not be required to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender or Issuing Bank and each Lender and Issuing Bank confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties; and

(g)    shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders, and, without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Commitments or Loans, or disclosure of confidential information, to any Disqualified Lender.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, willful misconduct or bad faith in the selection of such sub-agents.

SECTION 8.06. Resignation of Administrative Agent. The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders, the Issuing Banks and the Borrower, subject to the appointment of a successor. If the Administrative Agent (or an Affiliate thereof) becomes a Defaulting Lender or otherwise is not performing its role hereunder as Administrative Agent, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower or the Required Lenders upon 10 days’ notice to the Administrative Agent, subject to the appointment of a successor. Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $1.0 billion) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks (and with the consent of the Borrower, unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), appoint a successor Administrative Agent, which shall be an Approved Bank with an office in the United States, or any Affiliate of any such Approved Bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (provided that in the case of a retiring Administrative Agent in respect to any collateral security held by it on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest)) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or replaced) Administrative Agent, and the retiring or replaced Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or replaced Administrative Agent’s resignation or replacement hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or replaced Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or replaced Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders.

(a)    Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Joint Bookrunner or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Bookrunner or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)    the financial condition, status and capitalization of the Borrower and each other Loan Party;

(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)    determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv)    the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any Joint Bookrunner, any other Lender or Issuing Bank, or by any of the Related Parties of any of the foregoing, under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)    Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, any Agent or the Lenders on the Effective Date. Each Secured Party, whether or not a party hereto, will be deemed by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents to have agreed to the provisions of this Article.

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither any Joint Bookrunner nor any person named on the cover page hereof as a Joint Bookrunner, a Syndication Agent, a Documentation Agent or a Co-Manager shall have any powers, duties, responsibilities or liabilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder but all such parties shall be entitled to the benefits of this Article VIII.

SECTION 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit outstanding and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks, or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as Administrative Agent, for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, any Issuing Bank or any other Secured Party, any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender, any Issuing Banks or any other Secured Party to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

SECTION 8.10. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders, the Issuing Banks and the other Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

To the extent required by any Requirements of Law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Loan Party pursuant to Section 2.17 and without limiting any obligation of the Loan Parties to do so pursuant to such Section 2.17) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, the term “Lender” in this Article VIII shall include any Issuing Bank.

SECTION 8.11. Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each Secured Party to effect any release or subordination of Liens or the Guarantees contemplated by Section 9.15 without further action or consent by any Secured Party.

SECTION 8.12. Intercreditor Agreements. Without the consent of any Lender, the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) is hereby authorized to enter into any Customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Customary Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Customary Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) to enter into the Customary Intercreditor Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) to enter into (i) any amendments to any Customary Intercreditor Agreement, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated by Sections 6.02 and 9.18 of this Agreement.

SECTION 8.13. Secured Cash Management Obligations and Secured Swap Obligation. Except as otherwise expressly set forth herein or in the Guarantee and Collateral Agreement, any other Security Document or any other Loan Document, no Person holding Secured Cash Management Obligations or Secured Swap Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Person holding such Secured Obligations.

SECTION 8.14. Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Bookrunners and their respective Affiliates, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Bookrunners and their respective Affiliates, that:

(i)    none of the Administrative Agent or the Joint Bookrunners or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent, or the Joint Bookrunners or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)    The Administrative Agent and the Joint Bookrunners hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i)    if to the Borrower, the Administrative Agent, or an Issuing Bank, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)    if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain MNPI).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Joint Bookrunners or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank, any of their respective Affiliates or any of their respective security holders or creditors for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party in using the Platform.

(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent and each Issuing Bank may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Banks. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)    Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Waivers; Amendments.

(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)    Except as otherwise provided in this Agreement (including clause (b) of the definition of “Permitted Additional Debt”, in Section 2.20 with respect to any Incremental Amendment, Section 2.21 with respect to any Extension, Section 5.10, Section 6.11 or Section 9.18), and except with respect to any amendment, modification or waiver contemplated in this Section below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders or any other majority or required percentage of Lenders of any Class of Loans or Commitments, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall, without the written consent of each Lender directly and adversely affected thereby (and only such Lenders) and identified as follows:

(i)    increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or prepayment premiums payable hereunder, without the written consent of each Lender and Issuing Bank directly and adversely affected thereby (it being understood that (x) any change to the definition of “Consolidated First Lien Leverage Ratio” or in the component definitions thereof shall not constitute a reduction of interest or fees, (y) any waiver of any condition precedent set forth in Article IV or the waiver of any Default, or mandatory prepayment shall not constitute a reduction in principal, LC Disbursement or interest, fees or prepayment premium); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.13(c);

(iii)    postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Amendment, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest, fees or prepayment premium payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (pursuant to Section 2.21 or otherwise), without the written consent of each Lender directly and adversely affected thereby (it being understood the waiving of the applicability of post-default increases in interest rates and any waiver of any Default, mandatory prepayment or condition precedent set forth in Article IV shall not constitute a postponement of any date for payment of any principal, LC Disbursement or interest, fees or prepayment premium payable hereunder);

(iv)    change any of the provisions of this Section without the written consent of each Lender;

(v)    change the percentage set forth in the definition of “Required Revolving Lenders” without the written consent of each Revolving Lender;

(vi)    change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (other than the percentages set forth in the definition of “Required Revolving Lenders”), without the written consent of each Lender;

(vii)    release all or substantially all the value of the Guarantees under the Guarantee and Collateral Agreement (except as expressly provided in this Agreement or the Guarantee and Collateral Agreement) without the written consent of each Lender;

(viii)    release all or substantially all the Collateral from the Liens of the Security Documents (except as expressly provided in this Agreement or the Security Documents), without the written consent of each Lender;

(ix)    provide for Revolving Loans or Letters of Credit to be denominated in any currency other than Dollars without the written consent of each Lender directly affected thereby;

(x)    change any provision of any Loan Document in a manner that by its terms directly and adversely affects the rights in respect of Collateral of or the rights in respect of payments due to Lenders holding Commitments or Loans of any Class differently than those holding Commitments or Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each directly and adversely affected Class; or

(xi)    change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

provided further that (A) no such agreement shall (x) amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be or (y) amend or modify the provisions of Section 2.05 or any letter of credit application and any bilateral agreement between the Borrower and any Issuing Bank regarding such Issuing Bank’s LC Commitment or the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, error, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made (x) in connection with any borrowing of Incremental Term Loans to effect the provisions of Section 2.20, the provision of any Incremental Revolving Commitment Increase, any Incremental Revolving Commitments or otherwise to effect the provisions of Section 2.20, 2.21 or 6.02(a) and (y) in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower Effective Yield for which only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as Lenders in respect of the repriced tranche of Term Loans or modified Term Loans is required and (C) only the consent of the Required Revolving Lenders shall be required to (and only the Required Revolving Lenders shall have the ability to), amend, modify or supplement, solely for purposes of the Financial Covenant amend any definition (or any component thereof) that is used in the Financial Covenant, amend, modify, supplement or waive the terms of the Financial Covenant, or amend, modify, supplement, waive or terminate the Financial Covenant with respect to the occurrence of an Event of Default arising in respect of the Financial Covenant, and (D) the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, (i) effect changes to the form of Mortgage as may be necessary or appropriate in the opinion of the Administrative Agent and (ii) effect changes to this Agreement that are necessary and appropriate to provide for the mechanics contemplated by the offering process set forth in Section 9.04(g) herein.

Notwithstanding anything to the contrary contained in this Section 9.02, only the consent of the Required Revolving Lenders shall be required to (and only the Required Revolving Lenders shall have the ability to) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the Borrowing of any Revolving Loan; provided that with respect to any waiver or consent or amendment in respect of any Default or Event of Default described in clause (b) thereof and any amendment of any representation or warranty in any Loan Document that is required to be brought down pursuant to clause (a) thereof, the waiver or consent or approval thereof shall be subject to the approval of the Required Lenders rather than the Required Revolving Lenders.

Notwithstanding anything in this Agreement or the Loan Documents to the contrary, the terms “LIBO Screen Rate” and “Reference Rate” may be amended, with only the consent of the Administrative Agent and the Borrower, to refer to a comparable successor rate, provided that the Lenders shall have received at least five Business Days’ prior written notice of such amendment from the Administrative Agent and the Administrative Agent shall not have received, within five Business Days of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such successor rate.

(c)    In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders or the Lenders of the affected Class, if the consent of the Required Lenders (or, in circumstances where this Section does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that

(i)    the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld,

(ii)    such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii)    unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b),

(iv)    the Eligible Assignee shall have consented to the Proposed Change and, as a result of such assignment and any contemporaneous assignments and consents, the Proposed Change can be effected, and

(v)    notwithstanding anything to the contrary in Section 9.04, no consent of such Non-Consenting Lender pursuant to Section 9.04 shall be required in connection with any assignment pursuant to this Section 9.02(c).

(vi)    Notwithstanding anything in this Agreement of the Loan Documents to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 9.2(c) may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

(d)    Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders, the Required Revolving Lenders, the Required Lenders or a Majority in Interest of the Lenders of any Class have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e)    Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower.

(f)    To the extent notice has been provided to the Administrative Agent pursuant to the definition of Permitted Additional Debt or pursuant to Section 2.20 with respect to the inclusion of any Previously Absent Financial Maintenance Covenant, this Agreement shall be automatically and without further action on the part of any Person hereunder and notwithstanding anything to the contrary in this Section 9.02 deemed modified to include, mutatis mutandis, such Previously Absent Financial Maintenance Covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or Section.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a)    The Borrower shall pay (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Joint Bookrunners and their respective Affiliates, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP and to the extent reasonably determined by the Administrative Agent to be necessary and approved by the prior written consent of the Borrower, such approval not to be unreasonably withheld, one local counsel in each applicable jurisdiction (in addition to any reasonably necessary special counsel), in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, in connection with the enforcement of any rights or remedies, including all such reasonable and documented out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of the Loans or Letters of Credit (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder; provided that such counsel shall be limited to one lead counsel and such local counsel (in addition to any reasonably necessary special counsel) as may reasonably be deemed necessary by the Administrative Agent in each relevant jurisdiction for the Administrative Agent, the Issuing Banks and the Lenders (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of one lead counsel and such local counsel (in addition to any reasonably necessary special counsel) as may reasonably be deemed necessary by such affected party in each relevant jurisdiction for such affected party).

(b)    The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender, each Joint Bookrunner, the Syndication Agent, the Documentation Agent, each Co-Manager and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of one firm of counsel for all Indemnitees, taken as a whole, selected by the Administrative Agent (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnitee), and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence, Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property, any other property currently owned, leased or operated by the Borrower or any Subsidiary, or any other location, or any other Environmental Liability related in any way to the Borrower or any Subsidiary; in each case, whether based on contract, tort or any other theory, and regardless of whether such matter is brought by a third party or by the Borrower or any Subsidiary or any of their respective Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties, (y) a material breach of an obligation under the

Loan Documents by such Indemnitee or any of its Related Parties or (z) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against the Administrative Agent, any Issuing Bank, any Joint Bookrunner, the Syndication Agent, the Documentation Agent or any Co-Manager in its capacity as such). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent thereof), such Issuing Bank or such Related Party in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

(d)    No Loan Party nor any Indemnitee nor any Agent Party shall have any liability for any punitive, indirect or consequential damages resulting from this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date), including with respect to Section 9.01(c); provided that the foregoing shall not limit the Borrower’s indemnification obligations to any Indemnitee pursuant to Section 9.03(b) in respect of damages incurred or paid by an Indemnitee to a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties.

(e)    All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04. Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) (it being understood that this provision shall not be applicable to any transaction described in Section 6.05(a)), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) in the case of Term Loans only, to any other Lender, an Affiliate of any Lender or an Approved Fund, (y) by a Lender to a Revolving Lender or (z) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund or to an Affiliated Lender and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank; provided that, for the avoidance of doubt, no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Commitment; provided, further, that it shall be understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with any Requirement of Law, the Borrower would be required to obtain the consent of any Governmental Authority. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to such assignment of Term Loans within ten (10) Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment.

(ii)    Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000, in the case of Term Loans (and integral multiples thereof), and $5,000,000, in the case of Revolving Commitments and Revolving Loans (and integral multiples thereof) unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee; provided, further, that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Requirements of Law, including Federal, state and foreign securities laws.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section. Notwithstanding the foregoing, no assignee, which as of the date of any assignment to it pursuant to this Section 9.04 would be entitled to any payments under Sections 2.15 or Sections 2.17 in an amount greater than the assigning Lender would have been entitled to as of such date with respect to the rights assigned, shall be entitled to such greater payments. The benefit of each Security Document shall be maintained in favor of the assignee (without prejudice to Section 8.07).

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender (solely with respect to its own Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice. The Register and subaccounts shall record any cancellation or retirement of Loans contemplated by Section 2.11(a)(ii) or this Section 9.04.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)    The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other Persons other than a natural person or a Defaulting Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations of such Sections, including Section 2.17(e), and Section 2.19 (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary in connection with a Tax audit or other Tax proceeding to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and the parties shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(iii)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent or except to the extent such greater entitlement results from a Change in Law after the Participant acquired the applicable participation.

(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Requirements of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f)    Any Lender may, at any time, assign all or a portion of its Term Loans and/or Term Commitments under this Agreement to an Affiliated Lender subject to the following limitations:

(i)    Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent, any Joint Bookrunner or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders, the Administrative Agent and the Joint Bookrunners, other than the right to receives notice of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii)    for purposes of any amendment, waiver or modification of any Loan Document or, subject to Section 9.02(e), any plan of reorganization pursuant to any Debtor Relief Law, that in either case does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code;

(iii)    Affiliated Lenders may not purchase Revolving Loans by assignment pursuant to this Section 9.04;

(iv)    the aggregate principal amount of Term Loans and Term Commitments purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders who are Non-Debt Fund Affiliates may not exceed 25% of the outstanding principal amount of all Term Loans and Term Commitments on the date of any such purchase; and

(v)    any Affiliated Lender who is assigned any rights or obligations under this Agreement shall, prior to such assignment, notify the Administrative Agent that it is an Affiliated Lender.

(g)    Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement (including Section 2.11 and Section 2.18), so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i)    the Borrower shall not use any proceeds of Revolving Loans to fund any Open Market Purchase; and

(ii)    the aggregate principal amount (calculated on the par amount thereof) of all Term Loans purchased shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold).

(h)    Notwithstanding anything in Section 9.04 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, (A) all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders (or requisite vote of any Class of Lenders) have taken any actions and (B) the aggregate amount of Term Loans held by Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the amount required to constitute “Required Lenders” (including in respect of a specific Class) (any such excess amount shall be deemed to be not outstanding on a pro rata basis among all Debt Fund Affiliates).

(i)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to disclose to any Lender (including any Public Lender) upon request whether any potential assignee or Participant of such Lender is a Disqualified Lender.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, any such Issuing Bank or such an Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office or Affiliate of such Lender or Issuing Bank different from the branch or office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and their respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

(b)    Each party hereto hereby irrevocably and unconditionally:

(i)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general and exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(ii)    consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii)    agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation or prosecution of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that:

(A)    if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over the subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(B)    in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.09(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(C)    the Administrative Agent and the Lenders may bring any legal action or proceeding against any Loan Party in any jurisdiction in connection with the enforcement of any rights under any Security Documents; provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.09(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(D)    any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(iv)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 9.01 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto; and

(v)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (iii)) shall limit the right to sue in any other jurisdiction.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.

(a)    Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(i)     to its and its Affiliates’ and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents, in each case who need to know such Information in connection with the administration of the Loan Documents and who are informed of the confidential nature of such Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (it being understood that each of the Administrative Agent, Issuing Banks and Lenders shall be responsible for any breach of this provision by any of their respective Related Parties),

(ii)     to the extent requested by any regulatory authority or self-regulatory authority, required by Requirements of Law or by any subpoena or similar legal process;

provided that solely to the extent permitted by Requirements of Law and other than in connection with audits and reviews by regulatory and self-regulatory authorities, each Issuing Bank, Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding prior to any disclosure of such Information; provided further that in no event shall any Lender, any Issuing Bank or the Administrative Agent be obligated or required to return after such Person receives notice of any materials furnished by the Borrower or any subsidiary of the Borrower,

(iii)     to any other party to this Agreement,

(iv)     subject to an agreement containing confidentiality undertakings substantially similar (or at least as restrictive) to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), and

(v)     to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or any similar confidentiality obligations or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower that is not subject to confidentiality obligations owing to the Borrower or any of their Subsidiaries.

For the purposes of this Section 9.12, “Information” means all non-public information received from the Borrower relating to the Borrower, any other Subsidiary or their business. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE SUCH MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.14. Judgment Currency.

(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)    The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15. Release of Liens and Guarantees.

(a)    The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be automatically released

(i)    in full, as set forth in clause (b) below,

(ii)    upon the sale, transfer or other Disposition (including by any Disposition by means of a Restricted Payment) of such Collateral (including as part of or in connection with any other sale, transfer or other Disposition (including by any Disposition by means of a Restricted Payment) permitted hereunder) to any Person other than another Loan Party, to the extent such sale, transfer or other Disposition (including by any Disposition by means of a Restricted Payment) is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry),

(iii)    to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease,

(iv)    if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02),

(v)    to the extent the property constituting such Collateral is owned by any Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its obligations under the Guarantee and Collateral Agreement (in accordance with the third succeeding sentence and Section 7.12 of the Guarantee and Collateral Agreement), and

(vi)    as required by the Administrative Agent to effect any sale, transfer or other Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents.

In addition, upon the receipt of prior written notice from the Borrower, the Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral to the extent such Collateral otherwise becomes Excluded Assets shall be released by the Administrative Agent. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that a Subsidiary Loan Party shall be released from the Guarantee and Collateral Agreement upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or, after written notice is delivered by the Borrower to the Administrative Agent, otherwise becoming an Excluded Subsidiary.

(b)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Loan Document Obligations (other than contingent amounts not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped in a manner reasonably satisfactory to the applicable Issuing Banks, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) Secured Swap Obligations outstanding, (ii) Secured Cash Management Obligations outstanding and (iii) any contingent amounts not then due. Any such release of Guarantees and Collateral shall be deemed subject to the provision that the Guarantees under the Guarantee and Collateral Agreement and the Administrative Agent’s security interests in such Collateral shall be reinstated if after such release any portion of any payment in respect of the Loan Document Obligations secured thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)    The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) or (j).

(d)    Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 9.15. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.15.

SECTION 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges (on its own behalf and on behalf of its Affiliates) and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Syndication Agent, the Documentation Agent, the Co-Managers, the Lenders and the Joint Bookrunners are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Syndication Agent, the Documentation Agent, the Co-Managers, the Lenders and the Joint Bookrunners, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Syndication Agent, the Documentation Agent, the Co-Managers, the Lenders and the Joint Bookrunners is and has been acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates in connection with the Transactions and (B) none of the Administrative Agent, the Syndication Agent, the Documentation Agent, the Co-Managers, the Lenders and the Joint Bookrunners has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, Syndication Agent, the Documentation Agent, the Co-Managers, the Lenders and the Joint Bookrunners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Co-Managers, the Lenders and the Joint Bookrunners has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. The Borrower hereby agrees that it will not claim that the Administrative Agent, the Syndication Agent, the Documentation Agent, the Co-Managers and the Joint Bookrunners have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Borrower, in connection with the Transactions or the process leading thereto.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. Additional Secured Indebtedness.

(a)    In connection with the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness that is, or is intended to be, secured by Liens on the Collateral that are intended to rank equal in priority with (but without regard to the control of remedies) or junior in priority to the Liens on the Collateral securing the Secured Obligations, at the request of Borrower, the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) agrees to execute and deliver a Customary Intercreditor Agreement, with any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications thereto, as applicable, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Borrower, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), to be necessary or reasonably desirable for any Lien on the Collateral in respect of such Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified. In connection with any such amendment, restatement, waiver, supplement or other modification, the Loan Parties shall deliver such officers’ certificates and supporting documentation as the Administrative Agent may reasonably request. The Lenders hereby authorize the Administrative Agent to take any action contemplated by the preceding sentence, and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Loan Document shall be effective notwithstanding the provisions of Section 9.02.

(b)    The Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) is authorized by the Lenders (i) to enter into any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to any Customary Intercreditor Agreement, as applicable, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, as provided in the preceding paragraph (a) and (ii) to enter into any Customary Intercreditor Agreement, as applicable, in connection with the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness that is secured by Liens on the Collateral that rank or are intended to rank equal in priority with (but without regard to the control of remedies), or that rank or are intended to rank, junior in priority to, the Liens on the Collateral securing the Secured Obligations, and if any such intercreditor agreement is posted to the Lenders five Business Days before being executed and the Required Lenders shall not have objected to such intercreditor agreement, the Required Lenders shall be deemed to have consented to such intercreditor agreement and the Administrative Agent’s execution thereof.

SECTION 9.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WEIGHT WATCHERS INTERNATIONAL, INC., as the Borrower

By:	/s/ Nicholas P. Hotchkin
Name:	Nicholas P. Hotchkin
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Administrative Agent and as an Issuing Bank

By:	/s/ Alicia T. Schreibstein
Name:	Alicia T. Schreibstein
Title:	Executive Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., individually as a Lender and as an Issuing Bank

By:	/s/ Russell K. Guter
Name:	Russell K. Guter
Title:	Senior Vice President

[Signature Page to Credit Agreement]

CITIBANK N.A., individually as a Lender and as an Issuing Bank

By:	/s/ Justin Tichauer
Name:	Justin Tichauer
Title:	Vice President

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, individually as a Lender

By:	/s/ J.E. Fowler
Name:	J.E. Fowler
Title:	Managing Director

[Signature Page to Credit Agreement]

SUNTRUST BANK, individually as a Lender

By:	/s/ Sheryl Squires Kerley
Name:	Sheryl Squires Kerley
Title:	Vice President

[Signature Page to Credit Agreement]

Schedule 1.02

EXISTING LETTERS OF CREDIT

Issuer	Beneficiary	Expiration Date	Letter of Credit Number	Amount
J.P. Morgan	AIG—National Union Fire Insurance Co of Pittsburg	November 13, 2018	NUSCGS002026	$870,147.00
J.P. Morgan	The Travelers Indemnity Company	November 13, 2018	NUSCGS002025	$395,000.00

Schedule 2.01

COMMITMENTS

Name of Lender	Revolving Commitment	LC Commitment	Initial Term Commitment
JPMorgan Chase Bank, N.A.	$35,000,000	$8,750,000	$1,540,000,000
Bank of America, N.A.	$30,000,000	$7,500,000	—
Citibank, N.A.	$35,000,000	$8,750,000	—
KeyBank National Association	$25,000,000	—	—
SunTrust Bank	$25,000,000	—	—

Total	$150,000,000	$25,000,000	$1,540,000,000

Schedule 3.08

SUBSIDIARIES

Entity	Jurisdiction
BLTC Pty Ltd.	Australia
Fortuity Pty Ltd	Australia
Gutbusters Pty Ltd	Australia
LLTC Pty Ltd.	Australia
Millhill Enterprises Pty Ltd	Australia
Weight Watchers Asia Pacific Finance General Partnership	Australia
Weight Watchers International Pty. Limited	Australia
Weight Watchers Services Pty Ltd	Australia
Weight Watchers Belgium N.V.	Belgium
Weight Watchers Botswana Pty Ltd	Botswana
Vigilantes do Peso Marketing S.A.[1]	Brazil
Weight Watchers do Brasil Programas Alimentares Ltda[2]	Brazil
Weight Watchers Canada, Ltd.	Canada
Weight Watchers Asia Holdings Ltd.	Cayman Islands
Weight Watchers (China) Weight Loss Consultation Co., Ltd	China
Weight Watchers de Colombia Ltda.	Colombia
QHC, LLC	Delaware
Waist Watchers, Inc.	Delaware
Weight Watchers Direct, Inc.	Delaware
Weight Watchers North America, Inc.	Delaware
W. W. Camps and Spas, Inc.	Delaware
WW Funding Corp.	Delaware
W. W. Inventory Service Corp.	Delaware
W. W. I. Subsidiary, Inc.	Delaware
WeightWatchers.com, Inc.	Delaware
WW Foods, LLC[3]	Delaware
WW Fitness, Inc.	Delaware
WeightWatchers.fr S.A.R.L.	France
Weight Watchers France SAS	France
Weight Watchers Operations France SAS	France
Weight Watchers At Work GmbH	Germany
Weight Watchers (Deutschland) GmbH	Germany
Great Day Holdings Limited	Hong Kong

[1]	Weight Watchers International, Inc. and Mr. Rodrigo Faro own 80% and 20% of this entity, respectively.
[2]	Weight Watchers International, Inc. and RIC Holdings Ltda own 35% and 65% of this entity, respectively.
[3]	Weight Watchers International, Inc. and H.J. Heinz Company each own 50% of this entity.

Entity	Jurisdiction
Weight Watchers China Ltd	Hong Kong
Weight Watchers Limited	Hong Kong
Il Salvalinea, S.R.L.	Italy
Centro de Cuidado Del Peso, S. de R.L. de C.V.	Mexico
Servicios Operativos CP, S. de R.L. de C.V.	Mexico
Weight Watchers Netherlands, B.V.	Netherlands
WeightWatchers.nl B.V.	Netherlands
58 WW Food Corp.	New York
Weight Watchers Camps, Inc.	New York
W.W.I. European Services, Limited	New York
W.W. Weight Reduction Services, Inc.	New York
W/W TwentyFirst Corporation	New York
Weight Watchers Ltd.	New Zealand
Weight Watchers New Zealand Ltd	New Zealand
Weight Watchers New Zealand Unit Trust	New Zealand
Weight Watchers Polska Spz.o.o.	Poland
Weight Watchers (Lesotho) Pty	South Africa
Weight Watchers Operations Spain, S.L.U.	Spain
Weight Watchers Spain S.L.	Spain
Weight Watchers European Holding A.B.	Sweden
Weight Watchers Sweden ViktVäktarna Aktiebolag	Sweden
Weight Watchers (Switzerland) S.A.	Switzerland
Weight Watchers (Accessories & Publications) Ltd	United Kingdom
Weight Watchers (Exercise) Ltd	United Kingdom
Weight Watchers Supply Company Ltd	United Kingdom
Weight Watchers International Holdings Ltd	United Kingdom
Weight Watchers UK Holdings Ltd	United Kingdom
Weight Watchers (U.K.) Ltd	United Kingdom
WeightWatchers.co.uk Ltd	United Kingdom

Schedule 5.14

CERTAIN POST-CLOSING OBLIGATIONS

Within 180 days, cause the Loan Parties’ casualty insurance policies (which, for the avoidance of doubt, shall not include any officers’ and directors’ liability insurance policies) to be endorsed or otherwise amended to include appropriate additional loss payable endorsements including with respect to Mortgaged Properties, a customary lender’s additional loss payable endorsement.

Schedule 6.01

EXISTING INDEBTEDNESS

1.	Interest Rate SWAP Agreement (the “SWAP”), dated as of July 26, 2013 with an effective date of March 31, 2014 and a termination date of April 2, 2020, between the Borrower and ratably with JPMorgan Chase, Scotia Bank, Bank of America and HSBC Bank. As of September 30, 2017, the fair market value of the SWAP is $21,128,775.

2.	United Kingdom photocopy machine lease, dated as of January 30, 2015 and with a termination date of January 30, 2020, with Close Brothers. As of September 30, 2017, the total indebtedness was $239,751.

3.	United Kingdom credit card payment machine lease, dated as of April 10, 2016 and with a termination date of April 10, 2019, with Chip and Pin Solutions. As of September 30, 2017, the total indebtedness was $497,016.

4.	Australia IPAD lease, dated as of February 17, 2017 and with a termination date of February 17, 2019, with Telstra. As of September 30, 2017, the total indebtedness was $324,344.

5.	This schedule incorporates by reference Schedule 6.04.

Schedule 6.02

EXISTING LIENS

1.	United Kingdom photocopy machine lease, dated as of January 30, 2015 and with a termination date of January 30, 2020, with Close Brothers. As of September 30, 2017, the total indebtedness was $239,751.

2.	United Kingdom credit card payment machine lease, dated as of April 10, 2016 and with a termination date of April 10, 2019, with Chip and Pin Solutions. As of September 30, 2017, the total indebtedness was $497,016.

3.	Australia IPAD lease, dated as of February 17, 2017 and with a termination date of February 17, 2019 with Telstra. As of September 30, 2017, the total indebtedness was $324,344.

4.	Put right granted to Rodrigo Strickland Faro pursuant to the Shareholders Agreement of Vigilantes do Peso Marketing S.A., entered into by and between the Borrower and Rodrigo Strickland Faro.

JURISDICTION	FILING TYPE	FILE NUMBER & DATE	DEBTOR	SECURED PARTY	NOTES
Delaware	UCC-1	20131248716 4/2/2103	W.W. Inventory Service Corp.	JPMorgan Chase Bank, N.A., as Administrative Agent
Delaware	AmendDebtor-Change	20131501072 4/18/2013	W.W. Inventory Service Corp	JPMorgan Chase Bank, N.A., as Administrative Agent
New York	UCC-1	201304010175577 4/1/2013	W.W.I. European Services, LTD.	JPMorgan Chase Bank, N.A., as Administrative Agent
New York	AmendDebtor - Change	201304190210328 4/19/2013	W.W.I. European Services, LTD.	JPMorgan Chase Bank, N.A., as Administrative Agent
New York	Continuation	201710096224474 10/9/2017	W.W.I. European Services, LTD.	JPMorgan Chase Bank, N.A., as Administrative Agent
New York	UCC-1	201304010175589 4/1/2013	W/W Twentyfirst Corporation	JPMorgan Chase Bank, N.A., as Administrative Agent
New York	AmendDebtor - Change	201304190210330 4/19/2013	W/W Twentyfirst Corporation	JPMorgan Chase Bank, N.A., as Administrative Agent
New York	Continuation	201710096224462 10/9/2017	W/W Twentyfirst Corporation	JPMorgan Chase Bank, N.A., as Administrative Agent

JURISDICTION	FILING TYPE	FILE NUMBER & DATE	DEBTOR	SECURED PARTY	NOTES
Virginia	UCC-1	0608027178-4 8/2/2006	Weight Watchers International, Inc.	General Electric Capital Corp.
Virginia	Continuation	110712 3850-6 7/12/2011	Weight Watchers International, Inc.	General Electric Capital Corp.
Virginia	AmendSecured - Change	110712 3854-4 7/12/2011	Weight Watchers International, Inc.	General Electric Capital Corp.
Virginia	UCC-1	060927 7045-7 9/27/2006	Weight Watchers International, Inc.	General Electric Capital Corp.
Virginia	Continuation	110728-4010-0 7/28/2011	Weight Watchers International, Inc.	General Electric Capital Corp.
Virginia	AmendSecured - Change	110728 4020-1 7/28/2011	Weight Watchers International, Inc.	General Electric Capital Corp.
Virginia	UCC-1	070516 7072-5 5/16/2007	Weight Watchers International, Inc.	General Electric Capital Corp.
Virginia	Continuation	120306 3872-3 3/6/2012	Weight Watchers International, Inc.	General Electric Capital Corp.
Virginia	AmendSecured - Change	120306 3877-3 3/6/2012	Weight Watchers International, Inc.	General Electric Capital Corp.
Virginia	UCC-1	070917 7040-8 9/17/2007	Weight Watchers International, Inc.	Sun Microsystems Global Financial Services, A Business of Sun Microsystems, Inc.
Virginia	Continuation	120628 3985-4 6/28/2012	Weight Watchers International, Inc.	Sun Microsystems Global Financial Services, A Business of Sun Microsystems, Inc.
Virginia	AmendSecured - Change	120628 3989-2 6/28/2012	Weight Watchers International, Inc.	Sun Microsystems Global Financial Services, A Business of Sun Microsystems, Inc.
Virginia	UCC-1	080417 7122-4 4/17/2008	Weight Watchers International, Inc.	General Electric Capital Corporation
Virginia	Continuation	130123 3934-9 1/23/2013	Weight Watchers International, Inc.	General Electric Capital Corporation
Virginia	AmendSecured - Change	130123 3935-1 1/23/2013	Weight Watchers International, Inc.	General Electric Capital Corporation
Virginia	UCC-1	080529 7024-3 5/29/2008	Weight Watchers International, Inc.	General Electric Capital Corporation
Virginia	Continuation	130410-3892-8 4/10/2013	Weight Watchers International, Inc.	General Electric Capital Corporation

JURISDICTION	FILING TYPE	FILE NUMBER & DATE	DEBTOR	SECURED PARTY	NOTES
Virginia	AmendSecured - Change	130410 3897-8 4/10/2013	Weight Watchers International, Inc.	General Electric Capital Corporation
Virginia	UCC-1	080805 7021-3 8/5/2008	Weight Watchers International, Inc.	General Electric Capital Corporation
Virginia	AmendSecured - Change	130529 3904-6 5/29/2013	Weight Watchers International, Inc.	General Electric Capital Corporation
Virginia	Continuation	130529 3906-0 5/29/2013	Weight Watchers International, Inc.	General Electric Capital Corporation
Virginia	UCC-1	080821 7054-6 8/21/2008	Weight Watchers International, Inc.	General Electric Capital Corporation
Virginia	Continuation	130604 3855-1 6/4/2013	Weight Watchers International, Inc.	General Electric Capital Corporation
Virginia	AmendSecured - Change	130604 3867-6 6/4/2013	Weight Watchers International, Inc.	General Electric Capital Corporation
Virginia	UCC-1	110923 3892-1 9/23/2011	Weight Watchers International, Inc.	Hitachi Data Systems Credit Corp.
Virginia	UCC-1	120328 3904-8 3/28/2012	Weight Watchers International, Inc.	Hitachi Data Systems Credit Corp.
Virginia	UCC-1	121016 3859-1 10/16/2012	Weight Watchers International, Inc.	Hitachi Data Systems Credit Corp.
Virginia	UCC-1	121212 3930-9 12/12/2012	Weight Watchers International, Inc.	Hitachi Data Systems Credit Corp.
Virginia	UCC-1	121212 3932-3 12/12/2012	Weight Watchers International, Inc.	Hitachi Data Systems Credit Corp.
Virginia	Termination	170412 3827-3 4/12/2017	Weight Watchers International, Inc.	Hitachi Data Systems Credit Corp.
Virginia	UCC-1	130322 3911-3 3/22/2013	Weight Watchers International, Inc.	Hitachi Data Systems Credit Corp.
Virginia	UCC-1	130402 4073-6 4/2/2013	Weight Watchers International, Inc.	JPMorgan Chase Bank, N.A., as Administrative Agent
Virginia	AmendSecured - Change	130419 3940-9 4/19/2013	Weight Watchers International, Inc.	JPMorgan Chase Bank, N.A., as Administrative Agent
Virginia	Continuation	171009 5337-2 10/9/2017	Weight Watchers International, Inc.	JPMorgan Chase Bank, N.A., as Administrative Agent
Virginia	UCC-1	150414 3931-4 4/14/2015	Weight Watchers International, Inc.	Hitachi Data Systems Credit Corp.

JURISDICTION	FILING TYPE	FILE NUMBER & DATE	DEBTOR	SECURED PARTY	NOTES
Virginia	UCC-1	160628 3924-4 6/28/2016	Weight Watchers International, Inc.	Hitachi Data Systems Credit Corp.
Delaware	UCC-1	2013 0183013 1/14/2013	Weight Watchers North America, Inc.	Parkdale Crossing CMBS, LLC.
Delaware	UCC-1	2013 1248849 4/2/2013	Weight Watchers North America, Inc.	Parkdale Crossing CMBS, LLC.
Delaware	AmendSecured - Change	2013 1501148 4/18/2013	Weight Watchers North America, Inc.	JPMorgan Chase Bank, N.A., as Administrative Agent
Delaware	Continuation	2017 6960469 10/19/2017	Weight Watchers North America, Inc.	JPMorgan Chase Bank, N.A., as Administrative Agent
Delaware	UCC-1	2013 1821330 5/13/2013	Weight Watchers North America, Inc.	International Business Machines Corporation
Kansas	State Tax Lien	20123739 11/19/2012	Weight Watchers North America, Inc.	State of Kansas Department of Labor
Kansas	State Tax Lien	20130581 2/4/2013	Weight Watchers North America, Inc.	State of Kansas Department of Labor
Delaware	UCC-1	2007 0365626 1/29/2007	WEIGHTWATCHERS.COM, INC.	The Bank of Nova Scotia, as Administrative Agent
Delaware	Continuation	2011 3169714 8/16/2011	WEIGHTWATCHERS.COM, INC.	The Bank of Nova Scotia, as Administrative Agent
Delaware	Termination	2013 1257329 4/2/2013	WEIGHTWATCHERS.COM, INC.	The Bank of Nova Scotia, as Administrative Agent
Delaware	UCC-1	2013 1248930 4/2/2013	WEIGHTWATCHERS.COM, INC.	JPMorgan Chase Bank, N.A., as Administrative Agent
Delaware	AmendSecured - Change	2013 1501247 4/18/2013	WEIGHTWATCHERS.COM, INC.	JPMorgan Chase Bank, N.A., as Administrative Agent
Delaware	Continuation	2017 6720343 10/9/2017	WEIGHTWATCHERS.COM, INC.	JPMorgan Chase Bank, N.A., as Administrative Agent
New York	Judgment	003515838-01 8/22/2016	WEIGHTWATCHERS.COM, INC.	Commissioner of Labor State of New York

Schedule 6.04

EXISTING AND CONTEMPLATED INVESTMENTS

1.	35% interest of the Borrower in Weight Watchers do Brasil Programas Alimentares Ltda.

2.	80% interest of the Borrower in Vigilantes do Peso Marketing S.A.

3.	50% interest of the Borrower in WW Foods, LLC.

4.	Capital contributions through the end of fiscal 2018 of up to US$400,000 aggregate from Weight Watchers North America, Inc. to Centro de Cuidado Del Peso, S. de R.L. de C.V.

5.	Guarantee by the Borrower of the operations (other than Indebtedness) of Weight Watchers Netherlands, B.V. entity.

6.	Guarantee by the Borrower of the operations (other than Indebtedness) of Weight Watchers Operations France SAS entity.

7.	Guarantee of the indemnification obligations in connection with Weight Watchers Canada Ltd.’s operating lease between TEQ Development Corporation and Weight Watchers Canada Ltd. and the Borrower.

8.	Potential guarantee of the obligations of Weight Watchers Canada Ltd. in connection with Weight Watchers Canada Ltd.’s operating lease between Weight Watchers Canada Ltd. and Upper Middle Road Partnership, by its general partner, Upper Middle Road GP Inc., dated as of October 31, 2017 (Potential commencement date of September 1, 2018).

9.	Guarantee of the obligations in connection with Weight Watchers (U.K.) Ltd operating lease between Sorbon Estates Limited and Weight Watchers (U.K.) Ltd and the Borrower.

10.	Guarantee of the obligations in connection with Centro de Cuidado Del Peso, S. de R.L. de C.V. for certain operating leases within Mexico.

11.	Put right granted to Rodrigo Strickland Faro pursuant to the Shareholders Agreement of Vigilantes do Peso Marketing S.A., entered into by and between the Borrower and Rodrigo Strickland Faro.

12.	Call right granted to the Borrower pursuant to the Shareholders Agreement of Vigilantes do Peso Marketing S.A., entered into by and between the Borrower and Rodrigo Strickland Faro.

13.	This schedule incorporates by reference Schedule 6.01.

Schedule 6.06

ASSET SALES

None.

Schedule 6.08

EXISTING AFFILIATE TRANSACTIONS

1.	Registration Rights Agreement, dated as of September 29, 1999, among the Borrower, Artal Luxembourg S.A. and H.J. Heinz Company

2.	Corporate Agreement, dated as of November 5, 2001, as amended as of July 1, 2005, between the Borrower and Artal Luxembourg S.A.

3.	Share Purchase Agreement, dated October 18, 2015, between the Borrower and Oprah Winfrey

4.	Option Agreement, dated October 18, 2015, between the Borrower and Oprah Winfrey

5.	Strategic Collaboration Agreement, dated October 18, 2015, between the Borrower and Oprah Winfrey

6.	This schedule incorporates by reference Item 13 of the Borrower’s Form 10-K for the fiscal year ended December 31, 2016 and the “TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS” section of the Borrower’s definitive Proxy Statement filed on April 3, 2017.

Schedule 6.10

EXISTING RESTRICTIONS

None.

Schedule 9.01

NOTICES

If to the Borrower:

Weight Watchers International, Inc.

675 Avenue of Americas, 6th Floor

New York, New York 10010

Attn: General Counsel

Tel: 212-589-2700

Email: general.counsel@weightwatchers.com

www.weightwatchersinternational.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Brian M. Steinhardt

Facsimile: 212-455-2502

Email: bsteinhardt@stblaw.com

If to JPMorgan Chase Bank, N.A., as Administrative Agent or Issuing Bank:

JPMorgan Chase Bank, N.A.

Client Services Specialist

10 S Dearborn Chicago

Chicago, IL 60603

Attention: April Yebd

Phone: 844-490-5663

Email: jpm.agency.cri@jpmorgan.com

EXHIBIT A-1

[FORM OF]

Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). It is understood and agreed that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex A attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full. The benefit of each Security Document shall be maintained in favor of the Assignee (without prejudice to Section 8.07 of the Credit Agreement).

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex A attached hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit included in, and Guarantees made pursuant to, such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[Assignor Name]

2.	Assignee:	[Assignee Name] [and is an Affiliate/Approved Fund of [Lender Name]]

A-1-1

Assignee is an Affiliated Lender: _______[1]

3.	Borrower:	WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A. as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time) among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank
6.	Assigned Interest

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage of Commitment/Loans Assigned[2]
[3]	$	$	%

	$	$	%

	$	$	%

7.	Effective Date:[4]	, 20

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[1]	If Assignee is an Affiliated Lender, the Form of Assignment and Assumption (Affiliated Lender) set forth as Exhibit A-2 to the Credit Agreement must be used.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment”, “Initial Term Commitment”, “Revolving Loan”, “Initial Term Loan”, etc.), including any new Class of Loans established under Section 2.20 or 2.21 of the Credit Agreement.
[4]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

A-1-2

8.	Notice and Wire Instructions

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention: Facsimile:	Attention: Facsimile:

with a copy to:	with a copy to:

Attention: Facsimile:	Attention: Facsimile:

Wire Instructions:	Wire Instructions:

A-1-3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR],

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE],

By:
Name:
Title:

[Consented to and][5] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:

WEIGHT WATCHERS INTERNATIONAL, INC., as Borrower

By:
Name: Title:][6]

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

A-1-4

[NAME OF ISSUING BANK], as Issuing Bank By: Name: Title:][7]

[7]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.

A-1-5

ANNEX A

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent, any Arranger or any other Lender, (vi) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 2.17(e)), duly completed and executed by the Assignee and (vii) it is not an Affiliated Lender and it has indicated that it is not an Affiliated Lender in the space provided on the first page of this Assignment and Assumption; and (b) agrees that (i) it will, independently and without reliance on any Agent, any Arranger, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

A-1-6

2. Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A-1-7

EXHIBIT A-2

[FORM OF]

Assignment and Assumption (Affiliated Lender)

This Assignment and Assumption (Affiliated Lender) (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). It is understood and agreed that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex A attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full. The benefit of each Security Document shall be maintained in favor of the Assignee (without prejudice to Section 8.07 of the Credit Agreement).

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex A attached hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees made pursuant to such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[Assignor Name]

2.	Assignee:	[Assignee Name] [and is an Affiliate/Approved Fund of [Lender Name]]
Assignee is an Affiliated Lender: _______ Assignee is a Debt Fund Affiliate: _______ Assignee is a Non-Debt Fund Affiliate: _______

A-2-1

3.	Borrower:	WEIGHT WATCHERS INTERNATIONAL, INC., Virginia corporation

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A. as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time) among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank
6.	Assigned Interest

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage of Commitment/Loans Assigned[1]
[2]	$	$	%

	$	$	%

	$	$	%

7.    Effective Date:3             , 20

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Initial Term Commitment”, “Initial Term Loan”, etc.), including any new Class of Term Loans or Term Commitments established under Section 2.20 or 2.21 of the Credit Agreement.
[3]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

A-2-2

8.	Notice and Wire Instructions

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention: Facsimile:	Attention: Facsimile:

with a copy to:	with a copy to:

Attention: Facsimile:	Attention: Facsimile:

Wire Instructions:	Wire Instructions:

A-2-3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR],

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE],

By:
Name:
Title:

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:

WEIGHT WATCHERS INTERNATIONAL, INC., as Borrower

By:
Name:
Title:][5]

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

A-2-4

ANNEX A

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION (AFFILIATED LENDER)

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document; and (c) acknowledges that the Assignee is an Affiliated Lender.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent, any Arranger or any other Lender, (vi) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 2.17(e)), duly completed and executed by the Assignee, (vii) it is an Affiliated Lender, (viii) (A) the Assigned Interests do not include any Revolving Commitments or Revolving Loans and (B) it has indicated its status as such in the space provided on the first page of this Assignment and Assumption, (ix) if it is a Non-Debt Fund Affiliate, (A) it has indicated its status as such in the space provided on the first page of this Assignment and Assumption, (B) the limitation set forth in Section 9.04(f)(iv) of the Credit Agreement (the “Affiliated Lender Limitation”) shall not be exceeded as of the Effective Date after giving effect to any assignment or transfer hereto and (C) it has established procedures reasonably designed to ensure that the Affiliated Lender Limitation shall not be exceeded at any time it is a Lender (and, in the event it becomes aware of any such excess, it shall promptly notify the Administrative Agent thereof and shall, in coordination with the other Lenders that are Non-Debt Fund Affiliates, promptly take such steps (including assignment and transfer of Term Loans) as shall be required to eliminate such excess) and (x) if it is a Debt Fund Affiliate, (a) has indicated its status as such in the space provided on the first page of this Assignment and Assumption; and (b) agrees that (i) it will, independently and without reliance on any Agent, any Arranger, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

November 29, 2017,

among

WEIGHT WATCHERS INTERNATIONAL, INC.,

THE SUBSIDIARY LOAN PARTIES PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

-i-

Schedules

Schedule I	Pledged Equity Interests; Pledged Debt Securities
Schedule II	Intellectual Property
Schedule III	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Copyright Security Agreement
Exhibit III	Form of Patent Security Agreement
Exhibit IV	Form of Trademark Security Agreement

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GUARANTEE AND COLLATERAL AGREEMENT dated as of November 29, 2017 (this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the SUBSIDIARY LOAN PARTIES from time to time party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as the Administrative Agent.

Reference is made to the Credit Agreement dated as of April 2, 2013 (as amended, restated, supplemented, extended, or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and JPMCB, as the Administrative Agent and an Issuing Bank. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower on the terms and subject to the conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Loan Parties are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.

(a) Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Credit Agreement; provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement shall have the meaning specified in the New York UCC. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01(a).

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means, collectively, the Article 9 Collateral and the Pledged Collateral.

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Commercial Tort Claim” means any Commercial Tort Claim (as defined in the New York UCC) that is commenced by a Grantor in the courts of the United States, any state or territory thereof or any political subdivision of any such state or territory, other than any Commercial Tort Claim (as defined in the New York UCC) in which a Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it of less than $10,000,000.

“Copyright License” means, with respect to any Grantor, any written license agreement of such Grantor, now or hereafter in effect, with any Person who is not an Affiliate granting a license to such Grantor’s registered United States Copyrights or such other Person’s registered United States copyrights, and all rights of such Grantor under any such agreement, and including those exclusive copyright licenses under which any Grantor is a licensee listed on Schedule II hereto.

“Copyrights” means, with respect to any Grantor, all of the following now owned or hereafter acquired by such Grantor: (a) all copyrights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee, exclusive licensee or otherwise, (b) all registrations and recordings and applications for registration or recording of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration and renewals in the United States Copyright Office, including, in the case of any Grantor, any of the foregoing set forth next to its name on Schedule II hereto, in each case, in the United States, and (c) any other adjacent or other rights related or appurtenant to the foregoing, including moral rights.

“Copyright Security Agreement” means the copyright security agreement substantially in the form of Exhibit II.

“Credit Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Federal District Court” has the meaning assigned to such term in Section 7.08(b)(i).

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

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“Grantors” means (a) the Borrower, (b) each Subsidiary that is a party to this Agreement as of the Effective Date and (c) each Subsidiary that becomes a party to this Agreement after the Effective Date, in each case other than such Subsidiaries that have been released in accordance with the provisions of Section 7.12.

“Guarantors” means (a) the Borrower (except with respect to obligations of the Borrower), (b) each Subsidiary that is a party to this Agreement as of the Effective Date and (c) each Subsidiary that becomes a party to this Agreement after the Effective Date, in each case other than such Subsidiaries that have been released in accordance with the provisions of Section 7.12.

“Intellectual Property” means, with respect to any Grantor, all intellectual property of every kind and nature now owned or hereafter acquired by such Grantor, including (i) inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how, software and databases and all embodiments or fixations thereof and applications therefor, (ii) all documentation, registrations, modifications and improvements thereof and accessions to and (iii) all books and records describing or used in connection with any of the foregoing to the extent intellectual property described in clause (i) or (ii) above is embodied therein, in each case, owned by such Grantor.

“JPMCB” has the meaning assigned to such term in the preamble to this Agreement.

“License” means any Patent License, Trademark License, Copyright License or other written license or sublicense agreement to which any Grantor is a party with any Person who is not an Affiliate granting a license to such Grantor’s United States Intellectual Property or such other Person’s United States Intellectual Property.

“New York Courts” has the meaning assigned to such term in Section 7.08(b)(i).

“New York Supreme Court” has the meaning assigned to such term in Section 7.08(b)(i).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” means with respect to any Grantor any written license agreement of such Grantor, now or hereafter in effect, with any Person who is not an Affiliate granting any right to make, use or sell any invention on which a Patent has been granted to such Grantor’s United States Patents or such other Person’s United States patents, and all rights of such Grantor under any such agreement.

“Patent Security Agreement” means the patent security agreement substantially in the form of Exhibit III hereto.

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“Patents” means, with respect to any Grantor, all of the following now owned or hereafter acquired by such Grantor: (a) all letters patent of the United States and all registrations and recordings thereof and all applications for letters patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office, including those listed on Schedule II hereto, and (b) all reissues, continuations, divisionals, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein, in each case, in the United States.

“Perfection Certificate” means the Perfection Certificate dated the Effective Date delivered by the Borrower to the Administrative Agent pursuant to Section 4.01(f) of the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, instruments, stock certificates, unit certificates, limited or unlimited liability membership interest certificates and other certificated securities now or hereafter included in the Pledged Collateral representing or evidencing any Pledged Collateral, in each case excluding any Excluded Assets.

“Security Interest” has the meaning assigned to such term in Section 4.01(a).

“Supplement” means an instrument substantially in the form of Exhibit I hereto, or any other form reasonably satisfactory to the Administrative Agent.

“Trademark License” means with respect to any Grantor any written license agreement, now or hereafter in effect, with any Person who is not an Affiliate granting a license to such Grantor’s registered United States Trademarks or such other Person’s registered United States trademarks, and all rights of such Grantor under any such agreement.

“Trademark Security Agreement” means the trademark security agreement substantially in the form of Exhibit IV hereto.

“Trademarks” means, with respect to any Grantor, all of the following now owned or hereafter acquired by such Grantor: (a) all United States trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers of like nature, owned or hereafter adopted or acquired by such Grantor and all registrations and

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recordings thereof and all applications for registration filed in connection therewith in the United States Patent and Trademark Office, and all renewals thereof, including, in the case of any Grantor, any of the foregoing set forth next to its name on Schedule II hereto, (b) all goodwill associated therewith, symbolized or embodied thereby, and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Uniform Commercial Code” shall mean the New York UCC; provided, however, that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of a security interest is governed by the personal property security laws of any jurisdiction other than New York, “Uniform Commercial Code” shall mean those personal property security laws as in effect from time to time in such other jurisdiction for the purposes of the provisions hereof relating to such perfection or priority and for the definitions related to such provisions.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, by way of an independent payment obligation, the due and punctual payment and performance of the Secured Obligations. Each Guarantor further agrees that the Secured Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any of the Secured Obligations. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Secured Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any proceeding under any Debtor Relief Laws shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Secured Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower, any other Loan Party or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all of its Secured Obligations, whether currently existing or hereafter incurred.

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SECTION 2.03. No Limitations on Guarantee.

(a) Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 7.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Secured Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations, any impossibility in the performance of any of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, except for the termination or release of its obligations hereunder as expressly provided in Section 7.12 to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

(i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any rescission, waiver, amendment, restatement or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Administrative Agent or any other Secured Party for any of the Secured Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Loan Document Obligations (including LC Disbursements, if any, but excluding contingent obligations not then due and obligations in respect of Letters of Credit which have been Cash Collateralized in accordance with the Credit Agreement));

(vi) any illegality, lack of validity or lack of enforceability of any of the Secured Obligations;

(vii) any change in the corporate existence, structure or ownership of any Loan Party, or any proceeding under any Debtor Relief Laws affecting any Loan Party or its assets or any resulting release or discharge of any of the Secured Obligations;

(viii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against any other Guarantor, the Borrower, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction;

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(ix) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Effective Date;

(x) the fact that any Person that, pursuant to the Loan Documents, was required to become a party hereto may not have executed or is not effectually bound by this Agreement, whether or not this fact is known to the Secured Parties;

(xi) any action permitted or authorized hereunder (except as set out in Section 7.12); or

(xii) any other circumstance (including any statute of limitations), or any existence of or reliance on any representation by the Administrative Agent, any other Secured Party or any other Person, that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower, any Guarantor or any other guarantor or surety (other than the indefeasible payment in full in cash of all the Loan Document Obligations (including LC Disbursements, if any, but excluding contingent obligations not then due and obligations in respect of Letters of Credit which have been Cash Collateralized in accordance with the Credit Agreement)).

Each Guarantor expressly authorizes the Secured Parties to take and hold security in accordance with the terms of the Loan Documents for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Loan Document Obligations (including LC Disbursements, if any, but excluding contingent obligations not then due and obligations in respect of Letters of Credit which have been Cash Collateralized in accordance with the Credit Agreement). The Administrative Agent and the other Secured Parties may, at their election and in accordance with the terms of the Loan Documents, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Loan Document Obligations have been indefeasibly paid in full in cash (including LC Disbursements, if any, but excluding contingent obligations not then due and obligations

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in respect of Letters of Credit which have been Cash Collateralized in accordance with the Credit Agreement). To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each Guarantor agrees that, unless released pursuant to the last sentence of Section 9.15(a) of the Credit Agreement, its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Loan Document Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy, insolvency, dissolution, liquidation or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Secured Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Immediate Recourse. Each Guarantor waives any right it may have of first requiring any Loan Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Agreement. This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

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ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (a)(i) the Equity Interests of any Restricted Subsidiary or any other Person (other than any Unrestricted Subsidiary) now owned by such Grantor, including those listed opposite the name of such Grantor on Schedule I hereto, (ii) any other Equity Interests of any Restricted Subsidiary or any other Person (other than any Unrestricted Subsidiary) obtained in the future by such Grantor and (iii) subject to Section 3.02, the certificates and any other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank (collectively, the “Pledged Equity Interests”); (b)(i) the debt securities and instruments now owned by such Grantor, including those listed opposite the name of such Grantor on Schedule I hereto, (ii) any debt securities and instruments in the future issued to or otherwise acquired by such Grantor and (iii) subject to Section 3.02, the promissory notes and any other instruments evidencing all such debt securities (collectively, the “Pledged Debt Securities”); (c) all other property of such Grantor that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 3.01 and Section 3.02; (d) subject to Section 3.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Equity Interests and the Pledged Debt Securities; (e) subject to Section 3.05, all rights and privileges of such Grantor with respect to the securities, instruments and other property referred to in clauses (a), (b), (c) and (d) above; (f) the Intercompany Subordinated Note; and (g) all Proceeds of any of the foregoing to the extent such Proceeds would constitute property referred to in clauses (a) through (f) above (the items referred to in clauses (a) through (g) above being collectively referred to as the “Pledged Collateral”); provided that none of “Pledged Collateral”, “Pledged Equity Interests”, “Pledged Debt Securities” or any term defined by reference thereto shall include, and this Agreement shall not constitute the assignment or pledge of, or a grant of a security interest in, any Excluded Asset.

SECTION 3.02. Delivery of the Pledged Collateral.

(a) Each Grantor agrees to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities (i) on the date hereof, in the case of any such Pledged Securities owned by such Grantor on the date hereof, and (ii) promptly (and in any event within 45 days after receipt by such Grantor or such longer period agreed to by the Administrative Agent in its reasonable discretion) after the acquisition thereof, in the case of any such Pledged Securities acquired by such Grantor after the date hereof; provided that the Grantor shall have no obligation to deliver Pledged Debt

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Securities except as described in Section 3.02(b); provided further that the Grantor shall have no obligation to deliver Pledged Equity Interests of (i) an Immaterial Subsidiary (as such term is defined in the Credit Agreement but replacing 5% in such definition with 2.5%) and (ii) a Person that is not a Restricted Subsidiary.

(b) (i) Except with respect to intercompany Indebtedness (other than owing by any Unrestricted Subsidiary), if any Indebtedness for borrowed money in a principal amount in excess of $10,000,000 (individually) is owing to any Grantor and such Indebtedness is evidenced by a promissory note, such Grantor shall deliver to the Administrative Agent such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Grantor (or Person required to become a Grantor) shall be evidenced by the Intercompany Subordinated Note, and the Administrative Agent shall have received such Intercompany Subordinated Note duly executed by the Borrower, each such Restricted Subsidiary and each such other Grantor, together with undated instruments of transfer with respect thereto endorsed in blank;

(c) Upon delivery to the Administrative Agent, (i) any certificate, instrument or promissory note representing Pledged Securities shall be accompanied by undated stock or note powers, as applicable, duly executed by the applicable Grantor in blank or other undated instruments of transfer duly executed in blank and reasonably satisfactory to the Administrative Agent and (ii) all other property comprising part of the Pledged Collateral to the extent applicable shall be accompanied by undated proper instruments of assignment duly executed by the applicable Grantor in blank and such other instruments and documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed attached to, and shall supplement, Schedule I hereto and be made a part hereof; provided that failure to provide any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to the Administrative Agent, for the benefit of the Secured Parties, that:

(a) as of the Effective Date, Schedule I hereto sets forth a true and complete list, with respect to each Grantor, of (i) all the Pledged Equity Interests owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Grantor (other than (x) Cash Equivalents and (y) Pledged Equity Interests owned by the Grantors in any Person that in the aggregate for such Person (A) represent less than 50% of the issued and outstanding Equity Interests in such Person and (B) have a fair value of less than $10,000,000) and (ii) all the Pledged Debt Securities owned by such Grantor required to be delivered pursuant to Section 3.02;

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(b) the Pledged Equity Interests and the Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable (to the extent such concepts are applicable) and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditor’s rights generally; provided that the foregoing representations, insofar as they relate to the Pledged Equity Interests or the Pledged Debt Securities issued by a Person other than the Borrower or any Subsidiary are made to the knowledge of the Grantors, having made no independent inquiry;

(c) except for the security interests granted hereunder and under any other Loan Documents, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral indicated on Schedule I hereto as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement, (iii) will make no further assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement and transfers made in compliance with the Credit Agreement, and (iv) will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than the Liens created by this Agreement and the other Loan Documents and Liens permitted pursuant to Section 6.02 of the Credit Agreement), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally, or as otherwise permitted by the Loan Documents, and in the case of clause (ii), except for limitations existing as of the Effective Date in the articles or certificate of incorporation, bylaws or other organizational documents of any Subsidiary, (i) the Pledged Equity Interests with respect to wholly-owned Subsidiaries are and will continue to be freely transferable and assignable and (ii) as of the Effective Date, none of such Pledged Equity Interests with respect to wholly-owned Subsidiaries are subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner adverse to the Secured Parties in any material respects the pledge of such Pledged Equity Interests hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected first priority (subject to Liens permitted by Section 6.02 of the Credit Agreement) lien upon and security interest in such Pledged Securities, free of any adverse claims, under the New York UCC to the extent such lien and security interest may be created and perfected under the New York UCC, as security for the payment and performance of the Secured Obligations;

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(g) subject to the terms of this Agreement and to the extent permitted by applicable law, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will comply with written instructions of the Administrative Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity Interests hereunder that are not certificated without further consent by the applicable owner or holder of such Equity Interests; and

(h) other than as set forth in the Credit Agreement, no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect).

SECTION 3.04. Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors in writing of its intent to exercise remedies, the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent or in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent). Each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent after written notice is delivered to the Grantors shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.

SECTION 3.05. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors in writing at least one Business Day prior that their rights under this Section 3.05 are being suspended:

(i) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents;

(ii) the Administrative Agent shall promptly execute and deliver to each Grantor, or cause to be promptly executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05;

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(iii) each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral only to the extent that such dividends, interest, principal and other distributions are permitted by, and are otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests in the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, shall be segregated from other property or funds of such Grantor, shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall be forthwith delivered to the Administrative Agent (to the extent required by Section 3.02) in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Administrative Agent).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(iii) of this Section 3.05, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.05 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal and/or other distributions received by any Grantor contrary to the provisions of this Section 3.05(b) shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property, shall be held as security for the payment and performance of the Secured Obligations and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived or are no longer continuing and the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to that effect, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal and/or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.05 and that remain in such account and the right of the Grantors to receive and retain any and all dividends, interest principal and other distributions paid on or distributed in respect of the Pledged Securities pursuant to paragraph (a)(iii) of this Section 3.05 shall be reinstated.

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(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(i) of this Section 3.05, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.05, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived or are no longer continuing, and the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to that effect, all rights vested in the Administrative Agent pursuant to this paragraph (c) shall cease, and the Grantors shall have the right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.05 shall be reinstated.

(d) Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.05 (i) may only be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights and powers of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights or powers (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights or powers so long as an Event of Default has occurred and is continuing.

SECTION 3.06. Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that (a) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated and (b) such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Administrative Agent pursuant to the terms hereof.

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ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Administrative Agent and its permitted successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all such Grantor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles, including all Intellectual Property;

(vii) all Instruments;

(viii) all Inventory;

(ix) all other Goods;

(x) all Investment Property;

(xi) all Letter of Credit Rights;

(xii) all Commercial Tort Claims specifically described on Schedule III hereto, as such schedule may be supplemented from time to time pursuant to Section 4.04;

(xiii) all books and records pertaining to the Article 9 Collateral; and

(xiv) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

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provided that none of “Article 9 Collateral”, any other term defined in the preceding paragraph or any term defined by reference to the New York UCC shall include, and in no event shall the Security Interest attach to, any asset to the extent and for so long as such asset is an Excluded Asset (it being understood that the Security Interest shall immediately attach to, and Article 9 Collateral shall immediately include, any such asset (or any portion thereof) upon such asset (or such portion thereof) ceasing to be an Excluded Asset); provided further that Proceeds, substitutions or replacements of Excluded Assets shall not be subject to the preceding proviso unless such Proceeds, substitutions or replacements would themselves constitute Excluded Assets.

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent (or its designee), for the benefit of the Secured Parties, at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and continuation statements with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) describe the collateral covered thereby in any manner that the Administrative Agent reasonably determines is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including indicating the Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor (if required) and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

Each Grantor also ratifies its authorization for the Administrative Agent (or its designee) to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

The Administrative Agent (or its designee) is further authorized to file with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in Article 9 Collateral consisting of registered, issued or applied for Patents, Trademarks or Copyrights granted by each Grantor and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

(c) The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

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SECTION 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant the Security Interest, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and Liens permitted by Section 6.02 of the Credit Agreement and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and has all requisite power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and except to the extent that failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name and jurisdiction of organization of each Grantor, is correct and complete as of the Effective Date.

(c) Subject to the limitations in Section 4.03(e), the Security Interest constitutes (i) a legal and valid security interest in all Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the payment and performance of the Secured Obligations and (ii) subject to filings described in Section 4.01, a perfected security interest upon (A) in the case of all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document pursuant to the Uniform Commercial Code of any jurisdiction, the filing of financing statements or analogous document naming such Grantor as “debtor” and the Administrative Agent as “secured party” and describing the Collateral in the applicable filing offices, (B) in the case of Instruments, Tangible Chattel Paper, Negotiable Documents and Certificated Securities, the earlier of the delivery thereof to the Administrative Agent and the filing of the financing statements or analogous documents referred to in clause (A) above, and (C) in the case of Intellectual Property that is part of the Collateral, the completion of the filing and recording of fully executed agreements in the form of a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement, as applicable (x) in the United States Patent and Trademark Office or (y) in the United States Copyright Office, as applicable. The Security Interest is and will be prior to any other Lien on any of the Article 9 Collateral and subject to no Liens, in each case other than Liens as permitted under the Credit Agreement.

SECTION 4.03. Covenants.

(a) Each Grantor shall, at its own expense, take any and all commercially reasonable actions to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.02 of the Credit Agreement.

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(b) Subject to the limitations set forth herein, in the other Loan Documents and in the definition of “Collateral and Guarantee Requirement” in the Credit Agreement, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments, financing statements, agreements and documents and take all such other actions as the Administrative Agent may from time to time reasonably request to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. Each Grantor will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created pursuant to this Agreement, provided that, absent an Event of Default, in no event shall the Administrative Agent make such a request more than once during any calendar year.

(c) Upon the occurrence and during the continuance of an Event of Default and after the Administrative Agent shall have notified the Grantors in writing, at its option, the Administrative Agent may discharge past due Taxes, assessments, charges, fees and Liens at any time levied or placed on the Article 9 Collateral that are not permitted pursuant to the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by this Agreement or the other Loan Documents, and each Grantor jointly and severally agrees to reimburse the Administrative Agent for any payment made or any expense incurred by the Administrative Agent pursuant to the foregoing authorization to the extent such payments or expenses are reimbursable pursuant to Section 7.03, provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees and Liens and maintenance as set forth herein or in the other Loan Documents. All sums disbursed by the Administrative Agent in connection with this paragraph shall be additional Secured Obligations secured hereby to the extent such sums are properly reimbursable pursuant to Section 7.03.

(d) Each Grantor shall remain liable, as between such Grantor and the relevant counterparty under each contract, agreement or instrument relating to the Article 9 Collateral, to observe and perform all the conditions and obligations to be observed and performed by it under such contract, agreement or instrument, all in accordance with the terms and conditions thereof.

(e) Notwithstanding anything to the contrary herein, it is understood that no Grantor shall be required by this Agreement to perfect the security interests created hereunder by any means other than (i) filings pursuant to the Uniform Commercial Code, (ii) filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) in respect of registered, issued or applied for Intellectual Property (provided that, with respect to Licenses, such filings shall be limited to exclusive Copyright Licenses under which such Grantor is a licensee), (iii) in the case of Collateral that constitutes Pledged Securities, Instruments, or Certificated Securities, delivery thereof to the Administrative Agent in accordance with

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the terms hereof (together with, where applicable, undated stock or note powers or other undated proper instruments of assignment) and (iv) as expressly contemplated hereunder. No Grantor shall be required to (i) deliver control agreements with respect to, or confer perfection by “control” over, any Deposit Accounts, Securities Accounts, or other Collateral (other than Pledged Collateral and Letter-of-Credit Rights (to the extent required hereby)) for which perfection may be conferred by control, or (ii) perfect cash by possession.

(f) Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and its designees and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; provided that the Administrative Agent agrees not to exercise any rights as agent except following the occurrence and during the continuance of an Event of Default after providing notice to the Borrower of its intent to exercise such rights. Following the occurrence and during the continuance of an Event of Default after providing notice to the Borrower of its intent to exercise such rights, in the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by Section 5.03 of the Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby, in each case to the extent such sums are properly reimbursable pursuant to Section 7.03.

SECTION 4.04. Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim, such Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and Schedule III hereto shall be deemed to be supplemented to include such description of such Commercial Tort Claim as set forth in such writing.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral.

(a) Except as permitted by the Credit Agreement or to the extent failure to act would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Grantor agrees to take all reasonable steps, including in any proceeding before the United States Patent and Trademark Office and the United States Copyright Office, to pursue any application and maintain and renew any registration or issuance of each Patent, Trademark or Copyright and to protect the validity and enforceability of the Intellectual Property.

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(b) Except as permitted by the Credit Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing or permitting any act or omitting to do any act) whereby any of its Intellectual Property may lapse, be terminated, or become invalid or unenforceable or dedicated to the public (or in case of a trade secret, lose its competitive value).

(c) Except as permitted by the Credit Agreement or where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Grantor shall take all steps to preserve and protect each item of its Intellectual Property, including maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof.

(d) Each Grantor agrees that, should it obtain an ownership or other interest in any Intellectual Property after the Effective Date, (i) the provisions of this Agreement shall automatically apply thereto, (ii) any such Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become Intellectual Property subject to the terms and conditions of this Agreement and (iii) such Grantor shall, concurrently with the next scheduled delivery of financial statements in accordance with Section 5.01(a) or 5.01(b) of the Credit Agreement, provide a notice to the Administrative Agent and prepare a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement, as applicable, for filing with the United States Patent and Trademark Office or United States Copyright Office.

(e) Nothing in this Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to preserve, protect, pursue, renew, extend or keep in full force and effect, or otherwise allow to lapse, terminate, become invalid or unenforceable or dedicate to the public domain any of its Intellectual Property, to the extent permitted by the Credit Agreement.

ARTICLE V

Remedies

SECTION 5.01. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver, on written demand, each item of Collateral to the Administrative Agent or any Person designated by the Administrative Agent, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times subject to the mandatory requirements of applicable law: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral

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by the applicable Grantors to the Administrative Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (in each case, other than in violation of any then-existing rights or licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process, to take possession of the Article 9 Collateral and the Pledged Collateral and without liability for trespass to enter any premises where the Article 9 Collateral or the Pledged Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and the Pledged Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, then-existing rights and licenses and the notice requirements described below, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be authorized to take the actions set forth in Sections 5.03, 5.04 and 5.05 and at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors no less than 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. Subject to pre-existing rights and licenses, at any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same

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to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, the Administrative Agent or any Lender may be the purchaser or licensor of the Collateral or any part thereof at any such sale or other disposition, and the Administrative Agent (at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their individual capacities unless the Required Lenders shall otherwise agree in writing) may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may apply any of the Loan Document Obligations as a credit against the purchase price, and the Collateral or any portion thereof may, subject to compliance with the terms of sale, be held, retained and disposed without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed, to the extent permitted by applicable law, to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other reasonable out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document and all Administrative Agent’s fees;

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SECOND, to the payment in full of the Secured Obligations, the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution; provided, that no Collateral or proceeds of Collateral of any Subsidiary Loan Party shall be applied against any obligations under a Swap Agreement that do not, as to such Subsidiary, constitute Secured Swap Obligations, it being agreed that any such Collateral or proceeds shall instead be applied to other Secured Obligations (and distributed among the holders of such other Secured Obligations ratably as provided above); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. The Administrative Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement, each Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors and solely upon the occurrence and during the continuation of an Event of Default) to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof to the extent that such non-exclusive license (a) does not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Collateral consisting of Intellectual Property, or gives such third party any right of acceleration, modification or cancellation therein and (b) is not prohibited by any Requirements of Law. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

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SECTION 5.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.

Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, and shall be authorized to, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent and the other Secured Parties shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

SECTION 5.05. Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Administrative Agent or any other Secured Party shall be in addition to every other right, power and remedy specifically given to the Administrative Agent or any other Secured Party under this Agreement, the other Security Documents or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such

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order as may be deemed expedient by the Administrative Agent or any other Secured Party. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Administrative Agent or any other Secured Party in the exercise of any such right, power or remedy, no single or partial exercise of any such right, power or remedy, no abandonment or discontinuance of steps to enforce such right, power or remedy and no renewal or extension of any of the Loan Document Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. No notice to or demand on any Loan Party in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Administrative Agent or any other Secured Party to any other or further action in any circumstances without notice or demand. In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover its expenses, including attorneys’ fees and expenses, and the amounts thereof shall be included in such judgment.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment in respect of any Secured Obligation shall be made by any other Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any other Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Secured Obligation, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the Fair Market Value of the assets so sold.

SECTION 6.02. Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor (other than the Borrower) hereunder in respect of any Secured Obligation or assets of any other Grantor (other than the Borrower) shall be sold pursuant to any Security Document to satisfy any Secured Obligation and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the Fair Market Value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.13, the date of the Supplement executed and delivered by such Guarantor or Grantor) and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case

25

of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.13, the date of the Supplement executed and delivered by such Guarantor or Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall (subject to Section 6.03) be subrogated to the rights of such Claiming Party under Section 6.1 to the extent of such payment.

SECTION 6.03. Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of the Guarantors and Grantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of all the Loan Document Obligations (including LC Disbursements, if any, but excluding contingent obligations not then due and obligations in respect of Letters of Credit which have been Cash Collateralized in accordance with the Credit Agreement). No failure on the part of the Borrower or any other Guarantor or Grantor to make the payments required by Section 6.01 or 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b) Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to, or to it by, any other Guarantor, Grantor or any other Restricted Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of all the Loan Document Obligations (including LC Disbursements, if any, but excluding contingent obligations not then due and obligations in respect of Letters of Credit which have been Cash Collateralized in accordance with the Credit Agreement).

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02. Waivers; Amendment.

(a) No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any other Secured Party may have had notice or knowledge of such Default at the time.

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(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement; provided that the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth herein or in any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.

SECTION 7.03. Administrative Agent’s Fees and Expenses; Indemnification.

(a) The provisions of Section 9.03 of the Credit Agreement shall apply to each Guarantor and each Grantor, mutatis mutandis. All amounts payable pursuant to this Section 7.03 shall be additional Secured Obligations secured hereby and by the other Security Documents and shall be payable promptly after written demand therefor.

(b) BY ACCEPTING THE BENEFITS OF THIS AGREEMENT AND THE GUARANTEES AND SECURITY INTERESTS CREATED HEREBY, EACH SECURED PARTY ACKNOWLEDGES THE PROVISIONS OF ARTICLE VIII OF THE CREDIT AGREEMENT AND AGREES TO BE BOUND BY SUCH PROVISIONS AS FULLY AS IF THEY WERE SET FORTH HEREIN.

SECTION 7.04. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement or any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance, amendment, renewal or extension of any Letters of Credit, regardless of any investigation made by or on behalf of any Secured Party or any other Person and notwithstanding that the Administrative Agent, any Issuing Bank, any Lender, any other Secured Party or any other Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement or any other Loan Document, and shall continue in full force and effect until such time as (a) all the Loan Document Obligations (including LC Disbursements, if any, but excluding contingent obligations not then due) have been indefeasibly paid in full in cash, (b) all Commitments have terminated or expired and (c) the LC Exposure has been reduced to zero (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement) or no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped in a manner reasonably satisfactory to the applicable Issuing Banks. Each of the Grantors

27

agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Grantor. The provisions of Section 7.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or any other Loan Document, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 7.05. Counterparts; Effectiveness; Successors and Assigns; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or otherwise transfer any of its rights or obligations hereunder or any interest herein (and any such assignment or transfer by any Loan Party shall be null and void) except as expressly provided in this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7.07. Right of Set-Off. The provisions of Section 9.08 of the Credit Agreement shall apply to each Guarantor and each Grantor, mutatis mutandis.

SECTION 7.08. Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent.

(a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

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(b) Each party hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general and exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court”, and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(ii) consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation or prosecution of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(A) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over the subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(B) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 7.08(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(C) the Administrative Agent and the Lenders may bring any legal action or proceeding with respect to the Collateral against any Grantor in any jurisdiction in connection with the exercise of any rights under this Agreement and the other Security Documents; provided that any Grantor shall be entitled to assert any claim or defense (including any claim or defense that this Section 7.08(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(D) any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

29

(iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, in the manner provided for notices in Section 7.01 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto; and

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (iii)) shall limit the right to sue in any other jurisdiction.

(c) Each Guarantor and each Grantor hereby irrevocably designates, appoints and empowers the Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal processes, summonses, notices and documents that may be served in any such action or proceeding.

SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

SECTION 7.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.11. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of the security interest in the Pledged Collateral and all obligations of each Loan Party hereunder shall be absolute and unconditional to the fullest extent permitted by applicable law irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other

30

amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any other agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral securing, or any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party in respect of the Secured Obligations or this Agreement.

SECTION 7.12. Termination or Release.

(a) This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate, and the Grantors shall automatically be released from their obligations, when (i) all the Loan Document Obligations (including all LC Disbursements, if any, but excluding contingent obligations not then due or as to which no claim has been made) have been paid in full in cash, (ii) all Commitments have terminated or expired and (iii) the LC Exposure has been reduced to zero (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement) or no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped in a manner reasonably satisfactory to the applicable Issuing Banks.

(b) The Guarantees made herein, the Security Interest and all other security interests granted hereby shall also terminate and be released, and the Grantors shall automatically be released from their obligations, at the time or times and in the manner set forth in Section 9.15 of the Credit Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 7.12, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 7.12. Any execution and delivery of documents by the Administrative Agent pursuant to this Section 7.12 shall be without recourse to or warranty by the Administrative Agent.

SECTION 7.13. Additional Subsidiaries. The Grantors shall cause each Subsidiary (other than any Excluded Subsidiary) of the Borrower which, from time to time, after the Effective Date shall be required to become Guarantors hereunder and to pledge its assets to the Administrative Agent for the benefit of the Secured Parties pursuant to the Credit Agreement, to execute and deliver to the Administrative Agent a Supplement, within the time frames set forth in the Credit Agreement. Upon the execution and delivery by the Administrative Agent and any such Subsidiary of a Supplement, such Subsidiary shall become a Subsidiary Loan Party, Guarantor and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any Supplement shall not require the consent of any other Loan Party. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Loan Party as a party to this Agreement.

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SECTION 7.14. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time upon the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, but only upon the occurrence and during the continuance of an Event of Default and written notice by the Administrative Agent to the Borrower of its intent to exercise such right, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) subject to pre-existing rights and licenses, to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or of any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except for their or their Related Parties’ own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

SECTION 7.15. Certain Acknowledgments and Agreements. Each Subsidiary Loan Party not a party to the Credit Agreement hereby acknowledges the provisions of Section 2.17 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Subsidiary Loan Party were a party to the Credit Agreement.

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[Signature Pages Follow]

33

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
Title:

W.W.I. EUROPEAN SERVICES, LTD.
W.W. INVENTORY SERVICE CORP. W/W TWENTYFIRST CORPORATION
WEIGHT WATCHERS NORTH AMERICA, INC. WEIGHTWATCHERS.COM, INC.
WW FITNESS, INC. QHC, LLC

By:
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

by
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

Schedule I to the

Guarantee and

Collateral Agreement

PLEDGED EQUITY INTERESTS

Loan Party	Issuer	Number of Certificate	Number and Class of Equity Interests	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Loan Party	Issuer	Principal Amount	Date of Note	Maturity Date

Schedule II to the

Guarantee and

Collateral Agreement

INTELLECTUAL PROPERTY

[To be attached]

Schedule III to the

Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

[•]

Exhibit I to the

Guarantee and

Collateral Agreement

SUPPLEMENT NO.          dated as of             , 20          (this “Supplement”), to the Guarantee and Collateral Agreement dated as of November 29, 2017 (as amended, restated, supplemented, extended or otherwise modified from time to time, the “Collateral Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the SUBSIDIARY LOAN PARTIES from time to time party thereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent.

A. Reference is made to the Credit Agreement dated as of November 29, 2017 (as amended, restated, supplemented, extended or otherwise modified in writing from time to time , the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and JPMCB, as the Administrative Agent and an Issuing Bank.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement, as applicable.

C. The Guarantors and the Grantors have entered into the Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 7.13 of the Collateral Agreement provides that additional Subsidiaries may become Subsidiary Loan Parties, Guarantors and Grantors under the Collateral Agreement by the execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party, a Guarantor and a Grantor under the Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.13 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Loan Party, a Guarantor and a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as such, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it in such capacities and (b) represents and warrants that the representations and warranties made by it in such capacities thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment or performance, as the case may be, in full of the Secured Obligations, does hereby (i) collaterally assign and pledge to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in and lien on all of such New Subsidiary’s right, title and interest in, to and under the Pledged Collateral and (ii) grants to the Administrative Agent, its permitted successors and assigns, for the benefit of the Secured Parties, a security interest in and lien on all of such New Subsidiary’s right, title and interest in, to and under the Article 9 Collateral. Each reference to a “Loan Party”, “Subsidiary Loan Party”, “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. Without limiting the foregoing, the New Subsidiary irrevocably and unconditionally guarantees to each of the Secured Parties, jointly with the other Loan Parties and severally, as a primary obligor and not merely as a surety, by way of an independent payment obligation, the due and punctual payment and performance of the Secured Obligations. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Supplement. This Supplement shall become effective as to the New Subsidiary when a counterpart hereof executed on behalf of the New Subsidiary shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the New Subsidiary and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of the New Subsidiary, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that the New Subsidiary shall not have the right to assign or transfer any of its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be null and void) except as expressly provided in this Supplement, the Collateral Agreement or the Credit Agreement.

SECTION 4. The New Subsidiary hereby represents and warrants on the date hereof that (a) Schedule I attached hereto sets forth the true and correct legal name of the New Subsidiary, its jurisdiction of organization and the location of its chief executive office, (b) Schedule II attached hereto sets forth a true and complete list, with respect to the New Subsidiary, of (i) all the Pledged Equity Interests owned by the New Subsidiary and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by the New Subsidiary and required to be delivered to the Administrative Agent under the Collateral Agreement and (ii) all the Pledged Debt Securities owned by the New

Subsidiary and required to be delivered to the Administrative Agent under the Collateral Agreement, (c) Schedule III attached hereto sets forth, as of the date hereof, (i) all of the New Subsidiary’s Patents owned by such New Subsidiary, including the title, patent number or application number, and filing date of each such Patent, (ii) all of the New Subsidiary’s Trademarks owned by such New Subsidiary, including the mark, the registration number or application number, and the registration date of each such Trademark and (iii) (A) all of the New Subsidiary’s registered Copyrights owned by such New Subsidiary, including the name of the registered owner, title and, if applicable, the registration number of each such Copyright owned by the New Subsidiary, and (B) all exclusive Copyright Licenses under which the New Subsidiary is a licensee and (d) Schedule IV attached hereto sets forth, as of the date hereof, each Commercial Tort Claim of the New Subsidiary.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. This Supplement shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 7 Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its fees and expenses, including the reasonable fees, charges and disbursements of counsel, incurred hereunder and under the Collateral Agreement as provided in Section 9.03(a) of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the “New Subsidiary”.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by
Name:
Title:

Legal Name:
Jurisdiction of Organization: Location of Chief Executive Office:

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,

by
Name:
Title:

[Signature Page to Supplement to Collateral Agreement]

Schedule I

to Supplement No.     to the

Guarantee and

Collateral Agreement

NEW SUBSIDIARY INFORMATION

Name	Jurisdiction of Organization	Chief Executive Office

Schedule II

to Supplement No.      to the

Guarantee and

Collateral Agreement

PLEDGED EQUITY INTERESTS

Loan Party	Issuer	Number of Certificate	Number and Class of Equity Interests	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Loan Party	Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III

to Supplement No.      to the

Guarantee and

Collateral Agreement

INTELLECTUAL PROPERTY

Schedule IV

to Supplement No.      to the

Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

Exhibit II to the

Guarantee and

Collateral Agreement

COPYRIGHT SECURITY AGREEMENT dated as of [●], 20[●] (this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the SUBSIDIARY LOAN PARTIES from time to time party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of November 29, 2017 (as amended, restated, supplemented, extended or otherwise modified in writing from time to time , the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and JPMCB, as the Administrative Agent and an Issuing Bank, and (b) the Guarantee and Collateral Agreement dated as of November 29, 2017 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the Subsidiary Loan Parties from time to time party thereto and JPMCB, as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Subsidiary Loan Parties party hereto are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under the Copyrights now owned or at any time hereafter acquired, including those listed on Schedule I, and any exclusive Copyright Licenses under which such Grantor is a licensee, including those listed on Schedule II (collectively, the “Copyright Collateral”); provided that the Security Interest shall not attach to any Excluded Asset.

SECTION 3. Collateral Agreement. The Security Interest granted to the Administrative Agent herein is granted in furtherance, and not in limitation, of the security interest granted to the Administrative Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.,

by
Name:
Title:

[SUBSIDIARY LOAN PARTIES],

by
Name:
Title:

[Signature Page to Copyright Security Agreement]

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,

by
Name:
Title:

[Signature Page to Copyright Security Agreement]

Schedule I

Copyrights

Exhibit III to the

Guarantee and

Collateral Agreement

PATENT SECURITY AGREEMENT dated as of [●], 20[●] (this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the SUBSIDIARY LOAN PARTIES from time to time party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of November 29, 2017 (as amended, restated, supplemented, extended or otherwise modified in writing from time to time , the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and JPMCB, as the Administrative Agent and an Issuing Bank, and

(b) the Guarantee and Collateral Agreement dated as of November 29, 2017 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the Subsidiary Loan Parties from time to time party thereto and JPMCB, as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Subsidiary Loan Parties party hereto are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under the Patents now owned or at any time hereafter acquired, including those listed on Schedule I (the “Patent Collateral”); provided that the Security Interest shall not attach to any Excluded Asset.

SECTION 3. Collateral Agreement. The Security Interest granted to the Administrative Agent herein is granted in furtherance, and not in limitation, of the security interest granted to the Administrative Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.,

by
Name: Title:

[SUBSIDIARY LOAN PARTIES],

by
Name: Title:

[Signature Page to Patent Security Agreement]

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,

by
Name: Title:

[Signature Page to Patent Security Agreement]

Schedule I

Patents

Exhibit IV to the

Guarantee and

Collateral Agreement

TRADEMARK SECURITY AGREEMENT dated as of [●], 20[●] (this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the SUBSIDIARY LOAN PARTIES from time to time party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of November 29, 2017 (as amended, restated, supplemented, extended or otherwise modified in writing from time to time , the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and JPMCB, as the Administrative Agent and an Issuing Bank, and (b) the Guarantee and Collateral Agreement dated as of November 29, 2017 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the Subsidiary Loan Parties from time to time party thereto and JPMCB, as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Subsidiary Loan Parties party hereto are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under the Trademarks now owned or at any time hereafter acquired, including those listed on Schedule I (the “Trademark Collateral”); provided that the Security Interest shall not attach to any Excluded Asset.

SECTION 3. Collateral Agreement. The Security Interest granted to the Administrative Agent herein is granted in furtherance, and not in limitation, of the security interest granted to the Administrative Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.,

by
Name: Title:

[SUBSIDIARY LOAN PARTIES],

by
Name: Title:

[Signature Page to Trademark Security Agreement]

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,

by
Name: Title:

Schedule I

Trademarks

EXHIBIT C

[FORM OF]

Perfection Certificate

November 29, 2017

Reference is made to the Credit Agreement dated as of November 29, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and an Issuing Bank. Capitalized terms used but not otherwise defined herein have the meanings specified in the Credit Agreement or the Guarantee and Collateral Agreement referred to therein, as applicable.

As used herein, the term “Perfection Entities” or “Perfection Entity” means the Company and each other Loan Party.

The undersigned hereby certifies to the Administrative Agent and each other Secured Party as follows:

1. Names.

(a) The exact legal name of each Perfection Entity, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Perfection Entity is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Perfection Entity that is a registered organization, the Federal Taxpayer Identification Number of each Perfection Entity and the jurisdiction of formation of each Perfection Entity.

(b) Set forth in Schedule 1(b) hereto are any other corporate, trade or organizational names each Perfection Entity has had in the past five years, including any name used by any other business or organization to which any Perfection Entity became the successor by merger, consolidation, acquisition, change in form or otherwise, together with the date of relevant change, and including any name used on any filings with the Internal Revenue Service at any time in the past five years. With respect to any change in corporate, trade or organizational name of any Perfection Entity specified on Schedule 1(b), the information otherwise required by Sections 1, 2 and 3 hereof as to each acquiree, constituent or predecessor party to such merger, consolidation, acquisition, change in form or other transaction shall be set forth in Schedule 1(b).

(c) Except as set forth in Schedule 1(c), no Perfection Entity has changed its jurisdiction of organization at any time during the past 5 years.

(d) Except as set forth in Schedule 1(d), no Perfection Entity has changed its corporate structure in the past 5 years.

2. Chief Executive Office. The chief executive office of each Perfection Entity is located at the address set forth in Schedule 2 hereto.

3. Other Offices. Set forth in Schedule 3 are, with respect to each Perfection Entity, all locations where such Perfection Entity (a) maintains any books or records relating to any Accounts or (b) maintains any Collateral with a value in excess of $2,000,000, each to the extent different from the office listed under Schedule 2.

4. Unusual Transactions. All Accounts have been originated by the Perfection Entities and all Inventory has been either acquired by the Perfection Entities, in each case in the ordinary course of business, or manufactured by the Credit Parties.

5. File Search Reports. File search reports have been obtained from (a) the Uniform Commercial Code filing office relating to the jurisdiction of each Perfection Entity identified on Schedule 1(a) and (b) the county recorder’s office relating to the county where each Mortgaged Property is located. The file search reports obtained pursuant to this Section 5 reflect no Liens on any of the Collateral or Mortgaged Property other than those permitted under the Credit Agreement.

6. UCC Filing Offices. Attached hereto as Schedule 6 is a complete and correct schedule setting forth the proper Uniform Commercial Code filing office in the jurisdiction in which each Perfection Entity is located as set forth with respect to such Perfection Entity in Schedule 1(a). Uniform Commercial Code financing statements have been prepared for filing in the Uniform Commercial Code filing offices and county recorder’s offices identified on Schedule 6. All fees and taxes payable in connection with the filings described in this Section 6 have been paid or will be paid promptly after the Effective Date.

7. Real Property. Attached hereto as Schedule 7 is a complete and correct list, with respect to each real property with a book or fair value of $10,000,000 or more owned by each Perfection Entity, of (a) the exact name of the Person that owns such property, as such name appears in its certificate of organization, (b) if different from the name identified pursuant to clause (a) of this Section 7, the exact name of the current record owner of such property, as such name appears in the records of the county recorder’s office for such property identified pursuant to clause (c) of this Section 7 and (c) the county recorder’s office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to provide constructive notice to third parties of its mortgage lien. Copies of any deed, title insurance policies or surveys in the possession of any Perfection Entity relating to each Mortgaged Property have been delivered to the Administrative Agent.

8. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 8 is a complete and correct list of all of the stock, partnership interests, limited liability company membership interests or other Equity Interests owned by each Perfection Entity and required to be pledged as of the Effective Date to the Administrative Agent pursuant to the Collateral and Guarantee Requirement (other than any (a) Cash Equivalents or (b) Investment owned by the Perfection Entities in any Person that (i) represents less than 50% of the issued and outstanding Equity Interests in such Person and (ii) has a fair value of less than $10,000,000), specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests.

9. Evidence of Indebtedness. Attached hereto as Schedule 9 is a complete and correct list of all promissory notes, instruments and other physical evidence of Indebtedness held by each Perfection Entity, including intercompany notes between or among the Company and the Subsidiaries, in each case (a) required to be pledged as of the Effective Date to the Administrative Agent pursuant to the Collateral and Guarantee Requirement and (b) in the case of any such Indebtedness owing by a Person other than a Restricted Subsidiary, exceeding $10,000,000 in principal amount, in each case specifying the creditor and debtor thereunder and the type and outstanding principal amount thereof.

10. Intellectual Property. Attached hereto as Schedule 10(a) is a complete and correct schedule setting forth each Perfection Entity’s Copyrights registered (or applied for) with the United States Copyright Office and exclusive Copyright Licenses (where such Perfection Entity is the licensee thereunder), including the name of the registered owner and the registration number of each such Copyright and, if applicable, the licensee and licensor. Attached hereto as Schedule 10(b) is a complete and correct schedule setting forth each Perfection Entity’s Patents registered (or applied for) with the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each such Patent. Attached hereto as Schedule 10(c) is a complete and correct schedule setting forth each Perfection Entity’s Trademarks registered (or applied for) with the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each such Trademark.

11. Commercial Tort Claims. Attached hereto as Schedule 11 is a complete and correct list of commercial tort claims in which a Perfection Entity seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it of not less than $10,000,000, including a brief description thereof.

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

WEIGHT WATCHERS INTERNATIONAL, INC.,

By:
Name:
Title:

EXHIBIT D

[FORM OF]

Term Note

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

[             ], 20[    ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [                    ] or registered and permitted assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term Loans from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the Applicable Account of the Administrative Agent. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This term note (this “Note”) is entitled to the benefits of the Credit Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guarantee and Collateral Agreement and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto, provided that the failure of the Lender to attach any such schedules or make any such endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Remainder of page intentionally left blank]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.04 OF THE CREDIT AGREEMENT.

WEIGHT WATCHERS INTERNATIONAL, INC.,

By:
Name:
Title:

[Signature Page to Initial Term Note]

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT E

[FORM OF]

Revolving Note

THIS REVOLVING NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

[             ], 20[    ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [                    ] or registered and permitted assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower (and then outstanding) under that certain Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Revolving Loan was denominated in immediately available funds to the Applicable Account of the Administrative Agent. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This revolving note (this “Revolving Note”) is entitled to the benefits of the Credit Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Guarantee and Collateral Agreement and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto, provided that the failure of the Lender to attach any such schedules or make any such endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

[Remainder of page intentionally left blank]

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS REVOLVING NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.04 OF THE CREDIT AGREEMENT.

WEIGHT WATCHERS INTERNATIONAL, INC.,

By:
Name:
Title:

[Signature Page to Revolving Note]

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT F

[FORM OF]

CLOSING CERTIFICATE

[NAME OF LOAN PARTY]

November 29, 2017

Reference is made to the Credit Agreement, dated as of November 29, 2017 (as the same may be amended, supplemented, amended and restated or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

1. The undersigned Responsible Officer of [name of Loan Party] (the “Certifying Loan Party”) hereby certifies as follows:

(a) I have reviewed the terms of the Credit Agreement, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein;

(b) Based upon my review and examination as described in clause (a) above, I certify, on behalf of the Certifying Loan Party, that:

(i)	No Default or Event of Default has occurred and is continuing as of the date hereof and immediately after giving effect to the effectiveness of the Credit Agreement and the Borrowings on the date hereof;

(ii)	The representations and warranties made by the Certifying Loan Party in each of the Loan Documents are true and correct in all material respects on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language are true and correct in all respects as of the date hereof or on such earlier date, as the case may be (after giving effect to such qualification);

(iii)	[ ] is the duly elected and qualified [ ] of the Certifying Loan Party and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature, and such officer is duly authorized to execute and deliver on behalf of the Certifying Loan Party each Loan Document to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to such Loan Documents.

2. The undersigned Responsible Officer of the Certifying Loan Party hereby certifies as follows:

(a) The Certifying Loan Party is a [corporation][limited liability company] duly organized, validly existing and in good standing under the laws of the State of [Virginia][New York][Delaware];

(b) Attached hereto as Exhibit A is a complete and correct copy of resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of the Certifying Loan Party on [         ], authorizing (a) the Transactions, (b) the execution, delivery and performance of the Loan Documents (and any agreements relating thereto) to which it is a party and (c) the extensions of credit contemplated by the Credit Agreement; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein;

(c) Attached hereto as Exhibit B is a true and complete copy of the [certificate of incorporation]1 of the Certifying Loan Party as in effect on the date hereof, together with all amendments thereto adopted through the date hereof, certified by the Secretary of State of [         ] as of a recent date; such [certificate of incorporation] has not been amended, modified, revoked or rescinded since the date of the aforementioned certification;

(d) Attached hereto as Exhibit C is a true and complete copy of the [by-laws]2 of the Certifying Loan Party as in effect on the date hereof;

(e) Attached hereto as Exhibit D is a true and complete copy of a certificate of good standing in respect of the Certifying Loan Party, dated as of a recent date, from the [         ]3; and

[1]	Insert appropriate organizational document.
[2]	Insert appropriate organizational document.
[3]	Insert applicable Governmental Authority.

(f) The following persons are now duly elected and qualified Responsible Officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and such officers hold such offices with the Certifying Loan Party on the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each Loan Document to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to such Loan Documents:

Name	Office	Signature

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have hereto set our names as of date first set forth above.

Name:	[ ]
Title:	[ ]

Name:	[ ]
Title:	[ ]

[Signature Page to Closing Certificate]

Exhibit A

Resolutions

[Attached]

Exhibit B

[Certificate of Incorporation]

[Attached]

Exhibit C

[By-Laws]

[Attached]

Exhibit D

Good Standing Certificate

[Attached]

EXHIBIT G

[FORM OF]

Solvency Certificate

November 29, 2017

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to 4.01(h) of the Credit Agreement, dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and an Issuing Bank. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Restricted Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Saleable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Restricted Subsidiaries taken as a whole are sold on a going-concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Restricted Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Restricted Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e) “Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

Borrower and its Restricted Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

Borrower and its Restricted Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient capital to ensure that it is a going concern.

3. For purposes of this certificate, I, or officers of Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 3.05 of the Credit Agreement.

(b)	I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)	As Chief Financial Officer of Borrower and having those duties typically performed by a chief financial officer, I am familiar with the financial condition of Borrower and its Restricted Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Saleable Value of the assets of Borrower and its Restricted Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Borrower and its Restricted Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Borrower and its Restricted Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

[signature page follows]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:

Name:	Nicholas P. Hotchkin
Title:	Chief Financial Officer

EXHIBIT H

[FORM OF]

Specified Discount Prepayment Notice

Date: ______, 20__

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(B) of that certain Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement, the Borrower hereby offers to make a Discounted Term Loan Prepayment to [each Term Lender] [    ,    ] [and] [each Additional Term Lender of the [•, 20•] Class of Term Loans]1 [and] [each Extending Term Lender of the [•, 20•] Class of Term Loans]2 on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only to [each Term Lender] [    ,    ] [and] [each Additional Term Lender of the [•, 20•] Class of Term Loans]3 [and] [each Extending Term Lender of the [•, 20•] Class of Term Loans]4.

2. The maximum aggregate outstanding principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed [$[•] of Term Loans] [and] [$[•] of the [•, 20•] Class of Term Loans]5 (the “Specified Discount Prepayment Amount”).6

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [[•]% in respect of the Term Loans] [and] [[•]% in respect of the [•, 20•] Class of Term Loans]7 (the “Specified Discount”).

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m., New York time, on the date that is three Business Days following the date of delivery of this notice pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement.

[1]	List multiple Classes if applicable.
[2]	List multiple Classes if applicable.
[3]	List multiple Classes if applicable.
[4]	List multiple Classes if applicable.
[5]	List multiple Classes with same or different Specified Discount Prepayment Amount, if applicable.
[6]	Minimum of $1.0 million and whole increments of $500,000 in excess thereof.
[7]	List multiple Classes with same or different Specified Discount, if applicable.

H-1

The Borrower hereby represents and warrants to the Auction Agent [    ,    ] [and] [the Term Lenders] [    ,    ] [and] [each Additional Term Lender of the [•, 20•] Class of Term Loans]8 [and] [each Extending Term Lender of the [•, 20•] Class[es] of Term Loans]9 as follows:

1. The Borrower will not make a Borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

2. [At least five Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]10

3. No Event of Default has occurred or is continuing.

4. The Term Loans purchased pursuant to this Discounted Term Loan Prepayment will be automatically cancelled.

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[8]	List multiple Classes if applicable.
[9]	List multiple Classes if applicable.
[10]	Insert applicable representation.

H-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.,

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

[Signature Page to Specified Discount Prepayment Notice]

EXHIBIT I

[FORM OF]

Specified Discount Prepayment Response

Date: ______, 20__

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and (b) that certain Specified Discount Prepayment Notice, dated         , 20    , from the Borrower (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned [Term Lender] [Additional Term Lender] [Extending Term Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement, that it is willing to accept a Discounted Term Loan Prepayment of the following [Classes of] Term Loans held by such [Term Lender][Additional Term Lender][Extending Term Lender] at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[•]]

[[•, 20•] Class of Term Loans - $[•]]1

The undersigned [Term Lender] [Additional Term Lender][Extending Term Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[•, 20•] Class of Term Loans]2 pursuant to Section 2.11(a)(ii)(B) of the Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]	List multiple Classes if applicable.
[2]	List multiple Classes if applicable.

I-1

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[ ],

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Specified Discount Prepayment Response]

EXHIBIT J

[FORM OF]

Discount Range Prepayment Notice

Date: ______, 20__

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(C) of that certain Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement, the Borrower hereby requests that [each Term Lender] [    ,    ] [and] [each Additional Term Lender of the [•, 20•] Class of Term Loans]1 [and] [each Extending Term Lender of the [•, 20•] Class of Term Loans]2 submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to [each Term Lender] [    ,    ] [and] [each Additional Term Lender of the [•, 20•] Class of Term Loans]3 [and] [each Extending Term Lender of the [•, 20•] Class of Term Loans]4.

2. The maximum aggregate outstanding principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[•] of Term Loans] [and] [$[•] of the [•, 20•] Class of Term Loans]5 (the “Discount Range Prepayment Amount”).6

3. The Borrower is willing to make Discount Term Loan Prepayments at a percentage of par [greater than or equal to [•]% but less than or equal to [•]% in respect of the Term Loans] [and] [greater than or equal to [•]% but less than or equal to [•]% in respect of the [•, 20•] Class of Term Loans]7 (the “Discount Range”).

[1]	List multiple Classes if applicable.
[2]	List multiple Classes if applicable.
[3]	List multiple Classes if applicable.
[4]	List multiple Classes if applicable.
[5]	List multiple Classes with same or different Discount Range Prepayment Amount if applicable.
[6]	Minimum of $1.0 million and whole increments of $500,000 in excess thereof.
[7]	List multiple Classes with same or different Discount Range, if applicable.

J-1

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 p.m., New York time, on the date that is three Business Days following the date of delivery of this notice pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent [,] [and] [the Term Lenders] [    ,    ] [and] [each Additional Term Lender of the [•, 20•] Class of Term Loans]8 [and] [each Extending Term Lender of the [•, 20•] Class of Term Loans]9 as follows:

1. The Borrower will not make a Borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

2. [At least five Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]10

3. No Event of Default has occurred or is continuing.

4. The Term Loans purchased pursuant to this Discounted Term Loan Prepayment will be automatically cancelled.

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[8]	List multiple Classes if applicable.
[9]	List multiple Classes if applicable.
[10]	Insert applicable representation.

J-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.,

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

[Signature Page to Specified Discount Range Prepayment Notice]

EXHIBIT K

[FORM OF]

Discount Range Prepayment Offer

Date: ______, 20__

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain that certain Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and (b) that certain Discount Range Prepayment Notice, dated         , 20    , from the Borrower (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned [Term Lender] [Additional Term Lender][Extending Term Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on the [Term Loans] [and] [the [•, 20•] Class of Term Loans]1 held by the undersigned.

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[•]]

[[•, 20•] Class of Term Loans - $[•]]2

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[•]% in respect of the Term Loans] [and] [[•]% in respect of the [•, 20•] Class of Term Loans]3 (the “Submitted Discount”).

[1]	List multiple Classes if applicable.
[2]	List multiple Classes with same or different Submitted Amounts, if applicable.
[3]	List multiple Classes with same or different Submitted Discounts, if applicable.

K-1

The undersigned [Term Lender] [Additional Term Lender][Extending Term Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[•, 20•] Class of Term Loans]4 indicated above pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[4]	List multiple Classes if applicable.

K-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[ ],

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Discount Range Prepayment Offer]

EXHIBIT L

[FORM OF]

Solicited Discounted Prepayment Notice

Date: ______, 20__

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(D) of that certain Credit Agreement dated as of November 29, 2017, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement, the Borrower hereby requests that [each Term Lender] [    ,    ] [and] [each Additional Term Lender of the [•, 20•] Class of Term Loans]1 [and] [each Extending Term Lender] of the [•, 20•] Class of Term Loans]2 submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to [each Term Lender] [    ,    ] [and] [each Additional Term Lender of the [•, 20•] Class of Term Loans]3 [and] [Extending Term Lender of the [•, 20•] Class of Term Loans]4.

2. The maximum aggregate outstanding principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans - $[•]]

[[•, 20•] Class[es] of Term Loans - $[•]]6

[1]	List multiple Classes if applicable.
[2]	List multiple Classes if applicable.
[3]	List multiple Classes if applicable.
[4]	List multiple Classes if applicable.
[5]	Minimum of $1.0 million and whole increments of $500,000 in excess thereof.
[6]	List multiple Classes with same or different Solicited Discount Prepayment Amount, if applicable.

L-1

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00 p.m. New York time on the date that is three (3) Business Days following delivery of this notice pursuant to Section 2.11(a)(ii)(D) of the Agreement.

The Borrower requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

L-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.,

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

[Signature Page to Solicited Discount Prepayment Notice]

EXHIBIT M

[FORM OF]

Solicited Discounted Prepayment Offer

Date: ______, 20__

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and (b) that certain Solicited Discounted Prepayment Notice, dated         , 20    , from the Borrower (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day following your receipt of this notice.

The undersigned [Term Lender] [Additional Term Lender][Extending Term Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans] [and] [the [•, 20•] Class of Term Loans]1 held by the undersigned.

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[•]]

[[•, 20•] Class of Term Loans - $[•]]2

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[•]% in respect of the Term Loans] [and] [[•]% in respect of the [•, 20•] Class of Term Loans]3 (the “Offered Discount”).

[1]	List multiple Classes if applicable.
[2]	List multiple Classes with same or different Offered Amounts, if applicable.
[3]	List multiple Classes with same or different Offered Discounts, if applicable.

M-1

The undersigned [Term Lender] [Additional Term Lender][Extending Term Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[•, 20•] Class of Term Loans]4 pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[4]	List multiple Classes if applicable.

M-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[ ],

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Solicited Discount Prepayment Offer]

EXHIBIT N

[FORM OF]

Acceptance and Prepayment Notice

Date: ______, 20__

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(D) of that certain Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement, the Borrower hereby notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[•]% in respect of the Term Loans] [and] [[•]% in respect of the [•, 20•] Class of Term Loans]1 (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower expressly agrees that this Acceptance and Prepayment Notice is subject to the provisions of Section 2.11(a)(ii)(D) of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent [    ,    ] [and] [the Term Lenders] [    ,    ] [and] [each Additional Term Lender of the [•, 20•] Class of Term Loans]2 [and] [each Extending Term Lender of the [•, 20•] Class of Term Loans]3 as follows:

1. The Borrower will not make a Borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

2. [At least five Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]4

[1]	List multiple Classes with same or different Acceptable Discounts, if applicable.
[2]	List multiple Classes if applicable.
[3]	List multiple Classes if applicable.
[4]	Insert applicable representation.

N-1

3. No Event of Default has occurred or is continuing.

4. The Term Loans purchased pursuant to this Discounted Term Loan Prepayment will be automatically cancelled.

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Solicited Discounted Prepayment Offer made in response to the Solicited Discounted Prepayment Notice and the acceptance of any prepayment made in connection with the Solicited Discounted Prepayment Notice.

The Borrower requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

N-2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.,

By:
Name:
Title:

[Signature Page to Acceptance and Prepayment Notice]

EXHIBIT O–1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE FOR NON-U.S. LENDERS THAT ARE NOT

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

O-1-1

[LENDER],

By:
Name:
Title:

[ADDRESS]

Dated: ______________________, 20[    ]

O-1-2

EXHIBIT O–2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE FOR NON-U.S. LENDERS

THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners or members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners or members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners or members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners or members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or its direct or indirect partners or members.

The undersigned has furnished the Borrower and the Administrative Agent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners or members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s or member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

O-2-1

[LENDER],

By:
Name:
Title:

[ADDRESS]

Dated: ______________________, 20[     ]

O-2-2

EXHIBIT O–3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE FOR NON-U.S. PARTICIPANTS THAT ARE

NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

O-3-1

[PARTICIPANT],

By:
Name:
Title:

[ADDRESS]

Dated: ______________________, 20[    ]

O-3-2

EXHIBIT O–4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE FOR NON-U.S. PARTICIPANTS THAT ARE

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners or members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners or members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners or members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners or members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or its direct or indirect partners or members.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners or members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s or member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

O-4-1

[PARTICIPANT],

By:
Name:
Title:

[ADDRESS]

Dated: ______________________, 20[    ]

O-4-2

EXHIBIT P

[FORM OF]

INTERCOMPANY SUBORDINATED NOTE

New York, New York

November 29, 2017

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as shall have been agreed to by such Payor and such Payee, in immediately available funds, at such location as the applicable Payee shall from time to time designate, the unpaid principal amount of all loans and advances (excluding trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall have the meanings given to them in that certain Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Weight Watchers International, Inc. (the “Company”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank.

This Note shall be pledged by each Payee that is a Loan Party to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Guarantee and Collateral Agreement as collateral security for the Loan Document Obligations. Each Payee hereby acknowledges and agrees that after the occurrence of and during the continuance of an Event of Default under and as defined in the Credit Agreement, the Administrative Agent may exercise all rights of the Payees with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Loan Document Obligations of such Payor until the date on which such Payor’s obligations under the Guarantee and Collateral Agreement are terminated in accordance with Section 7.12 thereof; provided that each Payor may make payments to the applicable Payee so long as no Event of Default under and as defined in the Credit Agreement shall have occurred and be continuing (such Loan Document Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor (except as expressly permitted by the Credit Agreement), whether or not involving insolvency or bankruptcy, then, if an Event of Default (under and as defined in the Credit Agreement) has occurred and is continuing (x) the holders of Senior Indebtedness shall be indefeasibly paid in full in cash in respect of all amounts constituting Senior Indebtedness (including all LC Disbursements, if any, but excluding contingent obligations) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are indefeasibly paid in full in cash in respect of all amounts constituting Senior Indebtedness (including all LC Disbursements, if any, but excluding contingent obligations), any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default (as under and defined in the Credit Agreement) occurs and is continuing, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note;

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been indefeasibly paid in full in cash (including all LC Disbursements, if any, but excluding contingent obligations), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered in accordance with the Guarantee and Collateral Agreement; and

(iv) each Payor agrees to file all claims against each relevant Payee in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Administrative Agent shall be entitled to all of such Payor’s rights thereunder. If for any reason a Payor fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Payor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and authorizes the Administrative Agent to act as attorney-in-fact in such Payor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payor hereby assigns to the Administrative Agent all of such Payor’s rights to any payments or distributions to which such Payor otherwise would be entitled. If the amount so paid is greater than such Payor’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto. In addition, each Payor hereby irrevocably appoints the Administrative Agent as its attorney in fact to exercise all of such Payor’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Payee.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent and the other Secured Parties. The Administrative Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall not evidence indebtedness in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payee to any other Subsidiary.

From time to time after the date hereof, additional Subsidiaries of the Company may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page by the Payees to the Administrative Agent, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

[ ][1]

By:
Name:
Title:

[1]	NTD: This intercompany subordinated note shall evidence all Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Loan Party (or person required to become a Loan Party) and shall be signed by the borrower, each such Restricted Subsidiary and each such other Loan Party.

[Signature Page to Intercompany Subordinated Note]

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                          all of its right, title and interest in and to the Intercompany Subordinated Note, dated                      (as amended, restated, supplemented or otherwise modified from time to time, the “Note”), made by the Payors party thereto and payable to the undersigned. This endorsement is intended to be attached to the Note following execution by the Payors party to the Note and completion with the name of the endorsee and, when so attached, shall constitute an endorsement thereof.

The endorsee’s name, address, and the amount of its right, title, and interest in the Note shall be transmitted timely to the Borrower for recordation in the Register at its address for receipt of notice under Section 9.01(b)(iv) of the Credit Agreement.

Dated: ________________

[SIGNATURE PAGES FOLLOW]

[ ][1]

by
Name:
Title:

[1]	NTD: Endorsement to be signed by same signors of the intercompany subordinated note.

[Signature Page to Endorsement to Intercompany Subordinated Note]

EXHIBIT Q-1

[FORM OF]

EQUAL PRIORITY INTERCREDITOR AGREEMENT

Among

WEIGHT WATCHERS INTERNATIONAL, INC.

as Borrower,

the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,

as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties,

JPMORGAN CHASE BANK, N.A.,

as Authorized Representative for the Credit Agreement Secured Parties,

[                     ]

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

dated as of [         ], 20[     ]

Q-1-1

EQUAL PRIORITY INTERCREDITOR AGREEMENT, dated as of [        ], 20[    ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent (as defined below) and acting as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), JPMORGAN CHASE BANK, N.A., as Authorized Representative (as defined below) for the Credit Agreement Secured Parties, [             ] as collateral agent for the Additional Senior Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Additional Senior Collateral Agent”), [             ] as Authorized Representative for the Initial Additional Senior Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional Senior Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Additional Senior Collateral Agent, the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Senior Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Senior Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Additional Senior Documents” means, with respect to the Initial Additional Senior Obligations or any other Additional Senior Obligations, the notes, indentures, security documents and other operative agreements evidencing or governing such Indebtedness and the Liens securing such Indebtedness, including the Initial Additional Senior Documents and the Additional Senior Security Documents and each other agreement entered into for the purpose of securing the Initial Additional Senior Obligations or any other Additional Senior Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional Senior Obligations) has been designated as Additional Senior Obligations pursuant to Section 5.13 hereof.

Q-1-2

“Additional Senior Obligations” means all amounts owing to any Additional Senior Secured Party (including the Initial Additional Senior Secured Parties) pursuant to the terms of any Additional Senior Document (including the Initial Additional Senior Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional Senior Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Additional Senior Secured Party” means the holders of any Additional Senior Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional Senior Secured Parties.

“Additional Senior Security Document” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Additional Senior Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement” and shall include any successor administrative agent (including as a result of any Refinancing or other modification of the Credit Agreement permitted by Section 2.08).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional Senior Obligations or the Initial Additional Senior Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional Senior Obligations or Additional Senior Secured Parties that become subject to this Agreement after the date hereof, the collateral agent named as authorized representative for such Series in the applicable Joinder Agreement.

Q-1-3

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any Senior Security Document to secure one or more Series of Senior Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional Senior Obligations, the Additional Senior Collateral Agent and (iii) in the case of any other Series of Additional Senior Obligations, the collateral agent named as Authorized Representative for such Series in the applicable Joinder Agreement.

“Collateral Agreement” means the Guarantee and Collateral Agreement dated as of November 29, 2017, among the Borrower, the Subsidiary Loan Parties (as defined in the Credit Agreement) and the Administrative Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Controlling Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional Senior Collateral Agent (acting on the instructions of the Applicable Authorized Representative).

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of Senior Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement dated as of November 29, 2017, among the Borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, and any Additional Senior Document entered into in connection with a Refinancing of the Credit Agreement Obligations with additional Senior Obligations which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional Senior Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

Q-1-4

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Collateral Agreement, the other Security Documents (as defined in the Credit Agreement, or similar term in any Refinancing thereof ) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all “Secured Obligations” as defined in the Credit Agreement, or similar term in any Refinancing thereof.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement, or similar term in any Refinancing thereof.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Senior Obligations, the date on which such Series of Senior Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional Senior Obligations secured by such Shared Collateral under an Additional Senior Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional Senior Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Grantors” means the Borrower and each of the Subsidiary Loan Parties which has granted a security interest pursuant to any Senior Security Document to secure any Series of Senior Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional Senior Agreement” means that certain [Indenture] [other agreement], dated as of [    ], among the Borrower, [the Guarantors identified therein,] and [                    ], as [trustee][other representative], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

Q-1-5

“Initial Additional Senior Documents” means the Initial Additional Senior Agreement, the loans or debt securities incurred or issued thereunder, the Initial Additional Senior Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Senior Obligations.

“Initial Additional Senior Obligations” means the [Obligations] as such term is defined in the Initial Additional Senior Security Agreement.

“Initial Additional Senior Secured Parties” means the Additional Senior Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional Senior Obligations issued pursuant to the Initial Additional Senior Agreement.

“Initial Additional Senior Security Agreement” means the security agreement dated as of the date hereof, among the Borrower, the Additional Senior Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto.

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other, including any judgment or similar Lien) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

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“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional Senior Obligations with an aggregate outstanding principal amount in excess of $[ ],000,000 that constitutes the largest outstanding principal amount of any then outstanding Series of Senior Obligations with respect to such Shared Collateral; provided, however, that if there are two outstanding Series of Additional Senior Obligations which have an equal outstanding principal amount, the Series of Additional Senior Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Senior Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Senior Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional Senior Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Senior Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Senior Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

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“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the Senior Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement or similar term in any Refinancing thereof), (ii) each Initial Additional Senior Document, and (iii) each Additional Senior Document for Additional Senior Obligations incurred after the date hereof.

“Senior Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional Senior Obligations.

“Senior Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional Senior Secured Parties with respect to each Series of Additional Senior Obligations.

“Senior Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional Senior Security Documents.

“Series” means (a) with respect to the Senior Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Senior Secured Parties (in their capacities as such), and (iii) the Additional Senior Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Senior Secured Parties) and (b) with respect to any Senior Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional Senior Obligations, and (iii) the Additional Senior Obligations incurred after the date hereof pursuant to any Additional Senior Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Senior Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Senior Obligations (or their respective Authorized Representatives or Collateral Agents) hold a valid and perfected security interest at such time. If more than two Series of Senior Obligations are outstanding at any time and the holders of less than all Series of Senior Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Senior Obligations that hold valid and perfected security interests in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

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SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03 Impairments. It is the intention of the Senior Secured Parties of each Series that the holders of Senior Obligations of such Series (and not the Senior Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Obligations), (y) any of the Senior Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Obligations) on a basis ranking prior to the security interest of such Series of Senior Obligations but junior to the security interest of any other Series of Senior Obligations or (ii) the existence of any Collateral for any other Series of Senior Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Real Property (as defined in the Credit Agreement) subject to a mortgage that applies to all Senior Obligations shall not be deemed to be an Impairment of any Series of Senior Obligations. In the event of any Impairment with respect to any Series of Senior Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Senior Obligations, and the rights of the holders of such Series of Senior Obligations (including, without limitation, the right to receive distributions in respect of such Series of Senior Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Senior Obligations subject to such Impairment. Additionally, in the event the Senior Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Senior Obligations or the Senior Security Documents governing such Senior Obligations shall refer to such obligations or such documents as so modified.

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ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any Senior Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Borrower or any other Grantor or any Senior Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by the Controlling Collateral Agent or any Senior Secured Party on account of such enforcement of rights or remedies or received by the Controlling Collateral Agent or any Senior Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the Senior Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the Senior Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Senior Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all Senior Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same (including under the terms of any intercreditor agreement to which one or more Senior Secured Parties may be party, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 2.01(a), any Senior Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Senior Obligations to which it is then entitled in accordance with this Section 2.01(a), such Senior Secured Party shall hold such payment or recovery in trust for the benefit of all Senior Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Senior Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Senior Obligations, after giving effect to any intercreditor agreement to which such third party and such Series of Senior Secured Parties may be a party, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Senior Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Senior Obligations with respect to which such Impairment exists.

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(b) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Senior Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Senior Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Senior Secured Party hereby agrees that the Liens securing each Series of Senior Obligations on any Shared Collateral shall be of equal priority.

(c) Notwithstanding anything in this Agreement or any other Senior Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Credit Agreement Collateral Agent pursuant to Section 2.05(j) or 2.22 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional Senior Secured Party shall or shall instruct any Collateral Agent to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional Senior Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) With respect to any Shared Collateral at any time when the Additional Senior Collateral Agent is the Controlling Collateral Agent, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Senior Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Senior Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any

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Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Senior Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Additional Senior Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c) Notwithstanding the equal priority of the Liens securing each Series of Senior Obligations, the Controlling Collateral Agent (in the case of the Additional Senior Collateral Agent, acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral (subject, however, to Section 2.01). No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Senior Secured Party, the Controlling Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the Senior Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Senior Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03 No Interference; Payment Over.

(a) Each Senior Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any Senior Obligations of any Series or any Senior Security Document or the validity, attachment, perfection or priority of any Lien under any Senior Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other Senior Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other Senior Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other Senior Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the

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Controlling Collateral Agent, any Applicable Authorized Representative or any other Senior Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other Senior Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other Senior Secured Party to enforce this Agreement.

(b) Each Senior Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Senior Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Senior Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Senior Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04 Automatic Release of Liens; Amendments to Senior Security Documents.

(a) If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of Senior Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall remain subject to such Liens and be applied pursuant to Section 2.01.

(b) Each Collateral Agent and Authorized Representative agrees to execute and deliver all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any of its Subsidiaries.

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(b) If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Senior Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Authorized Representative of any Controlling Secured Party shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Senior Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank equal in priority with the Liens on any such Shared Collateral granted to secure the Senior Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Senior Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Senior Secured Parties (other than any Liens of the Senior Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Senior Secured Parties of each Series are granted Liens on any additional collateral pledged to any Senior Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Senior Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Senior Obligations, such amount is applied pursuant to Section 2.01, and (D) if any Senior Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the Senior Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Senior Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Senior Secured Parties receiving adequate protection shall not object to any other Senior Secured Party receiving adequate protection comparable to any adequate protection granted to such Senior Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the Senior Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Senior Obligations shall again have been paid in full in cash.

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SECTION 2.07 Insurance. As between the Senior Secured Parties, the Controlling Collateral Agent (and in the case of the Additional Senior Collateral Agent, acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings, etc. The Senior Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced (in whole or in part) or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any Senior Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent; Gratuitous Bailee for Perfection.

(a) The Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Senior Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Senior Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Additional Senior Collateral Agent, promptly deliver all Possessory Collateral to the Additional Senior Collateral Agent together with any necessary endorsements (or otherwise allow the Additional Senior Collateral Agent to obtain control of such Possessory Collateral). The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.

(b) The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Senior Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Senior Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c) The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Senior Secured Party for purposes of perfecting the Lien held by such Senior Secured Parties thereon.

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SECTION 2.10 Amendments to Security Documents.

(a) Without the prior written consent of the Credit Agreement Collateral Agent, each Additional Senior Secured Party agrees that no Additional Senior Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional Senior Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) Without the prior written consent of the Additional Senior Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c) In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on a certificate of a Responsible Officer of the Borrower.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Obligations of any Series, or the Shared Collateral subject to any Lien securing the Senior Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Senior Secured Party or any other person as a result of such determination.

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ARTICLE IV

The Controlling Collateral Agent

ARTICLE 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the Senior Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Senior Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Senior Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other Senior Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Senior Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Senior Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or required to be taken by this Agreement, each of the Senior Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of Senior Obligations or any other Senior Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the Senior Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Obligations from any account debtor, guarantor or any other party) in accordance with the Senior Security Documents or any other agreement related thereto or to the collection of the Senior Obligations or the valuation, use, protection or release of any security for the Senior Obligations, (ii) any election by any Applicable Authorized Representative or any holders of Senior Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Senior Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Senior Obligations for whom such Collateral constitutes Shared Collateral.

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(c) Each Non-Controlling Authorized Representative and each Collateral Agent that is not the Controlling Collateral Agent, for itself and on behalf of the Senior Secured Parties represented by it, hereby irrevocably appoints the Controlling Collateral Agent and any officer or agent of the Controlling Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Authorized Representative, Collateral Agent or Senior Secured Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each Senior Security Document with respect to Shared Collateral and to evidence and confirm any release of Shared Collateral provided for in Section 2.04.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Credit Agreement Collateral Agent, to it at JPMorgan Chase Bank, N.A., as Administrative Agent, [         ], Attention: [         ], Fax No. [         ], with a copy to [         ];

(b) if to the Additional Senior Collateral Agent or the Initial Additional Authorized Representative, to it at [                    ], Attention of [         ] (Fax No. [         ]);

(c) if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or

Q-1-18

remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects the Borrower or any other Grantor, with the consent of the Borrower).

(c) Notwithstanding the foregoing, without the consent of any Senior Secured Party (and with respect to any termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects the Borrower or any other Grantor, with the consent of the Borrower), any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional Senior Secured Parties and Additional Senior Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Additional Senior Security Documents applicable thereto.

(d) Notwithstanding the foregoing, without the consent of any other Authorized Representative or Senior Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional Senior Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Senior Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

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SECTION 5.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the Senior Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Senior Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Senior Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Senior Secured Party) to bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment granted by the courts referred to in clause (a) of this Section; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

Q-1-20

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Senior Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional Senior Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Senior Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Additional Senior Debt. To the extent, but only to the extent, permitted by the provisions of the Credit Agreement and the Additional Senior Documents, the Borrower may incur additional indebtedness after the date hereof that is permitted by the Credit Agreement and the Additional Senior Documents to be incurred and secured on an equal and ratable basis by the Liens securing the Senior Obligations (such indebtedness being referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional Senior Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf and with the authorization (which may be contained in the applicable Additional Senior Documents) of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement as an Authorized Representative,

(i) such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered a Joinder Agreement (with such changes as may be reasonably approved by such Collateral Agent and Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative

Q-1-21

hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative constitutes Additional Senior Obligations and the related Additional Senior Class Debt Parties become subject hereto and bound hereby as Additional Senior Secured Parties;

(ii) the Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional Senior Documents relating to such Additional Senior Class Debt, certified as being true and correct by an authorized officer of the Borrower and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional Senior Obligations and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on an equal priority basis with the then extant Senior Obligations;

(iii) all filings, recordations and/or amendments or supplements to the Senior Security Documents necessary or desirable in the reasonable judgment of the Additional Senior Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Additional Senior Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional Senior Collateral Agent); and

(iv) the Additional Senior Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional Senior Collateral Agent will continue to act in its capacity as Additional Senior Collateral Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.

SECTION 5.14 Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, JPMorgan Chase Bank, N.A. is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional Senior Security Documents, [                     ] is acting in the capacity of Additional Senior Collateral Agent solely for the Additional Senior Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent or the Additional Senior Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

Q-1-22

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the Senior Security Documents represents the agreement of each of the Grantors and the Senior Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other Senior Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or Senior Security Documents.

SECTION 5.16 Additional Grantors.

The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Administrative Agent, the Initial Additional Authorized Representative and each additional Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.17 Administrative Agent and Representative.

It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [                    ] is entering into this Agreement in its capacity as [Trustee] under [indenture] and the provisions of Article [                    ] of such indenture applicable to the Trustee thereunder shall also apply to the Trustee hereunder.

Q-1-23

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Credit Agreement Collateral Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Authorized Representative for the Credit Agreement Secured Parties

By:
Name:
Title:

[ ], as Additional Senior Collateral Agent and as Initial Additional Authorized Representative

By:
Name:
Title:

Q-1-24

WEIGHT WATCHERS INTERNATIONAL, INC.,

By:
Name:
Title:

[GRANTORS],

By:
Name:
Title:

Q-1-25

ANNEX I

Grantors

Schedule 1

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [ ] dated as of [            ], 20[    ] to the EQUAL PRIORITY INTERCREDITOR AGREEMENT dated as of [        ], 20[    ] (the “Equal Priority Intercreditor Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), and certain subsidiaries and affiliates of the Borrower (each, a “Grantor”), JPMORGAN CHASE BANK, N.A., as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the Senior Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), JPMORGAN CHASE BANK, N.A., as Authorized Representative for the Credit Agreement Secured Parties, [                     ] as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Additional Senior Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional Senior Security Documents relating thereto, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Equal Priority Intercreditor Agreement. Section 5.13 of the Equal Priority Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Equal Priority Intercreditor Agreement as Additional Senior Obligations and Additional Senior Secured Parties, respectively, upon the execution and delivery by the Additional Senior Class Debt Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the Equal Priority Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Equal Priority Intercreditor Agreement and the Senior Security Documents.

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 5.13 of the Equal Priority Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Equal Priority Intercreditor Agreement as Additional Senior Obligations and Additional Senior Secured Parties, with the same force and effect as if the New Representative had originally been named therein as an Authorized

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

ANNEX II-1

Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Equal Priority Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional Senior Secured Parties. Each reference to an “Authorized Representative” in the Equal Priority Intercreditor Agreement shall be deemed to include the New Representative. The Equal Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other Senior Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [trustee/administrative agent and] collateral agent under [describe new debt document], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (iii) the Additional Senior Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Equal Priority Intercreditor Agreement as Additional Senior Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the Equal Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Equal Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

ANNEX II-2

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Equal Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.

ANNEX II-3

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the Equal Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

ANNEX II-4

Acknowledged by: JPMORGAN CHASE BANK, N.A., as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

[ ], as the Initial Additional Authorized Representative,

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES] WEIGHT WATCHERS INTERNATIONAL, INC., as Borrower

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

ANNEX II-5

Schedule I to the

Supplement to the

Equal Priority Intercreditor Agreement

Grantors

[        ]

Schedule I-1

ANNEX III

SUPPLEMENT NO. [    ] dated as of [     ], 20[    ], to the EQUAL PRIORITY INTERCREDITOR AGREEMENT dated as of [                ], 20[    ] (the “Equal Priority Intercreditor Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), JPMORGAN CHASE BANK, N.A., as Administrative Agent under the Credit Agreement, [                ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement.

B. The Grantors have entered into the Equal Priority Intercreditor Agreement. Pursuant to the Credit Agreement and certain Additional Senior Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Equal Priority Intercreditor Agreement. Section 5.16 of the Equal Priority Intercreditor Agreement provides that such Subsidiaries may become party to the Equal Priority Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Additional Senior Documents.

Accordingly, each Authorized Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.16 of the Equal Priority Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Equal Priority Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Equal Priority Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Equal Priority Intercreditor Agreement shall be deemed to include the New Grantor. The Equal Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. [Reserved].

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when each Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Equal Priority Intercreditor Agreement shall remain in full force and effect.

ANNEX III-1

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Equal Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Equal Priority Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Equal Priority Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for each Authorized Representative as required by the applicable Secured Credit Documents.

ANNEX III-2

IN WITNESS WHEREOF, the New Grantor, and each Authorized Representative have duly executed this Supplement to the Equal Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR],

By:
Name:
Title:

Acknowledged by:

JPMORGAN CHASE BANK, N.A., as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

[ ], as the Initial Additional Authorized Representative,

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

ANNEX III-3

EXHIBIT Q-2

[FORM OF]

JUNIOR PRIORITY INTERCREDITOR AGREEMENT

Among

WEIGHT WATCHERS INTERNATIONAL, INC.

as Borrower,

the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,

as Senior Representative for the Credit Agreement Secured Parties,

[        ]

as the Initial Additional Junior Priority Representative,

and

each additional Representative from time to time party hereto

dated as of [    ], 20[    ]

Q-2-1

JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [            ], 20[        ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the other Grantors (as defined below) party hereto, JPMORGAN CHASE BANK, N.A., as Representative (as defined below) for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Representative for the Initial Junior Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Junior Priority Representative”), [[                ], as Representative for the Additional Senior Debt Parties under the [describe applicable Additional Senior Debt Facility]]and each additional Junior Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Junior Priority Representative (for itself and on behalf of the Initial Junior Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Junior Priority Representative (for itself and on behalf of the Junior Priority Debt Parties under the applicable Junior Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any Subsidiary Loan Parties (other than Indebtedness constituting Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on an equal priority basis (but without regard to control of remedies) with the Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Junior Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the Equal Priority Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower, then the Borrower, the Subsidiary Loan Parties, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the Equal Priority Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Subsidiary Loan Parties issued in exchange therefor.

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“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the applicable Senior Collateral Documents.

“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Subsidiary Loan Party under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Article VIII of the Credit Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

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“Collateral” means the Senior Collateral and the Junior Priority Collateral.

“Collateral Agreement” means the “Guarantee and Collateral Agreement” as defined in the Credit Agreement.

“Collateral Documents” means the Senior Collateral Documents and the Junior Priority Collateral Documents.

“Credit Agreement” means that certain Credit Agreement dated as of November 29, 2017, among the Borrower, the lenders from time to time party thereto, the Administrative Agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, and any Senior Debt Document entered into in connection with a Refinancing of the Credit Agreement Obligations which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to each other Senior Representative and each Junior Priority Representative as the “Credit Agreement” for purposes of this Agreement.

“Credit Agreement Loan Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement, or similar term in any Refinancing thereof.

“Credit Agreement Obligations” means the “Secured Obligations” as defined in the Credit Agreement, or similar term in any Refinancing thereof.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement, or similar term in any Refinancing thereof.

“Debt Facility” means any Senior Facility and any Junior Priority Debt Facility.

“Designated Junior Priority Representative” means (i) the Initial Junior Priority Representative, until such time as the Junior Priority Debt Facility under the Initial Junior Priority Debt Documents ceases to be the only Junior Priority Debt Facility under this Agreement and (ii) thereafter, the Junior Priority Representative designated from time to time by the Junior Priority Instructing Group, in a notice to the Designated Senior Representative and the Borrower hereunder, as the “Designated Junior Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Controlling Collateral Agent (as defined in the Equal Priority Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Junior Priority Debt Obligations thereunder, as the case may be, are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

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“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Designated Senior Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“Equal Priority Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Grantors” means the Borrower and each of its Subsidiaries which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Initial Junior Priority Debt” means the Junior Priority Debt incurred pursuant to the Initial Junior Priority Debt Documents.

“Initial Junior Priority Debt Documents” means that certain [Indenture] [other agreement] dated as of [                ], 20[    ], among the Borrower, [the Guarantors identified therein,] [    ], as [trustee][other representative][, and [    ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Junior Priority Debt Obligations.

“Initial Junior Priority Debt Facility” means each indenture or other governing agreement with respect to the Initial Junior Priority Debt.

“Initial Junior Priority Debt Obligations” means the Junior Priority Debt Obligations arising pursuant to the Initial Junior Priority Debt Documents.

“Initial Junior Priority Debt Parties” means the holders of any Initial Junior Priority Debt Obligations and the Initial Junior Priority Representative.

“Initial Junior Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

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“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Junior Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Junior Priority Collateral” means any “Collateral” as defined in any Junior Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Priority Collateral Document as security for any Junior Priority Debt Obligation.

“Junior Priority Collateral Documents” means the Initial Junior Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Junior Priority Debt Obligation.

“Junior Priority Debt” means any Indebtedness of the Borrower or any other Grantor guaranteed by the Subsidiary Loan Parties, including the Initial Junior Priority Debt, which Indebtedness and guarantees are secured by the Junior Priority Collateral on an equal priority basis (but without regard to control of remedies, other than as provided by the terms of the applicable Junior Priority Debt Documents) with any other Junior Priority Debt Obligations and the applicable Junior Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Junior Priority Collateral on a subordinate basis to the Senior Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Junior Priority Debt

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Document and (ii) except in the case of the Initial Junior Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Junior Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Subsidiary Loan Parties issued in exchange therefor.

“Junior Priority Debt Documents” means the Initial Junior Priority Debt Documents and, with respect to any series, issue or class of Junior Priority Debt, the loan agreements, promissory notes, indentures, the Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Junior Priority Collateral Documents.

“Junior Priority Debt Facility” means each loan agreement, indenture or other governing agreement with respect to any Junior Priority Debt.

“Junior Priority Debt Obligations” means the Initial Junior Priority Debt Obligations and, with respect to any series, issue or class of Junior Priority Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Junior Priority Debt, (b) all other amounts payable to the related Junior Priority Debt Parties under the related Junior Priority Debt Documents and (c) any renewals or extensions of the foregoing.

“Junior Priority Debt Parties” means the Initial Junior Priority Debt Parties and, with respect to any series, issue or class of Junior Priority Debt incurred after the date hereof, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Junior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Junior Priority Debt Documents.

“Junior Priority Enforcement Date” means, with respect to any Junior Priority Representative, the date which is 180 days (through which 180 day period such Junior Priority Representative was the Major Junior Priority Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Junior Priority Debt Document for which such Junior Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Junior Priority Representative that (x) such Junior Priority Representative is the Major Junior Priority Representative and that an Event of Default (under and as defined in the Junior Priority Debt Document for which such Junior Priority Representative has been named as Representative) has occurred and is continuing and (y) the Junior Priority Debt Obligations of the series with respect to which such Junior Priority Representative is the Junior Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Junior Priority Debt Document; provided that the Junior Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to ) any Insolvency or Liquidation Proceeding.

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“Junior Priority Instructing Group” means Junior Priority Representatives with respect to Junior Priority Debt Facilities under which at least a majority of the then aggregate amount of Junior Priority Debt Obligations are outstanding that agree to vote together or direct or instruct the Designated Junior Priority Representative together.

“Junior Priority Lien” means the Liens on the Junior Priority Collateral in favor of Junior Priority Debt Parties under Junior Priority Collateral Documents.

“Junior Priority Representative” means (i) in the case of the Initial Junior Priority Debt Facility covered hereby, the Initial Junior Priority Representative and (ii) in the case of any Junior Priority Debt Facility and the Junior Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Junior Priority Debt Facility that is named as the Representative in respect of such Junior Priority Debt Facility in the applicable Joinder Agreement.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex III or Annex IV hereto.

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other, and including any judgment or similar Lien) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

“Major Junior Priority Representative” means, with respect to any Shared Collateral, the Junior Priority Representative of the series of Junior Priority Debt that constitutes the largest outstanding principal amount of any then outstanding series of Junior Priority Debt with respect to such Shared Collateral; provided, however, that if there are two outstanding series of Junior Priority Debt which have an equal outstanding principal amount, the series of Junior Priority Debt with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning provided to such term in Section 8.08.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

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“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Junior Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Junior Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Obligations” means the Senior Obligations and the Junior Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Junior Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

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“Senior Collateral Documents” means the Collateral Agreement and the other “Security Documents” as defined in the Credit Agreement, the Equal Priority Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Junior Priority Debt Obligations under at least one Junior Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Junior Priority Collateral under one or more Junior Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Junior Priority Debt Facilities for which it constitutes Junior Priority Collateral and shall not constitute Shared Collateral for any Junior Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

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“Subsidiary Loan Parties” has the meaning assigned to such term in the Credit Agreement.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Priority Representative or any Junior Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Junior Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law (including any judgment or similar Lien), subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Junior

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Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Junior Priority Debt Obligations now or hereafter held by or on behalf of any Junior Priority Representative, any Junior Priority Debt Parties or any Junior Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law (including any judgment or similar Lien), subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Junior Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Junior Priority Representatives or the Junior Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Junior Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Junior Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Junior Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens. Each of the Junior Priority Representatives, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Junior Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Junior Priority Representative or any of the Junior Priority Debt Parties in the Junior Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

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SECTION 2.04. No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Junior Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Junior Priority Representative or any Junior Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Junior Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Junior Priority Representative or Junior Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations.

SECTION 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Junior Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.05(j) or 2.22 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

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ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Junior Priority Representative nor any Junior Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Junior Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Junior Priority Representative or any Junior Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Junior Priority Representative may file a claim or statement of interest with respect to the Junior Priority Debt Obligations under its Junior Priority Debt Facility, (B) any Junior Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Junior Priority Representative and the Junior Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04, (D) any Junior Priority Representative may exercise the rights and remedies provided for in Section 6.03 and (E) from and after the Junior Priority Enforcement Date, the Major Junior Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Junior Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to such Shared Collateral and (2) the Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to ) any Insolvency or Liquidation Proceeding. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

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(b) So long as the Discharge of Senior Obligations has not occurred, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Junior Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Priority Debt Obligations pursuant to the Junior Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that neither such Junior Priority Representative nor any such Junior Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise and (ii) each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any and all rights it or any such Junior Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Priority Debt Parties.

(d) Each Junior Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Junior Priority Instructing Group and the Designated Junior Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Junior Priority Instructing Group and Designated Junior Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Priority Representatives, or for the taking of any other action authorized by the Junior Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Junior Priority Representative or

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other agent or trustee acting on behalf of the Junior Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Junior Priority Debt Parties or the Junior Priority Debt Obligations.

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Priority Debt Documents or otherwise in respect of the Junior Priority Debt Obligations.

SECTION 3.03. Actions Upon Breach. Should any Junior Priority Representative or any Junior Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Junior Priority Representative or such Junior Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Junior Priority Representatives or any Junior Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. So long as the Discharge of Senior Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has commenced, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the Equal Priority Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Junior Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Priority Representative to the Junior Priority Debt Obligations in such order as specified in the relevant Junior Priority Debt Documents.

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SECTION 4.02. Payments Over. So long as the Discharge of Senior Obligations has not occurred, any Shared Collateral or Proceeds thereof received by any Junior Priority Representative or any Junior Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Junior Priority Representatives or any such Junior Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases.

(a) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Borrower) (i) in connection with the exercise of remedies in respect of Collateral or (ii) if not in connection with the exercise of remedies in respect of the Collateral, so long as an Event of Default (as defined in and under any Junior Priority Debt Document) has not occurred and is continuing and such sale, transfer or other disposition is permitted by the terms of the Junior Priority Debt Documents, the Liens granted to the Junior Priority Representatives and the Junior Priority Debt Parties upon such Shared Collateral to secure Junior Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Junior Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Junior Priority Debt Parties and the Junior Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Junior Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Junior Priority Representative, for itself and on behalf of the Junior Priority Debt Parties under its Junior Priority Debt Facility, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Priority Debt Documents.

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(b) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Priority Representative or such Junior Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document, of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Priority Representatives or the Junior Priority Debt Parties to receive proceeds in connection with the Junior Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Junior Priority Representative or Junior Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has

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occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Junior Priority Representative for the benefit of the Junior Priority Debt Parties pursuant to the terms of the applicable Junior Priority Debt Documents and (iii) third, if no Junior Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Priority Representative or any Junior Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03. Amendments to Junior Priority Collateral Documents.

(a) No Junior Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Junior Priority Collateral Documents and (ii) any new Junior Priority Collateral Documents promptly after effectiveness thereof. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that each Junior Priority Collateral Document under its Junior Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Junior Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to JPMorgan Chase Bank, N.A., as administrative agent, pursuant to or in connection with the Credit Agreement, dated as of November 29, 2017, among the Borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the [Junior Priority Representative] hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of [ ], 20[ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as Administrative Agent, [                     ] and the Borrower and its subsidiaries party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

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(b) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of any Junior Priority Representative or any Junior Priority Debt Party and without any action by any Junior Priority Representative, the Borrower or any other Grantor; provided, however, that (x) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Junior Priority Collateral Document, except to the extent that a release of such Lien is provided for in Section 5.01(a) and (y) written notice of such amendment, waiver or consent shall have been given to each Junior Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

(c) The Senior Priority Debt Documents may be amended, restated, amended and restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under the Senior Priority Debt Documents may be Refinanced, in each case, without the consent of any Junior Priority Representative or Junior Priority Debt Party; provided that, without the consent of the [Junior Priority Administrative Agent/Trustee], acting with the consent of the Required [Lenders/Holders (as such term is defined in the applicable Junior Priority Debt Document) and each other Junior Priority Representative (acting with the consent of the requisite holders of each series of [Junior Priority Debt]), no such amendment, restatement, amendment and restatement, waiver supplement or modification (including self-effecting or other modifications pursuant to Section [ ] of the Credit Agreement) shall contravene any provision of this Agreement. In addition, with respect to any such Refinancing, the Grantors and the applicable Junior Priority Representative for such Refinancing Junior Priority Debt shall comply with Section 8.09.

(d) The Junior Priority Debt Documents may be amended, restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under the Junior Priority Debt Documents may be refinanced, renewed, extended or replaced, in each case, without the consent of any Senior Representative or Senior Secured Party; provided that, without the consent of the Administrative Agent, acting with the consent of the Required Lenders (as such term is defined in the Credit Agreement) and each other Senior Priority Representative (acting with the consent of the requisite holders of each series of Additional Senior Debt), no such amendment, restatement, supplement or modification (including self-effecting or other modifications pursuant to Section [ ] of the applicable Junior Priority Debt Document) shall (1) contravene any provision of this Agreement or (2) change to earlier dates any scheduled dates for payment of principal of or interest on indebtedness under the Junior Priority Debt Documents. In addition, with respect to any such Refinancing, the Grantors and the applicable Junior Priority Representative for such Refinancing Junior Priority Debt shall comply with Section 8.09.

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SECTION 5.04. Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Junior Priority Representatives and the Junior Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Junior Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior Priority Representative or any Junior Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Priority Representative or any Junior Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Junior Priority Representative or any Junior Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05. Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Junior Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Junior Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Junior Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Junior Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist. The rights of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

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(d) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Junior Priority Representatives or any Junior Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Junior Priority Representative for purposes of perfecting the Lien held by such Junior Priority Representative.

(e) The Senior Representatives shall not have by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Priority Representative or any Junior Priority Debt Party, and each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of the Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Junior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Priority Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby. The Senior Representatives have no obligations to follow instructions from any Junior Priority Representative or any other Junior Priority Debt Party in contravention of this Agreement.

(g) None of the Senior Representatives or any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

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SECTION 5.06. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time concurrently with or after the occurrence of the Discharge of Senior Obligations, the Borrower or any Subsidiary enters into any Refinancing of any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Junior Priority Representative (including the Designated Junior Priority Representative) shall promptly (a) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Junior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or equal in priority with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens

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in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Priority Collateral, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (e) objection to (and will not otherwise contest or oppose and will be deemed to have consented to) any order relating to a sale or other disposition of assets of any Grantor to which any Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Junior Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Junior Priority Debt Obligations pursuant to this Agreement. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that notice received three Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03. Adequate Protection. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien or superpriority claim on such additional collateral, which (A) Lien is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Junior Priority

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Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) superpriority claim is subordinated to all superpriority claims of the Senior Secured Parties, (ii) in the event any Junior Priority Representatives, for themselves and on behalf of the Junior Priority Debt Parties under their Junior Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional or replacement collateral, then such Junior Priority Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Junior Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement and (iii) in the event any Junior Priority Representatives, for themselves and on behalf of the Junior Priority Debt Parties under their Junior Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Junior Priority Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Junior Priority Debt Parties.

SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

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SECTION 6.05. Separate Grants of Security and Separate Classifications. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Junior Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs or charges provided for under the Credit Agreement (whether or not allowed or allowable) before any distribution is made in respect of the Junior Priority Debt Obligations, with each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Debt Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Priority Debt Party, including the seeking by any Junior Priority Debt Party of adequate protection or the assertion by any Junior Priority Debt Party of any of its rights and remedies under the Junior Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Junior Priority Representative or any Junior Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees not to assert

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any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Junior Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Junior Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE VII

Reliance; Etc.

SECTION 7.01. Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Junior Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that it and such Junior Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Junior Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their

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respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Priority Representatives and the Junior Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Junior Priority Representative or Junior Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Junior Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Junior Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Junior Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Junior Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) the Borrower or any other Grantor in respect of the Senior Obligations or (ii) any Junior Priority Representative or Junior Priority Debt Party in respect of this Agreement.

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ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts. Subject to Section 8.21, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the Equal Priority Intercreditor Agreement and in the event of any conflict between the Equal Priority Intercreditor Agreement and this Agreement, the provisions of the Equal Priority Intercreditor Agreement shall control.

SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Priority Representatives or any Junior Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of, or otherwise materially adversely affects, the Borrower or any Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Junior Priority Debt Parties and their respective successors and assigns.

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(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Junior Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning Financial Condition of the Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Junior Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Junior Priority Representative or any Junior Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

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SECTION 8.07. Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Junior Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an Responsible Officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09. Additional Debt Facilities. (a) To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and Junior Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Junior Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Junior Priority Debt (the “Junior Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Junior Priority Collateral Documents for such Junior Priority Class Debt, if and subject to the condition that the Representative of any such Junior Priority Class Debt (each, a “Junior Priority Class Debt Representative”), acting on behalf of the holders of such Junior Priority Class Debt (such Representative and holders in respect of any Junior Priority Class Debt being referred to as the “Junior Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Junior Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Junior Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Junior Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

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(i) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Junior Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (in each case, with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Junior Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Junior Priority Debt Parties, as applicable;

(ii) the Borrower (a) shall have delivered to the Designated Senior Representative an Officer’s Certificate identifying the obligations to be designated as Additional Senior Debt Obligations or Junior Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured under each of the Senior Debt Documents and Junior Priority Debt Documents and (b) if requested, shall have delivered true and complete copies of each of the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Borrower; and

(iii) the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

(b) With respect to any Class Debt that is issued or incurred after the Closing Date, the Borrower and each of the other Grantors agrees to take such actions (if any) as may from time to time reasonably be requested by any Senior Representative, any Junior Priority Representative or any Major Junior Priority Representative, and enter into such technical amendments, modifications and/or supplements to the then existing Collateral Documents (or execute and deliver such additional Collateral Documents) as may from time to time be reasonably requested by such Persons, to ensure that the Class Debt is secured by, and entitled to the benefits of, the relevant Collateral Documents relating to such Class Debt, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Designated Senior Representative and the Designated Junior Priority Representative, as the case may be, to enter into, any such technical amendments, modifications and/or supplements (and additional Collateral Documents).

SECTION 8.10. Reserved.

SECTION 8.11. Submission to Jurisdiction; Waivers; Consent to Service of Process. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

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(b) consents and agrees that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address set forth in Section 8.12;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Senior Secured Party) to bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment granted by the courts referred to in clause (a) of this Section; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.12. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Borrower or any Grantor, to the Borrower, at its address at: [    ], Attention of [    ], telecopy [    ];

(ii) if to the Initial Junior Priority Representative to it at: [    ], Attention of [    ], telecopy [    ];

(iii) if to the Administrative Agent, to it at: JPMorgan Chase Bank, N.A., as Administrative Agent, [                 ], Attention: [                     ], (Fax No.: [                     ]), with a copy to [                     ];

(iv) if to any other Senior Representative a party hereto on the date hereof, to it at: : [    ], Attention of [    ], telecopy [    ];

(v) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly

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addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.13. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, and each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will take such further action and execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.14. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.15. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.16. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.17. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.18. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Initial Junior Priority Representative represents and warrants that this Agreement is binding upon the Initial Junior Priority Debt Parties.

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SECTION 8.19. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.20. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.21. Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to the Administrative Agent thereunder shall also apply to the Administrative Agent hereunder and (b) [    ] is entering into this Agreement in its capacity as [Trustee][other representative] under [indenture][other agreement] and the provisions of Article [    ] of such [indenture][agreement] applicable to the [Trustee][other representative] thereunder shall also apply to the [Trustee][other representative] hereunder.

SECTION 8.22. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Junior Priority Debt Documents, or permit the Borrowers or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Junior Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Junior Priority Debt Document.

SECTION 8.23. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Q-2-35

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[ ], as [ ] for the holders of [applicable Additional Senior Debt Facility]

By:
Name:
Title:

[ ], as Initial Additional Authorized Representative

By:
Name:
Title:

Q-2-36

WEIGHT WATCHERS INTERNATIONAL, INC.,

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO,

By:
Name:
Title:

Q-2-37

ANNEX I

Grantors

[            ]

ANNEX-I-1

ANNEX II

SUPPLEMENT NO. dated as of , to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [ ], 20[    ] (the “Junior Priority Intercreditor Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, [    ], as Initial Junior Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B. The Grantors have entered into the Junior Priority Intercreditor Agreement. Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Junior Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Junior Priority Intercreditor Agreement. Section 8.07 of the Junior Priority Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Priority Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Junior Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Junior Priority Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Priority Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Priority Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

ANNEX-II-1

SECTION 4. Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Junior Priority Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

ANNEX-II-2

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR],

By:
Name:
Title:

Acknowledged by:

[ ], as Designated Senior Representative,

By:
Name:
Title:

[ ], as Designated Junior Priority Representative,

By:
Name:
Title:

ANNEX-II-3

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [     ], 20[    ] to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [    ], 20[ ] (the “Junior Priority Intercreditor Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, [    ], as Initial Junior Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Junior Priority Debt and to secure such Junior Priority Class Debt with Junior Priority Liens and to have such Junior Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Junior Priority Collateral Documents relating thereto, the Junior Priority Class Debt Representative in respect of such Junior Priority Class Debt is required to become a Representative under, and such Junior Priority Class Debt and the Junior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Intercreditor Agreement. Section 8.09 of the Junior Priority Intercreditor Agreement provides that such Junior Priority Class Debt Representative may become a Representative under, and such Junior Priority Class Debt and such Junior Priority Class Debt Parties may become subject to and bound by, the Junior Priority Intercreditor Agreement as Junior Priority Debt Obligations and Junior Priority Debt Parties, respectively, pursuant to the execution and delivery by the Junior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Intercreditor Agreement. The undersigned Junior Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Priority Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Junior Priority Class Debt and Junior Priority Class Debt Parties become subject to and bound by, the Junior Priority Intercreditor Agreement as Junior Priority Debt Obligations and Junior Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Junior Priority Representative and to the Junior Priority Class Debt Parties that it represents as Junior Priority Debt Parties. Each reference to a “Representative” or “Junior Priority Representative” in the Junior Priority Intercreditor Agreement shall be deemed to include the New Representative. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

ANNEX III-1

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new debt document], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Junior Priority Debt Documents relating to such Junior Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Junior Priority Class Debt Parties in respect of such Junior Priority Class Debt will be subject to and bound by the provisions of the Junior Priority Intercreditor Agreement as Junior Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

ANNEX III-2

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

ANNEX III-3

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[ ], as Designated Senior Representative,

By:
Name:
Title:

ANNEX III-4

Acknowledged by:

WEIGHT WATCHERS INTERNATIONAL, INC.,

By:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

ANNEX III-5

Schedule I to the

Representative Supplement to the

Junior Priority Intercreditor Agreement

Grantors

[            ]

ANNEX III-6

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [    ], 20[    ] to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [ ], 20[ ] (the “Junior Priority Intercreditor Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, [    ], as Initial Junior Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Junior Priority Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Intercreditor Agreement. Section 8.09 of the Junior Priority Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Priority Intercreditor Agreement as Junior Priority Debt Obligations and Additional Senior Debt Parties, respectively, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Priority Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Priority Intercreditor Agreement as Junior Priority Debt Obligations and Additional Senior Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Priority Intercreditor Agreement shall be deemed to include the New Representative. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

ANNEX IV-1-1

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new debt document], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Priority Intercreditor Agreement as Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

ANNEX IV-1-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[ ], as Designated Senior Representative,

By:
Name:
Title:

ANNEX IV-1-3

Acknowledged by:

WEIGHT WATCHERS INTERNATIONAL, INC.,

By:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

ANNEX IV-1-4

Schedule I to the

Representative Supplement to the

Junior Priority Intercreditor Agreement

Grantors

[                ]

[                ]

ANNEX IV-1-5

EXHIBIT R

[FORM OF]

NOTICE OF BORROWING

[LETTERHEAD OF WEIGHT WATCHERS INTERNATIONAL, INC.]

                                                                                                  _______ __, 20__

JPMorgan Chase Bank, N.A.

Client Services Specialist

10 S Dearborn Chicago

Chicago, IL 60603

Attention: April Yebd

Email: jpm.agency.cri@jpmorgan.com

Ladies and Gentlemen:

The undersigned, Weight Watchers International, Inc., a Virginia corporation (the “Borrower”) (a) refers to the Credit Agreement dated as of November 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and (b) hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Loan under the Credit Agreement, and in that connection sets forth below the information relating to such loan (the “Proposed Loan”) as required by Section 2.03 of the Credit Agreement. All capitalized terms used but not defined herein have the same meanings herein as set forth in the Credit Agreement.

(a) The Proposed Loan is [a Revolving Loan] [a Term Loan]1.

(b) The aggregate principal amount of the Proposed Loan is $[            ].

(c) The borrowing date of the Proposed Loan is                     , 20    .2

(c) The Proposed Loan is [an ABR Borrowing] [a Eurocurrency Borrowing, with an initial Interest Period of [1][2][3][6] month[s]3].

(e) The proceeds of the Proposed Loan should be made available to the Borrower in accordance with the wire instructions set forth on Annex I attached hereto.4

[1]	Specify other Class of Proposed Loan, as applicable.
[2]	The borrowing date shall be a Business Day.
[3]	Or, if agreed to by each Lender participating in such Borrowing, 12 month or such other period as agreed.
[4]	In the event that an ABR Revolving Loan Borrowing is requested to finance the reimbursement of an LC Disbursement, Annex I attached hereto shall contain the identity of the Issuing Bank that made such LC Disbursement.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

WEIGHT WATCHERS INTERNATIONAL, INC.,

By:
Name:
Title:

[Signature Page to Notice of Borrowing]

ANNEX I

Wire Instructions

ANNEX I-1-1